   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1997

                                                       REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                     AIR & WATER TECHNOLOGIES CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


       DELAWARE                      7311                      13-3418759
    STATE OR OTHER         (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
   JURISDICTION OF         CLASSIFICATION CODE NUMBER)       IDENTIFICATION
   INCORPORATION OR                                             NUMBER)
    ORGANIZATION)
                     U.S. HIGHWAY 22 WEST AND STATION ROAD
                         BRANCHBURG, NEW JERSEY 08876
                                (908) 685-4600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                           DOUGLAS A. SATZGER, ESQ.
                        SENIOR VICE PRESIDENT, GENERAL
                             COUNSEL AND SECRETARY
                     U.S. HIGHWAY 22 WEST AND STATION ROAD
                         BRANCHBURG, NEW JERSEY 08876
                                (908) 685-4600
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------

                                    COPIES TO:
RICHARD A. STEINWURTZEL, ESQ.    JOHN A. BICK, ESQ.    MARTHA E. MCGARRY, ESQ.
FRIED, FRANK, HARRIS, SHRIVER  DAVIS POLK & WARDWELL    SKADDEN, ARPS, SLATE,
          & JACOBSON            450 LEXINGTON AVENUE           MEAGHER
          SUITE 800           NEW YORK, NEW YORK 10017       & FLOM LLP
 1001 PENNSYLVANIA AVENUE,         (212) 450-4000        919 THIRD AVENUE
             N.W.                                      NEW YORK, NEW YORK 10022
    WASHINGTON, D.C. 20004                                  (212) 735-3000
       (202) 639-7000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF
    SECURITIES TO BE       AMOUNT TO       PROPOSED MAXIMUM        AMOUNT OF
       REGISTERED        BE REGISTERED AGGREGATE OFFERING PRICE REGISTRATION FEE
--------------------------------------------------------------------------------
Rights..................      (1)                N/A                  None(2)
--------------------------------------------------------------------------------
Common Stock, par value
 $.001 per share........      (3)            $210,000,000           $63,637
--------------------------------------------------------------------------------
Warrants................      (3)                N/A                  None
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Such indeterminable number of Rights as may be issued to existing stockholders.
(2) Pursuant to Rule 457(g), no registration fee is payable with respect to the Rights since the Rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(3) Such indeterminable number of shares of Class A Common Stock, Class B Common Stock and Warrants as may be issued at the actual offering price per share such that the maximum aggregate offering price equals
    $210,000,000.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED OCTOBER 30, 1997.

[LOGO OF AIR & WATER]

                                       SHARES

                     AIR & WATER TECHNOLOGIES CORPORATION

                                 COMMON STOCK

              WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

                               ----------------

  Air & Water Technologies Corporation, a Delaware corporation (the "Company") is distributing to holders of record ("Recordholders") of shares of its Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), at the
close of business on      , 1997 (the "Record Date"), transferable
subscription rights (the "Rights") to subscribe for and purchase additional shares of the Class A Common Stock (the "Underlying Shares") (subject to the Company's obligation to issue shares of Class B Common Stock (as defined hereinafter) in certain circumstances) at the Subscription Price (as defined hereinafter). The Rights are being issued in connection with a recapitalization of the Company (the "Recapitalization") consisting of (i) the Exchange (as defined hereinafter) and (ii) the Rights Offering (as defined hereinafter). See "The Recapitalization."

  Each Recordholder will receive    Rights for each share of Class A Common
Stock owned of record as of the close of business on the Record Date. Each Right allows the holder to acquire, at the Subscription Price,
                                                       (continued on next page)

  BEFORE MAKING AN INVESTMENT DECISION, POTENTIAL INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 19.

 STOCKHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS IN FULL WILL EXPERIENCE DILUTION IN THEIR RELATIVE PERCENTAGE OWNERSHIP IN THE COMPANY UPON ISSUANCE OF THE COMMON STOCK TO STOCKHOLDERS EXERCISING THEIR RIGHTS.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     SUBSCRIPTION DISCOUNTS AND PROCEEDS TO THE
                                        PRICE      COMMISSIONS    COMPANY(1)
-------------------------------------------------------------------------------
Per Share...........................    $  (2)        None           $
-------------------------------------------------------------------------------
Total Maximum Subscription(3)....... $210,000,000     None       $210,000,000
-------------------------------------------------------------------------------
Total Minimum Subscription(4)....... $185,000,000     None       $185,000,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated expenses of $    payable by the Company, including registration
    fees, legal and accounting fees, subscription agent fees, information agent fees, printing expenses and other miscellaneous fees and expenses will be paid out of existing cash of the Company.
(2) The Subscription Price means the price per share of Class A Common Stock equal to 82% of the average daily Closing Price (as defined hereinafter) of the Class A Common Stock for the ten consecutive Trading Days (as defined hereinafter) ending five days prior to the Record Date; provided, however, that in no event shall the Subscription Price be less than $1.75 per share of Class A Common Stock or exceed $2.50 per share of Class A Common Stock. See "The Rights Offering--Subscription Price."
(3) Assumes that Public subscribers in the Rights Offering exercise Rights providing at least $25 million of gross proceeds in the Rights Offering.
(4) Assumes that CGE exercises its Basic Subscription Privilege and the Conditional CGE Subscription and no holder of Rights other than CGE or Anjou purchases Class A Common Stock.

                               ----------------

                  THE DATE OF THIS PROSPECTUS IS      , 1997.

(Continued from previous page)

one share of Class A Common Stock (the "Basic Subscription Privilege") (subject to the Company's obligation to issue Class B Common Stock in certain circumstances). See "The Rights Offering--Subscription Privileges--Basic Subscription Privilege."

  Rights holders other than Compagnie Generale des Eaux ("CGE"), the beneficial owner of % of the outstanding Class A Common Stock, and Anjou International Company, a wholly owned subsidiary of CGE ("Anjou"), which exercise their Basic Subscription Privilege will also be eligible to subscribe (the "Oversubscription Privilege") at the Subscription Price for shares of Class A Common Stock that are not otherwise purchased pursuant to the exercise of Rights (the "Excess Shares"), subject to availability and proration and the Company's obligation to issue Class B Common Stock (in certain circumstances). See "The Rights Offering--Subscription Privileges--Oversubscription Privilege." Once a Rights holder has exercised any Rights, such exercise may not be revoked. See "The Rights Offering--No Revocation." The Rights will be evidenced by transferable Rights certificates ("Rights Certificates"). As used herein, the term "Rights Offering" means the offering of securities pursuant to (i) the Basic Subscription Privilege, (ii) the Oversubscription Privilege and (iii) the Conditional CGE Subscription (as defined hereinafter).

  The Rights will expire at 5:00 p.m., New York City time, on     , 1998
unless such time is extended by the Company as described herein (as it may be extended, the "Expiration Date"). See "The Rights Offering--Expiration Date." Rights holders who do not exercise or sell their Rights will relinquish the value inherent in the Rights. See "Risk Factors--Dilution." Rights holders are encouraged to consider carefully the exercise or sale of the Rights by the Expiration Date.

  Public Rights holders (the "Public") (other than CGE and Anjou) who exercise Rights in the Rights Offering also will receive a certain number of transferable warrants (the "Warrants") to acquire shares of Class A Common Stock. Each Warrant will entitle the holder to acquire one share of Class A Common Stock at an exercise price of $2.50 per share, subject to adjustment under certain circumstances. The Company has available for issuance up to 10,000,000 Warrants, which when exercised, would entitle the holders thereof to purchase, in the aggregate, up to 10,000,000 shares of Class A Common Stock. The Company will issue that percentage of such 10,000,000 Warrants equivalent to the percentage of the total number of Underlying Shares purchased by the Public in the Rights Offering relative to the total number of Underlying Shares issuable upon full exercise of Rights by the Public in the Rights Offering (the "Warrant Pool"). The Company will issue to each Public subscriber in the Rights Offering such number of Warrants to purchase shares of Class A Common Stock equal to the product of the Warrant Pool multiplied by a fraction the numerator of which is the total number of Underlying Shares purchased by such holder in the Rights Offering and the denominator of which is the total number of Underlying Shares purchased by all Public subscribers in the Rights Offering. See "Prospectus Summary--The Warrants," "Rights Offering--The Rights" and "Description of Warrants--General."

  In the Rights Offering, CGE has agreed to exercise its Basic Subscription Privilege in full. In addition, in the event that all Underlying Shares are not purchased pursuant to the Rights Offering (including pursuant to the Oversubscription Privilege), CGE will subscribe for and purchase, at the Subscription Price, such number of shares of Class A Common Stock (subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances) (the "Conditional CGE Subscription"), such that (i) the total number of shares of Class A Common Stock subscribed for by CGE in the Conditional CGE Subscription shall be no greater than (A) the total number of shares of Class A Common Stock available to be purchased by the Public, minus
(B) the total number of shares of Class A Common Stock actually purchased by the Public, and (ii) in no event shall the gross proceeds resulting from CGE's Basic Subscription Privilege and the Conditional CGE Subscription exceed $185 million. See "The Rights Offering--Subscription Privileges--Conditional CGE Subscription." As of the date hereof, CGE beneficially owns an aggregate of shares of Class A Common Stock, representing approximately % of the outstanding Class A Common Stock. If no Rights holder other than CGE and Anjou exercises Rights in the Rights Offering and the Requisite Consents (as defined
hereinafter) are obtained, CGE will beneficially own     shares of Class A
Common Stock, representing approximately  % of the
outstanding shares of Class A Common Stock. If the Public fully exercises its Basic Subscription Privilege and its Oversubscription Privilege in full, then
CGE will beneficially own      shares of Class A Common Stock, representing
approximately % of the outstanding shares of Class A Common Stock of the Company.

  Concurrently with the Rights Offering, the Company is soliciting the consent (the "Consent Solicitation") of the holders of at least a majority in principal amount (the "Requisite Consents") of the Company's outstanding 8% Convertible Subordinated Debentures due 2015 (the "Convertible Debentures") to amend certain provisions of the indenture governing the Convertible Debentures (the "Indenture") permitting the holders thereof to require the Company to repurchase the Convertible Debentures if any person acquires beneficial ownership of 75% or more of the voting power of the Company (the "Change of Control Provision"). In the event the Requisite Consents are not obtained prior to the Expiration Date and the exercise of the Basic Subscription Privilege or Oversubscription Privilege or the Conditional CGE Subscription would cause a Rights holder's beneficial ownership of Class A Common Stock to exceed 74%, the Company shall be obligated to issue to such holder only such number of shares of Class A Common Stock as would cause such holder's beneficial ownership of the Company's voting power to be no greater than 74% of the outstanding voting power and any additional shares to be issued thereunder shall be shares of Class B Common Stock, par value $.001 per share, of the Company (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock").

  Prior to the Expiration Date, the Company intends to effect the Charter Amendment (as hereinafter defined) to increase the number of authorized shares of capital stock and amend the terms of the Class B Common Stock such that the Class A Common Stock and the Class B Common Stock will be identical in all respects except that (i) the Class B Common Stock will not be entitled to vote and (ii) the Class B Common Stock will convert automatically into Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the termination of the Change of Control Provision. Based on the current ownership of the Company's Class A Common Stock, the Company does not believe that any stockholder other than CGE would be issued Class B Common Stock in the event the Company fails to obtain the Requisite Consents.

  The Class A Common Stock is traded on the American Stock Exchange, Inc. (the "AMEX") under the symbol "AWT." On September 23, 1997, the last full trading day prior to the public announcement of the Recapitalization, the closing sale
price of the Class A Common Stock on the AMEX was $1.50 per share. On      ,
1997, the last full day of trading prior to the effective date of the registration statement of which this prospectus forms a part, the closing sale
price of the Class A Common Stock on the AMEX was $   per share.

  The Company intends to apply for the Warrants to be listed and the Rights to be admitted to dealings on the AMEX. If the Rights are admitted to dealings on the AMEX, it is expected that the Rights will trade on the AMEX until the close of business on the last trading day prior to the Expiration Date, at which time they will cease to have value. The Company does not intend to apply for listing of the Class B Common Stock.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained upon written request addressed to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically. The address of that Web site is http://www.sec.gov. The Company's Class A Common Stock is listed on the American Stock Exchange, Inc. and such reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

  The Company has filed with the Commission a Registration Statement on Form S-1 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Rights, the Warrants and the shares of Common Stock issuable upon exercise of the Rights. This Prospectus (this "Prospectus") does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein summarize all material elements of the relevant document but are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                               PROSPECTUS SUMMARY

  The following material is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

GENERAL

  Air & Water Technologies Corporation, through its subsidiaries, provides a comprehensive range of services and technologies directed principally at providing complete services for the operation, maintenance and management of water and wastewater treatment systems; engineering, design and construction of water and wastewater treatment facilities; the remediation of hazardous waste; and services and technologies for controlling air pollution. The Company believes it provides a complement of products and services that satisfy the environmental and essential services needs of its targeted client base. The Company markets its products and services through three renowned trade names:
Professional Services Group ("PSG") for the operation, maintenance and management of water and wastewater treatment systems; Metcalf & Eddy for water, wastewater-related and hazardous waste products and engineering services; and Research-Cottrell for air pollution control related products and services.

  The Company provides its full complement of products and services to predominantly four major customer sectors consisting of the electric generating industry; the solid waste incineration industry; governmental entities, including municipalities and state and federal agencies; and specific industrial categories, such as petroleum refining, pulp and paper, pharmaceutical, chemical, primary and secondary metals, food processing, printing and furniture manufacture.

  The Company's principal executive offices are located at U.S. Highway 22 West and Station Road, Branchburg, New Jersey 08876.

PROFESSIONAL SERVICES GROUP

  PSG provides its clients with complete services for the operation, maintenance and management of treatment systems in the various water and wastewater and sludge and biosolid waste management markets. PSG operates in thirty-five states, Canada and Puerto Rico. In the United States, PSG currently has 135 projects, concentrated east of the Mississippi, with the highest concentration in the Northeast. These services range from assisting owners and operators in addressing individual operating needs to the assumption by PSG of complete responsibility for operating complex treatment systems. PSG provides operation, maintenance and management ("OM&M") services for water supply and wastewater treatment systems, primarily for cities, municipalities and other local governmental entities. PSG also serves the industrial market and federal and state governments by providing OM&M services for wastewater treatment systems and groundwater remediation treatment systems. PSG has significant experience dealing with the planning and implementation of large biosolids management programs, including composting facilities. The water and wastewater privatization market is estimated to be, on an annual basis, a $1.1 billion market, of which PSG has a 45% market share among the top seven companies and a 25% share of the total market. PSG's sales were $179.7 million and $270.6 million during the fiscal years ended October 31, 1995 and 1996, and $195.4 million during the nine months ended July 31, 1997.

METCALF & EDDY

  Metcalf & Eddy provides its clients with a broad spectrum of environmental consulting services, including engineering studies and design, project management, site evaluation, environmental assessment and master planning. Metcalf & Eddy's services are directed principally at the protection of public health and the environment through sound water resources management, hazardous waste remediation, and solid waste disposal. These services include protection, treatment and distribution of water from surface and groundwater sources; collection, treatment and disposal of wastewater and its associated by-products such as sludge; pretreatment of industrial wastewater prior to discharge into a municipal system or on-site treatment and disposal; remediation of hazardous waste sites involving contaminated soils and groundwater; monitoring and closure of sanitary landfills with disposal of associated leachate; and management and transportation of hazardous waste. In addition, Metcalf & Eddy provides expertise in environmental science, institutional and public policy support, regulatory compliance and the use of innovative technologies to meet clients' needs. Metcalf & Eddy's sales were $216.9 million and $215.4 million during the fiscal years ended October 31, 1995 and 1996, and $132.1 million during the nine months ended July 31, 1997.

RESEARCH-COTTRELL

  Research-Cottrell designs and develops products and technologies targeted at specific client needs such as air pollution control equipment. Research-Cottrell's air pollution control related technologies and services are directed principally at cost-effectively reducing air pollution, treating thermal discharges, dispersing airborne contaminants, continuously monitoring emissions and providing expertise in regulatory and engineering services for a wide range of industrial processing plants and power generation facilities in the United States and internationally. Research-Cottrell's services include identifying and analyzing air pollution control problems and recommending effective and cost-efficient control options; designing and engineering treatment facilities and equipment; procuring, fabricating, constructing, and installing air pollution control equipment; and providing overall project management. In addition, Research-Cottrell provides high quality replacement parts and expert maintenance and repair services for its own base of installed equipment as well as equipment provided by others on a routine outage and emergency response basis. Research-Cottrell's wide range of air pollution control technologies includes: electrostatic precipitators; fabric filters, dust collectors, and mechanical collectors; regenerative thermal oxidizers; VOC concentration systems; concrete chimneys and steel stacks; scrubbers; heat exchangers and fired heaters; and continuous emissions monitoring systems. These technologies are provided separately or can be combined into an integrated pollution control system. Research-Cottrell's sales were $220.2 million and $219.0 million for the fiscal years ended October 31, 1995 and 1996, and $128.1 million for the nine months ended July 31, 1997.

RECENT DEVELOPMENTS

 Recapitalization

  The Company entered into the Recapitalization Agreement (the "Recapitalization Agreement"), dated as of September 24, 1997, with Anjou and CGE. The Recapitalization Agreement provides, among other things, for the exchange (the "Exchange") by CGE and its subsidiaries of $60 million of 5 1/2% Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series A Preferred Stock") for shares of Class A Common Stock at an
exchange price equal to the Subscription Price. On      , 1997, the Company and
CGE effected the Exchange and the Company issued     shares of Class A Common
Stock (the "Exchange Common Shares") in exchange for the Series A Preferred Stock. See "The Recapitalization--The Exchange."

  In addition, the Recapitalization Agreement provides for the Rights Offering and various other strategic and business matters, including the use of the proceeds from the Rights Offering. See "The Recapitalization" and "Use of Proceeds."

  In accordance with the terms of the Investment Agreement, dated as of March 30, 1994, among the Company, Anjou and CGE, as amended as of September 24, 1997 (the "Investment Agreement"), the terms and conditions of the Recapitalization Agreement were negotiated at arm's length between CGE and a special committee (the "Special Committee") of Independent Directors (as hereinafter defined) and were approved by the Board of Directors of the Company (the "Board") based in part on the recommendation of the Special

Committee. The Investment Agreement was approved by the Company's stockholders at the 1994 Annual Stockholders Meeting and was amended by the Recapitalization Agreement. It contains ongoing covenants among the Company, CGE and Anjou, including covenants concerning the composition of the Company's Board of Directors (and the maintenance of not less than three Independent Directors), CGE's right to cause the election of the Company's Chief Executive Officer and its Chief Financial Officer, the use of an independence governing mechanism to review certain transactions between the Company and CGE (and its affiliates), and CGE's agreement for the Company to be CGE's exclusive vehicle in the United States for certain purposes. See "Certain Relationships and Related Transactions--The Investment Agreement--Certain Covenants of CGE--Exclusivity."

 Consent Solicitation

  Concurrently with the Rights Offering, the Company is conducting the Consent Solicitation to eliminate the Change of Control Provision in the Indenture governing the Convertible Debentures. In the event the Requisite Consents are not obtained prior to the Expiration Date and the exercise of the Basic Subscription Privilege or Oversubscription Privilege or Conditional CGE Subscription would cause a person's beneficial ownership of Class A Common Stock to exceed 74%, the Company shall be obligated to issue to such person only such number of shares of Class A Common Stock as would cause such person's beneficial ownership of the Company's voting power to equal 74% of the outstanding voting power. Any additional shares to be issued thereunder shall be shares of Class B Common Stock. Prior to the Expiration Date, the Company intends to effect the Charter Amendment, among other things, amending the terms of the Class B Common Stock such that the Class A Common Stock and the Class B Common Stock will be identical in all respects except that (i) the Class B Common Stock will not be entitled to vote and (ii) the Class B Common Stock will automatically convert into Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the termination (by amendment of the Indenture, redemption of the Convertible Debentures or otherwise) of the Change of Control Provision. Based upon the current ownership of Class A Common Stock, the Company does not believe that any stockholder other than CGE would be issued Class B Common Stock in the event the Company fails to obtain the Requisite Consents.

 Charter Amendment

  Prior to the Expiration Date, the Company intends to amend the Restated Certificate of Incorporation of the Company (the "Charter Amendment") to (i) increase the authorized capital stock of the Company to permit the issuance of shares of Class A Common Stock and, to the extent necessary, Class B Common Stock in the Rights Offering and (ii) to amend the terms of the Class B Common Stock to provide that such Class B Common Stock will be non-voting and will automatically convert into Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the termination (by amendment of the Indenture, redemption of the Convertible Debentures or otherwise) of the Change of Control Provision. Each of CGE and Anjou, the holders of 50.0009% of the voting power of the Company has provided its written consent for the Charter Amendment. The consent of CGE and Anjou is sufficient to adopt the Charter Amendment without any further vote of the Company's stockholders. The Charter Amendment will be effective upon the filing of an appropriate certificate of amendment with the Secretary of State of the State of Delaware, which filing is expected to occur as soon as practicable following the expiration of the twenty calendar day period following the mailing of an information statement pursuant to Rule 14c-2 under the Exchange Act (the "Information Statement").

 Business Planning Committee

  In connection with the Recapitalization, the Company has established a new business planning committee of the Board (the "Business Planning Committee") to review the business strategies prepared by senior management of the Company and, as appropriate, make recommendations on the formulation and implementation of those strategies that have as their objectives increasing stockholder value. The Business Planning Committee, which will remain in place through the end of fiscal year 1999, is comprised of three CGE appointed directors and two directors who are unaffiliated with and independent of CGE.

  Among other things, the Business Planning Committee will identify areas where CGE's management expertise and the Company's business may be effectively integrated. The Chairman of the Business Planning Committee is currently Daniel Caille, the Chief Executive of CGE's worldwide water Business.

 USF&G Guarantees by CGE

  The Company is often required to procure bid and performance bonds from surety companies, particularly for clients in the public sector. A bid bond guarantees that the Company will enter into the contract under consideration at the price bid and a performance bond guarantees performance of the contract. In August 1997, United States Fidelity and Guaranty Company and certain of its affiliates ("USF&G") notified the Company that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, due to the Company's operating performance and resulting financial condition as reported at the end of the fiscal quarter ended April 30, 1997, unless it received indemnification from CGE or Anjou for at least 20% of all future bond requests including renewals. Anjou has entered into an agreement with USF&G regarding an arrangement pursuant to which, until terminated at Anjou's discretion, Anjou will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement dated as of October 31, 1995 between USF&G and the Company and its subsidiaries. Such guarantees would cover, in each instance, 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997, and certain penalty amounts, up to $45 million. See "The Recapitalization--Other."

 Bank Credit Facility Support by CGE

  The Company maintains three-year senior secured credit facility (the "Bank Credit Facility") dated as of March 10, 1995, with The First National Bank of Chicago and Societe Generale, New York Branch, acting as co-agents for a syndicate which includes seven additional banks (the "Lending Banks"). On October 30, 1997, the Company entered into an amendment and waiver (the "Amendment") in respect of the Bank Credit Facility pursuant to which the Lending Banks waived the Company's compliance for the period beginning on October 31, 1997 with certain covenants in the Bank Credit Facility through the earlier of the consummation of the transactions contemplated by the Recapitalization Agreement or March 22, 1998. In addition, the Amendment provides for amendments to certain covenants contained in the Bank Credit Facility. The waiver and amendments provided for in the Amendment shall terminate if the Bank Credit Facility is not extended on or prior to December 15, 1997 beyond the current maturity date of March 31, 1998. The Company is currently in discussions with the Lending Banks regarding the extension of the Bank Credit Facility beyond its currently scheduled maturity at March 31, 1998. Following the Recapitalization, the Company intends to enter into discussions regarding the establishment of a new senior secured credit facility following the maturity of the Bank Credit Facility. At the request of the Lending Banks, CGE has reaffirmed to the Lending Banks the terms of CGE's existing credit support of the Company, including a commitment by CGE to maintain a minimum 40% equity ownership interest and to regularly check to ensure that the Company will have sufficient funds to meet its obligations under the Bank Credit Facility.

                             RELATIONSHIP WITH CGE

  As of the date hereof, CGE, directly and indirectly through Anjou, beneficially owns approximately % of the Class A Common Stock. In addition, pursuant to the Investment Agreement, CGE received the right to designate as members of the Company's Board of Directors (and all committees thereof, other than the Special Committee) at least that number of directors that is proportionate to the aggregate voting power represented by the shares of Class A Common Stock and Series A Preferred Stock beneficially owned by CGE (subject to a minimum of three Independent Directors on the Board). The Company has also agreed in the Investment Agreement that CGE shall have the right to designate the Chief Executive Officer and the Chief Financial Officer of the Company. See "Certain Relationships and Related Transactions-- The Investment Agreement." In addition, the Bank Credit Facility requires CGE to maintain its support of the Company, including a minimum 40% ownership interest in the Company and its right to designate at least 40% of the Company's Board of Directors as well as the Chief Executive Officer and the Chief Financial Officer. See "Certain Relationships and Related Transactions-- Involvement of CGE in Other Financing Arrangements." As a result of its ownership interest and its representation on the Board of Directors of the Company, CGE exercises significant influence on the Company and its governance structure. See "Risk Factors--Controlling Stockholder; Ability of Controlling Stockholder to Increase Ownership."

  In connection with the Investment Agreement, the Company and CGE also entered into a Credit Agreement dated as of June 14, 1994, pursuant to which the Company received a $125 million unsecured term loan from CGE (the "CGE Note") due June 15, 2001. See "Certain Relationships and Related Transactions--CGE Note." On August 2, 1996, the Company entered into a seven-year $60 million unsecured revolving credit facility with Anjou (the "Anjou Note"). The facility matures on August 2, 2003. See "Certain Relationships and Related Transactions--Anjou Note" and "Risk Factors--Substantial Leverage." Both the CGE Note and the Anjou Note contain restrictive covenants requiring CGE to remain the largest stockholder of the Company and to maintain a certain voting percentage. See "Risk Factors--Controlling Stockholder; Ability of Controlling Stockholder to Increase Ownership." Other than the first $25 million of gross proceeds, if any, received from subscriptions by the Public, the gross proceeds of the Rights Offering will be used to repay the CGE Note and the Anjou Note. See "Use of Proceeds."

  Pursuant to the Recapitalization Agreement, immediately prior to the Record Date, CGE and the Company effected the Exchange pursuant to which the shares of
Series A Preferred Stock held by CGE were automatically exchanged for    shares
of Class A Common Stock. In addition, CGE has agreed to exercise in full its Basic Subscription Privilege and the Conditional CGE Subscription, up to a maximum aggregate subscription of $185 million. As a result, if no other Rights are exercised and the Requisite Consents are obtained, CGE will acquire shares of Class A Common Stock. Consequently, immediately after the Recapitalization, CGE would own approximately % of the total outstanding Class A Common Stock of the Company. Under such circumstances, if all Rights holders
exercise their Rights in the Rights Offering CGE would own approximately   % of
the total outstanding Class A Common Stock of the Company. See "Risk Factors-- Controlling Stockholder; Ability of Controlling Stockholder to Increase Ownership."

  Following the Recapitalization, the Company will require additional financial resources to develop and support each of its businesses at PSG and Metcalf & Eddy, to undertake related long-term capital expenditures or other investments and to participate in the emerging privatization market in the wastewater management industry. CGE has informed the Company that it intends to work with the Company to explore various ways to develop such financial resources for these purposes, including, among others, the raising by CGE of an investment fund or other off-balance sheet vehicle which would invest, on a case-by-case basis, in various project financings undertaken by the Company. It is anticipated that any such vehicle would invest in such project finance activities of the Company on terms which are commercially reasonable. As a result, CGE and the Company and possibly others, investing either directly or indirectly through such vehicle or otherwise, would share in the returns on such projects pro rata in relation to their respective equity investments.

                              THE RIGHTS OFFERING

Securities Offered......  An aggregate of     shares of Class A Common Stock
                          are being offered in the Rights Offering, subject to the Company's obligation to issue Class B Common
                          Stock in the event the Requisite Consents are not obtained and issuing Class A Common Stock to any individual stockholder would cause such person to beneficially own more than 74% of the voting power of the Company. In addition, the Company will issue on a pro rata basis to Rights holders other than CGE and Anjou who purchase Underlying Shares in the Rights
                          Offering an aggregate number of Warrants to purchase shares of Class A Common Stock at an exercise price of $2.50 per share, equal to the Warrant Pool. See
                          "The Rights Offering--The Rights" and "Description of
                          Warrants."

Basic Subscription
 Privilege..............  Each Recordholder of Class A Common Stock at the
                          close of business on the Record Date will receive, at
                          no cost, approximately     Rights for each share of
                          Class A Common Stock owned of record at the close of business on such date. Each Right will allow the holder to subscribe for one Underlying Share of Class A Common Stock at the Subscription Price, subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances. No fractional Rights or cash in lieu thereof will be issued or paid. Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that if all Rights are exercised, gross proceeds to the Company will equal $210 million. ONCE A RIGHT HAS BEEN PROPERLY EXERCISED, IT CANNOT BE REVOKED. See "The Rights Offering-- Subscription Privileges--Basic Subscription
                          Privilege."

Oversubscription
 Privilege..............  Each holder of Rights other than CGE and Anjou which elects to exercise the Basic Subscription Privilege may also subscribe at the Subscription Price for Excess Shares of Class A Common Stock, subject to availability and proration and the Company's obligation to issue shares of Class B Common Stock in certain circumstances. If an insufficient number of Underlying Shares is available to satisfy fully all elections to exercise the Oversubscription Privilege, the available Excess Shares will be prorated among holders who exercise their Oversubscription Privilege based on the respective number of shares of Class A Common Stock each holder of Rights shall have subscribed for pursuant to the Basic Subscription Privilege. All excess payments shall be returned by mail without interest or deduction promptly after the Expiration Date and after all prorations and adjustments contemplated by the Rights Offering have been effected. See "The Rights Offering--Subscription Privileges--Oversubscription Privilege."

Conditional CGE
 Subscription...........  CGE, the beneficial owner of approximately  % of the
                          Class A Common Stock currently outstanding, has agreed to exercise in full its Basic Subscription
                          Privilege to subscribe for     shares of Class A
                          Common Stock. In addition, in the event that all Underlying Shares are not purchased pursuant to the Rights Offering (including pursuant to the Oversubscription Privilege), CGE will subscribe for and purchase at the

                          Subscription Price an additional number of shares of Class A Common Stock pursuant to its Conditional CGE Subscription. The total number of shares subscribed for by CGE and its subsidiaries pursuant to the Conditional CGE Subscription will be no greater than
                          (i) the total number of shares of Class A Common Stock available to be purchased by the Public in the Rights Offering, minus (ii) the total number of shares of Class A Common Stock actually purchased by the Public in the Rights Offering, and in no event will the gross proceeds resulting from CGE's and its subsidiaries' Basic Subscription Privilege and Conditional CGE Subscription exceed $185 million. As a result, if no other Rights holder exercises Rights in the Rights Offering, CGE will purchase shares of Class A Common Stock in the Rights Offering (subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances). See "The Rights Offering--Subscription Privileges-- Conditional CGE Subscription."

Subscription Price......  The Subscription Price means the price per share of
                          Class A Common Stock equal to 82% of the average daily Closing Prices (as defined hereinafter) of the Class A Common Stock for the ten consecutive Trading Days (as defined hereinafter) ending five days prior to the Record Date; provided, however, that in no event shall the Subscription Price be less than $1.75 per share of Class A Common Stock or exceed $2.50 per share of Class A Common Stock. As used herein, (i) "Closing Price" means on any day the last reported sale price regular way on such day or in case no sale takes place on such day, the average of the reported bid and asked prices regular way on the AMEX or, if the Class A Common Stock is not listed on such exchange, on the principal national securities exchange or quotation system on which such Class A Common Stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices in the over-the-counter market on such day as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange Member firm selected from time to time by the Board of Directors of the Company for that purpose and (ii) "Trading Day" means a day on which securities traded on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent (as hereinafter defined) and will be applied to the purchase of Class A Common Stock as provided herein.

Record Date.............        , 1997.

Expiration Date.........  The Rights will expire, if not exercised, at 5:00
                          p.m., New York City time on    , 1998, unless
                          extended for up to ten days in the sole discretion of the Company. See "The Rights Offering--Expiration Date."

Transferability of
 Rights.................  The Rights will be evidenced by transferable Rights
                          Certificates that will be exercisable by a Rights holder until the Expiration Date. The Company will use its commercially reasonable efforts to cause the Rights to be admitted to dealings on the AMEX. If the Rights are admitted to dealings on the AMEX, it is expected that the rights will trade on the AMEX until the close of business on the last trading day prior to the Expiration Date, at which time they will cease to have value. However, no assurance can be given that a market for the Rights will develop or, if such a market develops, how long it will continue. See "Risk Factors--No Prior Market for Rights or Warrants."

Procedure for
 Exercising Rights......  The Basic Subscription Privilege and the
                          Oversubscription Privilege may be exercised by properly completing and signing the Rights Certificate and forwarding such Rights Certificate (or following the Guaranteed Delivery Procedures), with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to the Subscription Agent, who must receive such Rights Certificate or Notice of Guaranteed Delivery and payment on or prior to the Expiration Date. If the mail is used to forward Rights Certificates, Rights holders are urged to use insured, registered mail, return receipt requested. See "The Rights Offering--Method of Subscription-- Exercise of Rights."

                          If the aggregate Subscription Price paid by an exercising Rights holder is insufficient to purchase the number of Underlying Shares that the Rights holder indicates are being subscribed for, or if no number of Underlying Shares to be purchased is specified, then the Rights holder will be deemed to have exercised the Basic Subscription Privilege to purchase Underlying Shares to the full extent of the payment price tendered. If the aggregate Subscription Price paid by an exercising Rights holder exceeds the amount necessary to purchase the number of Underlying Shares for which the Rights holder has indicated an intention to subscribe, then the Rights holder will be deemed to have exercised the Oversubscription Privilege to the full extent of the excess payment tendered, and any remaining amount shall be returned to such Rights holder. No interest will be paid on funds delivered in payment of the Subscription Price. See "The Rights Offering--Method of Subscription-- Exercise of Rights."

                          ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE.

Persons Holding Shares,
 or Wishing to Exercise
 Rights, Through
 Others.................  Persons holding shares of Class A Common Stock beneficially and receiving the Rights distributable with respect thereto, through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding certificates of Class A Common Stock directly who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. If a beneficial owner wishes to obtain a separate Rights Certificate, such beneficial owner should contact the nominee as soon as possible and request that a separate Rights

                          Certificate be issued. A nominee may request any Rights Certificate held by it to be split into such smaller denominations as it wishes, provided that the Rights Certificate is received by the Subscription Agent, properly endorsed, no later than 11:00 a.m.,
                          New York City time, on      , 1998. See "The Rights
                          Offering--Method of Subscription--Exercise of
                          Rights."

Procedure for
 Exercising Rights by
 Foreign and Certain
 Other Stockholders.....  Rights Certificates will not be mailed to holders of
                          Class A Common Stock whose addresses are outside the United States or who have an Army Post Office ("APO") or a Fleet Post Office ("FPO") address, but will be held by the Subscription Agent for their accounts. To exercise such Rights, such holders must notify the Subscription Agent and take all other steps which are necessary to exercise the Rights on or prior to 11:00
                          a.m., New York City time, on      , 1998. If the
                          procedures set forth in the preceding sentence are not followed prior to the Expiration Date, the Rights will expire. See "The Rights Offering--Foreign and Certain Other Stockholders."

Federal Income Tax
 Consequences...........  For United States income tax purposes, receipt of
                          Rights by a Recordholder pursuant to the Rights Offering will be treated as a nontaxable distribution with respect to the Class A Common Stock. See "Certain United States Federal Income Tax Consequences."

Issuance of Class A
 Common Stock...........  Certificates representing shares of Class A Common
                          Stock purchased pursuant to the Basic Subscription Privilege and Oversubscription Privilege and the Conditional CGE Subscription will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, subject to the Company's obligation to issue Class B Common Stock under certain circumstances. See "The Rights Offering-- Subscription Privileges."

Issuance of Class B
 Common Stock...........  In the event the Requisite Consents are not obtained prior to the Expiration Date and the exercise of the Basic Subscription Privilege or Oversubscription Privilege or the Conditional CGE Subscription would cause a person's beneficial ownership of the Company's voting power to exceed 74%, the Company shall be obligated to issue to such person only such number of shares of Class A Common Stock as would cause such person's beneficial ownership of the Company's voting power to be no greater than 74% of the outstanding voting power and any additional shares to be issued thereunder shall be shares of Class B Common Stock. Certificates representing shares of Class B Common Stock purchased pursuant to the Basic Subscription Privilege or Oversubscription Privilege or the Conditional CGE Subscription will be delivered to subscribers at the same time as the shares of Class A Common Stock. Based upon the current stock ownership of the Company, the Company expects that CGE would be the only stockholder to be issued shares of Class B Common Stock.

Issuance of Warrants....  Certificates representing the transferable Warrants acquired pursuant to the Rights Offering will be issued to Public subscribers in the Rights Offering as soon as practicable following the Expiration Date but in no event later than the date on which certificates representing Underlying Shares purchased pursuant to the Basic Subscription Privilege and Oversubscription Privilege are delivered to subscribers.

No Board or Special
 Committee
 Recommendation.........  An investment in the Class A Common Stock, the Class
                          B Common Stock (to the extent applicable) and the Warrants must be made pursuant to each investor's evaluation of such investor's best interests. Accordingly, neither the Board of Directors of the Company nor the Special Committee makes any recommendation to Rights holders regarding whether they should exercise their Rights.

AMEX Symbol for Class A
 Common Stock...........  "AWT"

AMEX Symbol for
 Rights.................

AMEX Symbol for
 Warrants...............

Use of Proceeds.........  If no Rights holder other than CGE exercises Rights in the Rights Offering, the gross cash proceeds to the Company from the sale of the shares pursuant to the Rights Offering are estimated to be $185 million. Assuming Public Rights holders exercise Rights providing the Company with at least $25 million of gross proceeds, the aggregate gross cash proceeds to the Company from the sale of the shares pursuant to the Rights Offering are estimated to be $210 million. CGE has agreed to subscribe in the Rights Offering for up to $185 million of Class A Common Stock (subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances). The Rights Offering, however, is not conditioned upon any minimum level of exercise of Rights by the Public. Consequently, there can be no assurance that the Company will raise more than $185 million of proceeds from the Rights Offering or that the Public will participate in the Rights Offering. See "Risk Factors-- Indefinite Amount and Use of Proceeds." Other than the first $25 million of gross proceeds received from subscriptions by the Public, which shall be retained by the Company for general corporate purposes, the gross proceeds of the Rights Offering, including the Conditional CGE Subscription, will be used to repay the $185 million aggregate principal amount of debt of CGE and its subsidiaries consisting of (i) the $125 million CGE Note and (ii) the $60 million Anjou Note. The Company has taken all necessary legal actions in order to repay such indebtedness, including obtaining any required waivers. See "Use of Proceeds."

Subscription Agent......       See "Subscription Agent."

Information Agent.......       See "Information Agent."

                                  THE WARRANTS

The Warrants............  The Company has available for issuance up to
                          10,000,000 Warrants, which when exercised, would entitle the holders thereof to purchase, in the aggregate, up to 10,000,000 shares of Class A Common Stock. The Company will issue that percentage of such 10,000,000 Warrants equivalent to the percentage of the total number of Underlying Shares purchased by the Public in the Rights Offering relative to the total number of Underlying Shares issuable upon full exercise of Rights by the Public in the Rights Offering. The Company will issue to each Public subscriber in the Rights Offering such number of Warrants to purchase shares of Class A Common Stock equal to the product of the Warrant Pool multiplied by a fraction the numerator of which is the total number of Underlying Shares purchased by such holder in the Rights Offering and the denominator of which is the total number of Underlying Shares purchased by all Public subscribers in Rights Offering. See "The Rights Offering--The Rights" and "Description of Warrants--General."

Expiration Date.........  The Warrants will expire three years from the date of issuance (the "Warrant Expiration Date"). See "Description of Warrants--General."

Exercise................  Each Warrant will entitle the holder thereof, subject to certain conditions, to purchase, at any time and from time to time prior to the Warrant Expiration Date, one share of Class A Common Stock (a "Warrant Share") at a price equal to $2.50 per share (the "Warrant Exercise Price"), subject to adjustment from time to time upon the occurrence of certain changes in Class A Common Stock. See "Description of Warrants--General" and "Description of Warrants-- Adjustments."

Rights as
 Stockholders...........  Holders of Warrants will not, by virtue of being such holders, have any rights as stockholders of the Company. See "Description of Warrants--General."

Registration of Warrant
 Shares.................  Holders of Warrants will be able to exercise their
                          Warrants only if a registration statement relating to the Warrant Shares is then in effect, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under the applicable state blue sky laws. Subject to Black Out Periods (as defined hereinafter), at such time as the average daily Closing Price of the Class A Common Stock is greater than or equal to 85% of the Warrant Exercise Price ($2.125) for twenty consecutive Trading Days, the Company will prepare, file and use its best efforts to cause to become effective a registration statement in respect of all of the Warrant Shares and the Company will use its commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act in order to permit the prospectus included therein to be lawfully delivered. See "Description of Warrants--Registration of Warrant Shares" and "Risk Factors--Ability to Exercise Warrants."

Transfer Restrictions/
 Listing................  The Warrants will be freely transferable. The Company will use its commercially reasonable efforts to secure the listing of the Warrants and the Warrant Shares upon the AMEX and will use its commercially reasonable efforts to maintain such listing, so long as any other shares of Class A Common Stock will be so listed or quoted. See "Description of Warrants--Transfer Restrictions; Listing" and "Risk Factors--No Prior Market for the Rights or Warrants."

Warrant Agent...........

  For additional information concerning the Rights, the Warrants and the Common Stock, see "The Rights Offering," "Description of Warrants" and "Description of Capital Stock."

                                  RISK FACTORS

  Purchasers of securities in the Rights Offering should carefully consider the factors set forth under the caption "Risk Factors" and other information included in this Prospectus prior to making an investment decision.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             NINE MONTHS ENDED
                           FISCAL YEARS ENDED OCTOBER 31,        JULY 31,
                           --------------------------------- ------------------
                              1994       1995       1996       1996      1997
                           ----------  ---------- ---------- --------  --------
INCOME STATEMENT DATA:
Sales....................  $  522,573  $ 618,868  $ 701,099  $503,861  $454,173
Cost of sales............     437,997    480,555    567,758   404,974   390,416
Selling, general and ad-
 ministrative expenses...     104,178    103,125     95,592    70,079    83,559
Depreciation and amorti-
 zation..................      17,702     18,348     20,015    14,806    16,889
Unusual charges..........     145,200        --         --        --     25,000
                           ----------  ---------  ---------  --------  --------
Operating income (loss)
 from continuing
 operations..............    (182,504)    16,840     17,734    14,002   (61,691)
Interest income..........       1,283      1,201      1,049       700       346
Interest expense.........     (24,386)   (24,379)   (22,808)  (16,964)  (18,217)
Other expense, net.......      (4,580)      (434)    (1,661)   (1,445)     (964)
                           ----------  ---------  ---------  --------  --------
Income (loss) from
 continuing operations
 before income taxes,
 minority interest and
 extraordinary item......    (210,187)    (6,772)    (5,686)   (3,707)  (80,526)
Income taxes.............         998      1,115       (418)    1,001       780
Minority interest........        (194)        98        --        --        --
                           ----------  ---------  ---------  --------  --------
Loss from continuing
 operations before
 extraordinary item......    (210,991)    (7,985)    (5,268)   (4,708)  (81,306)
Discontinued operations..     (42,787)       --         --        --        --
Extraordinary item.......      (8,000)       --         --        --        --
                           ----------  ---------  ---------  --------  --------
Net loss.................  $ (261,778) $  (7,985) $  (5,268) $ (4,708) $(81,306)
                           ==========  =========  =========  ========  ========
Loss per common share
 (after preferred stock
 dividend)
 Continuing operations
  before extraordinary
  item...................  $    (7.68) $   (0.35) $   (0.27) $  (0.22) $  (2.62)
 Discontinued
  operations.............       (1.55)       --         --        --        --
 Extraordinary item......       (0.29)       --         --        --        --
                           ----------  ---------  ---------  --------  --------
Loss per common share....  $    (9.52) $   (0.35) $   (0.27) $  (0.22) $  (2.62)
                           ==========  =========  =========  ========  ========
Weighted average shares
 outstanding.............      27,632     32,018     32,018    32,018    32,019
                           ==========  =========  =========  ========  ========

                             AS OF OCTOBER 31,                AS OF JULY 31, 1997
                         ---------------------------- -------------------------------------
                                                                  AS ADJUSTED  AS ADJUSTED
                                                      HISTORICAL    MINIMUM      MAXIMUM
                           1994      1995      1996    COMPANY    SUBSCRIPTION SUBSCRIPTION
                         --------  --------  -------- ----------  ------------ ------------
BALANCE SHEET DATA:
Working capital (defi-
 cit)................... $(51,206) $(12,568) $  7,556 $ (41,830)   $ (46,830)   $ (21,830)
Total assets............  602,938   547,917   538,270   484,084      479,084      504,084
Goodwill................  283,638   276,549   265,860   242,179      242,179      242,179
Total long-term debt....  245,984   289,120   306,542   304,922      119,922      119,922
Stockholders' equity
 (deficit)..............   74,381    63,089    54,241   (30,770)     149,230      174,230

                          FISCAL YEARS ENDED OCTOBER 31,    NINE MONTHS ENDED
                          --------------------------------- -------------------
                                                            JULY 31,  JULY 31,
                             1994       1995       1996       1996      1997
                          ----------  ---------- ---------- --------  ---------
SEGMENT DATA:
 PSG
Sales...................  $   83,678  $ 179,713  $ 270,640  $195,474  $ 195,383
Costs and expenses......      80,252    164,435    255,882   183,624    194,298
Depreciation and amorti-
 zation.................       2,061      5,679      7,335     5,710      6,028
Unusual charges.........       5,300        --         --        --         --
                          ----------  ---------  ---------  --------  ---------
Operating income
 (loss).................  $   (3,935) $   9,599  $   7,423  $  6,140  $  (4,943)
                          ==========  =========  =========  ========  =========
 METCALF & EDDY
Sales...................  $  219,106  $ 216,852  $ 215,358  $150,663  $ 132,108
Costs and expenses......     211,173    200,125    195,745   136,404    141,168
Depreciation and amorti-
 zation.................       5,780      5,691      6,223     4,489      6,546
Unusual charges.........      38,700        --         --        --         --
                          ----------  ---------  ---------  --------  ---------
Operating income
 (loss).................  $  (36,547) $  11,036  $  13,390  $  9,770  $ (15,606)
                          ==========  =========  =========  ========  =========
 RESEARCH-COTTRELL
Sales...................  $  213,172  $ 220,207  $ 219,008  $160,615  $ 128,077
Costs and expenses......     234,295    208,207    207,630   152,742    134,698
Depreciation and amorti-
 zation.................       7,733      6,069      6,032     4,283      3,930
Unusual charges.........      81,800        --         --        --      25,000
                          ----------  ---------  ---------  --------  ---------
Operating income
 (loss).................  $ (110,656) $   5,931  $   5,346  $  3,590  $ (35,551)
                          ==========  =========  =========  ========  =========
 CORPORATE (UNALLOCATED)
Sales...................  $      --   $     --   $     --   $    --   $     --
Costs and expenses......       9,559      8,854      8,000     5,174      5,206
Depreciation and amorti-
 zation.................       1,602        602        425       324        385
Unusual charges.........      15,200        --         --        --         --
                          ----------  ---------  ---------  --------  ---------
Operating loss..........  $  (26,361) $  (9,456)  $ (8,425) $ (5,498) $  (5,591)
                          ==========  =========  =========  ========  =========
 OTHER
Sales...................  $    6,617  $   2,096  $  (3,907) $ (2,891) $  (1,395)
Costs and expenses......       6,896      2,059     (3,907)   (2,891)    (1,395)
Depreciation and amorti-
 zation.................         526        307        --        --         --
Unusual charges.........       4,200        --         --        --         --
                          ----------  ---------  ---------  --------  ---------
Operating loss..........  $   (5,005) $    (270) $     --   $    --   $     --
                          ==========  =========  =========  ========  =========

                  NOTES TO SUMMARY CONSOLIDATED FINANCIAL DATA

(1) See Note 2 to the Consolidated Financial Statements as of and for the year ended October 31, 1996 contained elsewhere in this Prospectus for information regarding the Company's transaction with CGE in 1994.

(2) See Note 3 to the Consolidated Financial Statements as of and for the year ended October 31, 1996 contained elsewhere in this Prospectus for further explanation of the unusual charges and extraordinary item incurred in the fiscal year ended October 31, 1994.

(3) See Note 4 to the Consolidated Financial Statements as of and for the year ended October 31, 1996 contained elsewhere in this Prospectus for information regarding the PSG acquisition in 1994.

(4) See Notes 6 and 7 to the Unaudited Consolidated Financial Statements as of and for the nine-month period ended July 31, 1997 contained elsewhere in this Prospectus for further explanation of the unusual charges incurred in the nine-month period ended July 31, 1997.

(5) See Notes (a) and (b) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of July 31, 1997 contained elsewhere in this Prospectus for further explanation of the amounts reflecting the effects of the Recapitalization.

                                 RISK FACTORS

  Each prospective purchaser should carefully examine all the information contained in this Prospectus and should give particular consideration to the following factors in evaluating an investment in the securities offered hereby:

SUBSTANTIAL LEVERAGE

  Following the Rights Offering, the Company will continue to be highly leveraged. As of July 31, 1997, the Company's total consolidated long-term indebtedness (excluding the current portion) was approximately $304.9 million, primarily consisting of an aggregate of $125.0 million principal amount outstanding under the CGE Note, $60.0 million principal amount outstanding under the Anjou Note and $115.0 million principal amount of Convertible Debentures. At such date the Company's consolidated cash and cash equivalents was approximately $13.6 million and its stockholders' equity was a deficit of approximately $30.8 million. On a pro forma basis, after giving effect to the Rights Offering and the application of the proceeds therefrom to the payment of the CGE Note and the Anjou Note, the Company's consolidated long-term indebtedness (excluding the current portion) would have been approximately $119.9 million. Assuming no Rights holder other than CGE exercises Rights in the Rights Offering, after giving effect to the Rights Offering, the Company's consolidated cash and cash equivalents would have been approximately $8.6 million and its stockholders' equity would have been approximately $149.2 million. Assuming full participation in the Rights Offering, after giving effect to the Rights Offering, the Company's consolidated cash and cash equivalents would have been approximately $33.6 million and its stockholders' equity would have been approximately $174.2 million. There can be no assurances that any Rights holder other than CGE will exercise Rights in the Rights Offering.

  The level of the Company's indebtedness could have important consequences to holders of the Company's securities, including but not limited to the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital and capital expenditures could be limited; (iii) the Company may be more vulnerable to extended economic downturns and may be restricted in exploiting business opportunities; and (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in market conditions, including adverse governmental regulations (including a decline in enforcement of environmental regulations). The Company may not be able to obtain the additional capital required in connection with its planned growth initiatives, including additional investments resulting from potential new or renewals of OM&M contracts and acquisitions. See "--Reliance on Environmental Regulation; Potential Environmental Liabilities."

  In addition, the Bank Credit Facility contains certain financial and other restrictive covenants, including, among other things, the maintenance of certain financial ratios, and restrictions on the incurrence of additional indebtedness, acquisitions, the sale of assets, the payment of dividends and the repurchase of subordinated debt. On October 30, 1997, the Company entered into the Amendment in respect of the Bank Credit Facility pursuant to which the Lending Banks waived the Company's compliance for the period beginning on October 31, 1997 with certain covenants in the Bank Credit Facility through the earlier of the consummation of the transactions contemplated by the Recapitalization Agreement or March 22, 1998. In addition, the Amendment provides for amendments to certain covenants contained in the Bank Credit Facility. The waiver and amendments provided for in the Amendment shall terminate if the Bank Credit Facility is not extended on or prior to December 15, 1997 beyond the current maturity date of March 31, 1998. The Company is currently in discussions with the Lending Banks regarding the extension of the Bank Credit Facility beyond its currently scheduled maturity at March 31, 1998 for a period of approximately one year. Following the Recapitalization, the Company intends to enter into discussions regarding the establishment of a new senior secured credit facility following the expiration of the Bank Credit Facility. The Bank Credit Facility matures on March 31, 1998. There can be no assurance that the Bank Credit Facility will be extended or that the Company will have access to a new credit facility following this date, even if the Rights Offering is completed.

  Even if the Company obtains a waiver, the Company's ability to comply with the financial and other covenants in such agreements beyond November 1, 1997 is substantially dependent upon the completion of the Rights Offering. Failure to complete the Rights Offering may require additional waivers or amendments to the

Bank Credit Facility. There can be no assurance that such waivers or amendments could be obtained. In the absence of a waiver or amendment, the Lending Banks under the Bank Credit Facility would have the right to refuse any further extensions of credit and the right to accelerate payment of all outstanding amounts under the Bank Credit Facility. In addition, substantially all of the Company's long-term debt and certain other financial and non-financial obligations contain cross-default or acceleration provisions. In the event the Company were required to repay accelerated outstanding amounts under the Bank Credit Facility and other obligations, the Company does not believe that it will have financial resources adequate to repay such amounts and to satisfy its ongoing working capital requirements. Therefore, the failure to complete the Rights Offering could have a material adverse effect on the Company's business prospects and on its financial condition and liquidity.

  Furthermore, the ability of the Company to satisfy its obligations will be dependent upon its future performance and market conditions, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the Company's control. A substantial portion of the long-term indebtedness of the Company bears interest at rates that fluctuate with the London Interbank Offered Rate ("LIBOR"). The Anjou Note bears interest at LIBOR plus 0.6%, the CGE Note bears interest at a rate based upon one, two, three or six-month LIBOR, as selected by the Company, plus 1.25%, and the Bank Credit Facility, as amended, bears interest at LIBOR plus 1.0% or at a defined bank rate approximating prime. As a result, the Company's financial performance may be adversely affected by increases in LIBOR.

CONTINUING NET LOSSES

  The Company has experienced net losses on a historical basis and may incur net losses in the future. The Company incurred net losses of approximately $5.3 million, $8.0 million, $261.8 million, $5.6 million and $10.0 million for the fiscal years ended October 31, 1996, 1995, 1994, 1993 and 1992, respectively, and net losses of $81.3 million for the nine-month period ended July 31, 1997. The amount of the Company's net loss for the fiscal year ended October 31, 1994 is attributable in part to the impact of unusual charges, losses from discontinued operations and extraordinary loss in the amount of $196.0 million for such period. The amount of the Company's net loss for the nine-month period ended July 31, 1997 is primarily the result of certain operating charges and asset write-offs, including a $25.0 million impairment charge taken in connection with a review of certain of the Research-Cottrell businesses. See "Selected Consolidated Financial Data." There can be no assurance as to when, if ever, the Company will be profitable.

REDEPLOYMENT OF CAPITAL; REVISED BUSINESS STRATEGY

  During the second quarter of 1997, the Company completed a review of its operations' three-year business plans. These plans included a detailed analysis of markets, growth opportunities and forecasted three-year operating results, cash flows and return on capital employed for each business segment. As a result of this review, management is considering the actions necessary to redeploy its capital to its PSG and Metcalf & Eddy operations. This approach reflects management's assessment of the greater market opportunities and growth potential in these sectors and limited growth opportunities in its Research-Cottrell operations. Among other factors contributing to this approach were recent tax law changes which may expand the duration of OM&M contracts and create additional opportunities within the water and wastewater treatment markets which are the primary markets for PSG and Metcalf & Eddy. These enhanced opportunities are in contrast to those in the air pollution control market where continuing delays in issuing new air quality standards by the Environmental Protection Agency (the "EPA") and lack of enforcement of existing standards are expected to limit the growth opportunities within the air pollution control markets targeted by Research-Cottrell. See "--Reliance on Environmental Regulation; Potential Environmental Liabilities."

  Furthermore, the returns on capital employed within the PSG and Metcalf & Eddy segments are forecasted to be greater than the returns for the Research-Cottrell segment. From a competitive standpoint management also believes that the Company has greater competitive advantages and market penetration through its PSG and Metcalf & Eddy businesses than what has been achieved by its Research-Cottrell operations.

  As a result of the above, management is assessing the impact of de-emphasizing the Research-Cottrell business segment and redeploying its capital to its PSG and Metcalf & Eddy segments. A financial advisor has been retained to assist the Company in developing and evaluating alternative means related to the redeployment of this capital in the most efficient and expeditious manner. The successful implementation of a redeployment program could include the divestiture of portions or substantially all of the Research-Cottrell segment, although no such definite decision to divest has been made by the Company's Board of Directors at this time. The Company is currently in discussions with several parties regarding the potential divestiture of this business. There can be no assurance as to whether the Company will divest the Research-Cottrell business, or, if divested, as to the impact the redeployment of capital will have on the Company's financial condition.

  The Company's future results and financial condition are dependent on the successful implementation of this new business strategy. The Company's revised business plans include assumptions relating to growth initiatives related to longer term OM&M contracts, including those related to the privatization of the water and wastewater treatment market, which may require significant up-front investments including capital improvements, upgrades or other investments. In addition, new capital may be required to be invested in the Metcalf & Eddy segment in order to achieve its growth targets through geographical expansion and/or acquisitions. The Company's ability to access capital for these requirements, whether through access to the capital markets or a potential investment fund or off-balance sheet funding vehicle in conjunction with CGE, may have a significant impact on the successful implementation of its business plans. While the Company believes that this strategy will enable it to improve its financial results, there can be no assurance that this new strategy will be successful, that the anticipated benefits of this new strategy will be realized, that management will be able to implement such strategy on a timely basis, that the Company will return to profitability or that losses will not continue in the future.

PROJECT EXECUTION

  A substantial amount of the Company's revenues are derived from fixed price long-term contracts. The ultimate profitability of these contracts is contingent upon the Company's ability to meet its required contractual obligations related to a service or product within the current cost estimates which are subject to change as the project develops. Among other factors which would impact the profitability under such contracts are the resolution of various claims and back charges related to its subcontractors or clients. Historically the Company has experienced difficulties in executing certain projects from time to time within the original cost estimates in all segments but primarily within the Research-Cottrell segment. The Company's inability to execute its existing backlog within the current cost estimates may have a material adverse impact on its financial condition and results of operations.

POTENTIAL LITIGATION LIABILITY

  In connection with a broad investigation by the U.S. Department of Justice into alleged illegal payments by various persons to members of the Houston City Council, the Company's subsidiary, PSG, received a federal grand jury subpoena on May 31, 1996 requesting documents regarding certain PSG consultants and representatives that had been retained by PSG to assist it in advising the City of Houston regarding the benefits that could result from the privatization of Houston's water and wastewater system (the "DOJ Investigation"). PSG has cooperated and continues to cooperate with the Department of Justice which has informed the Company that it is reviewing transactions among PSG and its consultants. The Company promptly initiated its own independent investigation into these matters and placed PSG's then Chief Executive Officer on administrative leave of absence with pay. The former PSG Chief Executive Officer, who has denied any wrongdoing, resigned from PSG on December 4, 1996. In the course of its ongoing investigation, the Company became aware of questionable financial transactions with third parties and payments to certain PSG consultants and other individuals, the nature of which requires further investigation. The Company has brought these matters to the attention of the Department of Justice and continues to cooperate fully with its investigation.

  No charges of wrongdoing have been brought against PSG or any PSG executive or employee by any grand jury or other government authority. However, since the government's investigation is still underway and is conducted largely in secret, no assurance can be given as to whether the government authorities will ultimately determine to bring charges or assert claims resulting from this investigation that could implicate or reflect adversely upon or otherwise have a material adverse effect on the financial position or results of operations of PSG or the Company taken as a whole.

  The City of Bremerton, Washington brought a contribution action against Metcalf & Eddy Services, Inc. ("M&E Services"), the operator of a City-owned wastewater treatment plant from 1987 until late 1995. The contribution action arises from two prior lawsuits against the city for alleged odor nuisances brought by two groups of homeowners neighboring the plant. In the first homeowner's suit, the City paid $4.3 million in cash and approximately $5.0 million for odor control technology to settle the case. M&E Services understands the odor control measures generally have been successful and the odors have been reduced as a result. M&E Services was not a party to the first homeowner's suit, which has been dismissed with prejudice as to all parties. In the settlement of the second homeowner's case, the City of Bremerton paid the homeowners $2.9 million, and M&E Services contributed $0.6 million to the settlement without admitting liability. All claims raised by the homeowners in the second suit (except for two recalcitrant homeowners) were resolved. All claims by and between M&E Services and the City in the second homeowner's suit were expressly reserved and will be tried after the City's contribution action, which is currently scheduled for trial in March 1998. The City is seeking to recover the amounts it expended on the two settlements, damages for M&E Services' alleged substandard operation of the plant and attorneys' fees. M&E Services denies any liability to the City and believes that it has meritorious defenses to the claim. However, no assurances can be given that an adverse judgment would not have a material adverse effect on the financial position or results of operations of M&E Services or the Company taken as a whole.

  The Company and its subsidiaries are parties to various other legal actions arising in the normal course of their businesses, some of which involve claims for substantial sums. Moreover, as a general matter, providers of services similar to those provided by the Company may be subject to lawsuits alleging negligence or other similar claims and environmental liabilities, which may involve claims for substantial damages. Damages assessed in connection with, and the costs of defending any such actions could be substantial. The Company's management believes that the levels of coverage are adequate to cover currently estimated exposures. Although the Company believes that it will be able to obtain adequate insurance coverage in the future at acceptable costs, there can be no assurance that the Company will be able to obtain such coverage or will be able to do so at an acceptable cost or that the Company will not incur significant liabilities in excess of policy limits.

HIGHLY COMPETITIVE INDUSTRY

  The Company faces substantial competition in each market in which it operates. The Company competes primarily on its engineering, scientific and technological expertise. To the extent that non-proprietary or conventional technologies are used, the Company also relies upon its experience and trade names as a basis for competition. Such trade names include: "Professional Services Group" and "Metcalf & Eddy" in the water and wastewater treatment and sludge management markets and "Metcalf & Eddy" in the hazardous waste remediation market; "Research-Cottrell" and "Flex-Kleen" in the air pollution control equipment market; "Custodis" in the chimney market; "KVB" in the market for continuous emissions monitors and "REECO" in the market for controlling emissions of volatile organic compounds. Many companies, some of which have greater resources than the Company, participate in the Company's markets and no assurance can be given that such other companies will not enter its markets.

  Customers for PSG's and Metcalf & Eddy's water and wastewater treatment services are primarily governmental entities and typically award contracts on the basis of technical qualifications and price. For PSG's treatment system OM&M contracts, technical qualification is required; however, price is generally a key determining factor. For Metcalf & Eddy's design services contracts, the majority of which are cost-plus-fixed-fee arrangements, technical qualifications are the primary factor, followed by price competitiveness. In the hazardous waste clean-up market, Metcalf & Eddy competes with many local, regional and national firms on the basis of experience, reputation and price.

  Almost all contracts for the Company's services and technologies are obtained through competitive bidding. Electric utilities, government and industrial customers typically purchase these services and technologies after a thorough evaluation of price, service, experience and quality. Although price is an important factor, it is not necessarily the determining factor because contracts are often awarded in part on the basis of the efficiency or reliability of products or services.

  There can be no assurance that the Company will be able to compete successfully with its existing or any new competitors or that competitive pressures faced by the Company will not materially and adversely affect its results or operations and financial condition. In addition, while the Company has been successful in obtaining new contracts and renewing existing contracts, there can be no assurance that due to competitive pressures the margins achieved from such contracts will not be decreased. See "Business-- Competition."

DEPENDENCY ON KEY PROJECTS AND GOVERNMENT CONTRACTS

  In any given period, a substantial percentage of the Company's sales is dependent upon several large projects. Typically, Metcalf & Eddy's fifteen largest projects in terms of sales represent approximately 50% of its total sales. In addition, Research-Cottrell's sales volume in several of its businesses fluctuates significantly from period to period based on the level of work completed on several large projects. To the extent that these projects are canceled or substantially delayed and not replaced, it could have a material adverse impact on the Company's sales and earnings.

  Approximately 62% of the Company's fiscal year 1996 gross revenues were derived from contracts with federal, state, municipal and other governmental agencies. The termination of any of the Company's significant contracts with such governmental agencies, or the failure to obtain either extensions or renewals of certain existing contracts or additional contracts with such governmental agencies, could have a material adverse effect on the Company's earnings and business.

  PSG has historically been successful in obtaining most of its OM&M contract renewals. Approximately 35 projects with annual revenues of $40 million are expected to be renewed in fiscal year 1998. The failure to renew most of these projects at comparable operating margins could materially and adversely impact PSG's financial condition and results of operations.

  During the nine-month period ended July 31, 1997 and in fiscal year 1996, PSG's contract with the Puerto Rico Aqueduct and Sewer Authority ("PRASA") accounted for 37% and 39% of PSG's total sales and 16% and 15% of the Company's total sales, respectively. Operations were initiated under the contract on September 1, 1995. The contract has a five-year term but PRASA may cancel the contract for any reason after August 31, 1998. Pursuant to the contract, PSG manages 69 wastewater plants, 128 water treatment plants and related collection and distribution systems and pumping stations in Puerto Rico. The contract's profitability is contingent upon achieving and/or successful negotiations of certain incentive revenues and operating efficiencies, as well as the collection of its normal operating fee and certain unreimbursed costs which totaled $24.2 million as of July 31, 1997.

BONDING

  The Company is often required to procure bid and performance bonds from surety companies, particularly for clients in the public sector. A bid bond guarantees that the Company will enter into the contract under consideration at the price bid and a performance bond guarantees performance of the contract. In August 1997, USF&G notified the Company that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, due to the Company's operating performance and resulting financial condition as reported at the end of the fiscal quarter ended April 30, 1997, unless it received indemnification from CGE or Anjou for at least 20% of all future bond requests including renewals. Anjou has entered into an agreement with USF&G regarding an arrangement pursuant to which, until terminated at Anjou's discretion, Anjou will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the

Master Surety Agreement dated as of October 31, 1995 between USF&G and the Company and its subsidiaries. Such guarantees would cover, in each instance, 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997, and certain penalty amounts, up to $45 million. There can be no assurance that USF&G will be willing to provide bid bonds to the Company following the Recapitalization without a guarantee from CGE (or one of its affiliates) and there can be no assurance that CGE would be willing to provide such a guarantee following the Recapitalization. See "--Dependency on Key Projects and Government Contracts."

RELIANCE ON ENVIRONMENTAL REGULATION; POTENTIAL ENVIRONMENTAL LIABILITIES

  Federal, state and local legislation and regulations which require substantial expenditures to meet minimum environmental quality standards and which impose substantial penalties for non-compliance are a principal factor driving demand for the Company's services. Although the Company does not expect a decline in enforcement, such a decline in enforcement and related required expenditures could have a significant adverse effect on the demand for the Company's services. Furthermore, to the extent the Company may have assumed or may in the future assume liability for the quality of the air or water discharged by treatment facilities it operates under contract or the treatment facilities and pollution control systems to which it provides its services, and to the extent the discharged air or water may not comply with quality standards established by federal and state regulations due to factors within the Company's control, the Company may be held liable for such non-compliance and perhaps for any consequences thereof. See "--Potential Litigation Liability."

EFFECTIVENESS OF BUSINESS PLANNING COMMITTEE

  The Board of Directors has constituted the Business Planning Committee to review the business strategies prepared by the Company's senior management and, as appropriate, make recommendations on the formulation and implementation of those strategies that have as their objective increasing stockholder value. There can be no assurance that the Business Planning Committee will successfully identify any such strategies, or if identified that such strategies can be successfully implemented or will increase stockholder value.

CONTROLLING STOCKHOLDER; ABILITY OF CONTROLLING STOCKHOLDER TO INCREASE
OWNERSHIP

  After giving effect to the Exchange, CGE, directly and indirectly through Anjou, beneficially owns shares of Class A Common Stock representing approximately % of the Class A Common Stock (and voting power) of the Company. In addition, pursuant to the Investment Agreement, CGE received the right to designate as members of the Company's Board of Directors (and all committees thereof, other than the Special Committee) at least that number of directors that is proportionate to the aggregate voting power represented by the shares of Class A Common Stock and Series A Preferred Stock beneficially owned by CGE (subject to a minimum of three Independent Directors on the Board). The Company has also agreed in the Investment Agreement that CGE shall have the right to designate the Chief Executive Officer and Chief Financial Officer of the Company. Except for the two current Independent Directors, the Company's seven person Board of Directors is comprised entirely of CGE designees. Furthermore, the Bank Credit Facility requires CGE to maintain its support of the Company, including a minimum 40% ownership interest in the Company and its right to designate at least 40% of the Company's Board of Directors as well as the Chief Executive Officer and Chief Financial Officer. In addition, the CGE Note and Anjou Note both contain restrictive covenants requiring CGE to remain the largest stockholder of the Company and to maintain a certain voting percentage (26% under the CGE Note and 40% under the Anjou Note). As a result of its ownership interest and its representation on the Board of Directors of the Company, CGE exercises significant influence on the Company and its governance structure.

  Pursuant to the Investment Agreement, CGE and its affiliates have the right to engage in transactions with the Company and its affiliates, including the acquisition of securities, subject to approval, in certain circumstances, of a majority of the Independent Directors or a special committee thereof. Moreover, pursuant to the Recapitalization Agreement, until the third anniversary of the consummation of the Recapitalization, CGE has agreed not to effect a "short-form" merger of the Company without approval of a majority of the Independent Directors. See "The Recapitalization--Other."

  Pursuant to the Recapitalization Agreement, immediately prior to the Record Date, the shares of Series A Preferred Stock held by CGE were automatically
exchanged into     shares of Class A Common Stock. In addition, CGE has agreed to exercise in full its Basic Subscription Privilege and Conditional CGE Subscription, up to a maximum aggregate subscription of $185 million of Class A Common Stock. As a result, if no other Rights are exercised and the
Requisite Consents are obtained, CGE would acquire     shares of Class A
Common Stock (subject to the Company's obligation to issue Class B Common Stock in certain circumstances). Consequently, immediately after the Exchange and Rights Offering, CGE would own approximately % of the total outstanding Class A Common Stock of the Company. See "The Rights Offering--Subscription Privileges--Basic Subscription Privilege" and "The Rights Offering-- Subscription Privileges--Conditional CGE Subscription."

  There can be no assurance that the interests of CGE will be the same as those of the other stockholders of the Company. In addition, CGE's controlling ownership interest in the Company may tend to deter non- negotiated tender offers or other efforts to obtain control of the Company and thereby preclude stockholders from having the opportunity to sell shares at prices higher than those otherwise prevailing.

PROHIBITION ON PAYMENT OF DIVIDENDS ON THE CLASS A COMMON STOCK

  The Company has never paid cash dividends on the Class A Common Stock, and the Company currently intends to retain its earnings, if any, to finance the growth and development of its business and to repay any outstanding indebtedness and does not expect to pay dividends on the Class A Common Stock in the foreseeable future. In addition, the Bank Credit Facility prohibits the Company from declaring or paying cash dividends on the Class A Common Stock. See "Price Range of Class A Common Stock and Dividend Policy."

MARKET RISKS ASSOCIATED WITH THE CLASS A COMMON STOCK

  The Subscription Price of $   per share of Class A Common Stock represents a
discount/premium of  % from the average closing price of $   for the Class A
Common Stock as reported on the AMEX for the ten consecutive trading day
period ending on      , 1997, five days before the Record Date and a discount
of  % from the closing price of $   for the Class A Common Stock as reported
on the AMEX for the 60 day trading period ending on the Record Date.

  The market price of the Company's Class A Common Stock has been volatile in
recent years and on    , 1997 reached a 52-week low of $   . Factors such as
quarter-to-quarter variations in the Company's revenues and results of operations and liquidity have caused and are expected to continue to cause the market price of the Company's securities to fluctuate significantly. In addition, in recent years the stock markets have experienced significant volatility, which often may be unrelated to the operating performance of the affected companies. Such volatility may also adversely affect the market price of the Company's securities. See "Price Range of Class A Common Stock and Dividend Policy."

  There can be no assurance that the market price of the Class A Common Stock will not decline during the period the Rights and Warrants are outstanding or that, following the issuance of the Rights, the Underlying Shares and Warrants, respectively, a subscribing holder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price or to sell the Warrants. Once a holder of Rights has exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked. See "The Rights Offering--No Revocation." Moreover, until certificates are delivered, subscribing Rights holders may not be able to sell the shares of Class A Common Stock that they have purchased in the Rights Offering. Certificates representing shares of Class A Common Stock purchased pursuant to the Rights Offering will be delivered as soon as practicable after the Expiration Date and all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

  No interest will be paid to Rights holders on funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of Underlying Shares.

NO PRIOR MARKET FOR RIGHTS OR WARRANTS

  The Rights and Warrants constitute new issues of securities with no established trading market. The Company has agreed to use its commercially reasonable efforts to cause the Warrants to be listed and the Rights to be admitted to dealings on the AMEX. There can be no assurance, however, that the Warrants will be accepted for listing or that the Rights will be admitted to dealings. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Rights or Warrants.

CONTINUED LISTING OF SECURITIES

  On August 13, 1997, the Company's Convertible Debentures were delisted from the Nasdaq SmallCap Market as a consequence of the Company's capital and surplus not meeting the established requirements. In addition, on September 16, 1997, the AMEX temporarily suspended trading on that day of the Company's Class A Common Stock. The AMEX will consider suspending dealings in, or removing from listing, securities of a company which, among other things, fails to meet certain minimum levels of stockholders' equity and/or suffers sustained losses for a certain period. The Company has agreed to use its commercially reasonable efforts to meet the continued listing requirements of the AMEX and to continue to be listed thereon and for the Rights and Warrants to be admitted to dealings and listed thereon, as the case may be. There can be no assurance, however, that the Company will continue to meet the requirements for continued listing or admission to dealings, as the case may be, of its Class A Common Stock or the Rights or the Warrants on the AMEX.

ABILITY TO EXERCISE WARRANTS

  Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares is then in effect or the exercise of such Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants reside. The Company is required under the terms of the Warrant Agreement (as defined hereinafter) to use its best efforts to cause to become effective under the Securities Act, at such time as the average daily Closing Price of the Class A Common Stock is greater than or equal to 85% of the Warrant Exercise Price ($2.125) for twenty consecutive Trading Days, a registration statement covering the issuance and resale, to the extent applicable, of the Warrant Shares upon exercise of the Warrants. Subject to certain Black-Out Periods, the Company will also be required to use its best efforts to maintain the effectiveness of the registration statement relating to the Warrant Shares until the expiration or exercise of all Warrants. See "Description of Warrants--Registration of Warrant Shares." There can be no assurance that the Company will be able to file, cause to be declared effective or keep a registration statement continuously effective until all of the Warrants have been exercised or have expired.

DILUTION

  The consummation of the Recapitalization will result in an increase of up to shares of Class A Common Stock outstanding, assuming full exercise of Rights if the Requisite Consents are obtained, or, if the Requisite Consents
are not obtained, up to     shares of Class A Common Stock and     shares of
Class B Common Stock (which, except that it does not vote and converts automatically into an equal number of Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the termination of the Change of Control Provision, is identical to the Class A Common Stock).

  Holders who do not exercise their Rights will experience a substantial decrease in their proportionate interest in the equity ownership and voting power of the Company. The sale of the Rights may not compensate a holder for all or any part of any reduction in the market value of such stockholder's Class A Common Stock resulting from the Rights Offering. Stockholders who do not exercise or sell their Rights will relinquish any value inherent in the Rights.

CHANGE OF CONTROL PROVISION OF CONVERTIBLE DEBENTURES

  The Company currently has outstanding $115 million of Convertible Debentures. The Change of Control Provision of Article Fifteen of the Indenture grants holders of the Convertible Debentures the right to require the

Company to repurchase outstanding Convertible Debentures at a repurchase price of 100% of the principal amount of the Convertible Debentures, together with accrued interest to the repurchase date, if any person becomes the beneficial owner of 75% or more of the total voting power of all shares of capital stock of the Company entitled to vote in the election of directors. The Indenture currently provides that at the option of the Company, if such repurchase right is triggered and exercised, the Company may repurchase such Convertible Debentures with a cash payment or, so long as the Class A Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market System, by delivery of shares of Class A Common Stock having a fair market value equal to the redemption price. For purposes of a repurchase with Class A Common Stock, the fair market value of shares of the Class A Common Stock shall be equal to 95% of the average of quoted prices over a five-day period prior to the repurchase date.

  The Company is currently conducting the Consent Solicitation to amend the Indenture to delete the Change of Control Provision. The Rights Offering is not conditioned upon obtaining the Requisite Consents, and there can be no assurance that the Company will obtain the Requisite Consents. See "Prospectus Summary--The Company--Recent Developments." Moreover, assuming the Requisite Consents are not obtained, there can be no assurance that after the Expiration Date a person will not acquire beneficial ownership of 75% or more of voting power of the Company thus triggering the Change of Control Provision or that the Company would have adequate cash available to redeem the Convertible Debentures. If the Company were to satisfy its obligations in respect of the Change of Control Provision by delivering Class A Common Stock, as discussed above, stockholders would experience substantial dilution in their relative ownership interest in the Class A Common Stock.

INDEFINITE AMOUNT AND USE OF PROCEEDS

  If no Rights holder other than CGE exercises Rights in the Rights Offering, the gross proceeds from the Rights Offering will be $185 million. Assuming Public Rights holders exercise Rights providing the Company with at least $25 million in gross proceeds, the aggregate gross proceeds from the Rights Offering will be $210 million. The first $25 million of gross proceeds, if any, received pursuant to the Rights Offering from subscriptions by the Public will be retained by the Company for general corporate purposes. Other than the first $25 million of gross proceeds received from subscriptions by the Public, the gross proceeds of the Rights Offering will be used to repay the $185 million aggregate principal amount of debt of CGE and its subsidiaries consisting of the CGE Note and the Anjou Note. See "Use of Proceeds."

  CGE has agreed to subscribe in the Rights Offering for up to $185 million of Class A Common Stock (subject to the obligation of the Company to issue shares of Class B Common Stock in certain circumstances), for a total subscription of up to shares of Class A Common Stock. The Rights Offering, however, is not conditioned upon any minimum level of exercise of the Rights. Consequently, there can be no assurance that the Company will raise more than $185 million of gross proceeds from the Rights Offering or that the Public will participate in the Rights Offering.

                                USE OF PROCEEDS

  If Public Rights holders exercise Rights providing the Company with at least $25 millon in gross proceeds, the aggregate gross proceeds from the Rights Offering will be $210 million. If no Rights holder other than CGE exercises Rights in the Rights Offering, the gross proceeds from the Rights Offering will be $185 million. CGE has agreed to subscribe in the Rights Offering for up to $185 million of Class A Common Stock, for a total subscription of up to shares of Class A Common Stock. The Rights Offering, however, is not conditioned upon any minimum level of exercise of Rights by the Public. Consequently, there can be no assurance that the Company will raise more than $185 million of gross proceeds from the Rights Offering or that the Public will participate in the Rights Offering. See "Risk Factors--Indefinite Amount and Use of Proceeds."

  The gross proceeds will be used in the following order of priority. The first $25 million of gross proceeds, if any, received pursuant to the Rights Offering from subscriptions by the Public will be retained by the Company for general corporate purposes. Other than the first $25 million of gross proceeds received from subscriptions by the Public, the gross proceeds of the Rights Offering will be used to repay the $185 million aggregate principal amount of debt of CGE and its subsidiaries consisting of (i) the $125 million CGE Note and (ii) the $60 million Anjou Note. The Company has taken all necessary legal actions in order to repay such indebtedness, including obtaining any required waivers. Any remaining proceeds will be retained for general corporate purposes.

  The CGE Note is an unsecured facility bearing interest at a rate based upon one, two, three or six-month LIBOR, as selected by the Company, plus 1.25% and has a final maturity of June 15, 2001. The loan contains certain financial and other restrictive covenants with respect to the Company relating to, among other things, the maintenance of certain financial ratios, and restrictions on the sale of assets and the payment of dividends on or the redemption, repurchase, acquisition or retirement of securities of the Company or its subsidiaries. The CGE Note also contains a covenant requiring CGE to remain the largest stockholder of the Company and maintain at least a 26% voting interest in the Company's common stock.

  The Anjou Note is an unsecured revolving credit facility that matures on August 2, 2003 and bears interest at LIBOR plus 0.6%. The Anjou Note also contains a covenant requiring CGE to remain the largest stockholder of the Company and maintain at least a 40% voting interest in the Company's common stock.

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

  The Class A Common Stock began trading publicly on August 10, 1989 at an initial public offering price of $17.00 per share and is traded on the AMEX
under the symbol "AWT." On      , 1997 there were   holders of record of the
Company's Class A Common Stock.

  The following table sets forth, for the fiscal periods shown, the high and low sales prices for the Class A Common Stock as reported on the AMEX.

                                                                   HIGH   LOW
                                                                  ------ ------
       Fiscal 1995
         First Quarter........................................... $6.875 $5.875
         Second Quarter.......................................... $5.625 $4.313
         Third Quarter........................................... $6.625 $4.125
         Fourth Quarter.......................................... $6.375 $5.000
       Fiscal 1996
         First Quarter........................................... $8.125 $4.000
         Second Quarter.......................................... $7.000 $5.250
         Third Quarter........................................... $6.750 $4.969
         Fourth Quarter.......................................... $9.500 $5.500
       Fiscal 1997
         First Quarter........................................... $7.500 $5.000
         Second Quarter.......................................... $6.500 $4.500
         Third Quarter........................................... $5.250 $2.250
         Fourth Quarter (through October 29, 1997)............... $4.063 $1.250

  On September 23, 1997, the last trading day immediately prior to the announcement of the Recapitalization, the closing price per share on the AMEX
for the Class A Common Stock was $1.50. On      , 1997, the day before the
effective date of the Registration Statement of which this Prospectus forms a part, the closing price per share on the AMEX for the Class A Common Stock was
$    .

  The Company did not declare any cash dividends on its Class A Common Stock during fiscal 1995 and fiscal 1996. Pursuant to the Bank Credit Facility, the Company is prohibited from declaring or paying cash dividends on its Class A Common Stock or other restricted payments, as defined in the Bank Credit Facility. The Company currently intends to retain its earnings, if any, to finance the growth and development of its business and to repay outstanding indebtedness and does not anticipate paying cash dividends on its Class A Common Stock in the foreseeable future.

                                   DILUTION

  The Company currently has a negative tangible net worth. The negative net tangible book value of the shares of Class A Common Stock as of July 31, 1997 was approximately ($332,949,000) or ($10.40) per share which will change to ($272,949,000) or ($4.12) per share upon consummation of the Exchange (assuming an exchange price of $1.75 per share). "Net tangible book value" per share represents the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of Class A Common Stock outstanding. Assuming the Requisite Consents are obtained and a Subscription Price of $1.75, (i) after giving effect to the sale by the Company of approximately 105,714,000 shares of Class A Common Stock in the case of the "Minimun Subscription," such that the Company will receive gross proceeds of $185 million, and after deducting the estimated offering expenses, the pro forma negative net tangible book value of the Company as of July 31, 1997 would have been approximately ($92,949,000), or ($.54) per share, representing an immediate and substantial dilution of ($2.29) per share and
(ii) after giving effect to the sale by the Company of approximately 120,000,000 shares of Class A Common Stock in the case of the "Maximum Subscription," such that the Company will receive gross proceeds of $210 million, and after deducting the estimated offering expenses, the pro forma negative net tangible book value of the Company as of July 31, 1997 would have been approximately ($67,949,000), or ($.36) per share, representing an immediate and substantial diluton of ($2.11) per share, in each case, in respect of the Subscription Price for shares of Class A Common Stock purchased pursuant to the Rights Offering. The following table illustrates the per share dilution:

                                                   DILUTION        DILUTION
                                                    MINIMUM         MAXIMUM
                                                 SUBSCRIPTION    SUBSCRIPTION
                                                 --------------  --------------
Subscription Price..............................         $ 1.75          $ 1.75
  Net negative tangible book value per share
   before Rights Offering, as adjusted for the
   Exchange(1).................................. $(4.12)         $(4.12)
  Increase per share attributable to
   stockholders exercising Rights...............   3.58            3.76
                                                 ------          ------
Pro forma net tangible book value per share
 after Rights Offering..........................          (0.54)          (0.36)
                                                         ------          ------
Dilution to stockholders exercising Rights(2)...         $(2.29)         $(2.11)
                                                         ======          ======

--------
(1) Reflects the issuance of approximately 34,286,000 shares of Class A Common Stock for $60 million of Series A Preferred Stock at an exchange price equal to $1.75 per share.
(2) Dilution is determined by subtracting the pro forma negative net tangible book value per share from the Subscription Price paid by an investor for a share of Class A Common Stock in the Rights Offering.

                             THE RECAPITALIZATION

GENERAL

  On September 24, 1997, the Company, CGE and Anjou entered into the Recapitalization Agreement, whereby the Company would restructure its debt and retire all of the outstanding shares of Series A Preferred Stock. The Recapitalization is comprised of two primary elements: (i) the Exchange and
(ii) the Rights Offering. Pursuant to the Recapitalization Agreement, the Company, CGE and Anjou also entered into agreements with respect to certain other matters, including the Consent Solicitation, the Charter Amendment and CGE's intent to work with the Company to enhance the Company's participation in the emerging privatization market in the wastewater management industry. See "--Consent Solicitation" and "--Other." Certain of the terms of the Recapitalization are summarized below. Such summary is qualified in its entirety by reference to the Recapitalization Agreement which is an exhibit to the Registration Statement of which this Prospectus forms a part.

BACKGROUND

  In early 1997, management of the Company determined to consider a recapitalization of the Company. On January 28, 1997, the Company retained Lazard Freres & Co., LLC ("Lazard Freres") to explore various strategic alternatives relating to a recapitalization of the Company and a possible disposition of Research-Cottrell. Lazard Freres subsequently proposed a rights offering structure to the Company's management. Shortly thereafter, management of the Company approached CGE with the concept of a rights offering, at which time CGE determined to retain its own legal and financial advisors for purposes of entering into discussions with the Board of Directors of the Company with respect to a recapitalization.

  In a special meeting of the Board of Directors of the Company on June 23, 1997, the Board of Directors decided, in anticipation of entering into discussions with CGE and in accordance with the Investment Agreement, that Ms. Carol Lynn Green and Lieutenant General John W. Morris, the Company's directors not affiliated with CGE, would be appointed as the Special Committee to consider any recapitalization proposal by CGE.

  Shortly thereafter, the Special Committee retained Wasserstein Perella & Co., Inc. ("WP&Co.") as its financial advisor and Fried, Frank, Harris, Shriver & Jacobson ("Fried, Frank") as its special legal counsel, having previously identified and interviewed prospective independent advisors to assist in its assignment.

 The July 10 Proposal

  On July 10, 1997, CGE and its financial advisor, Houlihan, Lokey, Howard & Zukin Capital ("Houlihan Lokey"), and its special legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") met with and presented a recapitalization proposal (the "July 10 Proposal") to the Special Committee (and its advisors), other members of the Company's Board of Directors, the Company's outside legal counsel, Davis Polk & Wardwell, and its financial advisor, Lazard Freres. CGE invited questions or discussions about any aspects of its proposal at any stage of the Special Committee's study of the proposal.

  The July 10 Proposal consisted of an exchange of CGE's Series A Preferred Stock for Class A Common Stock at a conversion price of $1.75 per share with a concurrent rights offering for a new series of convertible preferred stock (the "Convertible Preferred Stock"). Each holder of Class A Common Stock, including CGE, would have received, for every 0.700 share of Class A Common Stock owned, a nontransferable right to acquire one share of Convertible Preferred Stock at a subscription price of $2.00 per share. The Convertible Preferred Stock would have been immediately convertible into the Company's Class A Common Stock on a one-for-one basis at a conversion price of $2.00 per share, with the conversion price subsequently reset two years from the date of issuance based upon the then trading price of the Class A Common Stock, subject to a maximum conversion price of $2.00 per share and a minimum conversion price of $.50 per share. The Convertible Preferred Stock would have carried a dividend rate of 8% on its par value per share to be paid in kind and would have been mandatorily converted by the Company into Class A Common Stock three years from the date of issuance or upon a change in control of the Company at the conversion price in effect on such date.

  The Rights Offering under the July 10 Proposal would have permitted stockholders (including CGE) exercising their rights to subscribe for additional underlying shares available as a result of the unexercised rights.

  CGE's participation in the July 10 Proposal's rights offering was conditioned upon the Special Committee's approval of (i) the exchange of CGE's Series A Preferred Stock for Class A Common Stock at an exchange price of $1.75 per share, (ii) successful completion of the Consent Solicitation to amend the Indenture governing the Convertible Debentures to eliminate the Change of Control Provision and (iii) an amendment to Section 5.6 of the Investment Agreement to clarify that it shall not apply to CGE's existing investments in OTV-Kruger, Inc., Consumers Water Company, Philadelphia Suburban Corporation and to similar water-utility-related investments, acquisitions or activities by CGE or its affiliates.

  Following the July 10, 1997 meeting, WP&Co. conducted financial due diligence and Fried, Frank conducted legal due diligence with respect to the Company on behalf of the Special Committee. During the course of this review, the Special Committee and its advisors met numerous times, both collectively and in working groups, to consider business and financial information collected independently, and from the Company and CGE and their respective advisors, and to analyze the July 10 Proposal and alternatives thereto. During the course of its review in July and August, the Special Committee determined that certain alternatives to the July 10 Proposal, including various break-up scenarios, a Chapter 11 reorganization, an immediate liquidation of the Company upon dissolution, a sale of the Company to a third party, and a CGE debt to equity exchange, alone would have been either undesirable or likely to have been less attractive to the Public stockholders than other alternatives potentially available to them.

  On August 20, 1997, the financial and legal advisors of the Special Committee met with the financial and legal advisors of CGE to discuss the proposed terms of the recapitalization and to present the preliminary views of the Special Committee with respect to the July 10 Proposal. On behalf of the Special Committee, Fried, Frank and WP&Co. communicated the Committee's rejection of the July 10 Proposal on several bases, including the lack of business resolutions to the Company's business problems, concerns over the structure of the July 10 Proposal's rights offering due to such factors as the rights' nontransferability and its pricing, and the combined adverse dilutive effect of the reset mechanism and payment-in-kind provisions on the Public stockholders' share ownership in the Company. The advisors to the Special Committee proposed to the CGE advisors that CGE make a tender offer for the Public stockholders' Class A Common Stock. The CGE advisors expressed doubt concerning CGE's receptivity to this alternative but indicated CGE's willingness to listen to all of the Special Committee's ideas and proposals. The financial advisors to the Special Committee and to CGE agreed that, based upon their respective determinations of the Company's enterprise value, the Class A Common Stock currently had no intrinsic value. The respective advisors agreed that a meeting between the Special Committee and CGE's representative, Mr. Francois Jobard, Charge de Mission a la Direction Financiere of CGE, should be organized.

  The Special Committee and Mr. Jobard agreed to meet on September 3, 1997. On August 29, 1997, and in response to his request, the Special Committee wrote Mr. Jobard, among other things, to identify three objectives for any recapitalization proposal to be acceptable to the Special Committee: (i) the Company must be placed on a financially viable basis, (ii) CGE and the Company must establish a demonstrably effective long-term business strategy for the Company and (iii) Public stockholders must have liquidity in a fair, active and reliable trading market.

  On September 3 and 4, CGE, the Special Committee and their respective advisors met to discuss the July 10 Proposal. The Special Committee stated that the July 10 Proposal was unacceptable, citing among other things, its belief that the terms of the rights offering made it unlikely that Public stockholders would have participated and that the reset and payment-in-kind provisions of any shares of Convertible Preferred Stock acquired by CGE could have had a potentially high dilutive impact on the Public stockholders, and under certain circumstances, could have resulted in Public ownership of the Class A Common Stock of as low as 3.4%. Moreover, the July 10 Proposal provided for the reduction of the Company's debt burden by as much as $180 million with full Public participation in the rights offering or, assuming less than full Public participation, if CGE exercised its oversubscription privilege in the rights offering; however, CGE made no commitment to do so.

  The Special Committee also noted the absence in the July 10 Proposal of any specific business commitment of CGE to the Company, observing that it provided no mechanism for CGE to fund, or assist the Company in funding, future capital expenditures such as those necessary to successfully compete in the privatization of the United States municipal wastewater treatment market (to the extent such a market should emerge) nor did it address CGE's role in assisting the Company to develop new and more effective business strategies.

  In response, the Special Committee instead proposed that CGE consider a two-step acquisition consisting of a cash tender offer followed by a merger pursuant to which CGE would acquire 100% of the Class A Common Stock of the Company. Mr. Jobard, however, informed the Special Committee that CGE believed that in order to successfully accomplish a two-step acquisition, the offer price would have to be close to or above the market price of the Class A Common Stock and that because the market price of the Class A Common Stock was so far above what CGE believed the intrinsic value of the Class A Common Stock to be, a tender offer, in CGE's view, was not financially prudent. Moreover, CGE rejected this approach on the basis that its funds would not have gone toward the Company's capital needs and instead would only have been additive to such needs. While the two parties discussed possible elements of a common understanding affecting the Company's business need for support and improved business strategy, no consensus was reached. Mr. Jobard inquired at what price the Special Committee would consider a cash tender offer. The Special Committee indicated it would consider a cash tender offer proposal from CGE at $3.00 per share. Mr. Jobard rejected any further effort by the Special Committee to pursue a CGE acquisition proposal, but instead requested a counterproposal to be based on a structure similar to that set forth in the July 10 Proposal.

 The September 4 Proposal

  On September 4, 1997, the Special Committee made a proposal to CGE (the "September 4 Proposal") pursuant to which CGE would exchange the Series A Preferred Stock, the Anjou Note and the CGE Note for Class A Common Stock, at a price of $3.35 per share, and the Public would receive warrants as a dividend. Under the September 4 Proposal, the initial Public ownership of Class A Common Stock would have been approximately 18%, with the Public receiving freely transferable warrants exercisable at the price at which CGE would have converted its debt to equity in order to enable the Public over time to increase its ownership to approximately 35% of the Class A Common Stock. In addition, the Special Committee proposed that CGE agree to repurchase shares of Class A Common Stock held by the Public in up to three future "Dutch auction" tender offers in the event the average closing price of the Class A Common Stock fell below a determined threshold preceding any of the first three anniversaries of the recapitalization. The Special Committee also proposed that CGE agree to offer to purchase all outstanding shares of Class A Common Stock held by the Public, at a price to be independently agreed upon at a later date, if the Public's percentage ownership or the market capitalization of the Class A Common Stock held by the Public fell below a determined threshold or certain other events occurred.

  The September 4 Proposal raised certain strategic business issues which the Special Committee explained were important to its conception of fairness. For example, the September 4 Proposal, among other things, called for CGE to commit to provide a substantial amount of project investments, guarantees and other capital support and for CGE to provide management to the Company to enhance the Company's business efforts. The September 4 Proposal also called for CGE to reaffirm the language of Section 5.6 of the Investment Agreement that designates the Company as CGE's exclusive vehicle in the United States with respect to water and wastewater management and air pollution activities. The September 4 Proposal further would have required the Company to conduct a regular stockholder relations program and to promote analyst coverage.

 The September 5 Proposal

  CGE rejected the Special Committee's September 4 Proposal primarily because
(i) the implied price at which CGE would exchange its securities into the Company's Class A Common Stock was in excess of the intrinsic value of such stock, (ii) the proposed warrants were being given to the Public for no consideration, (iii) CGE did not consider it to be an appropriate balance to provide only the Public with downside price protection, and (iv) CGE was not prepared to commit now to the funding of unidentified projects at an unknown time in the future. On September 5, 1997, CGE provided a counterproposal (the "September 5 Proposal") to the Special Committee. Pursuant to the September 5 Proposal, CGE would exchange approximately $105 million of debt of CGE ("CGE Debt"), consisting of the CGE Note and the Anjou Note, into shares of Class A Common Stock at an exchange price of $1.75 per share, and would exchange the remaining approximately $80 million of CGE Debt as well as the $60 million of Series A Preferred Stock into a new series of cumulative redeemable pay-in-kind ("PIK") preferred stock which would pay market rate dividends in kind for an agreed upon period of time and be mandatorily redeemed at an agreed upon date. This proposal, in CGE's view, would have resulted in the Company exchanging its $245 million of cash pay obligations into equity securities with no cash interest or cash dividend payment obligations, and would have resulted in Public stockholders initially having a 20% ownership interest in the Class A Common Stock of the Company. CGE agreed to consider the strategic business points raised in the Special Committee's September 4 Proposal, including CGE's working with the Company to formulate a focused business strategy and implementing a process of making available funding of capital expenditures for the Company's business on a project-by-project basis, if commercially reasonable. The September 5 Proposal left the determination of holding analysts conferences and other such programs to the discretion of the Company's management. Furthermore, if the Company did not obtain the consent of the Convertible Debenture holders to eliminate the Change of Control Provision from the Indenture, the September 5 Proposal called for the Company to satisfy the Change of Control Provision by delivering Class A Common Stock in lieu of cash to the Convertible Debenture holders in accordance with the terms of the Indenture.

 The September 8 Proposal

  The Special Committee rejected CGE's September 5 Proposal in part because the Special Committee believed that it did not adequately resolve problems with the Company's capital structure and would have left Public stockholders with inadequate value after taking into account the financial implications of the $140 million of manditorily redeemable PIK preferred stock. The September 5 Proposal also lacked, in the Special Committee's view, a means by which the Public stockholders could further participate in the Company's future potential, beyond their 20% ownership interest, among other things. In addition, the Special Committee disfavored CGE's approach with respect to the Convertible Debentures because of its potentially dilutive impact on the minority stockholders in the event the Consent Solicitation failed.

  On September 8, 1997, the Special Committee and its advisors suggested another proposal in anticipation of a meeting with CGE and its advisors (the "September 8 Proposal") that modified the exchange provisions of CGE's September 5 Proposal and provided for the issuance of two series of freely transferable warrants. The September 8 Proposal called for the exchange of approximately $91 million of CGE Debt into shares of Class A Common Stock at an exchange price of $2.50 per share and the exchange of approximately $94 million of CGE Debt into shares of a new issue of nonvoting convertible preferred stock (the "Exchange Preferred Stock") at an exchange price of $2.50 per share. The Exchange Preferred Stock would have been convertible into Class A Common Stock in certain circumstances. In addition, CGE would have separately exchanged its Series A Preferred Stock for a new series of redeemable participating preferred stock (the "Participating Preferred Stock") that would have paid market rate cash dividends commencing at such time as the Company achieved an agreed upon level of earnings before taxes excluding extraordinary items for any four consecutive profitable quarters, and which would have been mandatorily redeemed on the tenth anniversary following issuance. Immediately after the exchange and assuming conversion of the Exchange Preferred Stock into Class A Common Stock, CGE would have beneficially owned approximately 83% of the Class A Common Stock.

  In addition to the exchange of the CGE Note, Anjou Note and Series A Preferred Stock, the September 8 Proposal provided that the Company would issue to Public stockholders two series of freely tradable Warrants.

The first series of warrants (the "Recap Warrants") would have entitled the Public to purchase 10% of the Class A Common Stock at an exercise price of $2.50 per share and would have expired eighteen months from the date of issuance. The Recap Warrants were intended to enable the Public to fund the recapitalization on a cost basis similar to CGE. Upon exercise of the Recap Warrants and assuming conversion of the Exchange Preferred Stock into Class A Common Stock, the Public would have owned up to approximately 27% of the outstanding shares of Class A Common Stock. The second series of warrants (the "Term Warrants") would have entitled the Public to purchase an additional 8% of the Class A Common Stock at an exercise price representing a premium to the exercise price of the Recap Warrants. The Term Warrants would have expired five years from the date of issuance and were intended to enable the Public to participate in the long-term appreciation potential of the Company and to provide the Company with capital for project and infrastructure development. Upon exercise of the Recap Warrants and Term Warrants and assuming conversion of the Exchange Preferred Stock, the Public would have owned up to approximately 35% of the Class A Common Stock. Proceeds from the exercise of the Recap and Term Warrants would have been retained by the Company to fund working capital requirements and capital expenditures.

  The September 8 Proposal also set forth several strategic business issues. The September 8 Proposal would have required CGE to defer an acquisition of the Company for five years from the date of the recapitalization to provide sufficient time for the recapitalization to succeed. The September 8 Proposal also called for approval of the recapitalization by a majority of the outstanding shares of publicly-held Class A Common Stock in addition to a majority of the outstanding shares of Class A Common Stock and Series A Preferred Stock, and repeated requirements for the establishment of a stockholder relations program and efforts to improve analyst coverage. The September 8 Proposal further called for, among other things, the creation of the Business Planning Committee comprised of three CGE appointed directors and two directors who are independent and unaffiliated with CGE to review business strategies prepared by the Company's senior management and, as appropriate, make recommendations on the formulation and implementation of those strategies that would have as their objective increasing stockholder value. Among other things, for example, the Business Planning Committee would have identified areas where CGE's water management expertise and resources and the Company's business could be effectively integrated. The Business Planning Committee would have remained in place through the end of fiscal year 1999.

  The September 8 Proposal also repeated the requirement that CGE reaffirm that the Company be CGE's exclusive North American vehicle for water-related investments, including water utilities, but provided for certain clarifications to the Investment Agreement with respect to CGE investments prior to execution of the Investment Agreement. The September 8 Proposal reiterated CGE's intention of implementing a process of making available funding of capital expenditures entered into in the course of the Company's business through an off-balance sheet vehicle or entity, but would have required that the Company have the right of first investment for any such capital expenditures and the opportunity to co-invest in the equity of all Company related projects otherwise sponsored by CGE, to the extent the Company had the resources necessary to do so, if and when such vehicle was realized.

  CGE rejected the September 8 Proposal, reiterating that it would not accept a proposal which it believed was not supportable on a valuation basis, and provided the Company's Class A Common stockholders with, in its view, zero cost warrants, and required CGE to provide significant financial commitments on the Company's behalf. CGE returned to its September 5 Proposal, pursuant to which it would have converted the CGE Note and Anjou Note into Class A Common Stock at a conversion price of $1.75 per share and exchanged its Series A Preferred Stock for newly issued mandatorily redeemable PIK preferred stock. CGE disagreed with the concept of requiring Public stockholder approval of a recapitalization agreement by a majority of the outstanding shares of publicly-held Class A Common Stock based on its analysis of applicable law. Among other things, CGE expressed a willingness to consider offering two series of warrants to Public stockholders. CGE acknowledged the Special Committee's concern that a funding vehicle not compete with the Company, but expressed concerns that the Special Committee's framework would have deterred third party investors. CGE objected to the Special Committee's position that
Section 5.6 of the Investment Agreement applied to water utilities businesses except for certain pre-existing CGE investments, since such position conflicted, in CGE's view, with the history of the negotiations of the Investment Agreement. CGE reiterated its position that water utility investments were never intended to be encompassed by the Investment Agreement.

 The September 9 Proposal

  On September 9, 1997, the Special Committee suggested a compromise proposal (the "September 9 Proposal") pursuant to which CGE would have exchanged the CGE Note and the Anjou Note for Class A Common Stock at an exchange price of $2.25 per share. The exchange under the September 9 Proposal was conditioned on receiving the Requisite Consents to amend the Indenture. In the event the Consent Solicitation was unsuccessful, the Special Committee called for the exchange of the CGE Note and the Anjou Note to be handled in the same manner as in its September 8 Proposal. Under the September 9 Proposal, the Series A Preferred Stock would have been exchanged for a new series of preferred stock that would have been noncumulative participating preferred stock for three years and thereafter would have been cumulative preferred stock with a cash dividend. The September 9 Proposal also provided that Public stockholders would receive two series of warrants, entitling them to purchase shares of Class A Common Stock at a premium to the above- referenced exchange price, such that after full exercise of the warrants by the Public, the Public would own 35% of the Class A Common Stock. The Special Committee also sought protection against a short-form merger of the Company with or into CGE or an affiliate for a period of five years following the recapitalization; agreed to study further the vote requirements that should apply with respect to the Company's stockholders; repeated requirements for establishment of a policy requiring the Company to hold semi-annual analyst conferences, conduct conference calls concurrent with earnings releases, promote analyst coverage of its stock and initiate a stockholder relations program; reiterated the establishment of the Business Planning Committee; and detailed further how a funding vehicle would not compete with the Company. The Special Committee also undertook to study further the background of Section 5.6 of the Investment Agreement.

 The September 10 Proposal

  On September 10, 1997, CGE rejected the September 9 Proposal and made a revised proposal to the Special Committee (the "September 10 Proposal"). The September 10 Proposal provided that CGE would exchange the Anjou Note and the CGE Note for Class A Common Stock at an exchange price of $2.00 per share and would exchange the Series A Preferred Stock into shares of newly issued PIK preferred stock which, for the first five years, would have paid dividends at the rate of 7% in cash or 9% in kind at the Company's option and after five years, would have paid 7% dividends in cash. CGE's proposal also provided for the issuance of two series of warrants to the Public stockholders: (i) warrants entitling the holders to acquire seven million shares of Class A Common Stock at an exercise price of $2.75 per share and expiring two years from the date of issuance and (ii) warrants entitling holders to acquire seven million shares of Class A Common Stock at an exercise price of $4.00 per share and expiring five years from the date of issuance. The exercise price of the warrants implied a 17% annual rate of accretion. Assuming full exercise of the warrants by the Public, Public ownership in the Company would have increased to approximately 23%.

  In addition, under the terms of the September 10 Proposal, CGE reiterated its willingness to explore a process of making available funding of capital expenditures for the Company's business through an off-balance sheet vehicle or entity on a project-by-project basis if commercially reasonable but remained resistant to any firm commitment to set dollar amounts or specific terms of a capital funding program. CGE required that the recapitalization be contingent upon the resolution of interpretive issues with respect to Section
5.6 of the Investment Agreement through either a non-compete agreement (based on the Company's existing business) or an amendment to Section 5.6 of the Investment Agreement to make clear its inapplicability, in CGE's view, to water utility businesses and to certain businesses in which CGE had pre-1994 investments. CGE further offered to agree not to conduct a short-form merger of the Company prior to the eighteen-month anniversary of a recapitalization without the prior consent of the Company's Independent Directors (as defined in the Investment Agreement). CGE rejected the idea of requiring Public stockholder approval of a recapitalization agreement by a majority of the outstanding shares of publicly-held Class A Common Stock.

 The September 12 Proposal

  On September 12, 1997, the Special Committee responded to CGE's September 10 Proposal by reiterating its offer to exchange the CGE Note and the Anjou Note for a combination of Class A Common Stock and newly issued preferred stock at an exchange price of $2.25 per share and to issue to Public stockholders two series of warrants to acquire shares of Class A Common Stock (the "September 12 Proposal"). The preferred stock issuable upon exchange of the CGE Note and the Anjou Note under the September 12 Proposal contained the same features as the Exchange Preferred Stock issuable upon the exchange of the CGE Note and Anjou Note under the September 8 Proposal.

  The September 12 Proposal further provided for the exchange of CGE's Series A Preferred Stock into shares of newly issued noncumulative preferred stock (the "New Preferred Stock") that would have paid 7% cash dividends or 9% dividends in-kind, at the option of the Company. The New Preferred Stock was exchangeable, at the option of the Company, into subordinated debt of the Company, provided that a certain financial ratio was satisfied.

  The September 12 Proposal further called for Public stockholders to receive two series of freely tradable warrants to acquire shares of Class A Common Stock. The warrants to be issued under the September 12 Proposal contained similar expiration terms as the warrants to be issued under the September 9 Proposal of the Special Committee. The first series of warrants (the "Recap Warrants") would have entitled the Public to purchase 11.35 million shares of Class A Common Stock at an exercise price of $2.72 per share and would have expired two years from the date of issuance. The second series of warrants (the "Market Warrants") would have entitled the Public to purchase 11.35 million shares of Class A Common Stock at an exercise price of $3.62 per share, provided that the exercise price of the Market Warrants would be adjusted downward by the aggregate amount of dividends received by CGE on the New Preferred Stock through the third anniversary of issuance, and would have expired five years from the date of issuance. Recap Warrants not exercised prior to their expiration would have automatically converted into an equivalent amount of additional Market Warrants. Upon exercise of the Recap Warrants and Market Warrants and assuming conversion of the Exchange Preferred Stock into Class A Common Stock, the Public would have owned up to approximately 30% of the outstanding Class A Common Stock of the Company. Proceeds from the exercise of the Recap Warrants and Market Warrants would have been retained by the Company to fund working capital requirements and capital expenditures.

  The September 12 Proposal further required CGE, Company management and the Special Committee to commence negotiations, within fifteen days of agreement on the terms of the recapitalization, on a process whereby CGE would make available guarantees and funding of capital expenditures enabling the Company, on an exclusive basis and through one or more off-balance sheet vehicles or entities on a project-by-project basis, to bid on and obtain management and other project related contracts. The September 12 Proposal further required that by the closing of the recapitalization, CGE and the Company would agree on the terms of such funding process which would remain in place for a period of five years following the date of the recapitalization.

  The September 12 Proposal also contemplated the amendment of Section 5.6 of the Investment Agreement (i) to provide that the exclusivity clause would not apply to privately-owned (versus government or non-profit majority owned or operated) drinking water activities or investments, including Philadelphia Suburban and Consumers Water, (ii) to clarify that the exclusivity clause would cover all other CGE North American air and water business activities and/or other investments, and (iii) to indicate that CGE and its affiliates would not compete with the Company (including through its investment in OTV-Kruger) except with respect to privately-owned drinking water activities or investments. The amendment of Section 5.6 of the Investment Agreement was conditioned upon (i) the Special Committee's confirmation that it (a) would not have been inconsistent with the intent of the parties to the Investment Agreement and (b) would not have represented a competitive conflict with the Company based upon its current business plans, and (ii) the Special Committee's satisfaction with the terms of the off-balance sheet and/or other funding process to be established.

  With respect to other strategic issues, the September 12 Proposal required that CGE agree not to acquire the Company through a short-form merger through the fifth anniversary of the recapitalization, repeated the language of earlier proposals for a policy under which the Company would hold semi-annual analyst conferences, conduct conference calls concurrent with earnings releases, promote analyst coverage of its stock and initiate a stockholder relations program and continued to call for the creation of a Business Planning Committee as provided in the September 8 Proposal. Under the September 12 Proposal, the Special Committee further withdrew its earlier proposal to require approval of the recapitalization by a majority of the outstanding shares of the publicly-held Class A Common Stock, contemplating instead stockholder consent (without a meeting) under the standard Delaware statutory vote to increase the authorized number of shares of the Common Stock of the Company.

 The Form 10-Q for the Quarter Ended July 31, 1997

  On September 15, 1997, the Company filed with the Commission its Form 10-Q for the quarter ended July 31, 1997 (the "10-Q"). Among other things, the 10-Q addressed the Company's deteriorating operating results; the establishment of the Special Committee and the fact that discussions were being held regarding a range of possible debt restructuring or other recapitalization alternatives but that an agreement had not yet been reached; the delisting of the Company's Convertible Debentures from the Nasdaq SmallCap Market; the possible need to obtain an amendment of the Bank Credit Facility (or other long-term debt or other obligations) or waivers in the event that the Company was in violation of covenants under the Bank Credit Facility at October 31, 1997, and the expectation that the Lending Banks would request additional credit support from CGE and certain other changes to the Bank Credit Facility as a condition to a waiver, which support CGE was not prepared to provide pending the outcome of its discussions with the Special Committee; and the notification from USF&G that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, unless it received certain indemnification from CGE or Anjou, which indemnification CGE was not prepared to provide pending the outcome of its discussions with the Special Committee. The 10-Q also stated the possibility of a material adverse effect on the business prospects and financial condition of the Company in the event the Company was unsuccessful in reaching an agreement on the terms of a possible debt restructuring or other recapitalization transaction or satisfactory arrangements with the Lending Banks or USF&G. On September 16, 1997, the AMEX temporarily suspended trading on that day of the Company's Class A Common Stock pending review of the Company's earnings release. The closing price of the Company's Class A Common Stock dropped from $3.125 on September 15, 1997 to $1.438 on September 17, 1997.

  During the week of September 15, 1997, the Special Committee and its advisors received additional information on the status of negotiations among the Company, CGE and representatives of the Lending Banks and USF&G. CGE and the Special Committee and its advisors also were apprised of the status of certain of the Company's management contracts with its customers and potential adverse impact of the Company's business prospects and financial condition, as disclosed in the 10-Q, on the continuation of such contracts.

 The September 18 Proposal

  On September 17, 1997, Mr. Jobard sent a letter to the Special Committee summarizing the position of CGE on the recapitalization negotiations to date and underscoring CGE's desire to complete discussions expeditiously. On September 18, the Special Committee responded to Mr. Jobard's letter and stated that it too was looking forward to resuming discussions. Mr. Jobard and the Special Committee met that night at dinner to confirm this mutual objective and review the history of the negotiations.

  On September 18, 1997, CGE sent a new proposal to the Special Committee (the "September 18 Proposal") which reintroducted the concept of a rights offering. Under the September 18 Proposal, following the exchange by CGE of $60 million of Series A Preferred Stock for Class A Common Stock, each holder of Class A Common Stock would have received for every 0.5525 share of Class A Common Stock a transferable right to acquire one share of Class A Common Stock at a subscription price of $1.75 per share. The September 18 Proposal also included an oversubscription privilege which would have allowed all stockholders exercising rights in the rights offering to subscribe for additional underlying shares of Class A Common Stock available as a result of unexercised rights, if any. Assuming full participation of all holders of Class A Common Stock in the rights offering, the gross proceeds to the Company from the rights offering would have been approximately $210 million.

  Under the September 18 Proposal, CGE would have agreed to exercise its oversubscription privilege in the rights offering to the extent required to result in total proceeds available to repay the CGE Note and the Anjou

Note in the case that the Public invested less than $24 million, and in the case that the Public invested $24 million or more, to the extent of $185 million less the amount invested by the Public over $24 million up to the point the Public had invested $34 million. The first $24 million of proceeds from the Public and all proceeds from the exercise of CGE's rights would have been used to repay the CGE Note and the Anjou Note, with all additional proceeds, if any, being used by the Company for general corporate purposes.

  The September 18 Proposal provided that CGE's offer to participate in the rights offering was conditioned on the Special Committee's approval of: (i) a separate exchange offer whereby CGE would exchange its $60 million of Series A Preferred Stock for Class A Common Stock at an exchange price of $1.75 per share, which newly issued shares of Class A Common Stock would be eligible to participate in the rights offering, (ii) successful completion of the Consent Solicitation to amend the Indenture governing the Convertible Debentures to delete the Change of Control Provision, and (iii) an amendment to Section 5.6 of the Investment Agreement to clarify that it shall not apply to CGE's existing investments in OTV-Kruger, Inc., Consumers Water Company and Philadelphia Suburban Corporation and to any similar water utility-related investments, acquisitions or activities by CGE or its affiliates. The September 18 Proposal also provided that if the Requisite Consents were not obtained in the Consent Solicitation, CGE would have received in the exchange of its Series A Preferred Stock the number of shares of a new class of nonvoting common stock required to limit its voting control of the Company to 74.0%. Other than voting rights, the rights and privileges of the nonvoting common stock would have been identical to the Class A Common Stock and would have automatically converted into Class A Common Stock upon expiration of the Change of Control Provision.

  With respect to strategic issues, the September 18 Proposal adopted prior Special Committee proposals for a Business Planning Committee and a policy under which the Company would hold semi-annual analyst conferences, conduct conference calls concurrent with earnings releases, promote analyst coverage of its stock and initiate a stockholder relations program. The September 18 Proposal, in addition, provided that following the recapitalization, CGE would assess various methods of funding capital expenditures on a project-by-project basis and would give the Company the opportunity to co-invest in the equity of such projects to the extent the Company had the resources necessary to do so. CGE further would have agreed not to acquire the Company through a short-form merger without the approval of the Independent Directors of the Company through the eighteen-month anniversary of the recapitalization.

  On September 19 and 20, the Special Committee and its advisors and CGE and its advisors continued negotiations. On September 19, the Special Committee objected, among other things, to the pricing of the rights offering, the use of Public stockholders' proceeds raised, if any, from the rights offering being first used to pay down the Company's indebtedness to CGE and Anjou, and the shortness of the period during which Public stockholders would not have been subject to a short form merger transaction.

  On September 19, 1997, the Special Committee suggested that the terms of the rights offering provide, among other things, that if Public stockholders did not exercise at least 50% of their rights in the rights offering, the Public stockholders' unexercised rights would "roll over" into a deferred transferable right which, among other terms, could be extended for a period of three years. The Special Committee, moreover, suggested a discount mechanism for the rights offering and different pricing of CGE's exchange of its Series A Preferred Stock. The Special Committee and CGE continued to discuss Section
5.6 of the Investment Agreement.

  CGE rejected the deferred rights mechanism and instead proposed that Public stockholders exercising their rights in the rights offering receive a share of a fixed pool of warrants, such warrants entitling the holders to acquire additional shares of Class A Common Stock. Pursuant to its proposal, CGE reaffirmed its proposed subscription price in the rights offering, and its proposed exchange price for its Series A Preferred Stock, of $1.75 per share. CGE also suggested that the first $10 million of any Public proceeds raised by the rights offering be retained by the Company, with any additional Public proceeds then being used to pay down the CGE Note and Anjou Note. CGE also offered to extend to a period of up to two and one-half years, the period during which it agreed not to acquire the Company through a short-form merger without approval of the Independent Directors of the Company.

  On September 20, 1997, the Special Committee rejected CGE's proposed warrant structure and expressed a willingness to consider a rights offering with a minimum subscription price of $1.75, or an 18% discount from the market price of the Class A Common Stock, whichever was higher, with the additional requirement that CGE exchange its Series A Preferred Stock at an exchange price equal to the subscription price and agree to subscribe, if necessary, for unexercised rights sufficient to pay down the CGE Note and the Anjou Note. The Special Committee also suggested a restructuring of the pool of warrants to be issued to Public stockholders, including, among other things, the ratable issuance of up to 10,000,000 warrants with an exercise price of $2.49. The exercise price of the warrants was based on a 12.5% annual rate of accretion. The Special Committee and CGE continued to discuss other terms, including the use of Public proceeds, if any, raised from the rights offering and limitations on CGE's ability to acquire the Company through a short-form merger within a specified time period to be determined.

  CGE accepted the Special Committee's warrant formulation and sought a ceiling price of $2.50 for the subscription price in the rights offering. CGE also indicated a willingness to limit its ability to dilute the Public stockholders by setting a cap on its own subscription rights at $185 million in the rights offering. After additional meetings and discussions, the parties reached an oral agreement in principle on the terms of the Recapitalization. From September 21 to 24, CGE and the Special Committee (and their respective advisors) negotiated the written terms of the Recapitalization Agreement.

 The Recapitalization Agreement

  In the afternoon of September 24, 1997, the Special Committee (i) determined that the Recapitalization is fair to, and in the best interests of, the Company and its stockholders (other than CGE and its subsidiaries) and (ii) resolved to approve and recommend the Recapitalization Agreement and the transactions contemplated thereby to the Board of Directors of the Company, having taken into account, among other things, the written opinion of WP&Co. to the effect that as of such date, and based upon and subject to the assumptions and limitations set forth therein, the financial terms of the Recapitalization Transactions (as defined in the opinion) taken as a whole were fair to the holders of the Class A Common Stock (other than CGE and its subsidiaries) from a financial point of view. Later that same day, the Special Committee met with the Board of Directors of the Company. Following the report of the Special Committee, the Board of Directors of the Company unanimously
(i) determined that the Recapitalization is fair to, and in the best interests of, the Company and its stockholders and (ii) resolved to approve and adopt the Recapitalization and the transactions contemplated thereby subject to the terms and conditions thereof.

  On September 24, 1997, the Company, CGE and Anjou entered into the Recapitalization Agreement. The Company and CGE issued a joint press release announcing that they had entered into a definitive agreement with respect to the recapitalization of the Company. On September 25, 1997, the Company issued a press release supplementing the press release of September 25, 1997, for the purpose of clarifying the effect of an amendment to the Indenture to eliminate the Change of Control Provision.

REASONS FOR THE RECAPITALIZATION

 Special Committee

  The Special Committee met with its financial and legal advisors on 18 different occasions from July 10, 1997 to September 24, 1997 to review the July 10 Proposal, evaluate the Company and its financial and business condition and its prospects, consider alternatives presented by its financial and legal advisors and respond to alternative CGE proposals. CGE and the Special Committee met on five different occasions during this time period and its respective advisors had discussions in addition to these occasions. In considering and evaluating recapitalization proposals, the Special Committee considered a number of factors in reaching its decision. It did not quantify, rank or otherwise assign relative weights to the factors discussed below.

  The Special Committee considered the business, results of operations, financial condition, assets, liabilities, business strategy and prospects for the Company. The members of the Committee were generally familiar in respect of such matters and further informed themselves in the course of their evaluation. Among other things, the Special Committee considered the financial analysis of its financial advisor, WP&Co., and its view that the common equity of the Company lacked any intrinsic value at this time, the disappointing historical operations and financial performance of the Company, the current condition of the business, including the highly leveraged nature of its balance sheet, the content and relative reliability of internal projections, management tenure at the operating levels, the potential impact of the DOJ Investigation of certain matters related to PSG, the status and prospects for Research-Cottrell, the Company's standing with the Lending Banks and USF&G, the Company's overall liquidity, and the impact of such matters on the Company's ability to meet its customer's expectations and needs for current and future contracts.

  In reaching its decision, the Special Committee took into account the opinion of WP&Co. which was delivered on September 24, 1997. WP&Co. advised the Special Committee, subject to the assumptions and limitations described in its opinion (including the limitation that WP&Co. is not opining as to any individual term of the Recapitalization Agreement), that the financial terms of the Recapitalization Agreement, taken as a whole, are fair from a financial point of view to the Public stockholders. A copy of the opinion of WP&Co. is attached as Annex A to this Prospectus. Such opinion should be read in its entirety for a description of the opinion expressed, procedures followed, matters considered and limitations of review undertaken in connection with such opinion. The Special Committee considered such opinion and the several presentations made by WP&Co. to support its decision as well as the multiple alternatives considered and rejected by WP&Co. and the Special Committee.

  The Recapitalization Agreement, in the Special Committee's view, was reached after long, difficult and active negotiations. As discussed above, the Special Committee sought to meet three general principles: (i) to place the Company on a financially viable basis, (ii) to establish a demonstrably effective long-term business strategy for the Company, and (iii) to provide liquidity for the Public stockholders in a fair, active and reliable trading market. In its view, it achieved these principles in an arm's-length independent manner with the advice of its independent financial and legal advisors by approving a program that would successfully deleverage the Company's balance sheet, create a structure to implement an effective business strategy, minimize the dilutive effects to the Public stockholders of a necessary recapitalization and maximize the Public stockholders' ability to participate in the Company's progress free of the threat of an unfair short-form merger during the next three years, among other elements of the Recapitalization Agreement.

  In this regard, the Special Committee believes that the following factors are reasons in support of the Recapitalization:

    (i) Through the elimination of $185 million in debt and the Series A Preferred Stock, the Recapitalization Agreement substantially reduces the Company's interest and dividend requirements and enhances the Company's ability to fund its working capital requirements, capital expenditures and other corporate needs.

    (ii) The Recapitalization Agreement calls for CGE to support the Company's surety bond relationship with USF&G through consummation of the Recapitalization. This step permits the Company to continue to do business in the ordinary course.

    (iii) The execution of the Recapitalization Agreement and its closing should permit the Company to resume normal commercial banking relationships.

    (iv) The Recapitalization Agreement offers less dilution to the Public stockholders in its worst case (10.7% Public stockholder ownership) than the worst case arising under the July 10 Proposal (3.4% Public stockholder ownership with the reset mechanism) and is not materially different than the July 10 Proposal without the reset mechanism in a worst case (11.4% Public stockholder ownership).

    (v) Taking into account the Warrants issuable to Public stockholders in the Rights Offering, and assuming full Public stockholder participation in the Rights Offering, the Recapitalization offers more Public stockholder ownership potential--31.4% (assuming a Subscription Price of $1.75) or 37.3% (assuming a Subscription Price of $2.50)--than the Public stockholders would have had under the July 10 Proposal (27.8%).

    (vi) The Rights Offering provides the Public stockholders value in the form of transferable Rights that may be resold in lieu of exercise by the receiving Public stockholder. This factor assumes that the Rights will have value.

    (vii) The commitment by the Company and CGE to a timely and coordinated roadshow enhances the ability of Public stockholders and other potential investors to make informed judgments on whether and how to participate in the Rights Offering. No such commitment was made in the July 10 Proposal.

    (viii) Through the Warrants (which are received by a subscribing Public stockholder in the Rights Offering), the stockholder is able to defer a further investment in the Company until the stockholder has seen substantial evidence of the Company's progress of recovery. The Warrants are available to subscribing Public stockholders and not to CGE. Because the warrants are transferable, the warrants should have value even if not exercised by the holder thereof.

    (ix) The Recapitalization does not contemplate the triggering of the Change of Control Provision set forth in the Indenture.

    (x) The stated commitment of CGE to work with the Company in developing further sources of capital for the Company is an important statement of assurance to the Company's Public stockholders, customers, creditors, and employees.

    (xi) CGE's agreement not to effect a short-form merger under applicable Delaware law for three years without the approval of a majority of the Independent Directors of the Company (as defined in the Investment Agreement) protects the Public stockholders' ability to benefit from the Company's recovery in such time period.

    (xii) The newly created Business Planning Committee is an appropriate means to refine and implement a demonstrably effective business strategy and to identify areas where CGE's water management expertise and resources and the Company's business could be effectively integrated with those of the Company.

    (xiii) The Recapitalization Agreement requires the Company to take steps designed to obtain better financial market coverage of its affairs and to take other steps aimed at improving the investment community's understanding of the Company and thus to improve the quality of the trading market in the Common Stock.

    (xiv) If the Public stockholders invest in the Rights Offering, up to $25 million of such investments will be used by the Company in its business and will not be used to repay the Company's debt obligations to CGE and its affiliates. Under the July 10 Proposal if all Rights were exercised, the maximum amount of proceeds which would remain in the Company would have been $10 million.

    (xv) Upon consummation of the Recapitalization, the Class A Common Stock is expected to have intrinsic value which is higher generally, the Special Committee believes, than the range of intrinsic values implied in the July 10 Proposal.

    (xvi) The Recapitalization permits Public stockholders to realize value for their shares which, the Special Committee believes, would have been unavailable or lower in a Chapter 11 reorganization, liquidation or certain other transactions involving the Company and third parties.

 Company Board

  On September 24, 1997, the Board of Directors of the Company unanimously (i) determined that the Recapitalization is fair to, and in the best interests of, the Company and its stockholders, and (ii) resolved to approve and adopt the Recapitalization Agreement and the transactions contemplated thereby subject to the terms and conditions thereof. In reaching such determinations, the Board of Directors of the Company considered the following factors, each of which, in the view of the Board, supported such determinations: (i) the conclusions and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of the opinion of WP&Co., that subject to the assumptions and limitations described in its opinion (including the limitation that WP&Co. is not opining as to any individual term of the Recapitalization Agreement), that the financial terms of the Recapitalization Transactions (as defined in the opinion) taken as a whole are fair from a financial point of view to the Public stockholders, (iii) the fact that the terms and conditions of the Recapitalization Agreement were the result of arm's-length negotiations between the Special Committee and CGE and
(iv) the financial position of the Company as disclosed in the 10-Q.

  The members of the Board of Directors of the Company, including the members of the Special Committee, evaluated the Recapitalization in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of financial and legal advisors. In light of the number and variety of factors that the Board of Directors of the Company and the Special Committee considered in connection with their evaluation of the Recapitalization, the Board of Directors of the Company did not find it practicable to assign relative weights to the foregoing factors, and accordingly, the Board of Directors of the Company did not do so.

  The Board of Directors of the Company, including the members of the Special Committee, believes that the Recapitalization is procedurally fair because, among other things: (i) the Special Committee consisted of Independent Directors appointed to represent the interests of the stockholders other than CGE; (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained WP&Co. as its independent financial advisor to assist it in evaluating a proposed recapitalization and received advice from WP&Co.; (iv) the deliberations pursuant to which the Special Committee evaluated the proposed recapitalization and alternatives thereto were procedurally fair; and (v) the terms and conditions of the Recapitalization Agreement resulted from active arm's-length bargaining between representatives of the Special Committee, on the one hand, and representatives of CGE on the other.

ROLE OF FINANCIAL ADVISOR

  In connection with the review of the Recapitalization, the Special Committee retained an independent financial advisor to assist it in its consideration of valuation, financial and other matters relating to the transactions contemplated by the Recapitalization Agreement. In this regard, the Special Committee retained WP&Co. as its financial advisor, and WP&Co. has acted exclusively in such capacity and is not, among other things, acting as underwriter for or otherwise participating in the distribution of the securities being offered hereby.

  Prior to the establishment of the Special Committee to review CGE's recapitalization proposal, the Company had engaged Lazard Freres in January 1997 to develop a preliminary recapitalization plan and to assess the possibility of de-emphasizing the Research-Cottrell business segment and redeploying capital to the PSG and Metcalf & Eddy segments. The Special Committee retained WP&Co. in July 1997 to assist the Special Committee in its review of the recapitalization proposal presented by CGE to the Company. During the course of the assignment, WP&Co. conducted business and financial due diligence with respect to the Company and CGE's initial recapitalization proposal of July 10, 1997. During that time, WP&Co. interviewed corporate executives of the Company, management of the Company's operating subsidiaries, and met with the Company's financial advisor, Lazard Freres. WP&Co. also held meetings with CGE's financial advisor, Houlihan Lokey, in an effort to understand the purposes, operation and implications of CGE's recapitalization proposals. WP&Co.'s analysis has taken into consideration, among other things, financial information provided by the Company and others; several alternative business plans with accompanying financial projections provided by management; independent financial and business information compiled by WP&Co.; and responses to WP&Co.'s questions with respect to the Company and the objectives the Special Committee sought to achieve in a recapitalization.

  In approving the Recapitalization Agreement for consideration by the Board of Directors of the Company after determining that the Recapitalization Agreement was desirable and in the best interests of the Company and its Public stockholders, the Special Committee considered the views and the written opinion of WP&Co., dated September 24, 1997 (the "WP&Co. Opinion"), described below.

 Opinion of Wasserstein Perella & Co., Inc.

  The Special Committee retained WP&Co. to assist in evaluating the terms of and responding to a recapitalization proposal from CGE. WP&Co. was not authorized to and did not (i) solicit bids or conduct an auction for the sale of the Company or (ii) solicit alternative proposals to the Recapitalization from any person other than CGE. The WP&Co. Opinion does not address the Company's or the Special Committee's underlying business decision to effect the Recapitalization nor does it address the fairness of any individual term of the Recapitalization Agreement. In addition, WP&Co. expresses no opinion as to the price at which the shares of Class A Common Stock, the Rights or the Warrants will actually trade at any time or as to the fairness to any stockholder or the Company of the Subscription Price or the Warrant Exercise Price. The WP&Co. Opinion does not constitute a recommendation that any stockholder should exercise its Rights or Warrants and should not be relied upon by any holder as such or as to the manner in which any stockholder should vote with respect to the Recapitalization. The terms of the Recapitalization Agreement were determined in arm's length negotiations between CGE and the Special Committee in which negotiations the Special Committee was advised by WP&Co. No restrictions or limitations were imposed upon WP&Co. with respect to the investigations made or procedures followed by WP&Co. in rendering its opinion.

  A copy of the WP&Co. Opinion is attached as Annex A to this Prospectus. Stockholders are urged to read the WP&Co. Opinion in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limits of the review by WP&Co. in rendering its opinion. References to the WP&Co. Opinion herein and the summary of the WP&Co. Opinion set forth below are qualified by reference to the full text of the WP&Co. Opinion, which is incorporated herein by reference.

  As discussed above, on July 10, 1997, the Special Committee, its legal advisors and WP&Co. met with, among other persons, CGE and its financial and legal advisors to receive CGE's July 10 Proposal. Thereafter, both upon concluding its initial due diligence of the financial and business condition of the Company and during the course of its representation of the Special Committee, WP&Co. held meetings (in person or by telephone) with the Special Committee and its legal counsel, and with CGE's various advisors on numerous occasions.

  On August 8, 1997, after concluding initial due diligence, WP&Co. provided to the Special Committee an initial summary overview of the financial and business condition of the Company and of the initial CGE recapitalization proposal of July 10, 1997, in comparison to various other alternatives available to the Company. WP&Co. continued to perform due diligence after this date. On August 20, 1997, WP&Co. and the Special Committee's legal counsel met with CGE's financial and legal advisors to discuss preliminary reactions to CGE's July 10 proposal. Subsequently, the Special Committee and its advisors, including WP&Co., met with CGE and its advisors regarding recapitalization discussions on five occasions and held numerous other telephonic discussions in various working group combinations to continue recapitalization discussions.

  On September 24, 1997, WP&Co. made its final presentation to the Special Committee with respect to the Recapitalization Agreement that had been negotiated between CGE and the Special Committee, which presentation was accompanied by delivery of its written opinion dated the same date, to the effect that, as of such date, and based upon and subject to the assumptions and limitations set forth in such opinion, the financial terms of the Recapitalization Transactions (as defined in the WP&Co. Opinion), taken as a whole, are fair from a financial point of view to the holders of the Class A Common Stock (other than CGE and its affiliates). Following WP&Co.'s September 24, 1997 presentation, the Special Committee and the Company's Board of Directors separately authorized the Recapitalization Agreement on that same date.

  WP&Co.'s September 24 presentation to the Special Committee included a summary and analysis of the Recapitalization Agreement, a comparison of the Recapitalization Agreement to the July 10 Proposal, various financial analyses of the Company, an analysis of the business of the Company and a discussion of general developments in the industries in which the Company is involved. A summary of certain of the analyses performed by WP&Co. is set forth below under "Summary and Analysis of the Recapitalization Proposal."

  In arriving at its opinion, WP&Co. reviewed, among other things, (i) drafts of the Recapitalization Agreement, (ii) certain publicly available business and financial information with respect to the Company, including publicly available consolidated financial statements of the Company for recent years and interim periods that were available as of the date of the WP&Co. Opinion,
(iii) certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided by or on behalf of the management of the Company to WP&Co. for purposes of its analysis and (iv) certain financial and stock market data relating to the Company. WP&Co. then compared such data with similar data for certain other companies, the securities of which are publicly traded, that WP&Co. believed to be relevant or comparable in certain respects to the Company or one or more of its businesses or assets. In evaluating the Company's financial condition and prospects, WP&Co. considered, among other things, limitations placed by the Company's banks on its ability to borrow amounts otherwise available under its banking facilities and the necessity of seeking waivers in order to avoid an event of default under such facilities, the expected suspension of certain USF&G bonding arrangements as of September 30, 1997, the pending DOJ Investigation with regard to certain activities of PSG, the involuntary cessation of quotation of the Company's Convertible Debentures on the Nasdaq SmallCap Market and the notification by AMEX that the Company no longer meets certain requirements for its Class A Common Stock to be listed on AMEX. WP&Co. also considered the implications of the Company's capital structure to bidding for contracts being awarded by municipalities and other entities.

  WP&Co. met with management of the Company to review and discuss, among other matters, the Company's business, operations, assets, financial condition and future prospects as well as its financial difficulties, liquidity constraints, difficulty in funding operations in the ordinary course and certain contingent liabilities identified in the Company's public filings. In addition, WP&Co. performed such studies, analyses and investigations and reviewed such other information as it considered appropriate for purposes of arriving at and preparing the WP&Co. Opinion.

  In rendering its opinion, WP&Co. relied upon and assumed the accuracy and completeness of, without independent verification, all of the financial and other information that was available to it from public sources or that was provided to it by the Company or its representatives. WP&Co. relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it and WP&Co. assumes that such projections, forecasts and analyses (as such were modified by management of the Company in the course of WP&Co.'s assignment) were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. WP&Co. expresses no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, WP&Co. did not, and was not requested to, review any of the books and records of the Company, or conduct a physical inspection of the properties or facilities of the Company, or make or obtain an independent valuation or appraisal of the assets or liabilities of the Company, and WP&Co. was not provided with any such independent valuation or appraisal.

  In arriving at its opinion, WP&Co. assumed that the final form of the Recapitalization Agreement document would not differ in any material respect from the drafts provided to it and that the Recapitalization Transactions would be consummated on the terms set forth or provided for in the Recapitalization Agreement, without material waiver or modification. In addition, WP&Co. assumed that the terms of the definitive agreement evidencing the Warrants will reflect the terms of the Warrants as set forth on Exhibit A to the Recapitalization Agreement, but noted that WP&Co. had not been provided with any drafts of such definitive agreement. Furthermore, WP&Co. assumed that, prior to completing the Rights Offering, the Company would adopt an amendment to its Restated Certificate of Incorporation in the form of Exhibit B to the Recapitalization Agreement.

  The WP&Co. Opinion is based on economic and market conditions and other circumstances as they existed and were evaluated by WP&Co. as of the date of the WP&Co. Opinion. WP&Co. has no duty or obligation to advise the Company or any other person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion. WP&Co.'s valuation analyses of the Company necessarily required it to make a broad range of subjective judgments as to appropriate comparable companies and recapitalizations and appropriate multiples of various selected financial data and appropriate discount rates. WP&Co. relied upon its experience in valuing companies to select data that enabled WP&Co. to perform the valuation analyses necessary to permit it to arrive at its opinion.

 Summary and Analysis of the Recapitalization

  At the September 24, 1997 meeting of the Special Committee, WP&Co. presented its analysis of the material terms of the Recapitalization. In addition, WP&Co. reviewed with the Special Committee certain financial, business and historical stock market information with respect to the Company, and the procedures used in arriving at, and the analyses underlying, the WP&Co. Opinion. The summary set forth below does not purport to be a complete description of the analyses relating to the WP&Co. Opinion. The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily susceptible to partial analyses or summary description. Stockholders are urged to review WP&Co.'s written opinion in its entirety.

 Summary Implied Valuation of the Company

  Discounted Cash Flow Analysis. WP&Co. performed a discounted cash flow analysis of the business of the Company on a subsidiary-by-subsidiary basis excluding Research-Cottrell. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by capitalizing estimated future earnings and calculating the estimated future unlevered free cash flows of such corporate entity (unlevered net income plus deprecation and amortization, less capital expenditures and changes in working capital) and discounting such aggregated results back to a present value using a range of risk-adjusted discount rates (representing a range of risk-adjusted costs of capital for companies with similar and/or appropriate business portfolios than the applicable division). The WP&Co. discounted cash flow analysis considered the projected operating performance of the Company for the years ended October 31, 1998, through 2000 based on a management case utilizing projections prepared by the Company's management for PSG as of May 1997 (the "May 1997 PSG Projections") and for Metcalf & Eddy as of May 1997 (the "May 1997 M&E Projections") and as of July 1997 (the "July 1997 M&E Projections"). WP&Co. conducted various analyses in the course of its due diligence to evaluate the reasonableness of the projections, including a review of historical financial data of PSG and Metcalf & Eddy to analyze the relationship between projected and actual results, review of unusual expense items for the latest twelve months, and interviews with senior management of the Company and its subsidiaries. The July 1997 M&E Projections reflect the Company's senior management's expectations for the financial performance of Metcalf & Eddy at that time and reflect a downward revision of the May 1997 M&E Projections in light of earlier downward revisions to the 1997 Metcalf & Eddy forecast to reflect actual operating results and expectations for future periods and also exclude the results of two projected acquisitions that were included in the May 1997 M&E Projections.

  Discount rate ranges utilized ranged from 13.0% to 15.0% in the case of PSG and Metcalf & Eddy. The sum of the present values of such cash flows was then added to the present value of the applicable subsidiary's terminal value in 2000. The terminal value was calculated by multiplying the earnings before interest, taxes, depreciation and amortization ("EBITDA") for fiscal year 2000 by multiples ranging from 6.0x to 7.0x (in the case of PSG) to 5.0x to 6.0x (in the case of Metcalf & Eddy). Based on this analysis, WP&Co. calculated a pre-tax valuation reference range of $116 million to $150 million for PSG (utilizing the May 1997 PSG Projections). In addition WP&Co. calculated a pre-tax valuation reference range of $138 million to $170 million for Metcalf & Eddy (utilizing the May 1997 M&E Projections) and of $61 million to $74 million for Metcalf & Eddy (utilizing the July 1997 M&E Projections).

  With respect to the discounted cash flow analysis, WP&Co. noted that the selection of an appropriate discount rate is an inherently subjective process and is affected by such factors as the Company's cost of capital, the uncertainty associated with achieving the projections provided by the management of the Company and transaction risk generally. WP&Co. also noted that discounted cash flow analysis is a widely used valuation methodology, but that it relies on numerous assumptions regarding the future performance of a company and the future economic environment, including earnings growth rates, unlevered free cash flows, terminal values and discount rates, all of which are inherently uncertain because they are predicated upon future events and circumstances not under the Company's control.

  Comparable Companies. WP&Co. analyzed stock price performance and operating performance of the Company and certain selected comparable companies to conduct a comparable companies analysis. WP&Co. considered a variety of multiples and other financial information for the companies, including multiples of Enterprise Value to Sales, Enterprise Value to EBITDA, and Enterprise Value to earnings before interest and taxes ("EBIT"), and Market Value as a multiple of Net Income and Book Value. Comparable companies utilized in the analysis for the Company included ATC Group Services, Dames & Moore, Harding Lawson, ICF Kaiser International, International Technology, Ohm Corp, Roy F. Weston, Terra Tech, and U.S. Filter.

  The comparable corporations were chosen because they are publicly traded companies with operations that, for purposes of this analysis, may be considered to be similar to the operations of the Company. WP&Co. observed that comparable company analysis is subject to certain limitations, including the fact that no individual company has a business mix that precisely mirrors that of any division of the Company and the analysis has limited applicability to a loss-making business. Accordingly, an assessment of the results of WP&Co.'s analysis necessarily involves certain considerations and judgments concerning differences in the financial and operating characteristics of each subsidiary which could affect the implied trading values of the companies to which it is being compared.

  Based on such calculations, WP&Co. determined that the appropriate range of valuation multiples for PSG was .4x to .6x for revenue, 7.5x to 8.5x for EBITDA, and 10.5x to 11.5x for EBIT. Likewise, WP&Co. determined that the appropriate range of multiples for Metcalf & Eddy was 0.4x to 0.5x for revenue, 6.0x to 8.0x for EBITDA, and 9.0x to 10.0x for EBIT. WP&Co. applied such multiples of PSG to the subsidiary's 1998 operating projections to arrive at the following revenue, EBITDA and EBIT valuation ranges for PSG: $125 million to $187 million for revenue, $157 million to $178 million for EBITDA and $121 million to $132 million for EBIT. Likewise, WP&Co. applied such multiples of Metcalf & Eddy to the subsidiary's 1998 operating projections (utilizing management projections for Metcalf & Eddy as of July 1997) to arrive at revenue, EBITDA and EBIT valuation ranges for Metcalf & Eddy as follows: $78 million to $98 million for revenue, $76 million to $102 million for EBITDA and $55 million to $61 million for EBIT. Utilizing management projections for Metcalf & Eddy as of May 1997, WP&Co. arrived at the following revenue, EBITDA and EBIT valuation ranges for Metcalf & Eddy: $90 million to $113 million for revenues, $119 million to $158 million for EBITDA, and $119 million to $132 million for EBIT.

  Comparable Acquisitions Analysis. WP&Co. reviewed and analyzed certain financial information based on eleven selected mergers and acquisitions in industries considered comparable to the Company between 1993 and 1996. Comparable acquisitions (listed by acquiror/acquiree) for the Company included Heidemij N.V./Geraghty & Miller, Inc.; OHM Corp./Environmental Remediation Services of Rust International; Insituform Technologies/Insituform Mid-America; Fluor Daniel/Groundwater Technology Inc.; U.S. Filter Corp./Zimpro Environmental Inc.; U.S. Filter Corp./Davis Water & Waste Industries; U.S. Filter Corp./Utility Supply Group; U.S. Filter Corp./WaterPro; U.S. Filter Corp./Water Systems and Manufacturing Group of Wheelabrator Technologies; Rollins Environmental Services/Laidlaw Environmental Services; and USA Waste Services/Mid-American Waste. WP&Co. considered certain financial information related to those transactions, including multiples of Enterprise Value to Sales, Enterprise Value to EBITDA, and Enterprise Value to EBIT.

  The comparable transactions were chosen because, for the purpose of this analysis, the acquired companies may be considered to be similar to the operations of the Company. WP&Co. observed that comparable acquisitions analysis is subject to certain limitations, including that the analysis does not take into account the timing of the transactions, no single transaction is precisely comparable in business characteristics and market conditions, there is a scarcity of public disclosure on terms of comparable transactions and the financial performance of acquirees and the analysis has limited applicability to financially distressed businesses. Accordingly, an analysis of the results of the foregoing necessarily involves certain considerations and judgments concerning differences in the financial and operating characteristics of the Company and certain other characteristics that could affect the derived value of the transactions to which the Company is being compared. WP&Co. also noted that the particular circumstances surrounding the business and financial condition of the Company, including its financial distress, the changes in its market base, its substantial ownership and control by CGE, and legal uncertainties surrounding PSG make a control premium implied in a comparable transactions analysis not as meaningful. In arriving at its range of enterprise valuations for the Company, WP&Co. noted that it did not give significant weight to the multiples and values implied in the comparable acquisitions analysis.

  Enterprise Valuation. WP&Co. determined the enterprise value of the Company to be the sum of valuations for each of its PSG and Metcalf & Eddy businesses using discounted cash flow and comparable companies analysis. WP&Co.'s valuation analysis included a value for Research-Cottrell, which value was provided to WP&Co. by Lazard Freres, which has been engaged by the Company to assist in exploring various strategic alternatives for Research-Cottrell including a possible disposition of the Research-Cottrell business, based upon preliminary expressions of interest proposed by potential acquirors of Research-Cottrell. WP&Co.'s valuation analysis also included the discounted cash flow analysis of the corporate overhead costs of the Company at $30 million to $33 million utilizing rates of 10.0% to 11.0% and a terminal multiple of 5.5x to 6.0x. Based on the Company's May 1997 projections for PSG and Metcalf & Eddy, and corporate overhead and values for Research-Cottrell (as provided to WP&Co.), WP&Co. determined that the enterprise value of the Company was between $272 million to $325 million. Based on the revised July 1997 forecast for Metcalf & Eddy, the enterprise value of the Company would be between $207 million and $260 million. The management projections from May, 1997 were favored as a basis of valuation because these represented the only comprehensive set of projections that were prepared and reviewed by senior management and business division heads available from management. WP&Co. also conducted a sensitivity analysis on the discount rates and terminal EBITDA multiples used to determine Enterprise Value. At one end of the range, using a 16.0% discount rate and 5.0x EBITDA multiple applied to PSG and Metcalf & Eddy, the Enterprise Value of the Company was determined to be $231 million and at the other end, using a 12.0% discount rate and a 7.5x EBITDA multiple, the Enterprise Value of the Company was determined to be $377 million (based on May 1997 projections). WP&Co.'s range of enterprise valuation excludes the value, if any, arising from the Company's net operating loss carryforwards because of its potentially limited utilization based on the Company's projections.

  Cash Flow and Liquidity Analysis. WP&Co. conducted a cash flow and liquidity analysis to evaluate the Company's financial condition. The analysis shows that assuming a sale of Research-Cottrell in fiscal 1998 and without a recapitalization, the Company will not be able to meet interest payments for fiscal year 1999 based on management's July 1997 business projections. Furthermore, if the Company is unable to use proceeds from such a sale of Research-Cottrell for general corporate purposes, the Company will run out of cash during fiscal 1998 (which commences November 1, 1997).

  Pro Forma Ownership Effects of the Recapitalization. WP&Co. also analyzed the pro forma effects of a recapitalization involving CGE under the Recapitalization Agreement and under other recapitalization alternatives considered by CGE and the Company. In performing its pro forma analysis WP&Co. took into account a number of assumptions. For example, in a comparison of the pro forma effects of the July 10 Proposal with the Recapitalization Agreement, WP&Co. used an assumed enterprise value of the Company of $300 million, and calculated EBITDA figures using the July 1997 M&E Projections under various cases where all stockholders exercised their rights and no Public stockholders exercised their rights (other than CGE and its affiliates) under specified subscription and stock prices.

  WP&Co. described the pro forma ownership effects on the Company's stockholders under the Recapitalization Agreement and in comparison to alternative proposals such as the July 10 Proposal. Assuming full participation in the Rights Offering under the Recapitalization Agreement at a Subscription Price of $1.75 per share, the Public stockholders' equity position would be reduced to approximately 27.8%. At a Subscription Price of $2.50 per share, that percentage would be 32.9%. Under the case in which only CGE and its affiliates participated in the Rights Offering at a Subscription Price of $1.75 per share, the Public stockholders would be diluted down to 10.7%. At a Subscription Price of $2.50 per share, that percentage would be 14.2%. These percentages do not reflect the Warrants to be issued to Public stockholders who exercise their Rights. Public stockholders exercising Rights also would receive their respective pro rata share of the Warrants issued from the Warrant Pool under the Recapitalization Agreement that would be exercisable at any time up to three years from the date of issuance into shares of Class A Common Stock at a Warrant Exercise Price of $2.50 per share. If all of the 10,000,000 Warrants available for issuance were issued and exercised, the Public stockholder's equity position would increase by approximately 3.6% from 27.8% to 31.4% at a Subscription Price of $1.75 per share. At a Subscription Price of $2.50 per share, that figure would increase from 32.9% to 37.3%.

  In contrast WP&Co.'s analysis indicated that, under the July 10 Proposal, Public stockholders would be diluted down to 3.4% under one outcome, taking into account the proposed dividend and reset mechanism and assuming the minimum conversion price of $0.50, or 11.4% in the event the reset mechanism were eliminated.

  Pro Forma Implied Value Per Share Estimates. WP&Co. analyzed the pro forma implied value per Class A Common Stock share under different subscription prices on holders of the Company's shares of Class A Common Stock. The pro forma analysis was based on certain assumptions set forth in the WP&Co. presentation, including the assumption that the Company had a $300 million enterprise value. The implied value per share to holders immediately after the Recapitalization (excluding the value of the Warrants) based on WP&Co.'s estimates ranged from $1.024 to $0.963 depending, respectively, on whether all or no Public stockholders exercised their rights at an assumed Subscription Price of $1.75 per share. If the Subscription Price rose to $2.50 per share, the estimated pro forma implied value per share to holders (excluding the value of the Warrant) increased to a range of $1.362 to $1.274 depending, respectively, on whether all or no Public stockholders exercised their rights. WP&Co. determined that absent the Recapitalization or a comparable transaction, the intrinsic value per share to the Public stockholders of the Company presently is zero.

  Value per Warrant. WP&Co., using the Black-Scholes options valuation methodology and assuming 35% volatility, calculated the theoretical value per Warrant to be $0.193 given the closing price of the Class A Common Stock on September 23, 1997 of $1.50 per share; at a market price of $2.50 per share, the theoretical value per Warrant would be $0.776. WP&Co.observed that while the Black-Scholes options valuation methodology is the generally accepted theoretical valuation methodology for warrants, there is significant amount of judgment involved in determining various variables, such as volatility rates, for the valuations. WP&Co. noted that the actual market value of each Warrant may be different from the theoretical value implied by the Black-Scholes model.

  Pro Forma Interest Coverage and Debt Ratios. WP&Co. analyzed the pro forma impact of the Recapitalization on certain interest coverage ratios and debt ratios of the Company under different cases where none of the Public stockholders exercised their Rights and where all of the Public stockholders exercised their Rights. These analyses showed that the Company's debt to projected 1998 EBITDA ratio improved from 12.3x prior to Recapitalization to 4.2x to 5.2x after the Recapitalization (depending on whether all or none of the Public stockholders exercised their Rights), regardless of the Subscription Price range provided in the Recapitalization. Moreover, the Company's projected 1998 EBITDA to interest coverage ratio improved from 1.1x prior to the Recapitalization to 2.6x to 2.2x after the Recapitalization (depending on whether all or none of the Public stockholders exercised their Rights), regardless of the Subscription Price range provided in the Recapitalization.

  Analysis of the Company's Position in its Respective Industries. WP&Co. analyzed and discussed with the Special Committee its views regarding the current and future competitive position of the Company and each of PSG and Metcalf & Eddy on a stand-alone basis, including industry-wide factors such as the potential for market growth in the water and waste-water management industry through privatization of public projects, and the shift to longer-term contracts.

  Strategic Options. In addition to a stand-alone strategy, WP&Co. reviewed with the Special Committee the advantages and disadvantages of considering potential merger or acquisition partners in terms of business ramifications, potential bidder interest and other factors.

  Common Stock Performance Analysis. WP&Co.'s analysis of the performance of the Company's Class A Common Stock consisted of an historical analysis of average closing prices and trading volumes each quarter from August 10, 1989, through June 30, 1997. WP&Co. also reviewed average closing prices and trading on a weekly basis from the week of August 9, 1996 through September 19, 1997. The Company's Class A Common Stock traded down to $1.438 per share on September 17, 1997, as a result of negative earnings results and prospects reported in the Company's 10-Q for the fiscal quarter ended July 31, 1997; as of September 24, 1997, the September 17 price represented the lowest price of the Class A Common Stock since the Company went public at $17.00 in August 1989 and down from a peak of $30.00 in June 1990. For the ninety days ended September 19, 1997 the average closing price per share of the Company's Class A Common Stock was $3.12 and the average daily volume was 74,652 shares.

  Rights Pricing Analysis. WP&Co. compared subscription price discounts for fifteen rights offerings since July 1996 based on market prices reflecting the closing market price as of the offering date, the average closing price over a 30-day period after the offering date, and the average closing price over a 90-day period after the offering date in order to evaluate the Subscription Price.

  The summary set forth above does not purport to be a complete description of the analyses performed by WP&Co. or of WP&Co.'s presentations to the Special Committee. WP&Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the WP&Co. Opinion. While the conclusions reached in connection with each analysis were considered carefully by WP&Co. in arriving at its opinion, WP&Co. made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion. In performing its analyses, WP&Co. made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates incorporated in the analyses performed by WP&Co. are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold. Since such estimates are inherently subject to uncertainty, WP&Co. does not assume any responsibility for their accuracy. No company analyzed for comparative purposes is identical to the Company or the business segment for which a comparison is being made. Accordingly, an analysis of comparative companies and comparative business combinations is not simply mathematical but rather involves complex considerations and judgments concerning financial and operating characteristics of the companies involved and other factors that affect value.

  WP&Co. is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected WP&Co. as its financial advisor because WP&Co. is an internationally recognized investment banking firm and members of WP&Co. have substantial experience in transactions such as the Recapitalization and in valuing companies.

  Pursuant to the terms of an engagement letter dated July 18, 1997, the Company, based on the authorization of the Special Committee, agreed to pay WP&Co. a fee consisting of (i) a monthly advisory fee of $90,000 due and payable from the execution of the engagement letter through the later of the consummation of the Recapitalization and December 31, 1997, (ii) an additional fee of $300,000 in connection with rendering the WP&Co. Opinion (against which 25% of the monthly advisory fee, up to $150,000, may be credited) and (iii) an additional contingent fee that is related to the preservation of the Public stockholders' value in the Company and that is limited to a maximum of $300,000 and contingent upon the consummation of the Recapitalization. The Company has also agreed to reimburse WP&Co., whether or not the Recapitalization is consummated, for its reasonable out-of-pocket expenses, including all reasonable fees, disbursements and other charges of counsel, and to indemnify WP&Co. and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. The terms of the fee arrangement with WP&Co., which WP&Co. believes are customary in transactions of this nature, were negotiated at arm's length between the Company and WP&Co. and the Company's Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to WP&Co. is contingent upon consummation of the Recapitalization.

  In the ordinary course of its business, WP&Co. may actively trade the securities of the Company for the accounts of WP&Co. and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

THE EXCHANGE

  In the Exchange, at the close of business on the trading day immediately preceding the Record Date of the Rights Offering, CGE's 1,200,000 shares of Series A Preferred Stock (representing all of the issued and outstanding shares of Series A Preferred Stock of the Company) were automatically
exchanged for     shares of Class A Common Stock at an exchange price equal to the Subscription Price. Immediately following the Exchange, CGE beneficially owned approximately % of the outstanding Class A Common Stock of the Company.

THE RIGHTS OFFERING

  The Recapitalization Agreement provides that the Company will conduct the Rights Offering and sets forth certain terms thereof, including the number of Rights to be distributed, the Subscription Price, the Basic Subscription Privilege, the Oversubscription Privilege, the issuance of Warrants and the Conditional CGE Subscription. For a description of the Rights Offering, see "The Rights Offering."

CONSENT SOLICITATION; ISSUANCE OF CLASS B COMMON STOCK

  Concurrently with the Rights Offering, the Company is conducting the Consent Solicitation to eliminate the Change of Control Provision in the Indenture. In the event the Requisite Consents are not obtained prior to the Expiration Date and the exercise of the Basic Subscription Privilege or Oversubscription Privilege or the Conditional CGE Subscription would cause a person's beneficial ownership of Class A Common Stock to exceed 74%, the Company shall issue to such person only such number of shares of Class A Common Stock as would cause such person's beneficial ownership of the Company's voting power to equal 74% of the outstanding voting power and any additional shares to be issued thereunder shall be shares of Class B Common Stock. The Class A Common Stock and the Class B Common Stock are identical in all respects except that
(i) the Class B Common Stock is not entitled to vote and (ii) the Class B Common Stock converts into Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the termination of the Change of Control Provision. Based upon the current ownership of Class A Common Stock, the Company does not believe that any stockholder other than CGE would be issued Class B Common Stock in the event the Company fails to obtain the Requisite Consents.

OTHER

 Business Planning Committee

  In connection with the Recapitalization, the Board of Directors of the Company has agreed to establish the Business Planning Committee, a five-member committee of the Board of Directors comprised of three CGE appointed directors and two directors who are unaffiliated with and independent of CGE, to review the business strategies prepared by the senior management of the Company and, as appropriate, make recommendations on the formulation and implementation of those strategies that have as their objective increasing stockholder value. Among other things, the Business Planning Committee will identify areas where CGE's management expertise and the Company's business may be effectively integrated. The Business Planning Committee will remain in place through the end of fiscal 1999.

 Analyst Conferences

  The Board of Directors of the Company also has agreed, for as long as shares of Class A Common stock of the Company are traded on the AMEX or any other national securities exchange or national quotation system, to cause management of the Company to hold semi-annual analyst conferences, conduct conference calls concurrent with earnings releases, promote analyst coverage of its stock and initiate a stockholder relations program.

 USF&G Bonding Guarantees

  CGE and the Company also have agreed that from September 30, 1997 and continuing until the consummation of the Recapitalization, CGE (or one of its affiliates) will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement dated as of October 31, 1995 between USF&G and the Company and its subsidiaries. In consideration, CGE (or one of its affiliates) will receive assurances from USF&G that, in the event of a default by the Company, USF&G will assign and transfer to CGE (or one of its affiliates) any and all of USF&G's resultant rights in the bonded commercial contract (whether arising under the Master Surety Agreement, or by operation of law, or otherwise). Any such arrangement will be negotiated between CGE and USF&G. See "Summary-- Recent Developments" and "Risk Factors--Bonding."

 No Short-Form Merger

  In addition, in connection with the Recapitalization, CGE has agreed for a period of three years from the Closing Date of the Recapitalization not to acquire the Company by way of a short-form merger without the approval of a majority of the Independent Directors of the Company (as defined in the Investment Agreement).

 Clarification of Investment Agreement

  The Recapitalization Agreement also amends and restates the exclusivity provision of the Investment Agreement to clarify that the exclusivity provision in the original Investment Agreement should apply to both water management and wastewater management activities, but should not apply to those businesses and contractual arrangements in existence at the time the Investment Agreement was entered into and or to OTV-Kruger. See "Certain Relationships and Related Transactions--Covenants of CGE."

 Charter Amendment

  In order to consummate the Recapitalization, as soon as reasonably practicable, the Company, acting through the Board, has agreed to duly approve and adopt an amendment to the Company's Restated Certificate of Incorporation
(i) to increase the number of shares of Class A Common Stock that the Company is authorized to issue from 100,000,000 shares to 260,000,000 shares, of which 230,000,000 shares would be Class A Common Stock and 30,000,000 shares would be Class B Common Stock and (ii) to amend the conversion rights of the holders of the Company's Class B Common Stock to provide for automatic conversion of shares of Class B Common Stock into Class A Common Stock upon the earlier of August 1, 2000 or seventy-five days following the termination of the effect of
Section 1501 of the Indenture. In addition, the Company has obtained the written consent of the Company's stockholders in respect of such amendments to the Restated Certificate of Incorporation of the Company. CGE and Anjou have given their written consent to the Company in respect of such amendments.

  The Charter Amendment will be effective upon the filing of an appropriate certificate of amendment with the Secretary of State of the State of Delaware, which filing is expected to occur as soon as practicable following the expiration of the twenty calendar day period following the mailing of the Information Statement.

  The obligations of the Company and CGE to consummate the transactions contemplated by the Recapitalization Agreement are conditioned upon a number of factors, including, among other things, (i) there being an effective registration statement under the Securities Act in connection with the Rights Offering and with respect to the Rights, the Warrants and the Underlying Shares; (ii) the Company's completion of the Exchange; and (iii) the filing of any required amendment or amendments to the Restated Certificate of Incorporation of the Company in connection with the authorization of additional shares of the Company's common stock and the amendment of the conversion rights of the holders of the Company's Class B Common Stock.

                                CAPITALIZATION

  The capitalization of the Company at July 31, 1997, as set forth below, gives effect to the Rights Offering and Exchange as of such date assuming: (i) that the Exchange has been effected at an exchange price of $1.75 per share,
(ii) a Subscription Price of $1.75 per share, (iii) in the case of the "Minimum Subscription," no Rights holder other than CGE exercises Rights in the Rights Offering such that the gross proceeds from the Rights Offering are $185 million, (iv) that the Requisite Consents are obtained, (v) in the case of the "Maximum Subscription," full exercise of the Rights by the Public such that gross proceeds in the Rights Offering are $210 million, (vi) the Charter Amendment has been effected, (vii) the gross proceeds from the Rights Offering are used to repay the CGE Note and Anjou Note, and (viii) all fees and expenses incurred in connection with the Rights Offering are paid out of available cash of the Company. See "Risk Factors--Indefinite Amount and Use of Proceeds" and "Use of Proceeds." There can be no assurance that any Public Rights holder will exercise Rights in the Rights Offering and, consequently, that gross proceeds in the Rights Offering will exceed $185 million.

  The following pro forma capitalization table is presented for informational purposes only and is not necessarily indicative of the capitalization that would have occurred if the Rights Offering had been consummated on July 31, 1997, nor is it necessarily indicative of the future capitalization of the Company.

                                                 JULY 31, 1997
                                    --------------------------------------------
                                                    AS ADJUSTED     AS ADJUSTED
                                                      MINIMUM         MAXIMUM
                                    HISTORICAL     SUBSCRIPTION    SUBSCRIPTION
                                    ------------   -------------   -------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Short-term debt:
  Current portion of long-term
   debt............................ $     14,391    $     14,391    $     14,391
                                    ============    ============    ============
Long-term debt:
  CGE Note......................... $    125,000    $        --     $        --
  Convertible Debentures ..........      115,000         115,000         115,000
  Anjou Note.......................       60,000             --              --
  Bank Credit Facility.............       14,000          14,000          14,000
  Other............................        5,313           5,313           5,313
                                    ------------    ------------    ------------
                                         319,313         134,313         134,313
    Less current portion...........      (14,391)        (14,391)        (14,391)
                                    ------------    ------------    ------------
Total long-term debt...............      304,922         119,922         119,922
                                    ------------    ------------    ------------
Stockholders' equity (deficit):
  Preferred Stock, par value $.01,
   authorized 2,500,000 shares;
   issued 1,200,000 shares;
   liquidation value $60,000.......           12             --              --
  Class A Common Stock, par value
   $.001, authorized 97,000,000
   shares; authorized 230,000,000
   shares following the Charter
   Amendment; issued 32,109,156
   shares (172,109,156 shares, as
   adjusted Minimum Subscription;
   186,394,870 shares, as adjusted
   Maximum Subscription)...........           32             172             186
  Class B Common Stock, par value
   $.001, authorized 3,000,000
   shares; authorized 30,000,000
   shares following the Charter
   Amendment; issued none..........          --              --              --
  Additional paid-in capital.......      427,036         606,908         631,894
  Accumulated deficit..............     (456,214)       (456,214)       (456,214)
  Common stock in treasury, at
   cost............................         (108)           (108)           (108)
  Cumulative currency translation
   adjustment......................       (1,528)         (1,528)         (1,528)
                                    ------------    ------------    ------------
Total stockholders' equity (defi-
 cit)..............................      (30,770)        149,230         174,230
                                    ------------    ------------    ------------
Total capitalization............... $    274,152    $    269,152    $    294,152
                                    ============    ============    ============
Book value per common share........ $      (2.83)   $       0.87    $       0.93
                                    ============    ============    ============

  See also the Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements have been prepared by the Company's management from its historical consolidated financial statements which are contained elsewhere in this Prospectus. The Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company for the nine months ended July 31, 1997 and for the fiscal year ended October 31, 1996 and the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of July 31, 1997 have been prepared to illustrate the estimated effects of the Recapitalization. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended July 31, 1997 and for the year ended October 31, 1996 were prepared as if the Recapitalization was effective as of November 1, 1996 and November 1, 1995, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet was prepared as if the Recapitalization was effective as of July 31, 1997, assuming, among other things, (i) that the Exchange is effected at an exchange price of $1.75 per share, (ii) that the Subscription Price is $1.75 per share, (iii) that no Rights holder other than CGE exercises Rights in the Rights Offering such that gross proceeds from the Rights Offering are $185 million for the "Minimum Subscription" and $210 million for the "Maximum Subscription," (iv) that the Requisite Consents are obtained, (v) that the Charter Amendment is effected and (vi) all fees and expenses incurred in connection with the Rights Offering are paid out of available cash. The pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that management of the Company believes are reasonable in such circumstances. The proceeds of the Rights Offering have been assumed to be applied as set forth under "Use of Proceeds." The Rights Offering, however, is not conditioned upon any minimum level of exercise of Rights by the Public. Consequently, there can be no assurance that the Rights Offering will raise more than $185 million or that the Public will participate in the Rights Offering. See "Risk Factors--Indefinite Amount and Use of Proceeds" and "Use of Proceeds."

  The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the financial position or results of operations actually would have been if the Recapitalization had occurred on the applicable dates indicated. Moreover, they are not intended to be indicative of future results of operations or financial position. Each of the Unaudited Pro Forma Condensed Consolidated Statements of Operations includes the historical sales and costs of the Company, adjusted for costs and expenses which are attributable to the Recapitalization, such as interest expense impacts resulting from the new capital structure. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto which are contained elsewhere in this Prospectus.

  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF JULY 31, 1997

                                 (IN THOUSANDS)

                                      PRO FORMA                    PRO FORMA
                                     ADJUSTMENTS                  ADJUSTMENTS
                                         FOR          PRO FORMA       FOR        PRO FORMA
                          HISTORICAL   MINIMUM         MINIMUM      MAXIMUM       MAXIMUM
                           COMPANY   SUBSCRIPTION    SUBSCRIPTION SUBSCRIPTION  SUBSCRIPTION
                          ---------- ------------    ------------ ------------  ------------
ASSETS
Current Assets:
  Cash and cash
   equivalents..........   $ 13,635   $  (5,000)(b)    $  8,635     $25,000(b)    $ 33,635
  Accounts receivable,
   net..................     93,377         --           93,377         --          93,377
  Costs and estimated
   earnings in excess of
   billings on
   uncompleted
   contracts............     40,425         --           40,425         --          40,425
  Inventories...........     10,667         --           10,667         --          10,667
  Prepaid expenses and
   other current
   assets...............      9,998         --            9,998         --           9,998
                           --------   ---------        --------     -------       --------
    Total current
     assets.............    168,102      (5,000)        163,102      25,000        188,102
Property, plant and
 equipment, net.........     29,315         --           29,315         --          29,315
Investments in
 environmental treatment
 facilities.............     21,960         --           21,960         --          21,960
Goodwill, net...........    242,179         --          242,179         --         242,179
Other assets............     22,528         --           22,528         --          22,528
                           --------   ---------        --------     -------       --------
    Total assets........   $484,084   $  (5,000)       $479,084     $25,000       $504,084
                           ========   =========        ========     =======       ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
 (DEFICIT)
Current Liabilities:
  Short-term borrowings
   and current
   installments of long-
   term debt............   $ 14,391         --         $ 14,391         --        $ 14,391
  Accounts payable......     88,009         --           88,009         --          88,009
  Accrued expenses......     79,840         --           79,840         --          79,840
  Billings in excess of
   costs and estimated
   earnings on
   uncompleted
   contracts............     25,637         --           25,637         --          25,637
  Income taxes payable..      2,055         --            2,055         --           2,055
                           --------   ---------        --------     -------       --------
    Total current
     liabilities........    209,932         --          209,932                    209,932
Long-term debt..........    304,922   $(185,000)(a)     119,922                    119,922
Total stockholders'
 equity (deficit).......    (30,770)    180,000 (b)     149,230     $25,000(b)     174,230
                           --------   ---------        --------     -------       --------
    Total liabilities
     and stockholders'
     equity.............   $484,084   $  (5,000)       $479,084     $25,000       $504,084
                           ========   =========        ========     =======       ========

    The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE-MONTH PERIOD ENDED JULY 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    PRO FORMA
                                                   ADJUSTMENTS
                                  HISTORICAL           FOR
                                   COMPANY       RECAPITALIZATION PRO FORMA
                                  ----------     ---------------- ---------
Sales...........................  $ 454,173              --       $ 454,173
Cost of sales...................    390,416              --         390,416
                                  ---------           ------      ---------
  Gross margin..................     63,757              --          63,757
Selling, general and administra-
 tive expenses..................     83,559              --          83,559
Depreciation and amortization...     16,889              --          16,889
Impairment charges..............     25,000              --          25,000
                                  ---------           ------      ---------
  Operating loss................    (61,691)             --         (61,691)
Interest income.................        346              --             346
Interest expense................    (18,217)          $9,262         (8,955)
Other expense, net..............       (964)             --            (964)
                                  ---------           ------      ---------
  Loss before income taxes......    (80,526)           9,262        (71,264)
Income taxes....................        780              --             780
                                  ---------           ------      ---------
  Loss from continuing opera-
   tions........................  $ (81,306)          $9,262      $ (72,044)
                                  =========           ======      =========
Loss per common share from
 continuing operations..........  $   (2.62)(e)                   $    (.42)(e)
                                  =========                       =========



    The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE
                       FISCAL YEAR ENDED OCTOBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      PRO FORMA
                                                     ADJUSTMENTS
                                     HISTORICAL          FOR
                                      COMPANY      RECAPITALIZATION PRO FORMA
                                     ----------    ---------------- ---------
Sales..............................   $701,099             --       $701,099
Cost of sales......................    567,758             --        567,758
                                      --------         -------      --------
  Gross margin.....................    133,341             --        133,341
Selling, general and administrative
 expenses..........................     95,592             --         95,592
Depreciation and amortization......     20,015             --         20,015
                                      --------         -------      --------
  Operating income.................     17,734                        17,734
Interest income....................      1,049                         1,049
Interest expense...................    (22,808)        $12,654(c)    (10,154)
Other expense, net.................     (1,661)            --         (1,661)
                                      --------         -------      --------
  Income (loss) before income tax-
   es..............................     (5,686)         12,654         6,968
Income taxes.......................       (418)            -- (d)       (418)
                                      --------         -------      --------
  Income (loss) from continuing op-
   erations........................   $ (5,268)        $12,654      $  7,386
                                      ========         =======      ========
Income (loss) per common share from
 continuing operations.............   $  (0.27)(e)                  $   0.04(e)
                                      ========                      ========



    The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

   (a) Reflects the impact of changes in long-term debt resulting from:
       Repayment of CGE Note........................................ $125,000
       Repayment of Anjou Note......................................   60,000
                                                                     --------
                                                                     $185,000
                                                                     ========
   (b) Changes in stockholders' equity resulting from the
          Recapitalization:
          Sale of 105,714 shares of Class A Common Stock at $1.75... $185,000
       Estimated fees on sale of 105,714 shares of Class A Common
        Stock paid from available cash..............................   (5,000)
                                                                     --------
                                                                     $180,000
                                                                     ========

  The maximum proceeds would result in the Company receiving an additional $25,000 in gross proceeds to be used for general corporate purposes.

  (c) Reflects change in net interest expense resulting from the application of the gross proceeds of the Recapitalization as follows:

                                                                   NINE MONTHS
                                                     YEAR ENDED       ENDED
                                                  OCTOBER 31, 1996 JULY 31,1997
                                                  ---------------- ------------
      CGE Note (LIBOR plus 1.25%)................     $  8,884       $ 6,499
      Anjou Note (LIBOR plus 0.6%)...............          714         2,763
      Bank Credit Facility (LIBOR plus 1.0%).....        3,056           --
                                                      --------       -------
                                                      $ 12,654       $ 9,262
                                                      ========       =======

  The Company has assumed proceeds would have been used to pay down the CGE Note and the Anjou Note (from date of issuance in August 1996), and the Bank Credit Facility to the extent proceeds were available after the repayment of the CGE Note and the Anjou Note.

  (d) Due to the Company's tax position, the pro forma adjustments would not have an impact on the Company's tax provision.

  (e) Income (loss) per common share from continuing operations is calculated as follows:

                                                                    NINE MONTHS
                                                     YEAR ENDED        ENDED
                                                  OCTOBER 31, 1996 JULY 31, 1997
                                                  ---------------- -------------
       Average weighted shares outstanding......        32,018         32,019
       Exchange of Series A Preferred Stock at
        $1.75
        per share...............................        34,286         34,286
       Sale of 105,714 new shares of Class A
        Common Stock for cash at $1.75 per share
        (Minimum Subscription)..................       105,714        105,714
                                                      --------       --------
       Adjusted weighted average shares (Minimum
        Subscription)...........................       172,018        172,019
                                                      --------       --------
       Sale of 14,286 new shares of Class A Com-
        mon Stock for cash at $1.75 per share
        (Maximum
        Subscription) ..........................        14,286         14,286
                                                      --------       --------
       Adjusted weighted average shares (Maximum
        Subscription)...........................       186,304        186,305
                                                      ========       ========
      Pro Forma Calculation:
       Pro forma income (loss) from continuing
        operations..............................      $  7,386       $(72,044)
       Income (loss) per share from continuing
        operations (Minimum Subscription).......      $   0.04       $  (0.42)
                                                      ========       ========
       Income (loss) per share for continuing
        operations (Maximum Subscription).......      $   0.04       $  (0.39)
                                                      ========       ========

  Fully-diluted earnings per share are not presented as the assumed conversion of the Company's $115 million Convertible Debentures is assumed to be anti-dilutive to amounts presented herein. The above calculation reflects the elimination of dividends related to the Series A Preferred Stock assumed to be exchanged.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected consolidated financial data as of and for the nine months ended July 31, 1997 and 1996 has been derived from, and should be read in conjunction with, the Company's unaudited consolidated financial statements for such periods, which are included elsewhere in this Prospectus and which, in the opinion of the Company's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations for such periods. The results for such interim periods are not necessarily indicative of the results for the full fiscal year. The following selected consolidated financial data of the Company as of and for the fiscal year ended October 31, 1996 has been derived from, and should be read in conjunction with, the consolidated financial statements and related notes thereto as of and for the year then ended that have been audited by McGladrey & Pullen, LLP, independent public accountants, and are included elsewhere in this Prospectus. The following selected consolidated financial data of the Company as of and for the years ended October 31, 1995, 1994, 1993 and 1992 has been derived from, and should be read in conjunction with, the consolidated financial statements as of and for the years then ended that have been audited by Arthur Andersen LLP, independent public accountants.

                                 FISCAL YEARS ENDED OCTOBER 31,              NINE MONTHS ENDED
                         --------------------------------------------------  -------------------
                                                                             JULY 31,  JULY 31,
                           1992       1993      1994       1995      1996      1996      1997
                         ---------  --------  ---------  --------  --------  --------  ---------
INCOME STATEMENT DATA:
Sales................... $ 609,404  $575,949  $ 522,573  $618,868  $701,099  $503,861  $ 454,173
Cost of sales...........   486,249   444,879    437,997   480,555   567,758   404,974    390,416
Selling, general and
 administrative
 expenses...............    93,908    87,529    104,178   103,125    95,592    70,079     83,559
Depreciation and
 amortization...........    15,469    13,374     17,702    18,348    20,015    14,806     16,889
Unusual charges.........     7,000       --     145,200       --        --        --      25,000
                         ---------  --------  ---------  --------  --------  --------  ---------
Operating income (loss)
 from continuing
 operations.............     6,778    30,167   (182,504)   16,840    17,734    14,002    (61,691)
Interest income.........     1,276       797      1,283     1,201     1,049       700        346
Interest expense........   (21,361)  (23,706)   (24,386)  (24,379)  (22,808)  (16,964)   (18,217)
Other expense, net......    (1,370)   (2,386)    (4,580)     (434)   (1,661)   (1,445)      (964)
                         ---------  --------  ---------  --------  --------  --------  ---------
Income (loss) from
 continuing operations
 before income taxes,
 minority interest and
 extraordinary item.....   (14,677)    4,872   (210,187)   (6,772)   (5,686)   (3,707)   (80,526)
Income taxes............       817        68        998     1,115      (418)    1,001        780
Minority interest.......       265        21       (194)       98       --        --         --
                         ---------  --------  ---------  --------  --------  --------  ---------
Income (loss) from
 continuing operations
 before extraordinary
 item...................   (15,759)    4,783   (210,991)   (7,985)   (5,268)   (4,708)   (81,306)
Discontinued
 operations.............     5,723   (10,338)   (42,787)      --        --        --         --
Extraordinary item......       --        --      (8,000)      --        --        --         --
                         ---------  --------  ---------  --------  --------  --------  ---------
Net loss................ $ (10,036) $ (5,555) $(261,778) $ (7,985) $ (5,268) $ (4,708) $ (81,306)
                         =========  ========  =========  ========  ========  ========  =========
Earnings (loss) per
 common share (after
 preferred stock
 dividend)
 Continuing operations
  before extraordinary
  item.................. $   (0.63) $   0.20  $   (7.68) $  (0.35) $  (0.27) $  (0.22) $   (2.62)
 Discontinued
  operations............      0.23     (0.42)     (1.55)      --        --                   --
 Extraordinary item.....       --        --       (0.29)      --        --
                         ---------  --------  ---------  --------  --------  --------  ---------
 Loss per common share.. $   (0.40) $  (0.22) $   (9.52) $  (0.35) $  (0.27) $  (0.22) $   (2.62)
                         =========  ========  =========  ========  ========  ========  =========
Weighted average shares
 outstanding............    24,812    24,815     27,632    32,018    32,018    32,018     32,019
                         =========  ========  =========  ========  ========  ========  =========

                                       AS OF OCTOBER 31,                       AS OF JULY 31,
                         --------------------------------------------------  -------------------
                           1992      1993      1994       1995       1996      1996      1997
                         --------  --------  ---------  ---------  --------  --------  ---------
BALANCE SHEET DATA:
Working capital
 (deficit).............. $113,338  $101,371  $ (51,206) $ (12,568) $  7,556  $    875  $ (41,830)
Total assets............  601,752   594,028    602,938    547,917   538,270   540,053    484,084
Goodwill................  240,617   235,329    283,638    276,549   265,860   270,349    242,179
Total long-term debt....  221,048   221,463    245,984    289,120   306,542   304,836    304,922
Stockholders' equity
 (deficit)..............  216,447   210,314     74,381     63,089    54,241    55,637    (30,770)
                                 FISCAL YEARS ENDED OCTOBER 31,              NINE MONTHS ENDED
                         --------------------------------------------------  -------------------
                                                                             JULY 31,  JULY 31,
                           1992      1993      1994       1995       1996      1996      1997
                         --------  --------  ---------  ---------  --------  --------  ---------
SEGMENT DATA:
 PSG
Sales................... $ 38,489  $ 46,000  $  83,678  $ 179,713  $270,640  $195,474  $ 195,383
Costs and expenses......   35,218    38,611     80,252    164,435   255,882   183,624    194,298
Depreciation and
 amortization...........      702       711      2,061      5,679     7,335     5,710      6,028
Unusual charges.........      --        --       5,300        --        --        --         --
                         --------  --------  ---------  ---------  --------  --------  ---------
Operating income (loss)  $  2,569  $  6,678  $  (3,935) $   9,599  $  7,423  $  6,140  $  (4,943)
                         ========  ========  =========  =========  ========  ========  =========
 METCALF & EDDY
Sales................... $297,836  $246,824  $ 219,106  $ 216,852  $215,358  $150,663  $ 132,108
Costs and expenses......  282,206   222,309    211,173    200,125   195,745   136,404    141,168
Depreciation and
 amortization...........    6,751     5,429      5,780      5,691     6,223     4,489      6,546
Unusual charges.........    7,000       --      38,700        --        --        --         --
                         --------  --------  ---------  ---------  --------  --------  ---------
Operating income
 (loss)................. $  1,879  $ 19,086  $ (36,547) $  11,036  $ 13,390  $  9,770  $ (15,606)
                         ========  ========  =========  =========  ========  ========  =========
 RESEARCH-COTTRELL
Sales................... $266,899  $276,584  $ 213,172  $ 220,207  $219,008  $160,615  $ 128,077
Costs and expenses......  250,799   258,272    234,295    208,207   207,630   152,742    134,698
Depreciation and
 amortization...........    6,231     6,338      7,733      6,069     6,032     4,283      3,930
Unusual charges.........      --        --      81,800        --        --        --      25,000
                         --------  --------  ---------  ---------  --------  --------  ---------
Operating income
 (loss)................. $  9,869  $ 11,974  $(110,656) $   5,931  $  5,346  $  3,590  $ (35,551)
                         ========  ========  =========  =========  ========  ========  =========
 CORPORATE (UNALLOCATED)
Sales................... $    --   $    --   $     --   $     --   $    --   $    --   $     --
Costs and expenses......    5,948     7,694      9,559      8,854     8,000     5,174      5,206
Depreciation and
 amortization...........    1,148       326      1,602        602       425       324        385
Unusual charges.........      --        --      15,200        --        --        --         --
                         --------  --------  ---------  ---------  --------  --------  ---------
Operating income
 (loss)................. $ (7,096) $ (8,020) $ (26,361) $  (9,456) $ (8,425) $ (5,498) $  (5,591)
                         ========  ========  =========  =========  ========  ========  =========
 OTHER
Sales................... $  6,180  $  6,541  $   6,617  $   2,096  $ (3,907) $ (2,891) $  (1,395)
Costs and expenses......    5,986     5,522      6,896      2,059    (3,907)   (2,891)    (1,395)
Depreciation and
 amortization...........      637       570        526        307       --        --         --
Unusual charges.........      --        --       4,200        --        --        --         --
                         --------  --------  ---------  ---------  --------  --------  ---------
Operating income
 (loss)................. $   (443) $    449  $  (5,005) $    (270) $    --   $    --   $     --
                         ========  ========  =========  =========  ========  ========  =========

                 NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

(1) See Note 2 to the Consolidated Financial Statements as of and for the year ended October 31, 1996 contained elsewhere in this Prospectus for information regarding the Company's transaction with CGE in 1994.

(2) See Note 3 to the Consolidated Financial Statements as of and for the year ended October 31, 1996 contained elsewhere in this Prospectus for further explanation of the unusual charges and extraordinary item incurred in the fiscal year ended October 31, 1994.

(3) See Note 4 to the Consolidated Financial Statements as of and for the year ended October 31, 1996 contained elsewhere in this Prospectus for information regarding the PSG acquisition in 1994.

(4) See Notes 6 and 7 to the Unaudited Consolidated Financial Statements as of and for the nine-month period ended July 31, 1997 contained elsewhere in this Prospectus for further explanation of the unusual charges incurred in the nine-month period ended July 31, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND

  The Company was organized by an investment group including Odyssey Partners, L.P., Allen & Company Incorporated ("Allen & Company") and affiliates of First Chicago Corporation to make a cash tender offer to purchase all of the outstanding shares of capital stock of Research-Cottrell, Inc. and its various subsidiaries, including Metcalf & Eddy, Inc. The Research-Cottrell acquisition was completed on July 13, 1987 (the "Acquisition"). As a result of the Acquisition, the Company incurred approximately $250 million in debt and recorded approximately $200 million in goodwill. The Company's results of operations since the Acquisition have been adversely affected by the interest expense related to the Acquisition debt, which was refinanced in 1990, and the amortization of goodwill. See "--Financial Condition" and the Notes to the accompanying Consolidated Financial Statements.

RESULTS OF OPERATIONS

  The Company operates principally in three segments: PSG which is focused on the operation of water and wastewater treatment facilities; Metcalf & Eddy which is focused on engineering consulting in the areas of water/wastewater and hazardous waste remediation; and Research-Cottrell which is focused on designing, supplying and servicing air pollution control equipment.

  DEMAND FOR THE COMPANY'S SERVICES AND TECHNOLOGIES

  Demand for the Company's services and technologies arises principally from four sources:

  . need for governmental agencies to reduce costs through productivity improvements and improve the quality of services;

  . upgrade of existing facilities and the need for new capacity at electric generating facilities, water and wastewater treatment facilities and various industrial pollution sources, such as waste incineration and industrial process plants, which must comply with existing environmental legislation and regulations;

  . regulations mandating new or increased levels of air and water pollution control, water supply and solid waste management as well as remediation of contaminated sites; and

  . need for maintenance, repair, rebuilding and upgrading of existing pollution control equipment and facilities.

  DEPENDENCE ON KEY PROJECTS/GOVERNMENT CONTRACTS

  In any given period, a substantial percentage of the Company's sales is dependent upon several large projects. To the extent that these projects are canceled or substantially delayed and not replaced, it could have a material adverse impact on the Company's sales and earnings.

  Approximately 62% of the Company's fiscal year 1996 gross revenues were derived from contracts with federal, state, municipal and other governmental agencies. The termination of any of the Company's significant contracts with such governmental agencies, or the failure to obtain either extensions or renewals of certain existing contracts or additional contracts with such governmental agencies, could have a material adverse effect on the Company's earnings and business.

  In fiscal year 1996, PSG's contract with PRASA accounted for 39% of PSG's total sales and 15% of the Company's total sales. Operations were initiated under the contract on September 1, 1995. The contract has a five-year term but PRASA may cancel the contract for any reason after August 31, 1998. Pursuant to the contract, PSG manages 69 wastewater plants, 128 water treatment plants and related collection and distribution systems and pumping stations in Puerto Rico. The contract's profitability is contingent upon achieving and/or successful negotiations of certain incentive revenues and operating efficiencies, as well as the collection of its normal operating fee and certain unreimbursed costs which totaled $24.2 million as of July 31, 1997.

NINE MONTHS ENDED JULY 31, 1997 COMPARED TO NINE MONTHS ENDED JULY 31, 1996

 Overview

  As discussed in more detail with the comparison of each segment's results, the Company's net loss increased from $4.7 million during the nine-month period ended July 31, 1996 to $81.3 million during the nine-month period ended July 31, 1997. This was primarily the result of certain operating charges and asset write-offs, including a $25.0 million impairment charge taken in connection with a review of certain of the Research-Cottrell businesses, all as more fully described below. Sales have decreased from $503.9 million to $454.2 million primarily due to lower sales volumes of Metcalf & Eddy and Research-Cottrell as a result of delays in awards of new contracts. At July 31, 1997, the Company's total backlog was approximately $1.2 billion and consisted of PSG (75%), Metcalf & Eddy (19%) and Research-Cottrell (6%). At July 31, 1996, the Company's total backlog was approximately $1.1 billion and consisted of PSG (70%), Metcalf & Eddy (21%) and Research-Cottrell (9%).

 Professional Services Group

  The operating loss sustained during the nine-month period ended July 31, 1997 was $4.9 million and was primarily the result of certain operating charges and asset write-offs which approximated $9.3 million. These charges were primarily related to revised estimates of direct project costs of $2.8 million required under the PRASA contract; professional fees of $5.3 million related to marketing consultants, the DOJ Investigation and certain litigation matters; and provisions of $1.2 million for revised collectibility estimates for certain non-current note receivables.

  Excluding the effect of the aforementioned charges, the operating results were $1.8 million lower than the comparable 1996 period due to additional direct project costs including certain higher non-recoverable costs resulting from competitive pricing pressures and timing of certain contractual incentive clauses for the PRASA project and revised estimates for self insured employee benefits.

  Sales remained comparable to the prior period as a result of the privatization market developing more slowly than anticipated. Although the Company has been successful in obtaining contract renewals, it continues to experience delays in negotiating and closing new business opportunities due to municipal clients' implementation schedules. Results are expected to improve moderately during the fourth quarter from the most recent three-month period due to new contracts and certain contractual incentive clauses which are expected to be realized.

 Metcalf & Eddy

  The operating loss of $15.6 million sustained during the nine-month period ended July 31, 1997 was primarily the result of $19.4 million of certain operating charges, including $5.4 million of provisions required in order to properly reflect the Company's revised estimates for the collectibility of certain receivables based on recent adverse developments in contract negotiations and collection efforts; $6.3 million of increases to its reserves for litigation, professional liability and certain project contingencies due to revised estimates of the expected outcome of certain unasserted and asserted claims and litigation incurred in the normal course of business; $3.4 million of equipment write-offs; a $1.7 million charge related to a cancellation penalty for a high cost leased facility; and other direct and indirect costs of $2.6 million.

  In addition to the effect of the aforementioned charges, lower sales volume and gross margin rate, offset by lower selling, general and administrative expenses, reduced the operating results by $6.0 million in the nine- month comparable prior period ended July 31, 1996. The reduction in sales volume of $18.6 million during the period reduced the operating results by $5.4 million due to delays in obtaining task order releases primarily within the hazardous waste remediation service lines, several contracts which were awarded to competitors, and delayed procurement in international markets. Delays are increasing due to funding and administrative issues with certain government agencies (e.g., EPA and Department of Defense). The lower gross margin rate reduced the operating results by $2.1 million during the nine-month period primarily due to favorable pricing adjustments reflected in the prior period, pricing pressures and a business mix shift from self-performed work to subcontracted work. Partially off-setting the lower margins was a selling, general, and administrative expense reduction of $2.3 million during the nine-month period ended July 31, 1997 as compared to the comparable 1996 period as a result of lower personnel related costs including certain employee benefit costs discussed below.

  The fourth quarter results are expected to be lower than the most recent three-month period due to the $1.4 million third quarter effect of revised estimates of previously accrued discretionary and self insured employee benefit costs. Full year sales levels are expected to be approximately 15% below the comparable prior year period due to continuing delays in work releases.

 Research-Cottrell

  The operating loss of $35.6 million sustained during the nine-month period ended July 31, 1997 was primarily the result of a $25.0 million impairment charge and other receivable and warranty provisions of $4.0 million related to its Ecodyne and Custodis operations due to recent adverse developments on two specific projects. See "--Revised Business Strategy." In addition, the nine-month results were impacted in the third quarter by higher than anticipated costs on a specific Air Pollution Control Division ("APCD") project by $1.0 million, receivable and warranty provisions of $2.3 million related to the R-C International operations and partially off-set by revised estimates of $1.0 million of previously accrued discretionary and self insured employee benefits.

  In addition to the effect of the aforementioned charges, lower sales volume and reduced margin rates, to a lesser extent, contributed to the operating results being $6.8 million lower than the nine-month comparable period ended July 31, 1996. The lower sales volume of $32.5 million during the aforementioned period reduced the operating income by $6.6 million. The lower sales volume was reflected primarily in the REECO, Ecodyne, APCD and KVB operations which approximated 74% of the variance in the nine-month period. These operations are experiencing reduced volume as a result of fewer bid opportunities due to delays in issuing new air quality standards by the EPA, lack of enforcement of existing standards and price pressures from highly competitive markets. The gross margin rate adjusted for the previously mentioned charges, has also decreased by 2.3% ($2.9 million) during the nine-month period due to price pressures, unfavorable product line mix and project execution. The unfavorable trend compared to the prior period related to volume and margin rates is expected to continue due to the reasons previously stated.

 Corporate and Other

  The unallocated corporate costs were comparable to the nine-month prior period. In addition, higher average borrowings resulted in increased interest expense.

 Revised Business Strategy

  During the second quarter of fiscal year 1997 the Company completed a review of its operations' three year business plans. These plans included a detailed analysis of markets, growth opportunities and forecasted three year operating results, cash flows and return on capital employed for each business segment.

  As a result of this review, management is considering the actions necessary to redeploy its capital to its core water business (PSG and Metcalf & Eddy). This approach reflects management's assessment of the greater market opportunities and growth potential in the water and wastewater markets compared to the air pollution markets. Among other factors contributing to this approach were recent tax law changes which may expand the duration of OM&M contracts and create additional opportunities within the water and wastewater treatment markets which are the primary markets for PSG and Metcalf & Eddy. These enhanced opportunities are in contrast to the air pollution control market where continuing delays in issuing new air quality standards by the EPA and lack of enforcement of existing standards are expected to limit the growth opportunities within the air pollution control market targeted by Research-Cottrell. See "Business--The Water/Wastewater Privatization Market."

  Furthermore, the returns on capital employed within the PSG and Metcalf & Eddy segments are forecasted to be greater than the returns for the Research-Cottrell segment. From a competitive standpoint, management also believes that the Company has greater competitive advantages and market penetration through its PSG and Metcalf & Eddy businesses than what has been achieved by its Research-Cottrell operations.

  As a result of the above, management is assessing the impact of de-emphasizing the Research-Cottrell business segment and redeploying its capital to its PSG and Metcalf & Eddy segments. A financial advisor has been retained to assist the Company in exploring strategic alternatives related to this redeployment. The successful implementation of a redeployment program could include the divestiture of portions or substantially all of the Research-Cottrell segment, although no such definitive decision to divest has been made by the Company's Board of Directors at this time. The Company is currently in discussions with several parties regarding the potential divestiture of this business.

  Based on the recent downturn in the operating performance of certain of the Research-Cottrell businesses, the Company reviewed the expected future cash flows of these businesses and reassessed their fair value. In connection with this review, the Company reflected a $25.0 million impairment charge including a goodwill writedown of $17.4 million related to the Ecodyne and KVB businesses during the second quarter of fiscal 1997. The Ecodyne operation was sold during July 1997 for approximately $2.0 million. The impairment was determined in accordance with Statement of Financial Accounting Standards No. 121 by taking into consideration the operations' fair values based on expected future cash flows discounted at a rate commensurate with the risks involved.

  The realizability of goodwill and other long lived assets is the result of an estimate based on the underlying assets' remaining estimated useful lives, projected operating cash flows and ultimate disposition assumption (held for use or held for sale). It is reasonably possible that this estimate will change in the near term as a consequence of further deterioration in market conditions and operating results or the divestiture of all or part of the Research- Cottrell segment. The effect of the change would be material to the financial statements since a significant additional charge may be required. At July 31, 1997, Research-Cottrell's total assets and net carrying value were $136.5 million and $84.4 million, respectively, including unamortized goodwill of $76.6 million.

FISCAL YEAR ENDED OCTOBER 31, 1996 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
1995

 Overview

  As discussed in more detail with the comparison of each segment's results, the Company's net loss decreased from $8.0 million during the year ended October 31, 1995 to $5.3 million during the year ended October 31, 1996. The results for the year reflected decreases in operating margins (primarily in PSG and Research-Cottrell) due to the highly competitive marketplace and increases in selling and marketing expenses (primarily PSG) which were partially offset by overhead reductions within Metcalf & Eddy, Research-Cottrell and Corporate. Sales increased from $618.9 million to $701.1 million primarily due to increased service revenues associated with PSG's contract with PRASA. At October 31, 1996, the Company's backlog was approximately $1.1 billion and consisted of PSG (75%), Metcalf & Eddy (19%) and Research-Cottrell (6%).

  Comparable operating results in the next fiscal year are contingent upon the level and timing of additional contracts in each segment, the achievement of the expected sales level increases, cost control, the execution of expected new projects and those projects in the backlog within the most recent cost estimates as well as the favorable resolution of claims arising in the ordinary course of business.

 Professional Services Group

  Operating income was $7.4 million for the year ended October 31, 1996 and reflects a $2.2 million decrease from the comparable prior period due to additional selling, general and administrative expenses as well as depreciation and amortization related to growth initiatives which were partially off-set by higher gross margins. The increase in PSG's sales is a result of the PRASA contract which began September 1, 1995 and has not had a proportional impact on operating income. Although negotiations are progressing slower than previously expected, PSG continues to pursue new business opportunities and currently has several proposals pending or under negotiation which if obtained, would significantly increase future sales.

 Metcalf & Eddy

  Although sales have remained comparable to the prior year, Metcalf & Eddy's operating income increased by $2.4 million during the year ended October 31, 1996. The higher operating income was attributable primarily to personnel, facilities and insurance cost reductions which resulted in a decrease in selling, general and administrative expenses of $2.1 million. In addition, estimated favorable pricing adjustments partially offset the impact of unfavorable sales mix to more design/build and construction type projects.

 Research-Cottrell

  Operating income decreased by $0.6 million during the year ended October 31, 1996 from the comparable prior period. The changes in operating income reflect the decreases in margin rates in most business units caused by price pressures from highly competitive markets, unfavorable product line mix and project execution. Partially off-setting the reduced margins are lower selling, general and administrative expenses of $3.2 million during the year ended October 31, 1996 (primarily at its APCD and KVB operations). International sales volume has continued to increase by $10.7 million due to improved market penetration during the aforementioned period, however the higher sales related to international activities were more than offset by lower sales volume in KVB of $11.0 million during the year ended October 31, 1996. KVB's lower volume, compared with the prior period, is due to the fulfillment of orders for equipment required by utility customers to comply with the Clean Air Act Amendments of 1990 (the "CAAA").

 Corporate and Other

  The corporate (unallocated) selling, general and administrative expenses decreased by $0.9 million during the year ended October 31, 1996 due to cost reduction efforts, including personnel related costs and professional fees. The results for the year compared to the prior year were also favorably impacted by slightly lower financing costs and the favorable resolution of several pending tax issues.

FISCAL YEAR ENDED OCTOBER 31, 1995 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
1994

 Overview

  As discussed in more detail with the comparison of each segment's results, the net loss was reduced by $253.8 million to $8.0 million during the year ended October 31, 1995. Excluding the $196.0 million impact of unusual charges, losses from discontinued operations and the extraordinary loss, the $57.8 million improvement of results reflects primarily a $54.1 million increase in operating income. This was achieved through better project execution resulting in higher gross margins on stable sales levels within the Metcalf & Eddy and Research-Cottrell segments. In addition, the June 1994 acquisition of PSG, CGE's water/wastewater management subsidiary, and new contract awards resulted in a $96.0 million sales increase generating higher operating income in the PSG segment. Various cost reduction efforts also improved results which are reflected in a $1.1 million reduction in selling, general and administrative expenses despite the effects of the PSG acquisition and providing for improved employee fringe benefits including retirement and incentive plans. Backlog levels also increased to over $1.2 billion due to the $450 million five-year contract with PRASA to operate, maintain and manage Puerto Rico's water and wastewater treatment facilities.

 Professional Services Group

  Excluding the impact of the $5.3 million prior period unusual charges and the $1.5 million pro forma operating income impact assuming the June 1994 PSG acquisition occurred on November 1, 1993, operating income increased during the year ended October 31, 1995 by $6.7 million. The increase in operating income during the year was primarily due to new business development which resulted in additional service contracts and cost reductions attained in connection with the consolidation of the Metcalf & Eddy Services and PSG operations.

  Sales increased by $96.0 million during the year ended October 31, 1995. The increase during the year is attributable to the pro forma sales impact of the PSG acquisition ($55.6 million) and new business development which resulted in additional service contract revenues ($40.4 million), including revenues of $15.7 million related to the new PRASA contract.

  On September 1, 1995, PSG initiated operations under its five-year contract with PRASA to operate, maintain and manage Puerto Rico's water and wastewater treatment facilities. This contract is expected to generate annual revenues in excess of $90 million and its profitability thereunder is contingent upon achieving certain incentive revenues and operating efficiencies in which a significant amount is expected to be realized during the later years of the contract. PRASA has the right to cancel the contract after three years.

 Metcalf & Eddy

  Excluding the impact of the $38.7 million prior period unusual charges, operating income increased by $8.9 million during the year ended October 31, 1995. The improved performance resulted from higher margin sales related to work executed directly by Metcalf & Eddy excluding its sub-contractors and other favorable mix impacts as well as improved execution on several projects as a result of obtaining contractual amendments and lower than previously anticipated direct project costs. Selling, general and administrative expenses decreased by $1.6 million primarily due to various cost reductions including facility, insurance and administrative overhead related costs partially off-set by increased bid and proposal and other related selling costs as well as higher employee fringe benefits.

  Sales decreased by $2.3 million during the year ended October 31, 1995 primarily due to changes in pass-through sales volume, including its Peace Shield project, representing direct project costs passed through to the client. The higher margin sales related to work executed directly by Metcalf & Eddy excluding its sub-contractors increased by $9.1 million during the year.

 Research-Cottrell

  Excluding the impact of the $81.8 million prior period unusual charges, operating income increased by $34.8 million during the year ended October 31, 1995. The increase resulted from higher gross margins of $30.2 million primarily due to better execution resulting in the avoidance of additional costs required in the prior year to complete particulate and acid gas control systems, chimneys and emissions monitoring systems ($21.5 million) as well as higher gross margins within the international and cooling tower operations primarily due to higher sales volumes and to a lesser extent improved execution ($7.5 million). Also impacting the favorable results were lower selling, general and administrative expenses ($2.9 million) due to cost reductions in substantially all product lines primarily within the particulate and acid gas control equipment, emissions monitoring systems and cooling tower product lines which were partially off-set with higher international selling activities.

  Sales increased by $7.0 millon during the year ended October 31, 1995. The increase resulted from higher international sales of particulate and acid gas control systems due to better geographical market penetration in Europe and the Far East ($21.0 million) and higher sales from the cooling tower operations driven by higher orders ($9.4 million). Also contributing to the increase were higher sales of VOC control systems due to higher demands driven by the requirements under the CAAA ($12.3 million). Partially offsetting these increases were lower sales of emission monitors ($19.1 million) and chimney products and services ($12.3 million) primarily due to the timing of the demand requirements under the CAAA.

  In light of improvements in its current market climate and anticipated financial performance, management decided to retain the Company's cooling tower, heat transfer and certain service operations. The Company had previously contemplated selling these businesses and had recorded a charge for the difference between their net carrying value and management's estimate of the anticipated net sales proceeds. The Company resolved software issues related to its emissions monitoring systems previously shipped to certain utilities. The software issues had created problems in collecting receivables due to claims and back-charges from certain utilities. The Company incurred additional software, warranty and project close-out costs in resolving this situation. Management believes that the previously provided reserves for the contemplated divestitures and emissions monitoring operations were adequate in the aggregate, therefore these issues did not have a significant effect on the Company's consolidated financial position or results of its operations, taken as a whole as of October 31, 1995 and for the year then ended.

 Corporate and Other

  The corporate (unallocated) selling, general and administrative expenses and depreciation and amortization decreased by $1.7 million during the year ended October 31, 1995 due to cost reduction efforts, including reductions in unallocated promotional and facility related costs. The Company sold its hazardous waste transfer station operations during October 1995 and as a result a $1.4 million gain was recognized and included in other expense, net.

  Additional charges reflected in the prior year include unusual charges of $19.4 million, losses from the discontinued asbestos abatement operations ($38.2 million) and Pamco operations ($4.6 million) and a $8.0 million extraordinary loss on the early retirement of the 11.1% Senior Notes with the Prudential Insurance Company of America.

FINANCIAL CONDITION

  Net financial debt (debt less cash) increased by $11.4 million during the nine month period ended July 31, 1997. In addition to the Series A Preferred Stock dividend payment of $2.5 million, the Company utilized $11.1 million of cash for capital expenditures, investments in environmental treatment facilities and other investment activities including start-up costs during the period. These cash requirements were funded principally through borrowings under the Company's credit facilities.

  In connection with the Investment Agreement, the Company maintains a $125 million unsecured term loan with CGE. The CGE Note bears interest at one, two, three or six-month LIBOR, as selected by the Company, plus 1.25% and has a final maturity of June 15, 2001. The CGE Note contains certain financial and other restrictive covenants with respect to the Company relating to, among other things, the maintenance of certain financial ratios, and restrictions on the sale of assets and the payment of dividends on or the redemption, repurchase, acquisition or retirement of securities of the Company or its subsidiaries. The Company expects to repay the CGE Note with a portion of the gross proceeds from the Rights Offering. See "Use of Proceeds."

  The Company also maintains a $60.0 million seven-year unsecured revolving credit facility with Anjou. The facility matures on August 2, 2003. As of July 31, 1997, the Company's borrowings under the facility totaled $60.0 million. The Anjou Note bears interest at LIBOR plus 0.6%. The Company expects to repay the Anjou Note with a portion of the gross proceeds from the Rights Offering. See "Use of Proceeds."

  The Company also maintains the three-year senior secured Bank Credit Facility which was increased by $20.0 million to $70.0 million as of April 28, 1997. As of July 31, 1997, the Company's borrowings under the Bank Credit Facility totaled $14.0 million and outstanding letters of credit under the Bank Credit Facility totaled $23.7 million (unused capacity of $32.3 million).

  The Bank Credit Facility is primarily designed to finance working capital requirements and provide for the issuance of letters of credit, both subject to limitations and secured by a first security interest in substantially all of the assets of the Company. Of the total commitment, borrowings are limited to the lesser of $70 million or the sum of a percentage of certain eligible receivables, inventories, net property, plant and equipment and costs and estimated earnings in excess of billings, and bear interest at LIBOR plus 1.0% or at a defined bank rate approximating prime. The Bank Credit Facility also allows for certain additional borrowings, including, among other things, project financing and foreign borrowing facilities, subject to limitations, and contains certain financial and other restrictive covenants, including, among other things, the maintenance of certain financial ratios, and restrictions on the incurrence of additional indebtedness, acquisitions, the sale of assets, the payment of dividends and the repurchase of subordinated debt. In addition, the related agreement requires CGE to maintain its support of the Company, including, a minimum 40% ownership interest in the Company and its right to designate at least 40% of the Company's Board of Directors as well as to appoint the Chief Executive Officer and Chief Financial Officer of the Company. The Company compensates CGE for its support in an amount equal to 0.95% per annum of the outstanding commitment of its credit facilities. The Bank Credit Facility expires March 31, 1998. The Company will need to replace this facility at that time.

  On October 30, 1997, the Company entered into the Amendment in respect of the Bank Credit Facility pursuant to which the Lending Banks waived the Company's compliance for the period beginning on October 31, 1997 with certain covenants in the Bank Credit Facility through the earlier of the consummation of the transactions contemplated by the Recapitalization Agreement or March 22, 1998. In addition, the Amendment provides for amendments to certain covenants contained in the Bank Credit Facility. The waiver and amendments provided for in the Amendment shall terminate if the Bank Credit Facility is not extended on or prior to December 15, 1997 beyond the current maturity date of March 31, 1998. The Company is currently in discussion with the Lending Banks regarding the extension of the Bank Credit Facility beyond its currently scheduled maturity at March 31, 1998 for a period of approximately one year. Following the Recapitalization, the Company intends to enter into discussions regarding the establishment of a new senior secured credit facility following the expiration of the Bank Credit Facility. While there can be no assurance that the Company will have access to a new credit facility following March 31, 1998 even if the Rights Offering is completed, management believes that it could obtain alternative sources of funding for its cash requirements following expiration of the Bank Credit Facility.

  The Company's ability to comply with the financial and other covenants in such agreements beyond November 1, 1997 is substantially dependent upon the completion of the Rights Offering. Failure to complete the Rights Offering may require additional waivers or amendments to the Bank Credit Facility. There can be no assurance that such waivers or amendments could be obtained. In the absence of a waiver or amendment, the Lending Banks under the Bank Credit Facility would have the right to refuse any further extensions of credit and the right to accelerate payment of all outstanding amounts under the Bank Credit Facility. In addition, substantially all of the Company's long-term debt and certain other financial and non-financial obligations contain cross-default or acceleration provisions. In the event the Company were required to repay accelerated outstanding amounts under the Bank Credit Facility and other obligations, the Company does not believe that it will have financial resources adequate to repay such amounts and to satisfy its ongoing working capital requirements. Therefore, the failure to complete the Rights Offering could have a material adverse effect on the Company's business prospects and on its financial condition and liquidity.

  The businesses of the Company have not historically required significant ongoing capital expenditures. For the nine month period ended July 31, 1997, and the years ended October 31, 1996 and 1995 total capital expenditures were $5.1 million, $7.5 million and $7.9 million, respectively. At July 31, 1997, the Company had no material outstanding purchase commitments for capital expenditures. As of October 28, 1997, the Company has Bank Credit Facility borrowings of $10.5 million, and outstanding letters of credit under the Bank Credit Facility of $22.9 million. Management is addressing its on-going cash requirements through a series of programs, for which there is no assurance of success, directed at improving working capital management by focusing on, among other things, collection of unreimbursed costs on certain significant contracts, including the PRASA contract ($24.2 million), Metcalf & Eddy past due receivables, increased emphasis on capital redeployment and asset divestitures and the restructuring and strengthening of its current capital structure.

  The Company's future results and financial conditions are dependent on the successful implementation of its revised business strategy. The Company's revised business plans include assumptions relating to growth initiatives related to longer term OM&M contracts which may require significant up-front investments including capital improvements, upgrades, concession payments or other investments. In addition, new capital may be required to be invested in the Metcalf & Eddy segment in order to achieve its growth targets through geographical expansion and/or acquisitions. The Company's ability to access capital for these requirements may have a significant impact on the successful implementation of its business plans. While the Company believes that this strategy will enable it to improve its financial results, there can be no assurance that this revised strategy will be successful, that the anticipated benefits of this revised strategy will be realized, that management will be able to implement such strategy on a timely basis, that the Company will return to profitability or that losses will not continue in the future. See "Risk Factors--Redeployment of Capital; Revised Business Strategy."

  On September 24, 1997, the Company, CGE and Anjou entered into the Recapitalization Agreement, whereby the Company would restructure its debt and retire all of the outstanding shares of Series A Preferred Stock. The Recapitalization is comprised of two primary elements: (i) the exchange of the Series A Preferred Stock for shares of Class A Common Stock and (ii) the Rights Offering pursuant to which the Company would receive a minimum of $185 million in gross proceeds for the minimum subscription by CGE. Pursuant to the Recapitalization Agreement, the Company, CGE and Anjou also entered into agreements with respect to certain other matters, including the Consent Solicitation, the Charter Amendment and CGE's agreement to work with the Company to enhance the Company's participation in the emerging privatization market in the wastewater management industry. The consummation of the transactions contemplated by the Recapitalization Agreement will reduce the Company's annual interest expense by approximately $12.5 million and eliminate $3.3 million of dividends on the Series A Preferred Stock.

  The Company is often required to procure bid and performance bonds from surety companies, particularly for clients in the public sector. A bid bond guarantees that the Company will enter into the contract under consideration at the price bid and a performance bond guarantees performance of the contract. In August 1997, USF&G notified the Company that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, due to the Company's operating performance and resulting financial condition as reported at the end of the fiscal quarter ended April 30, 1997, unless it received indemnification from CGE or Anjou for at least 20% of all future bond requests including renewals. Anjou has entered into an agreement with USF&G regarding an arrangement pursuant to which, until terminated at Anjou's discretion, Anjou will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement dated as of October 31, 1995 between USF&G and the Company and its subsidiaries. Such guarantees would cover, in each instance, 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997, and certain penalty amounts, up to $45 million. There can be no assurance that USF&G will be willing to provide bid bonds to the Company following the Recapitalization without a guarantee from CGE (or one of its affiliates) and there can be no assurance that CGE would be willing to provide such a guarantee following the Recapitalization. See "--Dependency on Key Projects and Government Contracts."

FORWARD LOOKING STATEMENTS

  CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statement. Included herein are certain forward-looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, forward-looking statements regarding the Company's expectation of future performance following implementation of its revised business strategy. Such statements are subject to various risks and uncertainties. Accordingly, the Company hereby identifies the following important factors that could cause the Company's actual financial results to differ materially from those projected, forecast, estimated or budgeted by the Company in such forward-looking statement:

  . The Company's highly competitive marketplace.

  . Changes in as well as enforcement levels of federal, state and local environmental legislation and regulations that change demand for a significant portion of the Company's services.

  . Adverse developments in the DOJ Investigation.

  . Dependency on key projects, customers and contracts.

  . The ability to obtain new contracts (some of which are significant) from existing and new clients.

  . The execution of the expected new projects and those projects in backlog within the most recent cost estimates.

  . Changes in interest rates causing an increase in the Company's effective borrowing rate.

  . Adverse resolution of litigation matters and existing claims arising in the ordinary course of business.

  . The extent of public participation in the Rights Offering.

  . The failure to consummate the Rights Offering by the end of the second quarter of fiscal 1998.

  . The ability of the Company to access capital (through an investment fund, off-balance sheet vehicle or otherwise) and to effect and finance future acquisitions.

  . The ability of the Company to obtain any necessary waivers, extensions or renewals of the Bank Credit Facility.

  . The acceptance by the Company's current and prospective customers of the Company's financial position following the Recapitalization.

  . The effectiveness of the Business Planning Committee in identifying strategies aimed at increasing stockholder value.

                                   BUSINESS

OVERVIEW

  Air & Water Technologies Corporation, through its subsidiaries, provides a comprehensive range of services and technologies directed principally at providing complete services for the operation, maintenance and management of water and wastewater treatment systems; engineering, design and construction of water and wastewater facilities; the remediation of hazardous waste; and services and technologies for controlling air pollution. The Company believes it provides a complement of products and services that satisfy the environmental and essential services needs of its targeted client base. The Company markets its products and services through three renowned trade names:
Professional Services Group for the operation, maintenance and management of water and wastewater treatment systems; Metcalf & Eddy for water, wastewater and hazardous waste engineering and consulting services; and Research-Cottrell for air pollution control related products and services. PSG provides its clients with complete services for the operation, maintenance and management of treatment systems in various water, wastewater, sludge and biosolids waste management markets. Metcalf & Eddy provides its clients with a broad spectrum of environmental consulting services, including engineering studies and design, project management, site evaluation, environmental assessment and master planning. Research-Cottrell designs and develops products and technologies targeted at specific client needs such as air pollution control equipment. The Company provides its full complement of products and services to predominantly four major customer sectors: the electric generating industry; the solid waste incineration industry; governmental entities, including municipalities and state and federal agencies; and specific industrial categories, such as petroleum refining, pulp and paper, pharmaceutical, chemical, primary and secondary metals, food processing, printing and furniture manufacture.

  PSG provides its clients with complete services for the operation, maintenance and management of treatment systems in the various water and wastewater and sludge and biosolid waste management markets. These services range from assisting owners and operators in addressing individual operating needs to the assumption by PSG of complete responsibility for operating complex treatment systems. PSG provides operation, maintenance and management services for water supply and wastewater treatment systems, primarily for cities, municipalities and other local governmental entities. PSG also serves the industrial market and federal and state governments by providing OM&M services for wastewater treatment systems and groundwater remediation treatment systems. PSG has significant experience dealing with the planning and implementation of large biosolids management programs, including composting facilities.

  Metcalf & Eddy's services are directed principally at the protection of public health and the environment in an efficient, cost-effective manner through sound water resources management, hazardous waste remediation and solid waste disposal. These services include protection, treatment and distribution of water from surface and groundwater sources; collection, treatment and disposal of wastewater and its associated by-products such as sludge; pretreatment of industrial wastewater prior to discharge into a municipal system or on-site treatment and disposal; remediation of hazardous waste sites involving contaminated soils and groundwater; monitoring and closure of sanitary landfills with disposal of associated leachate; and management and transportation of hazardous waste. In addition, Metcalf & Eddy provides expertise in environmental science, institutional and public policy support, regulatory compliance and the use of innovative technologies to meet clients' needs.

  Research-Cottrell's air pollution control related technologies and services are directed principally at cost-effectively reducing air pollution, treating thermal discharges, dispersing airborne contaminants, continuously monitoring emissions and providing expertise in regulatory and engineering services for a wide range of industrial processing plants and power generation facilities in the United States and internationally. Research-Cottrell's services include identifying and analyzing air pollution control problems and recommending effective and cost-efficient control options; designing and engineering treatment facilities and equipment; procuring, fabricating, constructing and installing air pollution control equipment; and providing overall project management. In addition, Research-Cottrell provides high quality replacement parts and expert maintenance and repair services for its own base of installed equipment as well as equipment provided by others on a routine outage and emergency response basis. Research-Cottrell's wide range of air pollution control technologies includes electrostatic precipitators; fabric filters; NOx and acid gas control technologies; concrete chimneys and steel stacks; industrial dust collector systems; continuous emissions monitoring devices; technologies for the destruction or capture of volatile organic compounds, or VOCs and heat exchangers, fired heaters and recuperators. These technologies are provided separately or can be combined into an integrated pollution control system.

THE WATER/WASTEWATER PRIVATIZATION MARKET

  The Company believes that its redeployment of capital and revised business strategy will facilitate the participation of PSG and Metcalf & Eddy in the emerging privatization market in the water and wastewater treatment industry.

  The Company believes that the water/wastewater privatization market has reached a critical juncture in its development. More than ever before, both small and large municipalities are entering into privatization arrangements and adopting alternative forms of public/private partnerships ("PPPs"). Historically, the market has been dominated by short-term (three to five-year) OM&M contracts. However, in the past few years, the market has begun to shift to longer-term contracts. Recently, two Presidential Executive Orders and an IRS Rule Change have been issued which generally facilitate the implementation of PPPs and allow for greater flexibility and creativity in structuring PPPs. The new regulations make it easier for municipalities to enter into long-term OM&M contracts.

  Long-term partnerships will make it easier for municipalities to assign responsibility of entire systems to private operators such as PSG whose core competency is to operate, maintain and manage water and wastewater treatment systems. As a complete service provider, the Company through PSG will be capable of providing not only standard OM&M services, but also design/build of treatment facilities through Metcalf & Eddy, as well as arranging for financing for capital improvements or arranging for financing for up-front capital payments that the community can apply toward other uses.

  The water and wastewater privatization market is estimated to be, on an annual basis, a $1.1 billion market. Revenues of the top seven companies total approximately $600 billion or 55% of the total market. Among the top seven companies, PSG has a 45% share of that market segment. Overall, PSG commands a 25% share of the total $1.1 billion market.

  According to industry analysts, the water and wastewater treatment industry is poised for significant short-term and long-term growth. Analysts predict growth in annual revenue generation from the issuance of major new contracts to set the pace for the water industry at 15-25% over the next four years. Industry growth is the result of several market factors including cost savings; more reliable and higher quality private sector delivery of necessary public services; guaranteed performance and regulatory compliance; relief from day-to-day operational, management and administrative burdens; enhanced risk management; and achievement of user rate stabilization and system cost containment. Additional market factors encouraging the implementation of more sophisticated PPPs include private sector time/cost efficiencies for the design/build portion of a project; shift of future responsibility for capital improvements to the private sector; use of private sector financing to accomplish needed capital improvements; and the ability to monetize the asset (i.e., secure up-front cash payments).

  The Company believes that PSG is well-positioned to take advantage of industry growth and continue its market leadership role. In addition to being a market leader for short-term OM&M contracts, PSG is among a few firms pioneering alternative forms of PPPs. PSG has already converted four existing contracts into long-term contracts through contract renewals as a result of the IRS Rule Change and currently is pursuing several additional long-term contract renewals. Examples of the shift towards other types of PPPs include the Franklin, Ohio asset sale to a private sector company; Franklin, Ohio's PPP for the design/construction/finance/operation and ownership of a new water treatment facility; the Freeport, Texas design/build/finance/operate project; the long-term OM&M agreement in North Brunswick, New Jersey; and the Cranston, Rhode Island 25-year lease transaction. Freeport and Cranston are PSG projects.

  PSG believes that the Freeport, Texas project and Cranston, Rhode Island lease were firsts in the water and wastewater industry. In the Freeport, Texas project, the City of Freeport asked PSG to act as a total service provider and not just a contract operator. PSG was engaged to operate the City of Freeport's water and wastewater systems and in addition undertook the design/build of its wastewater facility upgrade to comply with a consent order. PSG utilized Metcalf & Eddy for the design/build portion of the project, arranged for the financing of the upgrade and managed the process for the issuance of City of Freeport revenue bonds.

  In March 1997, a team including PSG and Metcalf & Eddy won the first long-term lease transaction in the United States water and wastewater industry. PSG will be the operator for the entire wastewater treatment system in Cranston, Rhode Island for the next twenty-five years. Metcalf & Eddy will provide design/build services for certain capital improvements which will bring the city into compliance with environmental regulations at a fraction of the previously estimated cost.

  To compete effectively in the emerging water and wastewater privatization market, the Company will require access to capital for expenditures relating to long-term OM&M contracts. Following the Recapitalization the Company will explore various means of obtaining such capital, including through an investment fund or other off-balance sheet vehicle with the assistance of CGE. See "Certain Relationships and Related Transactions-- Recapitalization Agreement; Other CGE Related Matters."

PROFESSIONAL SERVICES GROUP-OPERATION, MAINTENANCE AND MANAGEMENT OF TREATMENT SYSTEMS

  OVERVIEW

  Prior to its acquisition by the Company from CGE pursuant to the Investment Agreement, PSG had been a wholly-owned subsidiary of Anjou. Since 1978, PSG has been operating, maintaining and managing water and wastewater treatment systems, sludge and biosolid waste disposal programs and public works projects, and providing operations assistance primarily to municipal entities but also to industrial companies. In the following description, references to PSG are intended to include, where appropriate, the operation, maintenance and management services of Metcalf & Eddy Services, a subsidiary of the Company involved in the substantially identical business as PSG that has been integrated with PSG subsequent to June 14, 1994. See "--Metcalf & Eddy-Water and Wastewater Treatment/Hazardous Waste Remediation."

  OPERATION AND MAINTENANCE SERVICES

  PSG provides its clients with complete services for the operation, maintenance and management of treatment systems in the various water and wastewater and sludge and biosolid waste management markets. These services range from assisting owners and operators in addressing individual operating needs to the assumption by PSG of complete responsibility for operating complex treatment systems. PSG does not, however, own any treatment facilities except for a municipal sludge composting facility in Baltimore, Maryland and two wastewater treatment plants in Auburn, Alabama. Based on annual revenues, PSG is the market leader in providing operation, maintenance and management services for water and wastewater treatment systems and sludge and biosolid waste management services, particularly in the area of large municipal waste treatment systems. In size and scope, PSG would be one of the largest municipal wastewater companies in the United States if its projects were viewed as a single wastewater system. PSG operates in thirty-five states, Canada and Puerto Rico and it provides services to approximately 385 facilities (approximately 220 wastewater and 165 water treatment plants) at over 115 locations. In the United States, PSG currently has 135 projects, concentrated east of the Mississippi, with the highest concentration in the Northeast. See Figure 1.1 which depicts the geographic presence of PSG. PSG on a daily basis treats approximately 590 million gallons of water and 630 million gallons of wastewater. PSG's services reach over eight million people per day. PSG operates and maintains more than 17,000 miles of piping systems and more than 2,400 pumping stations. PSG manages more than 160,000 dry tons of biosolids per year, through a number of environmentally sound approaches.

  The Company believes that PSG's relative size permits it to provide its clients with a substantially higher caliber of benefits. PSG operates a large number of facilities and systems, with more employees, than any other company in the industry. PSG believes that its size allows each client partnership to take advantage of PSG's collective experiences and best practices. PSG maintains extensive infrastructure and equipment and provides sophisticated maintenance practices and programs. As a result, PSG believes that it can maintain, protect and preserve its clients' large investments in facilities and equipment in a highly competitive manner. In addition, PSG believes that through its process control expertise, developed through the hands-on operation of many complex facilities, PSG can make the cutting edge of innovation and technology immediately available to all of its clients' treatment facilities.

  In addition, PSG believes that its relationship with CGE further differentiates it from competitors. PSG believes that access to the technical and financial resources of CGE greatly enhances PSG's competitive position, financial strength and technical capabilities. With an annual budget of over $40 million, CGE's research facility is the world's largest private research institution dedicated exclusively to water and wastewater. Year after year, CGE strives to develop innovative, cost-efficient technology. PSG believes that access to CGE's technical expertise is an important benefit to PSG's clients as they face facility upgrades and expansions. PSG believes that its clients also benefit from CGE's knowledge and expertise in operating more than 7,000 water and wastewater facilities worldwide. PSG believes that the experience and support of CGE allows clients to realize further operational efficiencies and process enhancements.

                             [Figure 1.1 to come]

  Figure 1.1 is a map of the United States that depicts the location and geographic dispersion of PSG Projects throughout the continental United States, Hawaii and Puerto Rico, with an inset map depicting the concentration in the Northeast.

  WATER SUPPLY AND WASTEWATER TREATMENT SERVICES

  PSG provides operation, maintenance and management services for water supply and wastewater treatment systems, primarily for cities, municipalities and other local governmental entities. PSG also serves the industrial market and federal and state governments by providing OM&M services for wastewater treatment systems and groundwater remediation treatment systems. Typically, under each of PSG's contracts, the client owns the water supply or wastewater treatment facilities and subcontracts to PSG, for a fixed annual fee, the provision of staff, supervision, and management for the operation, maintenance and management of the facilities. In addition, as contract operator, PSG is responsible for the efficient operation and maintenance of the facilities, for maintaining compliance with federal, state and local regulations, and for fulfilling all relevant reporting requirements with respect to the facilities.

  In addition to being a service provider under short-term OM&M contracts, PSG is among a few firms pioneering alternative forms of public/private partnerships, or PPPs, such as long-term OM&M contracts. See "--The Water/Wastewater Privatization Market."

  The water and wastewater privatization market is estimated to be, on an annual basis, a $1.1 billion market. The top seven companies total about $600 million in revenues or 55% of the total market. Among the top seven companies, PSG has a 45% share of that market segment. Overall, PSG commands a 25% market share of the total $1.1 billion market.

  Examples of water treatment facilities which PSG operates include Newark, New Jersey; Brockton, Massachusetts; and Alamogordo, New Mexico. PSG's wastewater treatment facility contracts include New Orleans, Louisiana; Oklahoma City, Oklahoma; Cranston, Rhode Island; West Haven, Connecticut; and Kenner, Louisiana. In addition, PSG operates and manages the water and wastewater systems for the Commonwealth of Puerto Rico. PSG's PRASA contract is one of the largest OM&M contracts in the world. The facilities managed by PSG in Puerto Rico include sixty-nine wastewater plants (capacity 304 mgd), 128 water treatment plants (capacity 318 mgd), and related collection and distribution systems and pumping stations.

  SLUDGE AND BIOSOLID WASTE MANAGEMENT SERVICES

  PSG has significant experience dealing with the planning and implementation of large biosolids management programs. Compared to other OM&M firms, PSG is among the leaders in large, complex biosolids plant operation and management experience. PSG manages more than 16,000 dry tons of biosolids per year, through a number of environmentally sound approaches. Methods used by PSG include landfilling, land application, composting and incineration. PSG also has significant experience in operating and managing composting facilities.

  PUBLIC WORKS

  PSG provides a full range of public works services under contract to small towns, villages and municipalities, including meter reading, sanitation services, street maintenance, customer billing and parks and grounds maintenance. These services are typically provided by PSG under OM&M contracts with a municipality's public works department for a fixed annual fee. These contracts typically result in lower cost and reduced administrative burdens for a municipality's personnel. PSG maintains such contracts with the following municipalities: Moore, Oklahoma; Mustang, Oklahoma; and Pikeville, Kentucky.

  COMPOSTING

  PSG has experience in operating and maintaining composting facilities and effectively controlling and reducing offensive odors. Solid waste composting, along with recycling and source reduction, is utilized by local governments as a means of reducing landfills. In a composting facility, the non-decomposable waste is removed, and the organic waste is shredded and then efficiently broken down by naturally occurring micro-organisms in the composting process, in which moisture content, aeration and temperature of the organic waste is controlled so as to accelerate the biological decomposition. Through further processing, composting produces a fine humus-like soil product which is sold or otherwise disposed of as a soil fertilizer or mulch. In Baltimore, Maryland, PSG currently operates one of the largest facilities that transforms municipal wastewater sludge into a usable compost product. PSG operates other composting facilities at Schenectady, New York; Bristol, Tennessee; and Hickory, North Carolina. PSG's management believes that composting is a viable market and has positioned PSG to increase its business in this market segment.

METCALF & EDDY--WATER AND WASTEWATER TREATMENT/HAZARDOUS WASTE REMEDIATION

  OVERVIEW

  Metcalf & Eddy provides a comprehensive range of environmental services to clients in industry and government, aimed principally at the protection of public health and the environment in a cost-effective manner, including planning, engineering, design and construction management, as well as on-site and off-site remediation of environmental contamination. Metcalf & Eddy's clients are faced with projects involving the protection, treatment and distribution of drinking water; the collection, treatment and disposal of wastewater and by-products such as sludge; the treatment and disposal of hazardous wastes; and the management of solid waste.

  Metcalf & Eddy receives support from CGE in the development and application of new and innovative technologies worldwide. As the world's largest water company, CGE invests over $40 million annually in the development of new technologies for water and wastewater treatment.

  SERVICES AND TECHNOLOGIES

  To address water pollution problems, Metcalf & Eddy provides a full spectrum of services focusing on design, construction, management and operation of complex biological, chemical and physical treatment technologies, as well as waste minimization and alternative disposal techniques; analyzes and assesses complex aquatic and other environments; and prepares specifications and designs for treatment systems. Metcalf & Eddy prepares permit and license applications, manages construction and field installation of treatment facilities, and provides startup, corrective action and rehabilitation services for those facilities. Metcalf & Eddy also develops operations and maintenance manuals for facilities and develops scheduling and maintenance procedures to ensure their efficient operation. Metcalf & Eddy also provides its clients with the expertise to address institutional, financial and public policy challenges which often arise in the development and implementation of environmental projects.

  WATER SUPPLY AND WASTEWATER TREATMENT SERVICES

  Since 1907, Metcalf & Eddy has conducted extensive hydrologic and geologic evaluations of hundreds of surface and groundwater supplies for governmental and industrial clients in the United States and abroad. Metcalf & Eddy has expertise in analyzing the nature of water resource problems, both in terms of available capacities and the quality of the sources, and in developing and evaluating different types of cost-effective treatment technologies. Metcalf & Eddy's experience includes the design of over fifty water treatment facilities, using technologies ranging from simple extraction and distribution of water to more complex technologies such as ozonation, carbon absorption, air stripping, desalinization, biologically active carbon ("BAC") and membrane filtration. Metcalf & Eddy has also evaluated and investigated over 250 dams, conducted groundwater contamination studies at over thirty sites and conducted computerized analyses on over 100 water distribution systems. In water system computer modeling, Metcalf & Eddy's expertise includes water system hydraulic and quality aspects and treatment process optimization.

  Metcalf & Eddy is a partner in the development of water treatment for New York City. Over the past year, Metcalf & Eddy, with its partners, has been conducting piloting for water treatment processes for New York City's Croton supply and is currently assisting the City with the process selection, which the Metcalf & Eddy team has been contracted to design.

  In the wastewater treatment market, Metcalf & Eddy has conducted evaluations of a broad range of effluents discharged from municipalities and industries, including petrochemical, petroleum, chemical, pulp and paper, electroplating, textile, ferrous and non-ferrous industries. Metcalf & Eddy has also conducted numerous studies of controlled and uncontrolled discharges entering on-site and off-site treatment facilities, lagoons and other bodies of water. Among the traditional and innovative solutions Metcalf & Eddy has developed for its clients are various biological, chemical and physical treatment technologies, including activated sludge, trickling filters, nutrient removal, constructed wetlands and land application. In conjunction with CGE, Metcalf & Eddy has established a research center in the United States for the development of technologies for water reuse. Metcalf & Eddy has designed over 200 wastewater treatment plants, including some of the largest facilities in the United States, utilizing these technologies. A major market for Metcalf & Eddy's services is the upgrade of treatment facilities that were built under the Federal Construction Grants Program during the 1970s.

  Since August 1988, Metcalf & Eddy has played a vital role in one of the premier wastewater treatment projects in the world, serving as lead design engineer for the Massachusetts Water Resources Authority's ("MWRA's") Boston Harbor Project. Under this contract, Metcalf & Eddy has had primary responsibility for directing the design of the entire primary and secondary treatment facilities, including a five-mile inter-island tunnel and a nine and one half mile outfall tunnel/diffuser system. Work on the court-ordered project included development of the conceptual design for the entire wastewater treatment system, preparation of a project Design Manual, including standard specifications, development of the MWRA's CADD system, and management of all project design engineers providing final design services. As lead engineer, Metcalf & Eddy has also conducted a number of special investigations, including an air quality/odor control pilot study, a hydroelectric feasibility study, a stacked clarifier hydraulic model, a disinfection study, various hydraulic models of the outfall/diffuser system, and a project-wide geotechnical exploration program. During the ongoing construction phase, lead engineer services include coordinating interaction among all construction packages, plant-wide technical submittal review an instrumentation and control systems.

  Metcalf & Eddy also provided, as project design engineer, the final design services and engineering services during construction for the entire primary treatment portion, a major part of the secondary treatment portion and miscellaneous support facilities at the plant. Under a separate contract awarded in 1993, Metcalf & Eddy has provided training to MWRA management staff and the tools they need to train plant operations and maintenance staff on an ongoing basis. The long-term training contract has been considered a critical element to MWRA's ability to operate and maintain the new facility, and to protect the $3.4 billion investment of public funds in the project. Major portions of the plant, including the new primary treatment facilities, are now on-line. In August 1997, MWRA celebrated the successful start-up of the first portion of the secondary treatment facilities and the revitalization of a critical natural resource.

  Under a separate contract with the MWRA, Metcalf & Eddy completed a master plan and combined sewer overflow ("CSO") facilities plan. Four communities served by MWRA, including the City of Boston, were faced with controlling pollution from over 80 overflow points into Boston Harbor and its tributary rivers from a sewer system which combines stormwater and sewage. In one of the largest CSO studies ever undertaken, Metcalf & Eddy provided a comprehensive investigation of the MWRA's collection system and developed a plan which reduced the estimated cost of a CSO control project from $1.3 billion to $370 million, while achieving the client's goal of protecting beaches, shellfish beds and other critical resources. The project included water quality monitoring, strategic system planning, monitoring CSOs and interceptors, and developing CSO management solutions with the input of multiple stakeholders. The Metcalf & Eddy plan was awarded the 1995 American Academy of Engineers grand prize, and is used as a national model for comprehensive, watershed-based solutions for complex wet weather pollution control challenges. Presently, Metcalf & Eddy is conducting detailed design of major parts of the plan, and will continue to assist the MWRA with its implementation.

  Metcalf & Eddy is routinely asked to provide hands-on assistance to numerous water and wastewater treatment facilities in such operational areas as maintaining and servicing equipment, mechanical and instrumentation process control, troubleshooting, training of staff, and facility rehabilitation and upgrading. One of the most important areas of this assistance is in the optimization of plant and system operation to maximize the effectiveness at minimum cost.

  HAZARDOUS WASTE MANAGEMENT AND REMEDIATION SERVICES

  Metcalf & Eddy provides a full range of services for the identification, characterization, evaluation, design and implementation of cleanup measures for soil and groundwater contaminated with hazardous and toxic waste. Diagnostic services include geophysical surveys, surface and subsurface sampling, hydroelectrical investigations, analytical laboratory services and underground storage tank testing. To evaluate and design remedial measures, Metcalf & Eddy performs feasibility studies, public health and ecological risk assessments, pilot and bench scale treatability studies and groundwater modeling. Metcalf & Eddy applies a broad range of proven and innovative technologies for soil and groundwater cleanup, including soil venting, bioremediation, air stripping, heavy metals precipitation, activated carbon absorption, UV-oxidation and ion exchange.

  Metcalf & Eddy has been awarded several contracts with the Department of Defense for investigation and remediation of site contamination problems at military installations under the Base Realignment and Closure ("BRAC") program, at active installations and formerly-used defense sites under the Defense Environmental Restoration Program, and at Superfund sites administered by the Army Corps of Engineers for the EPA. Turnkey design, construct and operate contracts are currently held with the Army Corps of Engineers for groundwater cleanup projects. Contracts covering a wide range of hazardous and toxic investigation and design services are or were recently held with the Army Corps of Engineers in New England; Savannah, Georgia; Louisville, Kentucky and Mobile, Alabama; with the Army Environmental Center for Total Environmental Program Support nationwide; and with the Air Force Material Command at Wright Patterson and Kelly Air Force Bases. Metcalf & Eddy is performing nationwide contaminated soil and tank removal assignments under contract to the Air Force Center for Environmental Excellence at Brooks Air Force Base, remediation of petroleum oils and lubricants under subcontract with the Naval Energy and Environmental Support Activity at Fort Hueneme, California, and has been selected for environmental compliance services by both the Naval Facilities Engineering Command's Southern and Western Divisions and by the Air Force Mobility Command for a major nationwide subcontract role.

  In recent years, Metcalf & Eddy has focused on the in-field remediation portion of the hazardous waste market. To meet client needs for expedited and cost-effective cleanup, Metcalf & Eddy has brought several new technologies to the marketplace, providing its clients with engineered solutions tailored to their site needs. Technologies introduced by Metcalf & Eddy include HYDRO-SEP(SM) soil washing system, GEMEP(SP) mercury removal system and NoVOCs(SM) in-well vapor stripping system. Metcalf & Eddy has taken an active role in the brownfields redevelopment market, partnering with nationwide real estate management and development firms.

  Metcalf & Eddy is a remediation contractor for the State of Florida, a remedial investigation and feasibility study contractor for the states of Massachusetts and Connecticut, and a contractor to the EPA for a full spectrum of services from investigation to design and implementation of remedial measures in the six New England states. Metcalf & Eddy was selected by the EPA for a Response Action Contract ("RAC") covering New England. The maximum value of this contract is approximately $400 million over a ten-year contract term.

  In 1996, Metcalf & Eddy was one of four vendors selected to participate on projects valued at $190 million to provide remediation, pollution prevention, and BRAC services over a five-year period at McClellan Air Force Base in Sacramento, California.

  SLUDGE MANAGEMENT SERVICES

  Because of Metcalf & Eddy's experience with treatment technologies used for water supply and wastewater disposal, numerous municipal and industrial clients have engaged Metcalf & Eddy to assist in the management and disposal of the sludge generated as a by-product of the treatment process. For these clients, Metcalf & Eddy develops programs to minimize the generation of sludge, to alter it to a more environmentally acceptable forms, and to develop and evaluate alternative processing and disposal technologies such as thickening, anaerobic digestion, conditioning, dewatering, incineration, composting and land application. Metcalf & Eddy has assessed sludge handling and disposal alternatives, designed and assisted in the implementation of treatment technologies and operated sludge management facilities. Working with its clients, Metcalf & Eddy has analyzed and designed innovative technologies and treatment alternatives for over forty-five sludge management projects and facilities with over 3 billion gallons per day of treatment capacity.

  Metcalf & Eddy has designed and is providing construction support and training services for the San Diego Municipal Biosolids Center ("MBC"). When completed, the MBC, which represents San Diego's largest-ever infrastructure program, will be one of the largest, most innovative sludge processing systems in the United States.

  SOLID WASTE MANAGEMENT SERVICES

  Metcalf & Eddy has assisted numerous clients in the evaluation of solid waste management needs including quantification of amounts and type, development of waste minimization programs and assessment of needed disposal capacity. Metcalf & Eddy is experienced in planning and implementing alternative technologies and facilities for solid waste management which include landfills, incinerators, resource recovery plants and recycling.

  Metcalf & Eddy's services for solid waste management facilities include facility planning, siting and permitting, design, construction management, operations and maintenance assistance, closure and post-closure programs for landfills and the collection and treatment of leachate from landfills. Metcalf & Eddy is also experienced in the installation of monitoring wells and related sampling and testing procedures for groundwater protection in or about landfills.

  Metcalf & Eddy has been responsible for the final design of nine waste-to-energy facilities, including a major solid waste resource recovery facility located in Chicago, Illinois, and has assisted various communities in activities associated with resource recovery implementation, including evaluating and monitoring air emission control equipment programs. In addition, Metcalf & Eddy has designed landfills and ashfills in accordance with regulatory requirements.

  PROGRAM MANAGEMENT SERVICES

  Metcalf & Eddy has developed extensive program management capabilities through its experience in the program planning and development, scheduling, financial planning, contract administration, procurement, construction management, control and coordination of large and complex projects. These capabilities enable Metcalf & Eddy to effectively manage its own projects as well as to provide program management services to large environmental development and capital expenditure programs of others.

  Metcalf & Eddy has continually expanded its program management expertise and resources by providing program management services for major national defense and municipal programs. For example, Metcalf & Eddy has been providing long-term program management services for the upgrade of one of the largest wastewater facilities in the United States, the Blue Plains advanced wastewater treatment plant serving Washington, D.C., and for the drinking water system in Lawrence, Massachusetts. Under contract to the United States Air Force Logistics Command for the Peace Shield project, Metcalf & Eddy entered into a joint venture with CRSS Inc. to provide program management services to deliver ground based facilities to support a new air defense system for the Royal Saudi Arabian Air Force. Metcalf & Eddy was primarily responsible for applying its geotechnical, hydrological and construction management skills to site and build structures, roads, water and wastewater systems and other infrastructure to support the complex defense system. The facilities include underground command and control centers, long range radar sites, a central command center, a central maintenance facility and communications sites.

  DESIGN/BUILD AND DESIGN/BUILD/OPERATE SERVICES

  To expedite project delivery and reduce overall program costs, Metcalf & Eddy offers design/build and, in conjunction with its sister company, PSG, design/build/operate service packages. The design/build market has grown tenfold in the last decade and, because of its many advantages, is expected to be the dominant project delivery method by the year 2000. During 1996 and 1997, Metcalf & Eddy was awarded several design/build projects in the United States and overseas, including providing design/build services in connection with PSG's design/build/finance/operate project in Freeport, Texas, and providing design/build services for capital improvements in connection with PSG's Cranston, Rhode Island lease transaction. The Cranston, Rhode Island project involves innovative financing and long-term operation by PSG. See "-- The Water/Wastewater Privatization Market."

  INTERNATIONAL BUSINESS

  Metcalf & Eddy has provided environmental and engineering services to clients in more than eighty nations, spanning all seven continents. Presently, Metcalf & Eddy is providing planning, design, program and construction management services on several large projects in Egypt, Thailand, Singapore, Latin America and Eastern Europe.

  COMPETITION

  Metcalf & Eddy's competitors fall into several categories. National competitors include integrated consulting engineering firms (offering several different services including consulting, design/build and contract operations), along with single service consulting firms. Regional firms are also competitors, although many have been acquired by larger firms. Low-cost regional providers also compete with Metcalf & Eddy, particularly in the municipal water and wastewater market. Metcalf & Eddy also competes with specialty construction management firms, niche players, major A/E firms, construction and utility companies, investor-owned water utilities, and integrated companies. Depending on the client's needs, however, Metcalf & Eddy often teams with firms which might be competitors in other settings.

  In the dynamic market for environmental services, Metcalf & Eddy is well positioned to answer clients' needs for cost-effective delivery of public service, management of environmental risk, and the development and employment of innovative technologies. Working with its sister companies and global partners, Metcalf & Eddy believes that it can offer an array of solutions and approaches which few competitors can match.

RESEARCH-COTTRELL--AIR POLLUTION CONTROL

  Research-Cottrell is a widely-known and respected name in the air pollution control business. Research- Cottrell is comprised of six companies, each a leading participant in its respective industry: Air Pollution Control Division, Custodis, Flex-Kleen, KVB, REECO and Thermal Transfer Corporation. Research-Cottrell's air pollution control-related technologies and services are directed principally at cost-effectively reducing air pollution, treating thermal discharges, dispersing airborne contaminants, continuously monitoring emissions, and providing expertise in regulatory and engineering services for industrial process plants and power generation facilities. Research-Cottrell operates throughout North America and Europe through its wholly-owned subsidiaries, and has licensed technologies to companies in Asia, Latin America and Denmark. Research-Cottrell's services include identifying and analyzing air pollution control problems and recommending effective and cost-efficient control options; designing and engineering treatment facilities and equipment; procuring, fabricating, constructing, and installing air pollution control and related equipment; and providing overall project management. In addition, Research-Cottrell supplies high quality replacement parts, expert maintenance and repair services, preventive maintenance and major upgrade/rebuild strategies for its own base of installed equipment as well as competitor equipment on a routine outage and emergency response basis. Research-Cottrell believes that it is one of the few companies in the industry with the resources and experience to provide the full scope of services required to design and install original equipment and provide a wide range of aftermarket services.

  Research-Cottrell markets its air pollution control technologies through some of the oldest and most respected names in the air pollution control industry. The products sold by the Research-Cottrell companies are: RESEARCH-COTTRELL air pollution control systems, including electrostatic precipitators, fabric filters and DOUBLE-LOOP flue gas desulfurization systems; CUSTODIS concrete chimneys and steel stacks; FLEX-KLEEN fabric and cartridge dust collectors; KVB continuous emissions monitoring systems; REECO RE-THERM(R) and UNITHERM(R) regenerative thermal oxidizers and FluiSorb(TM) absorber/desorber concentrator systems; and TTC recuperators and fired heaters. Research-Cottrell is licensed to market a number of technologies to its industrial process and utility clients, including the Alcoa A-398 fluoride recovery process; NOxOUT(R), Thermal DeNOx(R) and SONOX(R), products used to reduce NOx and SO/2/ emissions from boiler exhaust systems; KVB/MIP Laser Opacity Monitor; and Compact Hybrid Particulate Collector, a retrofit technology used to increase collection efficiencies from utility and industrial exhaust streams. Research-Cottrell's products are sold as stand-alone equipment or may be combined into an integrated system.

  Research-Cottrell estimates that it has sold over 5,200 Research-Cottrell electrostatic precipitators, over 100,000 Flex-Kleen dust collectors, 10 FGD systems, over 10,000 Custodis concrete chimneys and steel stacks, over 250 REECO RE-THERM regenerative thermal oxidizers, over 1,150 KVB continuous emissions monitoring systems, and over 1,750 TTC recuperators and fired heaters. Research-Cottrell believes its installed base of chimneys, electrostatic precipitators, RTOs, fabric/baghouse systems and continuous emissions monitoring systems provides a ready market for its aftermarket parts, maintenance and repair services.

  Demand for Research-Cottrell's air pollution control equipment, technologies and services arises principally from the expansion and modification of existing industrial/manufacturing plants and power generation facilities and the construction of new facilities. Environmental laws, both domestically and abroad, enhance the demand for Research-Cottrell's products. As legislation and regulations grow more strict, particularly the CAAA and associated regulations, many older facilities will require significant retrofitting (upgrading control equipment through new or improved components) in order to comply with new or more strictly enforced emissions control standards. The ability to recover valuable industrial products can also increase demand for Research-Cottrell products, such as Flex-Kleen fabric filter systems. In addition, as pollution control systems or major components are rendered too small as plant capacity expands, they often require rebuilding, upgrading, and replacement, and Research-Cottrell believes that it is highly adept at providing proven aftermarket strategies to meet these needs.

  Research-Cottrell believes that its diversified customer base provides a significant advantage in offsetting the cyclical nature of industrial businesses. Research-Cottrell provides equipment and services for coal-fired power generation utilities and industrial process plants such as pulp and paper, cement, steel, petroleum refining, chemical processing, wood products, pharmaceuticals, consumer products, glass manufacturing, aluminum production, municipal solid waste incineration and IPPs, direct reduced iron ore production, food processing, printing, coating and surface finishing, among many others.

  Research-Cottrell is structured to allow each of its operating groups to individually market their products and services, develop and refine new and existing products, and manage competitive forces to take advantage of their own unique strengths and capabilities. In addition, Research-Cottrell believes that there are often significant opportunities to jointly market Research-Cottrell products from different operating groups to its shared customer base, and Research-Cottrell makes every effort to maximize this synergy.

  Each of the Research-Cottrell operating groups participates in the aftermarket services sector. The companies provide expert inspections, emergency repairs, preventive maintenance, routine service, upgrades, rebuilds, equipment modernization and expansions, replacement parts and demolition services. Each Research-Cottrell company provides these services for its own installed base of equipment as well as for equipment designed and installed by other air pollution control equipment vendors. In most cases, these services are available 24 hours per day, 365 days per year to support its customers.

BUSINESS SEGMENTS AND FOREIGN OPERATIONS

  For financial information concerning the Company's operations by industry segment and the Company's foreign and domestic operations, see "Selected Consolidated Financial Data," Note 10 to the Company's Unaudited Consolidated Financial Statements and Note 13 to the Company's Consolidated Financial Statements, included elsewhere in this Prospectus.

MARKETS AND CUSTOMERS

  The Company markets its services and technologies to governmental and industrial customers throughout the United States, the Caribbean, Canada and the Pacific Rim. The Company also services customers in Europe, the Middle East, Central and South America and the Far East. A majority of the Company's sales are technical in nature and involve senior technical and management professionals, supported by the Company's marketing groups. The Company uses a coordinated system of in-house sales representatives and marketing managers, organized primarily by business segments and markets served. In fiscal 1996, sales to governmental customers approximated 97%, 81% and 1% of the Company's PSG, Metcalf & Eddy and Research-Cottrell segment sales, respectively.

  Contracts with federal, state, municipal and other governmental agencies generally may be terminated at any time at the option of the customer. In fiscal 1996, sales associated with PSG's contract with PRASA accounted for 15% of the Company's sales for such period and sales to the Federal government approximated 11% of the Company's consolidated sales for such period. The Company benefits substantially from its long-term relationships with many of its clients which result in a significant amount of repeat business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company has experienced no difficulty in obtaining raw materials used in its operations and relies on a broad range of suppliers, the loss of any of which would not have a material adverse effect on the Company.

BACKLOG

  At July 31, 1997, the Company's total backlog was approximately $1.2 billion as compared to approximately $1.1 billion at October 31, 1996, and consisted of PSG (75%), Metcalf & Eddy (19%) and Research-Cottrell (6%). The Company estimates that approximately $400 million of the backlog represents work which will be completed in the next 12 months. The total backlog at July 31, 1997 represents work for which the Company has entered into a signed agreement or purchase order with respect thereto or has received an order to proceed with work up to a specified dollar amount and includes approximately $300 million from PSG's contract with PRASA. As of October 31, 1996, total backlog for the Company was approximately $1.1 billion as compared to approximately $1.2 billion as of October 31, 1995 and includes approximately $375 million from PSG's contract with PRASA. Backlog amounts have historically resulted in revenues; however, no assurance can be given that all amounts included in backlog will ultimately be realized, even if covered by written contracts or work orders. Most of the Company's long-term contracts contain escalation provisions designed to protect the Company against increases in material and unit labor costs. The Company's total backlog as of July 31, 1997, October 31, 1996 and 1995 included approximately 88%, 87% and 89%, respectively, of work to be performed for federal, state and municipal governmental agencies.

COMPETITION

  The Company faces substantial competition in each market in which it operates. The Company competes primarily on its engineering, scientific and technological expertise. To the extent that non-proprietary or conventional technologies are used, the Company also relies upon its experience and trade names as a basis for competition. Such trade names include: "Professional Services Group" and "Metcalf & Eddy" in the water and wastewater treatment and sludge management markets and "Metcalf & Eddy" in the hazardous waste remediation market; "Research-Cottrell" and "Flex-Kleen" in the air pollution control equipment market; "Custodis" in the chimney market; "KVB/Analect" in the market for continuous emission monitors; and "REECO" in the market for controlling emissions of volatile organic compounds. Many companies, some of which have greater resources than the Company, participate in the Company's markets and no assurance can be given that such other companies will not enter its markets. See "--Professional Services Group--Operation, Maintenance and Management of Treatment Systems--Water Supply and Wastewater Treatment Services" and "--Metcalf & Eddy--Water and Wastewater Treatment/Hazardous Waste Remediation--Competition."

  Customers for PSG's and Metcalf & Eddy's water and wastewater services are primarily governmental entities and typically award contracts on the basis of technical qualifications and price. For PSG's treatment system OM&M contracts, technical qualification is required; however, price is generally a key determining factor. Treatment system OM&M agreements are generally for three to five-year periods, with various renewal options up to five years in duration, and contain certain escalators for inflation. In addition, recent developments in the water and wastewater treatment markets may lead to longer-term contracts. See "--The Water/Wastewater Privatization Market." For Metcalf & Eddy's design services contracts, the majority of which are cost-plus-fixed-fee arrangements, technical qualifications are the primary factor followed, by price competitiveness. In the hazardous waste clean-up market, Metcalf & Eddy competes with many local, regional and national firms on the basis of experience, reputation and price.

  PSG typically competes for its contracts under a competitive procurement process. This process can vary, but typically follows one of three methods. The first method is the issuance of a Request for Qualifications ("RFQ") with a selection made on qualifications only. Negotiations are held only with the most qualified company. The second method is a two-step procurement process consisting of an RFQ followed by a short listing of the most qualified firms. The short listed firms are then requested to provide a proposal, which includes a price proposal, based on a Request For Proposals ("RFP") and a firm is then selected. The selection can range from a decision based on the lowest price to a decision based on price and other factors. The third method is a one-step procurement which is an RFQ/Price Proposal. The selection is usually based on price and other factors, but low price is sometimes the only deciding factor. Prospective clients often will hire consultants or advisors to assist in the procurement and selection process. The entire procurement and selection process can range from four months to two years, with larger, more complex projects taking the longer amount of time. When factors other than price are considered in the final selection, such factors include technical qualifications; experience and reputation; financial capabilities necessary to ensure delivery of services; assumption of risk being required for the contract; proposed operating and employee transition plans; depth of corporate resources; and other value added considerations.

  In competing for municipal work, Metcalf & Eddy most often participates in a process which involves an RFQ, short-listing of qualified firms, then an RFP. In most cases, those firms submitting proposals are asked to make a presentation to the client selection committee. Due to its extensive experience, client relationships and reputation in the field, Metcalf & Eddy is generally short-listed in municipal election processes, and wins approximately 30% of the projects it pursues. In the industrial market, selections are generally made from a limited, pre-qualified list of consultants, and competition is based on price. Metcalf & Eddy believes that its strategic alliance with Betz-Dearborn will enable it to leverage the access of Betz's 2,500 person sales force to aggressively pursue opportunities in the rapidly growing market for outsourcing of industrial water, wastewater and hazardous waste management. Federal procurements are conducted in accordance with strict federal requirements set forth in the Federal Acquisition Regulations ("FAR"). Selections are made on a combination of qualifications and cost criteria, and there is often competition for assignments among several selected consultants after the award of a contract.

  Almost all contracts for the Company's air pollution control services and technologies are obtained through competitive bidding. Electric utilities, government and industrial customers typically purchase these services and technologies after a thorough evaluation of price, service, experience and quality. Although price is an important factor, it is not necessarily the determining factor because contracts are often awarded in part on the basis of the efficiency or reliability of products or services.

  There can be no assurance that the Company will be able to compete successfully with its existing or any new competitors or that competitive pressures faced by the Company will not materially and adversely affect its results or operations and financial condition. In addition, while the Company has been successful in obtaining new contracts and renewing existing contracts, there can be no assurance that due to competitive pressures the margins achieved from such contracts will not be decreased.

REGULATION

  Over the past twenty-five years, significant environmental laws at the federal, state and local level have been enacted in response to public concern over the environment. Those laws and their implementation through regulation affect numerous industrial and governmental actions and form a key market driver for the Company's products and services.

  The Clean Air Act ("CAA"), and the federal and state regulations that implement it, play an important role in the size and timing of the investments industrial process and power generation facilities make in the Company's air pollution control technologies. In 1990, Congress substantially amended the CAA, incorporating control standards that would affect thousands of industrial sources that were little touched by the original 1970 CAA. The four primary titles of the amended CAA are:

  . Title I--covering emission sources in areas of the U.S. designated as being in "non-attainment" (i.e. do not meet specific federal ambient air quality standards);

  . Title III--covering sources that emit compounds listed as "hazardous air pollutants;"

  . Title IV--covering almost all coal-fired electric generating plants, whose emissions contribute to acid rain; and,

  . Title V--requiring thousands of sources to obtain federally-enforceable permits in order to continue to operate.

  Extensive public attention was given to the CAA's Title IV impact on electric utilities regarding the installation of scrubber systems and other air pollution control technologies to meet new emissions standards, as well as continuous emissions monitoring systems ("CEMs") to verify compliance with these standards. The EPA established a ten-year implementation schedule, which included the following milestone dates for compliance: 1993 (installation of CEMs), 1995 (Phase I utilities reductions) and 2000 (Phase II utilities reductions). Title IV will continue to play a role in the Company's business opportunities regarding new air pollution control equipment, and upgrades and repairs to existing control systems and CEMs.

  Title III provisions for controlling Hazardous Air Pollutants ("HAPs") also received considerable attention. Title III lists 189 chemical compounds as "hazardous"; all "major" sources that emit these chemicals in amounts from 10 tons per year (tpy) of any one pollutant, or 25 tpy of any combination of these pollutants, must obtain operating permits, even if these sources are not subject--by virtue of their size or location--to other CAA provisions. The CAA requires the EPA to regulate all such sources according to their industrial category or process, under a statutory schedule that mandates promulgation of HAPs emission standards, defined as Maximum Achievable Control Technology ("MACT"), for all 189 HAPs in all industrial source categories by the year 2000. Promulgation of these regulations has moved more slowly than originally expected. However, each MACT regulation designates several control technologies, many of which are offered by the Company.

  Title I provisions set deadlines for areas of the country classified as "non-attainment" (i.e. not achieving federal health-related standards for ambient air for specified pollutants). The United States is divided into Air Quality Control Regions ("AQCRs") that are generally coterminous with Consolidated Metropolitan Statistical Areas in populated areas of the country. Under the CAA, most states have prepared and are implementing State Implementation Plans ("SIPs") that mandate source emissions limitations or other control techniques to ensure attainment of the relevant health standards by statutory dates. Sources emitting as little as 5 tpy of regulated pollutants may be required to adopt control techniques. The SIPs provide a method for states to achieve compliance schedules for the AQCR. The SIP programs will in turn require facilities to install air pollution control equipment to achieve attainment. In areas of the country where ambient air quality meets health standards, statutory provisions for Prevention of Significant Deterioration could require new, expanded, or modified facilities to install Best Available Control Technology ("BACT"). In addition, new or modified sources in certain industrial categories nationwide must comply with New Source Performance Standards, which the EPA is required to update periodically.

  Title V provides the vehicle for the EPA--or the States to which the EPA has delegated the authority--to stipulate enforceable permit conditions under which each affected source must conduct its operations. These operating permits generally establish facility-wide emission limits for affected sources and extensive record-keeping and reporting requirements. As new federally-mandated control requirements are promulgated, these operating permits must be periodically revised to incorporate the new regulations.

  More than 34,000 "major" sources or facilities in the U.S. are estimated to require operating permits incorporating requirements of one or more CAA titles. With the EPA's streamlined Title V program, affected sources have been provided additional flexibility in their approach to CAA compliance.

  The Company's clients affected by the CAA include industries in segments such as electric generating, petroleum, petrochemical and chemical, pharmaceutical, pulp and paper, cement and rock products, food processing, primary and secondary ferrous and nonferrous metals, coating and printing, waste-to-energy and incineration, and private and governmental facilities such as wastewater treatment plants. For these and other clients, the Company provides consulting services (for designing compliance strategies and obtaining permits) and on-line pollution control and monitoring equipment, as well as parts, rebuilds/upgrades and service and maintenance for its own equipment and that of other suppliers.

  The Safe Drinking Water Act of 1974 directs the EPA to set drinking water standards for the estimated 57,561 community water supply systems in the United States. In 1996, Congress reauthorized the act through the Safe Drinking Water Act Amendments of 1996. The amendments will bring substantial changes to the regulation and financing of water systems. The changes focus on four elements:

  . regulatory improvements, including standards based on better science, risk assessment, and prioritization of efforts;

  . new, stronger programs to prevent contamination of drinking water sources;

  . expanded information for water system consumers, including specific "right-to-know" provisions; and

  . new funding for states and community water systems through a drinking water state revolving fund program.

  The new regulatory framework provides a more manageable program for community systems to monitor and treat drinking water supplies than the previous law. Communities therefore will not be as delayed by uncertainty and will be able to design and install the technologies and systems needed to achieve regulatory compliance.

  The amendments maintain the current process and set a schedule for implementation of two far-reaching proposals the EPA made in 1994. The first proposal, the disinfectants and disinfection byproducts rule ("D/DBP"), establishes disinfectant level goals for chlorination and maximum contaminant level goals for potentially harmful disinfection byproducts, notably trihalomethanes. The second proposal, the enhanced surface water treatment rule ("ESWTR"), focuses on treatment requirements for waterborne disease-causing organisms, or pathogens. Final adoption of these rules under the new schedule will affect the majority of the Company's municipal clients who will need to study, design, build and operate more sophisticated facilities.

  Congress established for the first time a major federal financial assistance program for community water systems, the drinking water state revolving fund program. The amendments authorize nearly $9.6 billion through 2003 to be allotted based on need to states to create low interest loan funds for installing and upgrading drinking water treatment facilities. Many of the Company's municipal water clients will be in a position to use these funds for needed capital improvements.

  The Federal Water Pollution Control Act of 1972 (the "Clean Water Act") established a system of standards, permits and enforcement procedures for the discharge of pollutants from industrial and municipal wastewater sources. The law set treatment standards for industries and wastewater treatment plants and provided federal grants to assist municipalities in complying with the new standards. According to the EPA's survey of wastewater and sewage treatment needs, as much as $137 billion will be needed for construction and upgrade of wastewater treatment facilities by the year 2012. The EPA and/or delegated state agencies are placing some of these non-complying communities under enforcement schedules. In cases of non-compliance, the EPA may petition for court-ordered compliance and penalties. In 1987, the law was amended to phase out federal grants by 1991 and replace them with state revolving funds, with a commitment to provide federal money through 1994. It is presently expected that federal funding will continue to be appropriated for state revolving funds.

  Key areas for which regulations have been issued include industrial wastewater pretreatment, surface water toxics control and sewage sludge disposal. The Clean Water Act requires pretreatment of industrial wastewater before discharge into municipal systems and gives the EPA the authority to set pretreatment limits for direct and indirect industrial discharges. These rules issued by the EPA will increase the need for facility upgrading and control of industrial discharges. The revised regulations tighten prohibitions against discharge of toxic wastes, and subject industries, which discharge into public sewers, to stringent controls, inspections, monitoring and testing requirements. The surface water toxics program requires states to identify waters adversely affected by toxics and propose control strategies. Also under the Clean Water Act, the EPA published, in February 1993 and amended in February 1994, a rule setting standards for the use and disposal of sludge when it is applied to land to condition the soil, is disposed on land by placing it in surface disposal sites, or is incinerated. Final "Stormwater" regulations were issued in November 1990 and establish management requirements for municipalities serving populations over 100,000 and industries within specified categories.

  In 1994, the EPA signed a final regulation that outlines the national Combined Sewer Overflow ("CSO") policy. CSO systems are a combination of rain and sanitary sewage in sewer systems. CSOs contain pollutants that are present in the domestic and industrial wastewaters, as well as those in the urban stormwater runoff that enters the combined sewer system. The CSO plan impacts 1,100 municipalities, mainly in the Northeast and Midwest. The EPA estimates the cost associated with improving and upgrading these sewer-stormwater systems at $41 billion over the next fifteen year period.

  The Resource Conservation and Recovery Act of 1976 ("RCRA") provides a comprehensive scheme for the regulation of generators and transporters of hazardous waste as well as persons engaged in the treatment, storage and disposal of hazardous waste. The intent of RCRA is to control hazardous wastes from the time they are generated by industry until they are disposed of properly. In addition, RCRA governs the disposal of solid wastes.

  Under applicable RCRA regulations, generators who generate more than a certain amount of hazardous waste per month are required to package and label shipments of hazardous waste in accordance with detailed regulations and to prepare a manifest identifying the material and stating its destination before shipment off-site. Every facility that treats, stores or disposes of hazardous waste must obtain a RCRA permit from the EPA, or a state agency which has been authorized by the EPA to administer its state program, and must comply with certain operating, financial responsibility and disclosure requirements. RCRA also provides for corrective actions to remediate contamination resulting from the disposal of hazardous waste.

  Regulations issued pursuant to RCRA significantly affect the need for environmental treatment and services in the following areas: municipal solid waste disposal, land disposal of hazardous waste, remediation of environmental contamination, and management of underground storage tanks. Regulations establishing lead disposal restrictions for hazardous wastes are being published in serial form.

  In December 1995 the EPA proposed a new system for exempting high-volume, low-risk wastes from RCRA hazardous waste management rules. This new rule, part of the Hazardous Waste Identification Rule, would establish a risk-based "floor" for these wastes, encouraging the use of innovative waste treatment technologies. The EPA is also promoting a program that encourages RCRA corrective action facilities to meet performance standards through self-implementing programs. The Company expects that both of these programs will benefit the Company by hastening the pace of cleanups and encouraging the use of on-site engineered systems.

  The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("Superfund") established the Superfund program to clean up hazardous waste sites and provides for penalties for noncompliance. Superfund has been interpreted to impose strict, joint and several liability on owners and operators of facilities, transporters, and persons who arrange for the disposal or treatment of hazardous substances for the costs of removal and remediation, other necessary response costs and damages for injury to natural resources. Where potentially responsible parties cannot be identified, are without resources or are unresponsive, federal funds may be used. In addition, the Superfund Amendments and Reauthorization Act of 1986 established more stringent cleanup standards and accelerated mandatory schedules to ensure rapid and permanent solutions in cleaning up sites. Superfund was slated for reauthorization, and possible substantial revision, in 1994, 1995, 1996 and again in 1997. It will be reconsidered in 1998, although it is unclear whether reauthorization will occur due to the very controversial issues surrounding retroactive liability and natural resource damage evaluation.

  The exodus of U.S. industry from inner-city or other industrial locations during the past thirty years has left behind thousands of former manufacturing and commercial sites, many of which have been abandoned because of contamination and associated liability to owners and/or operators. These sites, known as "brownfields", number more than 500,000 nationwide. In 1995, the Clinton Administration introduced the Brownfields Initiative, which was designed to encourage inner-city economic development and property reuse by resolving the cleanup and liability issues associated with contaminated industrial properties. To date, the EPA and state agencies in 35 states have initiated targeted efforts under this Initiative. These efforts have included funding for pilot programs, legislation geared at limiting owner and lender liability, and relaxed cleanup standards that balance potential environmental and public health risk with future site use. Brownfields continue to be a high priority for the Administration and this initiative is being expanded in scope and funding. The Company is well-positioned to serve the market, which includes current property owners and potential buyers, through its management and cleanup capabilities and its long-term relationships with both governmental and industrial clients.

  In addition to federal environmental regulations, most states and many local authorities have enacted laws regulating activities affecting the environment. Many of these state and local laws have imposed similar stricter standards and regulations than their federal counterparts, and as a result are also an important market driver for the Company's products and services.

BONDING

  The Company is often required to procure bid and performance bonds from surety companies, particularly for clients in the public sector. A bid bond guarantees that the Company will enter into the contract under consideration at the price bid and a performance bond guarantees performance of the contract. The Company is required to indemnify surety companies providing bid and performance bonds for any payments the sureties are required to make under the bonds.

  The Company and its subsidiaries obtain bid and performance bonds pursuant to a Master Surety Agreement with USF&G. The Company also has outstanding bid and performance bonds pursuant to agreements with Reliance Insurance Company, United Pacific Insurance Company and Planet Insurance Company of Federal Way, Washington, although no bonds have been obtained under this agreement since June 27, 1995, and the Company anticipates that all of its foreseeable future bonding requirements will be provided by USF&G. In addition, the Company's Bank Credit Facility provides for issuance of letters of credit for purposes which include direct or indirect fulfillment of bid and performance bond requirements by the Company and its subsidiaries. The Company has never forfeited a bid or a performance bond and no project sponsor has ever called and drawn a bond issued in support of the Company's contract obligations.

  In August 1997, USF&G notified the Company that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, due to the Company's operating performance and resulting financial condition as reported at the end of the fiscal quarter ended April 30, 1997, unless it received indemnification from CGE or Anjou for at least 20% of all future bond requests including renewals. Anjou has entered into an agreement with USF&G regarding an arrangement pursuant to which, until terminated at Anjou's discretion, Anjou will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement dated as of October 31, 1995 between USF&G and the Company and its subsidiaries. Such guarantees would cover, in each instance, 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997, and certain penalty amounts, up to $45 million. There can be no assurance that USF&G will be willing to provide bid bonds to the Company following the Recapitalization without a guarantee from CGE (or one of its affiliates) and there can be no assurance that CGE would be willing to provide such a guarantee following the Recapitalization. See "Risk Factors--Bonding"; "--Dependency on Key Projects and Government Contracts."

INSURANCE

  The Company currently maintains various types of insurance, including workers' compensation, general and professional liability and property coverages. The Company believes that it presently maintains adequate insurance coverages for all of its present operational activities. It has been both a Company policy and a requirement of many of its clients that the Company maintain certain types and limits of insurance coverage for the services and products it offers, provided that such types and limits can be obtained on commercially reasonable terms. In addition to existing coverages, the Company has been successful in obtaining commercially reasonable coverage for certain pollution risks, though coverage has been on a claims made rather than occurrence basis due to the professional nature of some of the Company's exposures. Claims made policies provide coverage to the Company only for claims reported during the policy period. The Company's general liability and other insurance policies have historically contained absolute pollution exclusions, brought about in large measure because of the insurance industry's adverse claims experience with environmental exposures. Accordingly, there can be no assurance that environmental exposures that may be incurred by the Company and its subsidiaries will continue to be covered by insurance, or that the limits currently provided or that may be obtained in the future will be sufficient to cover such exposures. A successful claim or claims in an amount in excess of the Company's insurance coverage or for which there is no coverage could have a material adverse effect on the Company.

PROPERTIES

  The Company believes that its facilities are suitable and adequate for its current and foreseeable operational and administrative needs. At October 30, 1997 the principal physical properties of the Company were as follows:

                                                   APPROXIMATE    APPROXIMATE
                                                  SQUARE FOOTAGE SQUARE FOOTAGE   LEASE
LOCATION                         FUNCTION             OWNED          LEASED     EXPIRATION
--------                         --------         -------------- -------------- ----------
Branchburg, NJ.......... Corporate Office/Metcalf   89,466 on           --          --
                         & Eddy Office and           46 acres
                         Research-Cottrell Office
Monroeville, PA......... Research-Cottrell          43,035 on           --          --
                         Office and Manufacturing     3 acres
                         facility
Wakefield, MA........... Metcalf & Eddy Office            --        139,687        2005
Palo Alto, CA........... Metcalf & Eddy Office            --         17,672        2005
Miramar, FL............. Metcalf & Eddy Office            --         13,936        2005
Itasca, IL.............. Research-Cottrell Office         --         13,759        2002
Houston, TX............. PSG Corporate Office             --         22,706        2003
Honolulu, HI............ Metcalf & Eddy Office            --         15,833        2003
Santa Barbara, CA....... Metcalf & Eddy Office            --          4,328        2000
New York, NY............ Metcalf & Eddy Office            --         10,413        2004
Columbus, OH............ Metcalf & Eddy Office            --         22,515        2004
Irvine, CA.............. Research-Cottrell                --         80,561        1999
                         Office & Manufacturing
Atlanta, GA............. Metcalf & Eddy Office            --         11,051        2004
San Diego, CA........... Metcalf & Eddy Office            --         12,978        2002
Hardeng Geognies,                                         --          7,632        2000
 Belgium................ Research-Cottrell Office
Koln, Germany........... Research-Cottrell Office         --         14,350        2003

  In addition, the Company leases or owns space in approximately 50 other domestic locations and 17 locations in Canada, Europe and the Middle East. The Company has no current plans or requirements for additional space. Also, the Company operates and provides services from approximately 115 treatment facilities, two of which it owns.

EMPLOYEES

  At October 30, 1997, the Company had approximately 2,900 full-time employees, of which approximately 1,600 are employed in PSG, 900 are employed in Metcalf & Eddy and 400 are employed in Research-Cottrell.

LEGAL PROCEEDINGS

  In connection with a broad investigation by the U.S. Department of Justice into alleged illegal payments by various persons to members of the Houston City Council, the Company's subsidiary, PSG, received a federal grand jury subpoena on May 31, 1996 requesting documents regarding certain PSG consultants and representatives that had been retained by PSG to assist it in advising the City of Houston regarding the benefits that could result from the privatization of Houston's water and wastewater systems. PSG has cooperated and continues to cooperate with the Department of Justice which has informed the Company that it is reviewing transactions among PSG and its consultants. The Company promptly initiated its own independent investigation into these matters and placed PSG's then Chief Executive Officer, on administrative leave of absence with pay. The former PSG Chief Executive Officer, who has denied any wrongdoing, resigned from PSG on December 4, 1996. In the course of its ongoing investigation, the Company became aware of questionable financial transactions with third parties and payments to certain PSG consultants and other individuals, the nature of which requires further investigation. The Company has brought these matters to the attention of the Department of Justice and continues to cooperate fully with its investigation.

  No charges of wrongdoing have been brought against PSG or any PSG executive or employee by any grand jury or other government authority. However, since the government's investigation is still underway and is conducted largely in secret, no assurance can be given as to whether the government authorities will ultimately determine to bring charges or assert claims resulting from this investigation that could implicate or reflect adversely upon or otherwise have a material adverse effect on the financial position or results of operations of PSG or the Company taken as a whole.

  The City of Bremerton, Washington brought a contribution action against M&E Services, the operator of a city-owned wastewater treatment plant from 1987 until late 1995. The contribution action arises from two prior lawsuits against the City for alleged odor nuisances brought by two groups of homeowners neighboring the plant. In the first homeowners' suit, the City paid $4.3 million in cash and approximately $5 million for odor control technology to settle the case. M&E Services understands the odor control measures generally have been successful and the odors have been reduced as a result. M&E Services was not a party to the first homeowner's suit, which has been dismissed with prejudice as to all parties. In the settlement of the second homeowners' case, the City of Bremerton paid the homeowners $2.9 million, and M&E Services contributed $0.6 million to the settlement without admitting liability. All claims raised by the homeowners in the second suit (except for two recalcitrant homeowners) were resolved. All claims by and between M&E Services and the City in the second homeowner's suit were expressly reserved and will be tried after the City's contribution action, which is currently scheduled for trial in March 1998. The City is seeking to recover the amounts it expended on the two settlements, damages for M&E Services' alleged substandard operation of the plant, and attorneys' fees. M&E Services denies any liability to the City and believes it has meritorious defenses to the claim. However, no assurances can be given that an adverse judgment would not have a material adverse effect on the financial position or results of operations of M&E Services or the Company taken as a whole.

  The Company and its subsidiaries are parties to various other legal actions arising in the normal course of their businesses, some of which involve claims for substantial sums. Moreover, as a general matter, providers of services similar to those provided by the Company may be subject to lawsuits alleging negligence or other similar claims and environmental liabilities, which may involve claims for substantial damages. Damages assessed in connection with, and the costs of defending any such actions could be substantial. The Company's management believes that the levels of coverage are adequate to cover currently estimated exposures. Although the Company believes that it will be able to obtain adequate insurance coverage in the future at acceptable costs, there can be no assurance that the Company will be able to obtain such coverage or will be able to do so at an acceptable cost or that the Company will not incur significant liabilities in excess of policy limits.

                                  MANAGEMENT

  Set forth below are the names, ages and principal occupations of the directors and executive officers of the Company as of October 30, 1997:

NAME                          AGE                           POSITION
----                          ---                           --------
William Kriegel.............   52 Chairman of the Board of Directors
Thierry Mallet..............   38 President, Chief Executive Officer and Director
Alain Brunais...............   49 Senior Vice President, Chief Financial Officer and Director
Douglas A. Satzger..........   46 Senior Vice President, General Counsel and Secretary
Joseph R. Vidal.............   50 Treasurer
Jekabs P. Vittands..........   61 Senior Vice President and President, Metcalf & Eddy, Inc.
George C. Mammola...........   57 Senior Vice President and President, Research-Cottrell, Inc.
Patrick L. McMahon..........   49 Senior Vice President and President, Professional Services
                                  Group, Inc.
Jean-Claude Banon...........   49 Director
Daniel Caille...............   46 Director
Carol Lynn Green............   50 Director
John W. Morris..............   76 Director

  Mr. Kriegel was elected Chairman of the Board in October 1997 and has served as a director of the Company since June 14, 1994. Mr. Kriegel has served as Chairman of the Board, President, Chief Executive Officer and a Director of Sithe Energies, Inc. and all of its subsidiaries since 1981. Prior to coming to the United States in 1984, Mr. Kriegel co-founded an unaffiliated French energy company that within three years of its formation in 1980 became France's largest privately-owned company engaged in the development of small hydro-electric projects. Since December 1996, Mr. Kriegel has served as Chairman of the Board and Chief Executive Officer of Anjou, the United States holding company subsidiary of CGE. In this capacity, Mr. Kriegel is the representative of CGE in the United States. Mr. Kriegel has been designated by CGE as a director of the Company under the Investment Agreement.

  Mr. Mallet was appointed President and Chief Executive officer of the Company on October 24, 1997 and director of the Company on October 26, 1997. Prior to joining the Company, Mr. Mallet served from 1995 as "Consejo Delegado" (President and CEO) of Sociedad Mediterranea de Aguas ("SMA") which manages the water and wastewater business of CGE in Spain. Prior to SMA, Mr. Mallet was Charge de Mission to the General Management of CGE in Paris. Mr. Mallet has been designated by CGE as President, Chief Executive Officer and director of the Company under the Investment Agreement.

  Mr. Brunais was elected Vice President and Chief Financial Officer of the Company in September 1994, a director in November 1996 and Senior Vice President in May 1997. Prior to joining the Company, Mr. Brunais was responsible since 1990 for foreign investment, primarily in the United Kingdom under the direction of the Finance Director of CGE. From 1983 to 1989 he was responsible for corporate development for Ciments Francdis in the U.S. and Canada. Prior thereto, Mr. Brunais organized a sales and services network for Aerospatiale General Aviation line of aircraft in Europe, Africa and North America. Mr. Brunais has been designated by CGE as Chief Financial Officer and a director of the Company under the Investment Agreement.

  Mr. Satzger joined the Company in June 1991 as Deputy General Counsel. He was elected Senior Vice President, General Counsel and Secretary in July 1993. Prior to joining the Company, Mr. Satzger was a partner in the law firm Richards & O'Neil, New York, New York, from April 1985 to June 1991.

  Mr. Vidal was elected Treasurer of the Company in January 1995. Prior to joining the Company, Mr. Vidal had broad experience in both international and domestic treasury operations, most recently with American

Cyanamid Company from 1982 to 1995 and prior thereto with Bristol-Myers Squibb. Mr. Vidal has also had experience as a controller and auditor and began his professional career with the accounting firm of Arthur Andersen LLP.

  Mr. Vittands was elected President of Metcalf & Eddy in February 1997 and Senior Vice President of the Company in May 1997. Prior to being named President, he was the branch manager of Metcalf & Eddy's Northeast Region. Mr. Vittands joined Metcalf & Eddy in 1963, and has served in numerous capacities since then, including as client principal for the Massachusetts Water Resource Authority with responsibility for the Boston Harbor Project and for Washington, D.C., among others.

  Mr. Mammola has been the President of Research-Cottrell since December 1994 and was elected Senior Vice President of the Company in May 1997. From 1992 to 1994, he served in various senior management positions for Research-Cottrell. From 1989 to 1992 he served as Executive Vice President and General Manager of REECO. Prior to joining REECO, Mr. Mammola served as Executive Vice President of PPS Inc., an industrial distributor of fluid and air handling systems. Prior to this, he served in various positions for Interpace Corporation, a manufacturer and provider of products and services domestically and internationally to the water and wastewater and utility industries.

  Mr. McMahon joined PSG in May 1995 as Senior Vice President and Chief Operating Officer. He served as President and CEO on an interim basis from August 1996 to December 1996, when he was named President of PSG by the Company. He was elected Senior Vice President of the Company in May 1997. During the nine-month period immediately prior to joining PSG, Mr. McMahon served as Vice President of National Accounts at International Technology Corporation. Before joining PSG, Mr. McMahon spent 23 years in a number of management positions at Brown & Root, Inc., where his responsibilities included strategic planning, international business development and operations.

  Mr. Banon was elected as a director of the Company on October 9, 1997. Since 1989, Mr. Banon has been Managing Director of General Utilities PLC, the holding company for CGE's investments in the water industry in the United Kingdom, and since 1992 he has been Managing Director of General Utilities Holdings Ltd. the holding company for all CGE activities in the United Kingdom. In this capacity, Mr. Banon is the representative of CGE in the United Kingdom. Prior to 1989, Mr. Banon was General Management Delegate responsible for overseeing the development of CGE's business in the United States. Mr. Banon has been designated by CGE as a director of the Company under the Investment Agreement.

  Mr. Caille was elected as a director of the Company on May 29, 1997. Mr. Caille presently serves as the Chief Executive of CGE's worldwide water business which has annual revenues in excess of $7 billion. Previously, Mr. Caille served as Chairman of the Board of Compagnie Generale de Sante, CGE's health care subsidiary which he founded in 1987. Mr. Caille joined CGE in 1982 as director of research and development and created Anjou Recherche, CGE's center for research and development related to its water and wastewater activities, and he served as Director of Anjou Recherche from 1982 to 1990. Mr. Caille has been designated by CGE as a director of the Company under the Investment Agreement.

  Ms. Green was elected as a director of the Company on June 14, 1994. Ms. Green is a Partner in the Washington, D.C. law office of Bryan, Cave LLP where she has practiced environmental law since 1986. Prior thereto, Ms. Green served at the United States Department of Justice from 1980 to 1986 as the first Assistant Chief of the Environmental Enforcement Section. At the Justice Department, Ms. Green was liaison with the EPA on Clean Water Act enforcement and worked with the EPA in developing the First Superfund settlement policy and designing some of the early Superfund generator settlements. She currently serves on the National Environmental Policy Institute's panel to reinvent the EPA's enforcement and compliance programs.

  Lieutenant General Morris became director of the Company in June 1992. From 1988 to October 1992, General Morris served as a director of Metcalf & Eddy Companies Inc. Lieutenant General Morris has been President of J.W. Morris Ltd., an engineering consulting firm, for more than five years. In addition, he presently serves as President of the National Waterways Foundation, Chairman of the Water Resources Congress and Chairman of the Environmental Effects Committee of the U.S. Committee on Large Dams. From 1986 to 1987 he served as President and Chairman of the Engineering Group of Planning Research Corporations. Lieutenant General Morris served as the Chief of Engineers, U.S. Army Corps of Engineers, from 1976 to 1980.

BOARD OF DIRECTORS AND COMMITTEES

  General. Directors are elected annually and executive officers hold office for such terms as may be determined by the Board of Directors.

  Board Meetings. During the Company's fiscal year ended October 31, 1996, the Board of Directors of the Company held a total of eight meetings. During the fiscal year ended October 31, 1996, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he or she served during the period he or she served on the Board of Directors.

  Committees of the Board. The Board of Directors of the Company has an Audit Committee and a Compensation and Stock Option Committee, and, in connection with the Recapitalization, has established a Business Planning Committee.

  The Audit Committee of the Board of Directors met five times during the fiscal year ended October 31, 1996. Ms. Green and Lieutenant General Morris currently serve as members of the Audit Committee, which reviews the engagement of the Company's independent auditors, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

  The Compensation and Stock Option Committee of the Board of Directors met once during the fiscal year ended October 31, 1996. Lieutenant General Morris and Ms. Green are currently members of the Compensation and Stock Option Committee, which reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation and Stock Option Committee also administers the Company's 1989 Long-Term Incentive Compensation Plan ("Long-Term Incentive Plan").

  The Company does not have a standing Nominating Committee.

  In connection with the Recapitalization, the Company has established a Business Planning Committee to review the business strategies prepared by senior management and, as appropriate, make recommendations on the formulation and implementation of those strategies that have as their objectives increasing stockholder value. The Business Planning Committee, which will remain in place through the end of fiscal year 1999, is comprised of three CGE appointed directors and two directors who are unaffiliated with and independent of CGE. Among other things, the Business Planning Committee will identify areas where CGE's management expertise and the Company's business may be effectively integrated. The Chairman of the Business Planning Committee is currently Daniel Caille, the Chief Executive of CGE's worldwide water business.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company or any of its affiliated companies receive an annual fee of $18,000 for service on the Board of Directors and an additional $7,500 per annum for service on each Committee thereof. In addition, directors are reimbursed for out-of-pocket expenses of attending Board and Committee meetings.

  Each Special Committee member is entitled to receive a flat fee of $50,000 for his or her service on the Special Committee and its work through October 1, 1997 and is entitled to reimbursement for reasonable expenses. The Company and the Special Committee have not reached any agreement with respect to compensation for Special Committee work performed or to be performed after October 1, 1997.

  In addition, pursuant to the Long-Term Incentive Plan, on July 31 of each year each director who is a member of the Compensation and Stock Option Committee with responsibility for administering such Plan as of such date is granted a non-qualified option to purchase either (i) 3,000 shares of Class A Common Stock, if the director has served less than one year on the Committee, or (ii) 500 shares of Class A Common Stock, if the director has served one year or more on the Committee. The options granted vest annually in four equal installments commencing one year from the date of grant with exercise prices equal to the fair market value of the Class A Common Stock on the grant date. The Long-Term Incentive Plan provides that, upon a "change-in-control" of the Company (as determined by the Board of Directors), any outstanding options not theretofore fully exercisable shall immediately become exercisable in their entirety.

EXECUTIVE COMPENSATION

  The following table shows, for the fiscal years ended October 31, 1996, 1995 and 1994, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Company in all capacities in which they served. Messrs. Elia, Houdaille, Deieso and Stump each ceased to be an executive officer of the Company as of April 1996, November 1996, February 1997 and December 1996, respectively.

                          SUMMARY COMPENSATION TABLE

                                                          LONG-TERM COMPENSATION
                                  ANNUAL COMPENSATION             AWARDS
                                  ---------------------- ------------------------
                                                          RESTRICTED  SECURITIES     ALL OTHER
                                                            STOCK     UNDERLYING    COMPENSATION
 NAME AND PRINCIPAL POSITION YEAR SALARY ($)   BONUS ($) AWARD(S) ($) OPTIONS (#)       ($)
 --------------------------- ---- ----------   --------- ------------ -----------   ------------
Claudio Elia*..........      1996  157,606      300,000         0        60,000(1)          0
 Chairman of the Board       1995  275,000      300,000         0             0         1,500(2)
 and Chief Executive         1994   99,429(3)         0     2,500(4)    100,000(5)          0
 Officer
Alain Houdaille (6)*...      1996  106,121      195,000         0             0        45,840(7)
 President and Chief
 Executive Officer
Alain Brunais..........      1996  207,450       75,000         0        18,000(1)     77,000(8)
 Senior Vice President,      1995  203,674       85,000         0             0        74,000(9)
 Chief Financial             1994   39,168       17,000         0        50,000(10)    40,000(11)
 Officer and Director
Donald A. Deieso*......      1996  213,896       85,000         0        46,500(1)     35,250(12)
 President and Chief         1995  210,000      170,000         0             0        23,500(13)
 Executive Officer,          1994  195,023            0         0             0             0
 Metcalf & Eddy, Inc.
George C. Mammola......      1996  213,996       55,000         0        35,500(1)     15,750(14)
 Senior Vice President       1995  210,000      110,000         0             0         8,868(15)
 and President,              1994  184,080            0         0             0           693(16)
 Research-Cottrell,
 Inc.
Michael M. Stump*......      1996  234,060            0         0        20,000(1)     22,579(17)
 President and Chief         1995  220,000      180,000         0             0        13,600(18)
 Executive Officer,          1994   65,824(19)  110,000         0        40,000(5)          0
 Professional Services
 Group, Inc.
Patrick L. McMahon.....      1996  170,019       75,000         0        12,000(1)      2,200(20)
 Senior Vice President       1995   66,003(21)   60,000         0        10,000(22)     1,100(23)
 and President,
 Professional Services
 Group, Inc.

--------
 *  No longer employed by the Company.
(1) Mr. Elia was granted 60,000 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan. Mr. Brunais was granted 18,000 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan. Mr. Deieso was granted 20,129 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan and 26,371 options exercisable at $8.00 per share pursuant to the Company's "Fresh Start" program. Mr. Mammola was granted 20,157 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan and 15,343 options exercisable at $8.00 per share pursuant to the Company's "Fresh Start" program. Mr. Stump was granted 20,000 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan. Mr. McMahon was granted 12,000 options at $6.563 per share pursuant to the Company's Long-Term Incentive Plan.

(2) "All Other Compensation" for Mr. Elia for fiscal year 1995 consists of $1,500 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Elia.
(3) Represents amounts paid to Mr. Elia during fiscal year 1994 since joining the Company on June 14, 1994. Mr. Elia was paid a base salary of $275,000.
(4) As of October 31, 1995, Mr. Elia held 2,500 shares of restricted Class A Common Stock, vesting over a four-year period, with an aggregate value of $12,500. The Company's Long-Term Incentive Plan provides that, upon a "change-in-control" of the Company (as determined by the Board of Directors), all restrictions on these shares will lapse.
(5) In August 1994, Mr. Elia was granted options to purchase 100,000 shares of Class A Common Stock and Mr. Stump was granted options to purchase 40,000 shares of Class A Common Stock. The options vest over four years, 25% of the options vesting on each anniversary of the issuance date.
(6) Mr. Houdaille served as President and Chief Executive Officer of the Company from May 1996 to November 1996.
(7) "All Other Compensation" for Mr. Houdaille for fiscal year 1996 consists of $45,840 of housing expenses paid on behalf of Mr. Houdaille.
(8) "All Other Compensation" for Mr. Brunais for fiscal year 1996 consists of approximately $71,000 paid as a housing allowance on behalf of Mr. Brunais and approximately $6,000 paid as an automobile allowance.
(9) "All Other Compensation" for Mr. Brunais for fiscal year 1995 consists of approximately $71,000 paid as a housing allowance on behalf of Mr. Brunais and approximately $3,000 paid as an automobile allowance.
(10) Mr. Brunais was granted 50,000 options exercisable at $8.00 per share pursuant to the Company's Long-Term Incentive Plan.
(11) "All Other Compensation" for Mr. Brunais for fiscal year 1994 consists of $40,000 paid as a housing allowance on behalf of Mr. Brunais.
(12) "All Other Compensation" for Mr. Deieso for fiscal year 1996 consists of approximately $12,000 paid as an automobile allowance, $3,750 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Deieso, and $19,500 credited to the Company's Supplemental Pension Plan on behalf of Mr. Deieso.
(13) "All Other Compensation" for Mr. Deieso for fiscal year 1995 consists of $3,750 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Deieso, $12,750 credited to the Company's Supplemental Pension Plan on behalf of Mr. Deieso, and $7,000 paid to Mr. Deieso as an automobile allowance.
(14) "All Other Compensation" for Mr. Mammola for fiscal year 1996 consists of approximately $12,000 paid as an automobile allowance and $3,750 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Mammola.
(15) "All Other Compensation" for Mr. Mammola for fiscal year 1995 consists of $4,055 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Mammola and $4,813 paid to Mr. Mammola as an automobile allowance.
(16) "All Other Compensation" for Mr. Mammola for fiscal year 1994 consists of $693 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Mammola.
(17) "All Other Compensation" for Mr. Stump for fiscal year 1996 consists of $9,065 paid to PSG's Pension Plan on behalf of Mr. Stump, $9,100 of life insurance paid on behalf of Mr. Stump, $4,164 paid as an automobile allowance, and $250 of country club subscriptions paid on behalf of Mr. Stump.
(18) "All Other Compensation" for Mr. Stump for fiscal year 1995 consists of $3,000 contributed to Mr. Stump's 401(k) Plan as a matching contribution, $6,000 contributed to PSG's Pension Plan on behalf of Mr. Stump, $4,236 paid to Mr. Stump as an automobile allowance, $232 of country club subscriptions paid on behalf of Mr. Stump, and $132 of other compensation paid to or on behalf of Mr. Stump.
(19) Represents amounts paid to Mr. Stump during fiscal year 1994 since joining the Company on June 14, 1994. Mr. Stump was paid a base salary of $177,171 per annum for fiscal year 1994.
(20) "All Other Compensation" for Mr. McMahon during fiscal year 1996 consists of approximately $2,200 resulting from an automobile leased for Mr. McMahon by PSG.
(21) Represents amounts paid to Mr. McMahon during fiscal year 1995 since joining PSG in May 1995. Mr. McMahon was paid a base salary of $170,000.
(22) Mr. McMahon was granted 10,000 options exercisable at $5.75 per share in June 1995.
(23) "All Other Compensation" for Mr. McMahon during fiscal year 1995 consists of approximately $1,100 resulting from an automobile leased for Mr. McMahon by PSG.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information with respect to the named executives concerning unexercised options, held as of October 31, 1996. No options were exercised during fiscal 1996 by any of the named executive officers.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                              OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                                        END              AT FISCAL YEAR-END(1)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                             (#)          (#)          (#)          (#)
----                         ----------- ------------- ----------- -------------
Claudio Elia (Estate)(3)*..    83,000       77,000           0(2)         0(2)
Alain Brunais(4)...........    34,900       33,100           0(2)         0(2)
Donald A. Deieso(5)*.......    24,256       22,244           0(2)         0(2)
George C. Mammola(6).......    18,758       16,742           0(2)         0(2)
Michael M. Stump(7)*.......    31,000       29,000           0(2)         0(2)
Patrick L. McMahon(8)......     9,100       12,900           0(2)         0(2)

--------
 * No longer employed by the Company.
(1) The value of unexercised in-the-money options at fiscal year-end assumes a fair market value for the Class A Common Stock of $6.375, the closing sale price per share of the Class A Common as reported on the American Stock Exchange Composite Tape for October 31, 1996.
(2) The exercisable and unexercisable options held by Messrs. Elia (Estate), Brunais, Deieso, Mammola, Stump and McMahon were not in-the-money as of October 31, 1996.
(3) Effective April 3, 1996, Mr. Elia ceased to be an executive of the Company due to his death, and the options held by Mr. Elia as of such date are currently held and exercisable by his estate. The exercise price of the options held by Mr. Elia is (i) $6.563 per share in the case of his option to purchase 60,000 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 100,000 shares granted in August 1994.
(4) The exercise price of the options held by Mr. Brunais is (i) $6.563 per share in the case of his option to purchase 18,000 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 50,000 shares granted in August 1994.
(5) The exercise price of the options held by Mr. Deieso is (i) $6.563 per share in the case of his option to purchase 20,129 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 26,371 shares granted in January 1996. Mr. Deieso resigned as President and Chief Executive Officer of Metcalf & Eddy on February 26, 1997. The options held by Mr. Deieso as of the date of this table expired as of May 26, 1997.
(6) The exercise price of the options held by Mr. Mammola is (i) $6.563 per share in the case of his option to purchase 20,157 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 15,343 shares granted in January 1996.
(7) The exercise price of the options held by Mr. Stump is (i) $6.563 per share in the case of his option to purchase 20,000 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 40,000 shares granted in August 1994. Pursuant to the Stump Separation Agreement, each of the options held by Mr. Stump was terminated as of December 16, 1996.
(8) The exercise price of options held by Mr. McMahon is (i) $6.563 per share in the case of his option to purchase 12,000 shares granted in March 1996 or (ii) $5.75 per share in the case of his option to purchase 10,000 shares granted in August 1994.

SUPPLEMENTAL PENSION PLAN

  The following table shows the estimated annual benefits payable upon retirement to participants in the Company's Supplemental Pension Plan.

                     ESTIMATED ANNUAL RETIREMENT BENEFITS

                                                   YEARS OF SERVICE
          BONUS                         ---------------------------------------
       REMUNERATION                       15      20      25      30      35
       ------------                     ------- ------- ------- ------- -------
       $ 25,000........................ $ 5,625 $ 7,500 $ 9,375 $11,250 $13,125
         50,000........................  11,250  15,000  18,750  22,500  26,250
         75,000........................  16,875  22,500  28,125  33,750  39,375
        100,000........................  22,500  30,000  37,500  45,000  52,500
        125,000........................  28,125  37,500  46,875  56,250  65,625

  The unfunded Supplemental Pension Plan provides additional annual retirement benefits equal to 1.5% of the average of the participant's final five bonuses multiplied by the participant's years of service, up to a maximum of 35 years. No separate accounts are maintained and no amounts are vested until a participant reaches retirement in the employ of the Company. The benefit amounts set forth in the Table above are not subject to reduction for social security benefits or for other offsets. During the fiscal year ended October 31, 1996, Donald A. Deieso, who is named in the Summary Compensation Table, was the only active employee participating in the Supplemental Pension Plan. By reason of Mr. Deieso's resignation from his employment with the Company on February 26, 1997, he forfeited all benefits under the Supplemental Pension Plan.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  Employment Contracts. On December 4, 1996, Mr. Stump resigned as President and Chief Executive Officer of PSG. PSG and Mr. Stump have entered into an agreement dated December 16, 1996 (the "Stump Separation Agreement") relating to their relationship following the termination of his employment, which supersedes all rights and obligations (other than obligations imposed upon Mr. Stump pertaining to confidentiality, non-compete, and intellectual property) outstanding pursuant to the Employment Agreement with Mr. Stump. Under the terms of the Stump Separation Agreement: (a) Mr. Stump agreed not to compete with PSG and Metcalf & Eddy during the period beginning on December 4, 1996 and ending on December 31, 1997; (b) Mr. Stump released the Company, all of its affiliated entities (including PSG, Metcalf & Eddy, and Research-Cottrell), and others (collectively, the "Releasees") from any and all claims which he has or had against each or any of the Releasees regarding all events that have occurred through and including December 16, 1996; (c) PSG agreed to pay Mr. Stump $269,175.20 prior to January 4, 1997; (d) PSG agreed to pay $9,381.25 to Mr. Stump's lawyers; (e) all stock options held by Mr. Stump at the time of the termination of his employment were canceled; (f) PSG agreed to forgive a loan to Mr. Stump in the amount of $90,375.19 (including accrued interest) and an advance of $20,000.00; (g) Mr. Stump agreed to cooperate fully with the Company and PSG with respect to any civil litigation, civil investigation, or civil governmental proceeding now pending or hereafter instituted; and (h) Mr. Stump agreed to indemnify and hold each and all of the Releasees harmless from and against any and all claims arising out of any breach of the Stump Separation Agreement by Mr. Stump.

  On November 7, 1996 the Company entered into an employment agreement (the "Employment Agreement") with Robert B. Sheh, pursuant to which Mr. Sheh served as Chief Executive Officer and President of the Company. Consistent with the terms of the Investment Agreement, Mr. Sheh was appointed Chief Executive Officer and President pursuant to CGE's right to designate the Chief Executive Officer of the Company. The Employment Agreement provided for an annual base salary of $400,000, with such increases as determined by the Board of Directors of the Company from time to time in its sole discretion. In addition, the Employment Agreement provided that Mr. Sheh would be eligible to receive a supplemental bonus of up to 60% of Mr. Sheh's base salary in each fiscal year, which bonus would be determined by the Board of Directors of the Company. Mr. Sheh was awarded 50,000 fully vested options upon commencement of employment, with 50,000 options to be awarded each year at the beginning of the second, third, fourth and fifth fiscal year of his service. If Mr. Sheh's employment was terminated by the Company for cause, the Employment Agreement provided that the Company would pay to Mr. Sheh only his base salary through the date of termination. If Mr. Sheh's employment was terminated without cause (absent death or disability), the Employment Agreement provided for Mr. Sheh to receive certain payments for a period of two years from the date of termination.

  On October 24, 1997, Mr. Sheh and the Company jointly entered into an agreement (the "Sheh Separation Agreement"), which terminated the Employment Agreement and provided for the following: (i) except for certain non-competition and confidentiality provisions which shall survive, the termination of the Employment Agreement, (ii) the resignation of Mr. Sheh as a director of the Company, and (iii) the payment of certain amounts to Mr. Sheh over a two-year period.

  Termination of Employment. On February 26, 1997, Mr. Deieso resigned as President and Chief Executive Officer of Metcalf & Eddy to pursue other interests. Pursuant to the terms of the Company's Long-Term Incentive Plan, the stock options held by Mr. Deieso as of February 26, 1997 expired as of May 26, 1997. The Company has appointed Jekabs P. Vittands as President of Metcalf & Eddy to replace Mr. Deieso. Mr. Vittands previously was a Senior Vice President of Metcalf & Eddy.

  Change in Senior Management. On October 24, 1997, Mr. Sheh was succeeded by Thierry Mallet as President and Chief Executive Officer of the Company, and the Board of Directors of the Company appointed then serving director Mr. William Kriegel as Mr. Sheh's successor as Chairman of the Board of the Company. On October 26, 1997, the Board also named Mr. Mallet as a director of the Company. Mr. Kriegel has been a Director of AWT since 1994. Since December 1996, he has served as Chairman and Chief Executive Officer of Anjou. Mr. Kriegel is also Chairman, President and Chief Executive Officer of Sithe Energies, Inc. and all of its subsidiaries. Prior to his appointment, Mr. Mallet served as Chief Executive Officer of CGE's water and wastewater activities in Spain.

  Options. The Company's Long-Term Incentive Plan provides that, upon a "change-in-control" of the Company (as determined by the Board of Directors), any outstanding options not theretofore fully exercisable shall immediately become exercisable in their entirety. The Board of Directors has determined that the consummation of the transactions contemplated by the Investment Agreement constituted a "change-in-control" for purposes of such plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  On and prior to August 12, 1996, the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors consisted of Messrs. Deschamps and Senior, Lieutenant General Morris and Ms. Green. Mr. Senior resigned from the Board of Directors of the Company on August 12, 1996. Mr. Deschamps resigned from the Board of Directors of the Company on January 21, 1997. Since January 21, 1997, the Compensation Committee consists of Lieutenant General Morris and Ms. Green. Mr. Deschamps is Adjunct Director General of CGE. Mr. Enrique Senior, a former director of the Company, is a Managing Director of Allen & Company, which has performed investment banking and other services for the Company from time to time including serving as financial advisor to the Company in connection with the transactions contemplated by the Investment Agreement. Ms. Green is a partner at the law firm of Bryan, Cave, LLP, which has performed limited legal services for the Company from time to time. Ms. Green has not personally represented the Company.

                          OWNERSHIP OF CAPITAL STOCK

  The following table sets forth information regarding the beneficial
ownership of the Company's capital stock as of    , 1997 and on a pro forma
basis assuming that the Requisite Consents are obtained, the Charter Amendment is effected and, in the case of the "Maximum Subscription," that each Rights holder exercises its Basic Subscription Privilege in full, and, in the case of the "Minimum Subscription," that CGE is the only stockholder exercising Rights in the Rights Offering in each case at the Subscription Price, with respect to
(i) each person known by the Company to beneficially own in excess of 5% of the outstanding shares of Class A Common Stock, (ii) each of the Company's Directors, (iii) each named executive officer of the Company, and (iv) all Directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                           PRO FORMA                 PRO FORMA
                                                           NUMBER OF    PRO FORMA    NUMBER OF    PRO FORMA
                                                           SHARES OF    PERCENT OF   SHARES OF    PERCENT OF
                              NUMBER OF                     CLASS A     SHARES OF     CLASS A     SHARES OF
                              SHARES OF       PERCENT OF  COMMON STOCK   CLASS A    COMMON STOCK   CLASS A
                               CLASS A        SHARES OF   BENEFICIALLY COMMON STOCK BENEFICIALLY COMMON STOCK
                             COMMON STOCK      CLASS A       OWNED     OUTSTANDING     OWNED     OUTSTANDING
                             BENEFICIALLY    COMMON STOCK   MAXIMUM      MINIMUM      MINIMUM      MINIMUM
 NAME OF PERSON OR GROUP        OWNED        OUTSTANDING  SUBSCRIPTION   EXERCISE   SUBSCRIPTION SUBSCRIPTION
 -----------------------     ------------    ------------ ------------ ------------ ------------ ------------
Carol L. Green............             0          *
William Kriegel...........             0          *
John W. Morris............         3,079          *
Robert B. Sheh............        50,000(1)       *
Alain Brunais.............        35,900(2)       *
Donald A. Deieso..........           500(3)       *
George C. Mammola.........        18,759(4)       *
Michael M. Stump..........         1,000(5)       *
Patrick L. McMahon........         7,000(6)       *
Jekabs P. Vittands........        20,272(7)       *
Compagnie Generale
 des Eaux.................    18,409,975(8)    50.0009
 52 Rue d'Anjou
 75384 Paris Cedex 08
 France
State of Wisconsin
 Investment Board.........     3,116,775(9)      9.7
 P.O. Box 7842
 Madison, Wisconsin 53207
U.S. Bancorp and Qualivest
 Capital Management, Inc...    2,829,300(10)     8.8
 111 S.W. Fifth Avenue
 Portland, Oregon 97204
All directors and officers
 as a group (14 persons)..    18,610,049(11)     50.3

--------
 * Less than 1% ownership
(1) Represents 50,000 shares of Class A Common Stock which may be acquired within 60 days of the date of the table. On October 24, 1997, Mr. Sheh and the Company terminated the Employment Agreement dated November 7, 1996, and entered into the Sheh Separation Agreement relating to their relationship following the termination of his employment.
(2) Includes 34,900 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(3) On February 26, 1997, Mr. Deieso resigned from his position as President and Chief Executive Officer of Metcalf & Eddy. Pursuant to the terms of the Company's Long-Term Incentive Plan, the options held by Mr. Deieso to acquire 24,258 shares of Class A Common Stock expired on May 26, 1997.

(4) Represents 18,759 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(5) On December 4, 1996, Mr. Stump resigned as President and Chief Executive Officer of PSG. PSG and Mr. Stump have entered into the Stump Separation Agreement dated December 16, 1996 relating to their relationship following the termination of his employment. Under the terms of the Stump Separation Agreement, all stock options held by Mr. Stump at the time of the termination of his employment were canceled.
(6) Represents 7,000 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(7) Includes 14,790 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(8) Includes 6,702,500 shares of Class A Common Stock owned indirectly through Anjou. Includes 4,800,000 shares of Class A Common Stock underlying the 1,200,000 shares of the Series A Preferred Stock beneficially owned by CGE. CGE owns all of the outstanding shares of the Series A Preferred Stock.
(9) As reported by the State of Wisconsin Investment Board in a Report on
    Schedule 13G filed with the Commission.
(10) As reported by U.S. Bancorp and Qualivest Capital Management, Inc., a wholly-owned subsidiary of U.S. Bancorp, in a Report on Schedule 13G for the year ended December 31, 1996, filed with the Commission on February 14, 1997. Pursuant to such Schedule 13G, U.S. Bancorp reports that it has sole power to vote or direct the vote of 2,781,500 shares, sole power to dispose or direct the disposition of 1,338,700 shares and shared power to dispose or direct the disposition of 77,000 shares.
(11) Includes 185,613 shares of Class A Common Stock which may be acquired within 60 days of the date of the table. Includes 18,409,975 shares of Class A Common Stock beneficially owned by CGE.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INITIAL CGE INVESTMENT; LETTER AGREEMENT

  Pursuant to a letter agreement dated March 18, 1994 between the Company and CGE, CGE purchased 500,000 shares of the Company's Class A Common Stock, at $10.00 per share for a total purchase price of $5,000,000. CGE also agreed in the letter agreement that, subject to approval by CGE, CGE would co-sign on a case-by-case basis with the Company applications for letters of credit with respect to the Company's water and wastewater management and air pollution projects, which CGE acknowledged could reach or exceed the level of letters of credit carried by the Company at March 18, 1994.

THE INVESTMENT AGREEMENT

  On June 14, 1994, the stockholders of the Company approved the issuance of Company securities pursuant to the Investment Agreement pursuant to which, among other things, the Company (i) issued to CGE 1,200,000 shares of Series A Preferred Stock, convertible into 4,800,000 shares of Class A Common Stock, for cash consideration of $60 million, and (ii) issued to Anjou an aggregate of 6,701,500 shares of Class A Common Stock in connection with the acquisition from Anjou of PSG and PSG Canada. As a result, CGE increased its ownership interest in the Company to approximately 48% of the total voting power of the Company's voting securities. In addition, the Company benefitted from certain financial undertakings from CGE, including the $125 million CGE Note and became CGE's exclusive vehicle in the United States, its possessions and its territories for CGE's water management and waste water management and air pollution activities, subject to certain exceptions. CGE also has representation on the Company's Board of Directors and the right to designate the Company's Chief Executive Officer and Chief Financial Officer all as further described below. In August 1996, the Company entered into a seven-year $60 million unsecured revolving credit facility with Anjou. On September 24, 1997, the Company, CGE and Anjou entered into the Recapitalization Agreement, whereby the Company would effect the Exchange and the Rights Offering and use a portion of the gross proceeds from the Rights Offering to repay the CGE Note and the Anjou Note. See "The Recapitalization." Pursuant to the Recapitalization Agreement, the Company, CGE and Anjou also entered into agreements with respect to certain other matters, including the Consent Solicitation, the Charter Amendment and certain other strategic business issues. See "The Recapitalization--Consent Solicitation" and "The
Recapitalization--Other." On    , 1997, CGE and the Company effected the
Exchange pursuant to which all of the shares of Series A Preferred Stock held by CGE were exchanged for shares of Class A Common Stock at an exchange price equal to the Subscription Price.

  CERTAIN COVENANTS OF THE COMPANY

  Representation on the Board of Directors; Management. Under the terms of the Investment Agreement, the Company has agreed that CGE will have the right to designate as members of the Company's Board of Directors at least that number of directors that is proportionate to the aggregate voting power represented by the Shares of Class A Common Stock and Series A Preferred Stock beneficially owned by CGE (subject to a minimum of three Independent Directors). Although the Investment Agreement requires the Company to maintain three Independent Directors, the Company currently has only two Independent Directors. The Company has further agreed that CGE will have proportionate representation on all Committees of the Board (other than any Special Committee of Independent Directors) to the same extent as CGE is entitled to representation on the Board of Directors. For purposes of the Investment Agreement, "Independent Director" is defined as "any Director who is not an employee, agent or representative of AWT, CGE or any of their respective Affiliates or Associates (as defined in the Investment Agreement) and may include any person acting as outside counsel or financial advisor for either AWT or CGE or any of their respective Affiliates or Associates." Any director must be satisfactory to CGE.

  The Company has also agreed in the Investment Agreement that CGE shall have the right to designate the Chief Executive Officer and the Chief Financial Officer of the Company.

  At the Annual Meeting held on May 29, 1997, stockholders of the Company elected three directors who were designated by CGE (Messrs. Sheh, Brunais and Kriegel). Also in accordance with the terms of the Investment Agreement, the Board of Directors appointed, as designees of CGE, Mr. Sheh as Chairman of the

Board of Directors, President and Chief Executive Officer and Mr. Alain Brunais as Senior Vice President and Chief Financial Officer. At meetings of the Board held on May 29, 1997 and October 9, 1997, the Board of Directors appointed Messrs. Caille and Banon, respectively, to fill the vacancies on the Board. On October 24, 1997, the Board of Directors of the Company appointed CGE's designee Mr. Kriegel as Mr. Sheh's replacement as Chairman of the Board and also appointed CGE's designee Mr. Mallet, as Mr. Sheh's successor as President and Chief Executive Officer of the Company on October 26, 1997. Mr. Mallet was appointed to the Board of Directors as CGE's designee on October 24, 1997.

  Registration Rights. Pursuant to the terms of the Investment Agreement, CGE and Anjou will have the right to require on up to four occasions that the Company register all shares of Class A Common Stock, Series A Preferred Stock or Convertible Debt (as defined hereinafter) owned from time to time by CGE and its affiliates for sale to the public under the Securities Act (a "Demand Registration"), provided that the Company is not obligated (i) to effect more than one Demand Registration in any six-month period, (ii) to effect a Demand Registration for less than five percent of the outstanding Class A Common Stock or (iii) to effect a Demand Registration within six months of CGE or Anjou selling any shares pursuant to a Piggyback Registration (as defined below). In addition, CGE and Anjou will have the right to participate in registrations by the Company of its Class A Common Stock (a "Piggyback Registration"). The Company will pay all registration expenses on behalf of CGE and Anjou, including certain related fees and expenses, other than underwriting fees and discounts.

  Access to Books and Records. The Company has agreed that for so long as CGE beneficially owns directly or indirectly at least 26% of the outstanding shares of Class A Common Stock on a fully-diluted basis, CGE will have access on reasonable terms to the books, records and employees of the Company and its subsidiaries and to the provision by the Company of all information reasonably requested by CGE, subject to confidentiality obligations that may be owed at the time by the Company to third parties and to appropriate confidentiality arrangements and requirements of law.

  CERTAIN COVENANTS OF CGE

  Exclusivity. Under the terms of the original Investment Agreement CGE agreed that, for so long as CGE (with its affiliates) is the largest stockholder of the Company, the Company would be CGE's exclusive vehicle in the United States, its possessions and its territories for CGE's water and wastewater management and air pollution activities. CGE also agreed to assist the Company in developing its water and wastewater management and air pollution activities in both Canada and Mexico, subject to existing contractual agreements and taking into account the respective interests of the Company and CGE and its affiliates. In addition, CGE agreed to offer the Company active participation in any new water management investments by CGE (or its affiliates) in the United States which are too capital intensive for the Company to undertake on a stand-alone basis.

  Pursuant to the Recapitalization Agreement, the Investment Agreement, as amended, provides that for so long as CGE (with its affiliates) is the largest stockholder of the Company, the Company shall be CGE's exclusive vehicle in the United States, its possessions and its territories for its water management and wastewater management and air pollution activities; provided that the foregoing shall not apply to any acquisition or investment by CGE (or any of its affiliates) of a privately-owned, publicly-traded or publicly-owned company in the water utility sector whose primary business is the production, distribution and/or sale of potable, fire, bulk, draining or irrigation water ("Water Utility"), nor to CGE's present or future investments in Consumers Water Company and Philadelphia Suburban Corporation (such Water Utilities, Consumers Water Company and Philadelphia Suburban Corporation hereinafter referred to collectively as the "Water Businesses").

  In addition, CGE (and its affiliates) has agreed to assist the Company in developing its water management and wastewater management and air pollution activities in both Canada and Mexico, subject to contractual agreements as of March 30, 1994 and taking into account the respective interests of the Company and CGE and its affiliates. CGE also agreed to offer the Company an active participation in any proposed water management or wastewater management activities by CGE (or any of its affiliates) in the United States (which shall be deemed to exclude the Water Businesses), which investment is deemed too capital intensive for the Company to undertake on a stand-alone basis.

  In addition, in the event CGE (or any of its affiliates) acquires control of a Water Business which is also engaged in wastewater activities similar to those conducted by the Company as of the date of the original Investment Agreement, then CGE (or its affiliate) has agreed to use reasonable efforts to cause, subject to the fiduciary duties of the board of directors of such Water Business and other applicable regulatory standards, that Water Business to offer to the Company the opportunity to obtain "operating and maintenance" contracts with the wastewater management business of, and the opportunity to obtain engineering contracts with, such Water Business on terms which are commercially reasonable in the judgment of such Water Business; provided that the foregoing shall not apply to any existing business of Consumers Water Company or Philadelphia Suburban as of the date of the original Investment Agreement.

  Finally, the Investment Agreement, as amended, provides that the exclusivity provision shall have no application to Kruger, Inc., a distributor of water treatment plant parts and components and an indirect subsidiary of Omnium Traitement et de Valorisation.

  Affiliate Transactions. CGE has agreed on behalf of itself and its affiliates that any transactions (or series of related transactions) between the Company and any of its affiliates and CGE or any of its affiliates will be on an arm's length basis. Any such transaction (or series of related transactions) having an aggregate value in excess of $1,000,000 must be approved by a majority of the Independent Directors or a special committee thereof. The Company, CGE and Anjou have further agreed that all claims by the Company against CGE or its affiliates under the Investment Agreement may be taken only by majority approval of such independent directors or a special committee thereof.

  Sales of Shares. CGE has also agreed to give the Company one day's prior written notice of any sale of Company securities by CGE if, to the knowledge of CGE, such sale would result in any party's beneficially owning more than 15% of the outstanding shares of Class A Common Stock.

 ISSUANCE OF SERIES A PREFERRED STOCK

  Pursuant to the terms of the Investment Agreement, the Company issued to CGE 1,200,000 shares of Series A Preferred Stock, convertible into 4,800,000 shares of Class A Common Stock, for an aggregate cash purchase price of $60,000,000. The Series A Preferred Stock is exchangeable at the option of the Company for the Company's 5 1/2% Convertible Subordinated Notes with a maturity of ten years from the date of issuance of such notes (the "Convertible Debt"). See "Description of Capital Stock." The Series A
Preferred Stock was exchanged for     shares of Class A Common Stock in the
Exchange at an exchange price equal to the Subscription Price. During fiscal year 1996 the Company paid $3.3 million in dividends to CGE on the Series A Preferred Stock, for the nine months ended July 31, 1997 had paid $2.5 million in dividends to CGE on the Series A Preferred Stock.

CGE NOTE

  In connection with the Investment Agreement, the Company and CGE entered into a Credit Agreement dated as of June 14, 1994 pursuant to which the Company received the CGE Note in a principal amount of $125 million. The CGE
Note is an unsecured facility bearing interest at a rate based upon one, two, three or six-month LIBOR, as selected by the Company, plus 1.25% and has a final maturity of June 15, 2001. The CGE Note contains certain financial and other restrictive covenants with respect to the Company relating to, among other things, the maintenance of certain financial ratios, and restrictions on the sale of assets and the payment of dividends on or the redemption, repurchase, acquisition or retirement of securities of the Company or its subsidiaries. On June 14, 1994, the Company utilized a substantial portion of the proceeds from the CGE Note to retire its 11.18% Senior Notes with The Prudential Insurance Company of America. The Company had incurred approximately $8.9 million and $6.5 million of interest related to the CGE Note during fiscal 1996 and the nine months ended July 31, 1997, respectively. The Company expects to repay the CGE Note with a portion of the gross proceeds from the Rights Offering. See "Use of Proceeds."

INVOLVEMENT OF CGE IN OTHER FINANCING ARRANGEMENTS

  On March 10, 1995, the Company entered into the Bank Credit Facility with The First National Bank of Chicago and Societe Generale, New York Branch, acting as co-agents for a syndicate which includes seven additional banks. As of July 31, 1997, the Company's borrowings under the Bank Credit Facility totaled $14.0 million and outstanding letters of credit under the Bank Credit Facility totaled $23.7 million (unused capacity of $32.3 million). The Bank Credit Facility is primarily designed to finance working capital requirements and provide for the issuance of letters of credit, both subject to limitations and secured by a first security interest in substantially all of the assets of the Company. Of the total commitment under the terms of the Bank Credit Facility, as amended, borrowings are limited to the lesser of $70 million or the sum of a percentage of certain eligible receivables, inventories, net property, plant and equipment and costs and estimated earnings in excess of billings, and bear interest at LIBOR plus 1.0% or at a defined bank rate approximating prime. The Bank Credit Facility also allows for certain additional borrowings, including, among other things, project financing and foreign borrowing facilities, subject to limitations and contains certain financial and other restrictive covenants, including, among other things, the maintenance of certain financial ratios, and restrictions on the incurrence of additional indebtedness, acquisitions, the sale of assets, the payment of dividends and the repurchase of subordinated debt. In addition, the related agreement requires CGE to maintain its support of the Company, including, a minimum 40% ownership interest in the Company and its right to designate at least 40% on the Company's Board of Directors, as well as to appoint the Chief Executive Officer and Chief Financial Officer of the Company. The Company compensates CGE for its support in an amount equal to 0.95% per annum of the outstanding commitment of its credit facilities ($1.2 million and $0.8 million for the years ended October 31, 1996 and 1995, respectively, and $0.8 million for the nine months ended July 31, 1997).

ANJOU CREDIT AGREEMENT

  On August 2, 1996, the Company entered into a $60 million seven-year unsecured revolving credit facility with Anjou pursuant to which the Company received the Anjou Note. The facility matures on August 2, 2003. The Anjou Note bears interest at LIBOR plus 0.6%. In conjunction with this new financing the Company reduced its more expensive $130 million Bank Credit Facility to $50 million. As of July 31, 1997, the Company's outstanding borrowings under the Anjou Note totaled $60 million. The Company had incurred approximately $0.7 million and $2.8 million of interest on this loan during fiscal 1996 and for the nine months ended July 31, 1997, respectively. The Company expects to repay the Anjou Note with a portion of the proceeds from the Rights Offering. See "Use of Proceeds."

RECAPITALIZATION AGREEMENT; OTHER CGE RELATED MATTERS

  On September 24, 1997, the Company, CGE and Anjou entered into a Recapitalization Agreement whereby the Company would, among other things, effect the Exchange, and conduct the Rights Offering. See "The Recapitalization--General." Pursuant to the Recapitalization Agreement, the Company, CGE and Anjou also entered into agreements with respect to certain other matters, including the Consent Solicitation, the Charter Amendment and CGE's agreement to work with the Company to enhance the Company's participation in the emerging privatization market in the wastewater management industry. See"The Recapitalization--Consent Solicitation" and "The Recapitalization--Other."

  Pursuant to the Recapitalization Agreement, immediately prior to the Record Date, CGE and the Company effected the Exchange pursuant to which the shares of Series A Preferred Stock held by CGE were automatically exchanged for shares of Class A Common Stock. In addition, CGE has agreed to exercise in full its Basic Subscription Privilege and has agreed to the Conditional CGE Subscription, up to a maximum aggregate subscription of $185 million. As a
result, if no other Rights are exercised, CGE will acquire    shares of Class
A Common Stock. Consequently, immediately after the Recapitalization, CGE
would own approximately   % of the total outstanding Class A Common Stock of
the Company. See "Risk Factors--Controlling Stockholder; Ability of Controlling Stockholder to Increase Ownership."

  Anjou has entered into an agreement with USF&G regarding an arrangement pursuant to which, until terminated at Anjou's discretion, Anjou will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement dated as of October 31, 1995 between USF&G and the Company and its subsidiaries. Such guarantees would cover, in each instance, 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997, and certain penalty amounts, up to $45 million. CGE will receive a fee of 1% of the lesser of (i) 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997, and certain penalty amounts, or (ii) $45 million.

  The Company did not declare the quarterly dividend of $825,000 due September 30, 1997 on the Series A Preferred Stock, all of which was held by CGE, due to its concerns over liquidity and the adequacy of its surplus. The Company currently intends to pay such quarterly dividend in arrears in connection with the Recapitalization.

  Following the Recapitalization, the Company will require additional financial resources to develop and support each of its businesses at PSG and Metcalf & Eddy, to undertake related long-term capital expenditures and to participate in the emerging privatization market in the wastewater management industry. CGE has informed the Company that it intends to work with the Company to explore various ways to develop such financial resources for these purposes, including, among others, the raising by CGE of an investment fund or other off-balance sheet vehicle which would invest, on a case-by-case basis, in various project financings undertaken by the Company. It is anticipated that any such vehicle would invest in such project finance activities of the Company on terms which are commercially reasonable. As a result, CGE and the Company and possibly others, investing either directly or indirectly through such vehicle or otherwise, would share in the returns on such projects pro rata in relation to their respective equity investments.

OTHER RELATED TRANSACTIONS

  Ms. Green, a Director of the Company since June 1994, is a partner at the law firm of Bryan, Cave LLP. Bryan, Cave LLP has performed limited legal services for the Company from time to time. Ms. Green has not personally represented the Company.

                              THE RIGHTS OFFERING

THE RIGHTS

  The Company is hereby distributing transferable Rights at no cost to each Recordholder of outstanding shares of Class A Common Stock as of the close of
business on the Record Date of       , 1997. Each Recordholder of Class A
Common Stock at the close of business on the Record Date will receive
approximately     Rights for each share of Class A Common Stock owned of
record at the close of business on such date. The Rights will be evidenced by transferable Rights Certificates. Each Right allows the holder thereof to subscribe for one Underlying Share of Class A Common Stock at the Subscription Price, subject to the Company's obligation to issue Class B Common Stock in the event the Requisite Consents are not obtained and issuing Class A Common Stock to any individual stockholder would cause such person to beneficially own more than 74% of the voting power of the Company. Each holder of Rights other than CGE and its subsidiaries who elects to exercise the Basic Subscription Privilege may also subscribe at the Subscription Price for Excess Shares of Class A Common Stock pursuant to the Oversubscription Privilege. An
aggregate of    shares of Class A Common Stock are being offered in the Rights
Offering, subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances. In addition, the Company will issue on a pro rata basis to Rights holders other than CGE who purchase shares in the Rights Offering an aggregate number of Warrants to purchase shares of Class A Common Stock at an exercise price of $2.50 per share, equal to the Warrant Pool. See "Description of Warrants"

  No fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights distributed to each Recordholder will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that if all Rights are exercised, gross proceeds to the Company will equal $210 million.

  Because the number of Rights distributed to each Recordholder will be rounded to the nearest whole number, with such adjustments as may be necessary
to ensure that no more than    shares of Class A Common Stock, subject to the
Company's obligation to issue shares of Class B Common Stock in certain circumstances, are issued hereunder, beneficial owners of Class A Common Stock who are also Recordholders of their shares may receive more Rights under certain circumstances than beneficial owners of Class A Common Stock who are not Recordholders of their shares and who do not obtain (or cause the record holder of their shares of Class A Common Stock to obtain) a separate Rights Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that Recordholders of Class A Common Stock or beneficial owners of Class A Common Stock who obtain a separate Rights Certificate receive more Rights, they will be able to subscribe for more shares pursuant to the Basic Subscription Privilege and, in the event shares subscribed for pursuant to the Oversubscription Privilege are prorated, such Recordholders or beneficial owners will be able to subscribe for more shares pursuant to the Oversubscription Privilege. See "--Method of Subscription--Exercise of Rights."

EXPIRATION DATE

  The Rights will expire, if not exercised, at 5:00 p.m., New York City time,
on       , 1998, unless extended for up to ten days in the sole discretion of the Company. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time on the next business day after the previously scheduled Expiration Date.

SUBSCRIPTION PRIVILEGES

  Basic Subscription Privilege. Each Right will allow the holder thereof to receive, upon payment of the Subscription Price, one Underlying Share of Class A Common Stock, subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances. The certificates representing shares of Class A Common Stock and shares of Class B Common Stock, if any, purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date.

  Oversubscription Privilege. Subject to availability and proration as described below and the Company's obligation to issue shares of Class B Common Stock in certain circumstances, Rights holders who exercise the Basic Subscription Privilege will be eligible to subscribe, at the Subscription Price, for additional shares of Class A Common Stock.

  Shares of Class A Common Stock will be available for purchase pursuant to the Oversubscription Privilege only to the extent that any Underlying Shares are not subscribed for through the Basic Subscription Privilege. The Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Rights holders who exercise their Oversubscription Privilege, in proportion, not to the number of shares requested pursuant to the Oversubscription Privilege, but to the number of shares each beneficial holder exercising the Oversubscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Oversubscription Privilege on the same pro rata basis outlined above; such proration will be repeated until all Excess Shares have been allocated to the full extent of the Oversubscription Privilege; provided further, however, that CGE will not be allocated any Excess Shares pursuant to the Conditional CGE Subscription until all other Rights holders exercising the Oversubscription Privilege have been allocated the number of Excess Shares for which they oversubscribed. Payment for oversubscription will be deposited upon receipt by the Subscription Agent pending a final determination of the number of Underlying Shares to be issued pursuant to such Oversubscription Privilege. If a proration of the Excess Shares results in a Rights holder receiving fewer Excess Shares than such Rights holder subscribed for pursuant to the Oversubscription Privilege, then the excess funds paid by that holder at the Subscription Price for shares not issued will be returned by mail without interest or deduction promptly after the expiration date and after all prorations and adjustments contemplated by the Rights Offering have been effected. Certificates representing shares of Class A Common Stock purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

  Banks, brokers and other nominee Rights holders who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

  Conditional CGE Subscription. CGE, the beneficial owner of approximately   %
of the Class A Common Stock currently outstanding, has agreed to exercise in
full its Basic Subscription Privilege to subscribe for    shares of Class A
Common Stock. In addition, in the event that all Underlying Shares are not purchased pursuant to the Rights Offering (including pursuant to the Oversubscription Privilege), CGE will subscribe for and purchase at the Subscription Price an additional number of shares of Class A Common Stock. The total number of shares subscribed for by CGE and its subsidiaries pursuant to the Conditional CGE Subscription will be no greater than (i) the total number of shares of Class A Common Stock available to be purchased by the Public in the Rights Offering, minus (ii) the total number of shares of Class A Common Stock actually purchased by the Public in the Rights Offering, and in no event will the gross proceeds resulting from CGE's and its subsidiaries' Basic Subscription Privilege and the Conditional CGE Subscription exceed $185 million. As a result, if no other Rights holder exercises Rights in the Rights
Offering, CGE will purchase    shares of Class A Common Stock in the Rights
Offering.

SUBSCRIPTION PRICE

  The Subscription Price means the price per share of Class A Common Stock equal to 82% of the average daily Closing Prices of the Class A Common Stock for the ten consecutive Trading Days ending five days prior to the Record Date; provided, however, that in no event shall the Subscription Price be less than $1.75 per share of Class A Common Stock or exceed $2.50 per share of Class A Common Stock.

  The Subscription Price represents a discount of 18% from the average daily
closing price of $    for the Class A Common Stock as reported on the AMEX for
the ten consecutive trading day period ending five days prior to the Record
Date, and a discount of  % from the average daily closing price of $    for
the Class A Common Stock as reported on the AMEX for the 60 day trading period
ending on     , 1997, the Record Date. There can be no assurance that the
Class A Common Stock will trade at prices above the Subscription Price. See "Risk Factors--Market Risks Associated with the Class A Common Stock."

  The Subscription Price was determined through arm's-length negotiation between the Special Committee and CGE and has been approved and adopted by the Company's Board of Directors. In making this determination, the material factors considered by the Company were the amount of proceeds that the Company needs to raise, the average market price of the Class A Common Stock, the intrinsic value of the Class A Common Stock, the exchange price for the Series A Preferred Stock, the pro rata nature of the offering and pricing policies customary for transactions of this type. The Subscription Price should not be considered an indication of the actual value of the Company or the Class A Common Stock.

NO BOARD OR SPECIAL COMMITTEE RECOMMENDATION

  An investment in the Class A Common Stock and the Warrants must be made pursuant to each investor's evaluation of such investor's best interests. Accordingly, neither the Board of Directors of the Company nor the Special Committee makes any recommendation to Rights holders regarding whether they should exercise their Rights.

METHOD OF SUBSCRIPTION--EXERCISE OF RIGHTS

  The Basic Subscription Privilege and the Oversubscription Privilege may be
exercised by delivering to     (the "Subscription Agent"), at or prior to 5:00
p.m., New York City time, on the Expiration Date, the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be by (a) check or bank draft
drawn upon a U.S. bank or postal or express money order payable to    , as
Subscription Agent, or (b) by wire transfer of same-day funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions
in the Rights Offering at     ABA No.      , Acct. No.    , (the "Subscription
Account"). Payments will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft upon a U.S. bank or of any postal or express money order or (iii) receipt of good funds in the Subscription Agent's account designated above. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, RIGHTS HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

  The Rights Certificate and payment of the Subscription Price or, if applicable, Notices of Guaranteed Delivery, as defined below, must be delivered to the Subscription Agent by one of the methods described below:

    by Mail:

    by Hand:

    by Overnight Courier:

  Delivery to an address other than those above does not constitute valid delivery.

  The Company will pay all fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liabilities which it may incur in connection with the Rights Offering. All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

  If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Rights Certificate or Rights Certificates evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

    (i) the Rights holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

    (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice ("Notice of Guaranteed Delivery"), substantially in the form provided with the instructions as to use of Air & Water Technologies Corporation Rights Certificates (the "instructions") distributed with the Rights Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. ("NASD"), or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution"), stating the name of the exercising Rights holder, the number of Rights represented by the Rights Certificate or Rights Certificates held by such exercising Rights holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and the number of Underlying Shares, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Rights Certificate evidencing such Rights within five business days following the Expiration Date; and

    (iii) the properly completed Rights Certificate evidencing the Rights being exercised, with any signatures required to be guaranteed so guaranteed, is received by the Subscription Agent within five business days following the Expiration Date. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates at the address set forth above, or may be transmitted to the
  Subscription Agent by facsimile transmission (Telecopy No.:    . Additional
  copies
  of the form of Notice of Guaranteed Delivery are available upon request from the Information Agent, whose address and telephone number are set forth under "Information Agent."

  Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account to be maintained by the Subscription Agent pending issuance of such Excess Shares. If the aggregate Subscription Price paid by an exercising Rights holder is insufficient to purchase the number of Underlying Shares that the Rights holder indicates are being subscribed for, or if no number of Underlying Shares to be purchased is specified, then the Rights holder will be deemed to have exercised the Basic Subscription Privilege to purchase Underlying Shares to the full extent of the payment price tendered. If the aggregate Subscription Price paid by an exercising Rights holder exceeds the amount necessary to purchase the number of Underlying Shares for which the Rights holder has indicated an intention to subscribe, then the Rights holder will be deemed to have exercised the Oversubscription Privilege to the full extent of the excess payment tendered, and any remaining amount shall be returned to such Rights holder and any remaining amount shall be returned to such Rights holder by mail without interest or deduction as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

  Unless a Rights Certificate (i) provides that the shares to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the Recordholder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Rights Certificate must be guaranteed by an Eligible Institution or other eligible guarantor institution which is a member of or a participant in a medallion guarantee program acceptable to the Subscription Agent.

  Persons holding shares of Class A Common Stock beneficially and receiving the Rights distributable with respect thereto, through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding certificates of Class A Common Stock directly who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. If a beneficial owner wishes to obtain a separate Rights Certificate, such beneficial owner should contact the nominee as soon as possible and request that a separate Rights Certificate be issued. A nominee may request any Rights Certificate held by it to be split into such smaller denominations as it wishes, provided that the Rights Certificate is received by the Subscription Agent, properly endorsed, no later than 11:00
a.m., New York City time, on     , 1998.

  The instructions accompanying the Rights Certificates should be read carefully and followed in detail. RIGHTS CERTIFICATES SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AGENT. DO NOT SEND RIGHTS CERTIFICATES TO THE COMPANY.

  THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company, the Subscription Agent, nor the Information Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification.

  Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Information
Agent,     , at the address and telephone number set forth below:



NO REVOCATION

  ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE.

PROCEDURES FOR BOOK ENTRY TRANSFER FACILITY PARTICIPANTS

  The Company anticipates that the Rights will be eligible for transfer through, and that the exercise of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected through, the facilities of the Depository Trust Company and Philadelphia Depository Trust Company (collectively, the "Book Entry Facilities"; Rights exercised through any such facility are referred to as "Book Entry Exercised Rights"). The holder of a Book Entry Exercised Right may exercise the Oversubscription Privilege in respect of such Book Entry Exercised Right by properly executing and delivering to the Subscription Agent, at or prior to 5:00 p.m., New York City time, on the Expiration Date, a "Nominee Holder Oversubscription Form," together with payment of the Subscription Price for the number of Underlying Shares for which the Oversubscription Privilege is to be exercised. Copies of the Nominee Holder Oversubscription Form may be obtained from the Subscription Agent.

EFFECTS OF RIGHTS OFFERING ON OTHER SECURITIES AND STOCK OPTIONS OF THE COMPANY AND COMPANY PLANS

  The number of shares covered by certain stock options and the option prices thereunder are subject to adjustment in accordance with the provisions thereof. The Company's stock option plan or, in certain cases, the stock option agreements evidencing awards made thereunder, require the Compensation Committee of the Board of Directors to make appropriate adjustments to the outstanding options or other awards in the event of any split-ups, stock dividends, recapitalizations, mergers, consolidations, combination, exchanges of shares and the like (each an "Adjustment Event"). The Compensation Committee, whose determination shall be conclusive, has discretion to determine the nature and extent of the adjustments to be made in order to make the outstanding options or awards, immediately after such Adjustment Event, equivalent to such options or awards immediately prior to such Adjustment Event.

  The Compensation Committee will meet to determine whether the Rights Offering is an Adjustment Event and if so, what adjustment to make.

FOREIGN AND CERTAIN OTHER STOCKHOLDERS

  Rights Certificates will not be mailed to Holders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their accounts. To exercise such Rights, such holders must notify the Subscription Agent, and must take all other steps which are necessary to exercise the Rights on or prior to 11:00 a.m., New York
City time, on    , 1998. If the procedures set forth in the preceding sentence are not followed prior to the Expiration Date, the Rights will expire.

OTHER MATTERS

  The Rights Offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor is the Company selling or accepting any offers to purchase any shares of Class A Common Stock from Rights holders who are residents of any such state or other jurisdiction. The Company may delay the commencement of the Rights Offering in certain states or other jurisdictions, or change the terms of the Rights Offering, in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the Rights Offering. If any such change is made that is material and has an adverse effect on any holder that has previously exercised Rights, such holder will be provided the opportunity to revoke such exercise. The Company, if it so determines in its sole discretion, may decline to make modifications to the terms of the Rights Offering requested by certain states or other jurisdictions, in which event Rights holders resident in those states or jurisdictions will not be eligible to participate in the Rights Offering.

                            DESCRIPTION OF WARRANTS

  The Warrants will be issued pursuant to a warrant agreement (the "Warrant
Agreement") by and between the Company and       as warrant agent (the
"Warrant Agent"). The following summary of certain provisions of the Warrant Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrants, including the definitions therein of certain terms. The Warrant Agreement will be substantially in the form of the Warrant Agreement filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Company has available for issue up to 10,000,000 Warrants, which when exercised, would entitle the holders thereof to purchase, in the aggregate, up to 10,000,000 shares of Class A Common Stock. The Company will issue that percentage of 10,000,000 Warrants equivalent to the percentage of the total number of Underlying Shares purchased by the Public in the Rights Offering relative to the total number of Underlying Shares issuable upon full exercise of Rights by the Public in the Rights Offering. See "The Rights Offering--The Rights."

  The Company will issue to each Public subscriber in the Rights Offering such number of Warrants to purchase shares of Class A Common Stock equal to the product of the Warrant Pool multiplied by a fraction the numerator of which is the total number of Underlying Shares purchased by such holder in the Rights Offering and the denominator is the total number of Underlying Shares purchased by all Public subscribers in the Rights Offering.

  Each Warrant, when exercised, will entitle the holder thereof to acquire, at any time from time to time prior to the Warrant Expiration Date, one Warrant Share at an exercise price of $2.50 per share. The Warrant Exercise Price was determined through arm's-length negotiation between CGE and the Special Committee. The Warrant Exercise Price represents a premium of approximately 66.7% over the last sale price of the Class A Common Stock on the AMEX on the last trading day immediately prior to the announcement of the Recapitalization and a premium of approximately % over the Subscription Price. The Warrant Exercise Price and the number of Warrant Shares issuable on exercise of a Warrant are both subject to adjustment in certain cases referred to below. The Warrants are exercisable only if a registration statement relating to the Warrant Shares is then in effect, or the exercise is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under the applicable state blue sky laws. Unless exercised, the Warrants will expire on the Warrant Expiration Date which is three years from the date of issuance.

  The Warrants may be exercised at any time (so long as a registration statement relating to the Warrant Shares is then in effect, or the exercise of such Warrants is exempt from the Securities Act's registration requirements and such securities are qualified for sale or exempt from qualification under the applicable state blue sky laws) by surrendering to the Company at the office of the Warrant Agent the Warrant certificates evidencing such Warrants with the accompanying form of election to purchase properly completed and executed, together with payment of the Warrant Exercise Price. Payment of the Warrant Exercise Price may be made in the form of cash or a certified or official bank check payable to the order of the Company or upon the surrender of additional Warrants. Upon surrender of the Warrant certificate and payment of the Warrant Exercise Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, a stock certificate representing the number of whole Warrant Shares or other securities or property to which such holder is entitled under the Warrant Agreement and the Warrants. If less than all of the Warrants evidenced by a Warrant certificate are to be exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

  No fractional Warrant Share will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable on the exercise of any Warrants (or a specified portion thereof), the Company shall pay an amount in cash equal to the current market price per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent; provided that Warrant holders may elect to purchase full shares of Class A Common Stock by delivering an appropriate amount of cash.

  Certificates for Warrants will be issued in registered form only, and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration, transfer or exchange of Warrant certificates.

  Warrant holders will not, by virtue of being such holders, have any rights as stockholders of the Company. Warrant holders have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends. Warrant holders are not entitled to share in the assets of the Company in the event of liquidation, dissolution or winding up of the Company's affairs.

  In the event of taxable distribution to holders of Class A Common Stock which results in an adjustment to the number of Warrant Shares or other consideration for which a Warrant may be exercised, Warrant holders may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations."

ADJUSTMENTS

  The number of shares of Class A Common Stock purchasable upon the exercise of the Warrants and the Warrant Exercise Price both will be subject to adjustment in certain events (subject to certain exceptions) including (i) the payment by the Company of dividends (and other distributions) on Class A Common Stock payable in Class A Common Stock or other shares of the Company's capital stock, (ii) subdivisions, combinations, exchanges, split-ups and reclassifications of Class A Common Stock, (iii) the issuance of rights, options or warrants to subscribe for Class A Common Stock or of securities convertible into or exchangeable for Class A Common Stock, for a consideration per share of Class A Common Stock which is less than the current market price per share of Class A Common Stock and (iv) the distribution to all holders of Class A Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends).

  No adjustment in the Warrant Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Warrant Exercise Price; provided, however, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  If the Company consolidates or merges with or into, or transfers or leases all or substantially all of its assets to, any person, upon consummation of such transaction, the Warrants will automatically become exercisable for the kind and amount of securities, cash or other assets which the Warrant holder would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction. No such consolidation, merger, transfer or lease will be effected unless the successor company, if other than the Company, assumes by written instrument the obligation to issue securities, cash or other assets as aforesaid.

REGISTRATION OF WARRANT SHARES

  Warrant holders will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares is then in effect, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under the applicable state blue sky laws. Subject to Black Out Periods, at such time as the average daily Closing Price of the Class A Common Stock is greater than or equal to 85% of the Warrant Exercise Price ($2.125) for twenty consecutive Trading Days, the Company will prepare, file and use its best efforts to cause to become effective a registration statement in respect of all of the Warrant Shares and the Company will use its commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act in order to permit the prospectus included therein to be lawfully delivered. Notwithstanding the foregoing, the Company will not be required to amend or supplement the registration statement, any related prospectus or any document incorporated therein by reference, for a period (a "Black Out Period") not to exceed the shorter of (x) the period ending on the date the information responsible for the Black Out Period is disclosed to the public and (y) 60 days (provided that no two Black Out Periods will occur during any period of 135 consecutive days) in the event that (i) an event occurs and is continuing as a result of which the registration statement, any related prospectus or any document incorporated therein by reference as then amended or supplemented would, in the Company's good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii)(A) the Company determines in its good faith judgment that the disclosure of such event at such time would have a material adverse effect on the business, operations or prospects of the Company or (B) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed; provided that no Black Out Period may be in effect during the six months prior to the Warrant Expiration Date and there will be no more than three Black Out Periods during the term of the Warrants. See "Risk Factors--Ability to Exercise Warrants."

TRANSFER RESTRICTIONS; LISTING

  The Warrants will be freely transferrable and freely tradable. The Company will use its commercially reasonable efforts to secure the listing of the Warrants and the Warrant Shares upon each national securities exchange or automated quotation system, if any, upon which the shares of Class A Common Stock are then listed and will use its commercially reasonable efforts to maintain such listing, so long as any other shares of Class A Common Stock will be so listed or quoted. See "Description of Warrants--Transfer Restrictions; Listing" and "Risk Factors--No Prior Market for the Rights or Warrants."

AUTHORIZED SHARES

  The Company has authorized for issuance such number of shares of Class A Common Stock as shall be issuable upon the full exercise of all outstanding Warrants. The Company is required to reserve a sufficient number of authorized shares of Class A Common Stock to permit the exercise of all the Warrants issued. Such shares of Class A Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof (other than any such tax, lien, charge or security interest imposed upon or granted by the holder of the Class A Common Stock).

AMENDMENT

  From time to time, the Company and the Warrant Agent, without the consent of the Warrant holders, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the Warrant holders shall require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its affiliates). The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Warrant Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

GOVERNING LAW

  The Warrant Agreement and the Warrants will be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of law thereof.

                         DESCRIPTION OF CAPITAL STOCK

  The following general summary of the capital stock summarizes certain material elements of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"). Such summary is not necessarily complete and is qualified in its entirety by reference to the Certificate of Incorporation, a copy of which is on file with the Commission. See "Available Information."

  The Company is authorized by the Certificate of Incorporation to issue 100,000,000 shares of Common Stock, par value $.001 per share, and 2,500,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").
As of    , 1997,     shares of Class A Common Stock were issued and
outstanding. Pursuant to the Exchange, the Company exchanged all of the
outstanding shares of Series A Preferred Stock for     shares of Class A
Common Stock. See "The Recapitalization--The Exchange."

  There are currently insufficient shares of Class A Common Stock authorized to permit issuance of Class A Common Stock upon the exercise of Rights or Warrants. In order to consummate the Recapitalization, as soon as reasonably practicable, the Company, acting through the Board, has agreed to duly approve and adopt an amendment to the Company's Certificate of Incorporation (i) to increase the number of shares of Common Stock that the Company is authorized to issued from 100,000,000 shares to 260,000,000 shares, of which 230,000,000 shares would be Class A Common Stock and 30,000,000 shares would be Class B Common Stock and (ii) to amend the conversion rights of the holders of the Company's Class B Common Stock to provide for automatic conversion of shares of Class B Common Stock into Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the termination of the effect of Section 1501 of the Indenture. In addition, CGE and Anjou, the holders of a majority of the voting power of the Company, have agreed to provide their written consent for the requisite approval of the Company's stockholders in respect of such amendments to the Certificate of Incorporation. See "Risk Factors--Insufficient Authorized Capital to Permit Exercise of Rights and Warrants."

VOTING RIGHTS AND POWERS

  Holders of issued and outstanding shares of Class A Common Stock are entitled to one vote for each share they hold. Holders of Series A Preferred Stock are entitled to that number of votes equal to the number of votes to which the shares of Class A Common Stock issuable upon conversion of such shares of Series A Preferred Stock would have been entitled if such shares of Class A Common Stock had been outstanding on the record date. In addition, the Series A Preferred Stock votes separately as a class on any amendments to the Certificate of Incorporation or By-Laws of the Company, whether by merger, consolidation, combination, reclassification or otherwise, which would alter or circumvent the voting powers, rights and preferences of the Series A Preferred Stock. No amendment or alteration of the dividends payable, liquidation preference or par value of the Series A Preferred Stock may be effected without the consent of each holder of Series A Preferred Stock. Following the Exchange, there are currently no issued and outstanding shares of Series A Preferred Stock.

DIVIDENDS

  Holders of the Class A Common Stock are entitled to receive dividends as may from time to time be declared by the Board of Directors of the Company. The Company has not paid cash dividends on the Class A Common Stock in recent years, and does not expect to pay dividends in the foreseeable future. In addition, the Bank Credit Facility prohibits the Company from declaring or paying cash dividends on the Class A Common Stock.

  The holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends at an annual rate of $2.75 per share, payable in cash quarterly in arrears in equal amounts on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"). Holders of the Series A Preferred Stock are entitled to receive all accrued dividends in preference to and priority over dividends on the Class A Common Stock, and no distribution in respect of the Class A Common Stock and no redemption, purchase, retirement or acquisition for value of the Class A Common Stock may occur, or money be set apart therefor, unless all dividends accrued on the Preferred Stock through the immediately preceding Dividend Payment Date have been declared and paid.

RANKING; LIQUIDATION PREFERENCES

  The Class A Common Stock ranks junior to the Series A Preferred Stock with respect to dividend rights and rights on liquidation, winding up and dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of shares of the Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $50.00 for each share outstanding, plus accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, whether or not declared to the date of such payment, before any payment shall be made or any assets distributed to the holders of the Common Stock.

CLASS B COMMON STOCK

  Following effectiveness of the Charter Amendment, the Class B Common Stock will be identical in all respects except that (i) the Class B Common Stock will not be entitled to vote and (ii) the Class B Common Stock will automatically convert into Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the termination of the Change of Control Provision.

CONVERSION OF CONVERTIBLE DEBENTURES

  Currently $115 million principal amount of Convertible Debentures of the Company are outstanding. Any Convertible Debenture or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1,000 may be converted into shares of Class A Common Stock at a conversion price of $30.00 per share, subject to adjustments. As a result of the Rights Offering,
the conversion price for such Convertible Debentures will be $   per share.

  The beneficial ownership by a person of 75% or more of the outstanding voting securities of the Company following the Rights Offerings could permit the holders of the Convertible Debentures to require the Company to redeem outstanding Convertible Debentures following the Rights Offering at a redemption price of 100% of the principal amount, together with accrued interest to the redemption date. At the option of the Company, if such put right is triggered and exercised, the Company may repurchase such Convertible Debentures with a cash payment or by delivery of shares of Class A Common Stock. See "Risk Factors--Change of Control Provision of Convertible Debentures." The Convertible Debentures are redeemable in whole or in part at the option of the Company for cash at a redemption price of 102.4% of the principal amount in 1997 reducing to 100% of the principal amount in 2000, together with accrued interest to the redemption date. The Convertible Debentures require equal annual sinking fund payments beginning May 15, 2000, which are calculated to retire 75% of the Convertible Debentures prior to maturity.

  Prior to or concurrently with the consummation of the Rights Offering and in connection with the Recapitalization, the Company has agreed to conduct a Consent Solicitation to seek the consent of the holders of not less than a majority in aggregate principal amount of the Convertible Debentures outstanding in order to delete Section 1501 from the Indenture governing such Convertible Debentures. See "The Recapitalization-- Consent Solicitation; Issuance of Class B Common Stock."

CLASS A COMMON STOCK OUTSTANDING AFTER RECAPITALIZATION

  CGE received approximately     shares of Class A Common Stock in the
Exchange. In addition, approximately     shares of Class A Common Stock will
be issued to Rights holders in connection with the Rights Offering assuming
exercise of all Rights. Based on the     shares of Class A Common Stock
outstanding as of     , 1997, the issuance of such shares would result (on a
pro forma basis as of such date) in a % increase in the amount of Class A Common Stock.

  The outstanding shares of the Class A Common Stock are listed on the AMEX under the symbol "AWT".

  The transfer agent and registrar for the Class A Common Stock is First Chicago Trust Company of New York.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following summary sets forth the material United States federal income tax consequences of the receipt, ownership, exercise and disposition of the Rights and the Warrants to the United States holders described herein under present law. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary does not discuss all aspects of United States federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the United States federal income tax laws (for example, persons deemed to hold directly or indirectly 10% or more of Company's stock, banks, dealers in securities, life insurance companies, tax exempt organizations and foreign taxpayers), nor does it discuss any aspect of state, local or foreign tax laws.

THE RIGHTS

  Holders of Class A Common Stock will not recognize taxable income in connection with the receipt or exercise of the Rights and, except as provided in the following sentence, the basis of the Rights received by a stockholder as a distribution with respect to such stockholder's Class A Common Stock will accordingly be zero. If either (i) the fair market value of the Rights on the date of issuance is 15% or more of the fair market value (on the date of issuance) of the Class A Common Stock with respect to which they are received or (ii) the stockholder elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such Class A Common Stock to the Rights, then upon exercise or transfer of the Rights, the stockholder's basis in such Class A Common Stock will be allocated between the Class A Common Stock and the Rights in proportion to the fair market values of each on the date of Issuance. The holding period of a stockholder with respect to the Rights received as a distribution on such stockholder's Class A Common Stock will include the stockholder's holding period for the Class A Common Stock with respect to which the Rights were issued.

  A stockholder who sells Rights received in the Rights Offering prior to exercise will recognize gain or loss equal to the difference between the sale proceeds and such stockholder's basis (if any) in the Rights sold. Such gain or loss will be long-term capital gain or loss if such stockholder's holding period in the Rights (as discussed above) exceeds one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. Such rate is further reduced for sales or exchanges of capital assets held by certain non-corporate taxpayers for more than eighteen months. The distinction between capital gain or loss and ordinary income is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  Stockholders who allow the Rights received by them in the Rights Offering to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the Class A Common Stock, if any, owned by such holders of the Rights.

  Rights holders will not recognize any gain or loss upon the exercise of such Rights. The aggregate basis of the Class A Common Stock and Warrants acquired through exercise of the Rights will be equal to the sum of the Subscription Price therefor and the Rights holder's basis in such Rights (if any) as described above. Such aggregate basis will be allocated between such Class A Common Stock and Warrants based upon their respective fair market values at the time such Rights are exercised. The holding period for the Class A Common Stock acquired through exercise of the Rights will begin on the date the Rights are exercised.

THE WARRANTS

  Upon the exercise of a Warrant, a Warrant holder will not recognize gain or loss (except to the extent of cash, if any, received in lieu of the issuance of fractional shares) and will have a tax basis in the Warrant Shares acquired (including fractional Warrant Shares in lieu of which cash is received) pursuant to such exercise equal to such holder's tax basis in the exercised Warrant (which, in the case of an initial holder, will equal the portion of the Subscription Price properly allocable to such Warrant, as described above, plus the Warrant Exercise Price.

The holding period of such Warrant Shares so acquired will commence on the day after the date of exercise of the Warrant. If any cash is received in lieu of fractional shares, the Warrant holder will recognize gain or loss, the amount and character of which will be determined as if such holder had received such fractional shares and then immediately had them redeemed by the Company for cash. Similarly, upon the sale of Warrant Shares received upon exercise of a Warrant, a Warrant holder will generally recognize capital gain or loss equal to the difference between the amount realized upon the sale and such holder's tax basis in the Warrant Shares. Such capital gain or loss will be long-term capital gain or loss if, at the time of sale or exchange, such Warrant holder's holding period in the Warrant Shares (as discussed above) exceeds one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. Such rate is further reduced for sales or exchanges of capital assets held by certain non-corporate taxpayers for more than eighteen months. The distinction between capital gain or loss and ordinary income is also relevant for purposes of, among other things, limitations on the deductibility of capital losses. Warrant holders should consult with their own tax advisors with respect to the particular federal, state, local and foreign tax consequences to them of the ownership of Warrants or Warrant Shares.

  The sale of a Warrant will generally result in the recognition of capital gain or loss to the Warrant holder in an amount equal to the difference between the amount realized and such holder's tax basis in the Warrant (which, in the case of an initial Warrant holder, will equal the portion of the Subscription Price properly allocable to the Warrant, as described above). Such capital gain or loss will be long-term if, at the time of sale or exchange, the Warrant was held for more than one year.

  If a Warrant expires unexercised, a Warrant holder will recognize a capital loss equal to such holder's tax basis in the Warrant. Such capital loss will be long-term if, at the time of expiration, the Warrant was held for more than one year.

  Under Section 305 of the Code, adjustments to the exercise price or conversion ratio of the Warrants which may occur under certain circumstances, or the failure to make such adjustments, may result in the receipt of taxable constructive dividends by a Warrant holder to the extent of the Company's current or accumulated earnings and profits, regardless of whether there is a distribution of cash or property.

  THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH RIGHTS HOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING ON HIS OR HER OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                                 LEGAL MATTERS

  The validity of the authorization and issuance of the securities offered hereby is being passed upon by Douglas A. Satzger, Esq., Senior Vice President, General Counsel and Secretary of the Company.

                                    EXPERTS

  The consolidated financial statements as of and for the year ended October 31, 1996 included in this Prospectus and elsewhere in this Registration Statement have been audited by McGladrey & Pullen, LLP, independent public accountants, and are included herein in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements included in this Prospectus and elsewhere in this Registration Statement as of October 31, 1995 and for the years ended October 31, 1995 and 1994 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing, in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                      AIR & WATER TECHNOLOGIES CORPORATION

                                                                           PAGE
                                                                           ----
Consolidated Balance Sheets as of July 31, 1997 (Unaudited) and October
 31, 1996.................................................................  F-2
Consolidated Statements of Operations for the Nine Months Ended July 31,
 1997 and 1996 (Unaudited) ...............................................  F-3
Consolidated Statements of Stockholders' Equity (Deficit) for the Year
 Ended October 31, 1996 and for the Nine Months Ended July 31, 1997
 (Unaudited)..............................................................  F-4
Consolidated Statements of Cash Flows for the Nine Months Ended July 31,
 1997 and 1996 (Unaudited)................................................  F-5
Notes to Consolidated Financial Statements (Unaudited)....................  F-6
Report of Independent Public Accountants.................................. F-14
Report of Independent Public Accountants.................................. F-15
Consolidated Balance Sheets as of October 31, 1996 and 1995............... F-16
Consolidated Statements of Operations for the Years Ended October 31,
 1996, 1995 and 1994...................................................... F-17
Consolidated Statements of Stockholders' Equity for the Years Ended
 October 31, 1996, 1995 and 1994.......................................... F-18
Consolidated Statements of Cash Flows for the Years Ended October 31,
 1996, 1995 and 1994...................................................... F-19
Notes to Consolidated Financial Statements................................ F-20

                      AIR & WATER TECHNOLOGIES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

              AS OF JULY 31, 1997 (UNAUDITED) AND OCTOBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         JULY 31,   OCTOBER 31,
                                                           1997        1996
                                                        ----------- -----------
                                                        (UNAUDITED)
                        ASSETS
Current assets:
  Cash and cash equivalents............................  $  13,635   $  12,667
  Accounts receivable, net.............................     93,377     100,933
  Costs and estimated earnings in excess of billings on
   uncompleted contracts...............................     40,425      48,097
  Inventories..........................................     10,667      11,319
  Prepaid expenses and other current assets............      9,998      12,027
                                                         ---------   ---------
    Total current assets...............................    168,102     185,043
Property, plant and equipment, net.....................     29,315      35,432
Investments in environmental treatment facilities......     21,960      22,062
Goodwill, net..........................................    242,179     265,860
Other assets...........................................     22,528      29,873
                                                         ---------   ---------
    Total assets.......................................  $ 484,084   $ 538,270
                                                         =========   =========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current installments of
   long-term debt......................................  $  14,391   $     378
  Accounts payable.....................................     88,009      73,951
  Accrued expenses.....................................     79,840      76,656
  Billings in excess of costs and estimated earnings on
   uncompleted contracts...............................     25,637      23,995
  Income taxes payable.................................      2,055       2,507
                                                         ---------   ---------
    Total current liabilities..........................    209,932     177,487
                                                         ---------   ---------
Long-term debt.........................................    304,922     306,542
                                                         ---------   ---------
Commitments and contingencies (Note 2)
Stockholders' equity (deficit):
  Preferred stock, par value $.01, authorized 2,500,000
   shares; issued 1,200,000 shares; liquidation value
   $60,000.............................................         12          12
  Common stock par value $.001, authorized 100,000,000
   shares; issued 32,109,156 shares....................         32          32
  Additional paid-in capital...........................    427,036     427,036
  Accumulated deficit..................................   (456,214)   (372,433)
  Common stock in treasury, at cost....................       (108)       (108)
  Cumulative currency translation adjustment...........     (1,528)       (298)
                                                         ---------   ---------
    Total stockholders' equity (deficit)...............    (30,770)     54,241
                                                         ---------   ---------
Total liabilities and stockholders' equity (deficit)...  $ 484,084   $ 538,270
                                                         =========   =========

        The accompanying notes are an integral part of these statements.

                      AIR & WATER TECHNOLOGIES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE NINE MONTHS ENDED JULY 31, 1997 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              NINE MONTHS
                                                            ENDED JULY 31,
                                                           ------------------
                                                             1997      1996
                                                           --------  --------
Sales..................................................... $454,173  $503,861
Cost of sales.............................................  390,416   404,974
                                                           --------  --------
  Gross margin............................................   63,757    98,887
Selling, general and administrative expenses..............   83,559    70,079
Depreciation and amortization.............................   16,889    14,806
Impairment charges........................................   25,000       --
                                                           --------  --------
  Operating income (loss).................................  (61,691)   14,002
Interest expense..........................................  (18,217)  (16,964)
Interest income...........................................      346       700
Other expense, net........................................     (964)   (1,445)
                                                           --------  --------
  Loss before income taxes................................  (80,526)   (3,707)
Income taxes..............................................      780     1,001
                                                           --------  --------
Net loss.................................................. $(81,306) $ (4,708)
                                                           ========  ========
Net loss per common share (after preferred stock
 dividends)............................................... $  (2.62) $   (.22)
                                                           ========  ========



        The accompanying notes are an integral part of these statements.

                      AIR & WATER TECHNOLOGIES CORPORATION

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEAR ENDED OCTOBER 31, 1996 AND FOR THE NINE MONTHS ENDED JULY 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           SERIES A          CLASS A
                       PREFERRED STOCK    COMMON STOCK                           CLASS A COMMON   CUMULATIVE
                        $.01 PAR VALUE   $.001 PAR VALUE  ADDITIONAL             TREASURY STOCK    CURRENCY
                       ---------------- -----------------  PAID-IN   ACCUMULATED ---------------  TRANSLATION
                        SHARES   AMOUNT   SHARES   AMOUNT  CAPITAL     DEFICIT   SHARES   AMOUNT  ADJUSTMENT   TOTAL
                       --------- ------ ---------- ------ ---------- ----------- -------  ------  ----------- --------
Balance October 31,
 1995................. 1,200,000  $12   32,107,906  $32    $427,028   $(363,865) (89,902) $(108)    $   (10)  $ 63,089
Net loss..............       --   --           --   --          --       (5,268)     --     --          --      (5,268)
Cash dividends,
 Series A
 Preferred Stock......       --   --           --   --          --       (3,300)     --     --          --      (3,300)
Exercise of stock
 options..............       --   --         1,250  --            8         --       --     --          --           8
Currency translation
 adjustment...........       --   --           --   --          --          --       --     --         (288)      (288)
                       ---------  ---   ----------  ---    --------   ---------  -------  -----     -------   --------
Balance,
 October 31, 1996..... 1,200,000   12   32,109,156   32     427,036    (372,433) (89,902)  (108)       (298)    54,241
Net loss..............       --   --           --   --          --      (81,306)     --     --          --     (81,306)
Cash dividends,
 Series A
 Preferred Stock......       --   --           --   --          --       (2,475)     --     --          --      (2,475)
Exercise of stock
 options..............       --   --           --   --          --          --       --     --          --         --
Currency translation
 adjustment...........       --   --           --   --          --          --       --     --       (1,230)    (1,230)
                       ---------  ---   ----------  ---    --------   ---------  -------  -----     -------   --------
Balance, July 31,
 1997................. 1,200,000  $12   32,109,156  $32    $427,036   $(456,214) (89,902) $(108)    $(1,528)  $(30,770)
                       =========  ===   ==========  ===    ========   =========  =======  =====     =======   ========


        The accompanying notes are an integral part of these statements.

                      AIR & WATER TECHNOLOGIES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE NINE MONTHS ENDED JULY 31, 1997 AND 1996
                           (IN THOUSANDS) (UNAUDITED)

                                                               NINE MONTHS
                                                             ENDED JULY 31,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.................................................. $(81,306) $ (4,708)
 Adjustments to reconcile net loss to net cash provided by
  (used for) continuing operations
  Depreciation and amortization............................   16,889    14,806
  Impairment charges and other, net........................   27,732       621
 Changes in assets and liabilities
 (Increase) decrease in assets
   Accounts receivable, net................................    7,432     3,837
   Costs and estimated earnings in excess of billings on
    uncompleted contracts..................................    7,067    (1,635)
   Inventories.............................................     (812)     (828)
   Prepaid expenses and other current assets...............    1,952    (2,362)
   Other assets............................................    8,342       755
 Increase (decrease) in liabilities
   Accounts payable........................................   14,037       (52)
   Accrued expenses........................................   (1,173)  (13,319)
   Billings in excess of costs and estimated earnings on
    uncompleted contracts..................................    1,642       572
   Income taxes payable....................................     (449)       49
                                                            --------  --------
 Net cash provided by (used for) continuing operations.....    1,353    (2,264)
 Net cash provided by discontinued operations..............      945       149
                                                            --------  --------
 Net cash provided by (used for) operating activities......    2,298    (2,115)
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of business............................    1,545     2,353
 Capital expenditures......................................   (5,129)   (5,281)
 Investment in environmental treatment facilities..........      102       582
 Other, net................................................   (6,092)   (8,835)
                                                            --------  --------
  Net cash used for investing activities...................   (9,574)  (11,181)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payment of notes payable and long-term debt...............     (307)     (295)
 Net borrowings under credit facilities....................   12,700    16,000
 Cash dividends paid on preferred stock....................   (2,475)   (2,475)
 Other, net................................................   (1,674)   (1,008)
                                                            --------  --------
  Net cash provided by financing activities................    8,244    12,222
                                                            --------  --------
Net increase (decrease) in cash and cash equivalents.......      968    (1,074)
Cash and cash equivalents at beginning of period...........   12,667    11,168
                                                            --------  --------
Cash and cash equivalents at end of period................. $ 13,635  $ 10,094
                                                            ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest................. $ 19,877  $ 18,869

        The accompanying notes are an integral part of these statements.

                     AIR & WATER TECHNOLOGIES CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) BASIS OF PRESENTATION

  The interim consolidated financial statements and the following notes should be read in conjunction with the notes to the Consolidated Financial Statements of Air & Water Technologies Corporation ("AWT" or the "Company") and its consolidated subsidiaries for the fiscal year ended October 31, 1996, which are included elsewhere in this Prospectus. The interim information reflects all adjustments, including normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. Results for the interim periods are not necessarily indicative of results to be expected for the full year.

(2) COMMITMENTS AND CONTINGENCIES

  In connection with a broad investigation by the U.S. Department of Justice into alleged illegal payments by various persons to members of the Houston City Council, the Company's subsidiary, Professional Services Group ("PSG"), received a federal grand jury subpoena on May 31, 1996 requesting documents regarding certain PSG consultants and representatives that had been retained by PSG to assist in advising the City of Houston regarding the benefits that could result from the privatization of Houston's water and wastewater system. PSG has cooperated and continues to cooperate with the Department of Justice which has informed the Company that it is reviewing transactions among PSG and its consultants. The Company promptly initiated its own independent investigation into these matters and placed PSG's Chief Executive Officer, Michael M. Stump, on administrative leave of absence with pay. Mr. Stump, who has denied any wrongdoing, resigned from PSG on December 4, 1996. In the course of its ongoing investigation, the Company became aware of questionable financial transactions with third parties and payments to certain PSG consultants and other individuals, the nature of which requires further investigation. The Company has brought these matters to the attention of the Department of Justice and continues to cooperate fully with its investigation.

  No charges of wrongdoing have been brought against PSG or any PSG executive or employee by any grand jury or other government authority. However, since the government's investigation is still underway and is conducted largely in secret, no assurance can be given as to whether the government authorities will ultimately determine to bring charges or assert claims resulting from this investigation that could implicate or reflect adversely upon or otherwise have a material adverse effect on the financial position or results of operations of PSG or the Company taken as a whole.

  The City of Bremerton, Washington brought a contribution action against Metcalf & Eddy Services, Inc. ("M&E Services"), the operator of a City-owned wastewater treatment plant from 1987 until late 1995. The contribution action arises from two prior lawsuits against the city for alleged odor nuisances brought by two groups of homeowners neighboring the plant. In the first homeowners' suit, the City paid $4.3 million in cash and approximately $5 million for odor control technology to settle the case. M&E Services understands the odor control measures generally have been successful and the odors have been reduced as a result. M&E Services was not a party to the first homeowner's suit, which has been dismissed with prejudice as to all parties. In the settlement of the second homeowners' case, the City of Bremerton paid the homeowners $2.9 million, and M&E Services contributed $.6 million to the settlement without admitting liability. All claims raised by the homeowners in the second suit (except for two recalcitrant homeowners) were resolved. All claims by and between M&E Services and the City in the second homeowner's suit were expressly reserved and will be tried after the City's contribution action, which is currently scheduled for trial in March 1998. The City is seeking to recover the amounts it expended on the two settlements, damages for M&E Services' alleged substandard operation of the plant, and attorneys' fees. M&E Services denies any liability to the City and believes it has meritorious defenses to the claim. However, no assurances can be given that an adverse judgment would not have a material adverse effect on the financial position or results of operations of M&E Services or the Company taken as a whole.

                     AIR & WATER TECHNOLOGIES CORPORATION

  The Company and its subsidiaries are parties to various legal actions arising in the normal course of their businesses, some of which involve claims for substantial sums. The Company believes that the disposition of such actions, individually or in the aggregate, will not have a material adverse effect on the consolidated financial position or results of operations of the Company taken as a whole.

(3) RECLASSIFICATIONS

  Certain reclassifications have been made to conform the 1996 consolidated financial statements to the 1997 presentation.

(4) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  Statement 128: "Earnings Per Share"--This statement requires that the Company begin to report "basic" and "diluted" earnings per share which would replace "primary" and "fully diluted" earnings per share currently reported by the Company. The key difference is that "basic" earnings per share does not adjust for common stock equivalents. Statement 128 is effective for the Company beginning with the first quarter of fiscal 1998 (the three-month period ending January 31, 1998) and requires restatement of all prior-period earnings per share data. Adoption of Statement 128 is not expected to have a material effect.

(5) RECENT DEVELOPMENTS

  In August 1997, United States Fidelity and Guaranty Company and certain of its affiliates ("USF&G") notified the Company that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, due to the Company's current operating performance and resulting financial condition, unless it receives indemnification from CGE or Anjou International Company ("Anjou"), an affiliated company, for at least 20% of all future bond requests including renewals.

  A bid bond guarantees that the Company will enter into the contract under consideration at the price bid and a performance bond guarantees performance of the contract. In order to procure new contracts and maintain its existing contracts, the Company is often required to provide such bonds to its clients. CGE has informed USF&G and the Company that, pending the outcome of its discussions with the Special Committee it is not prepared at this time to provide the requested indemnification support. If new bonds are not issued, it will be difficult for Professional Services Group and the Company's other segments, to a lesser extent, to obtain new contracts, and if existing bonds are not renewed, the Company may lose a material portion of its existing Professional Services Group contracts within the next twelve months. The Company believes that its inability to obtain such bonds is likely to have a material adverse effect on its ability to conduct its businesses and on its financial condition. No assurance can be given that the Company will be able to procure new bonds for new projects or renewal of bonds for existing projects from USF&G or any other surety.

(6) SIGNIFICANT OPERATING CHARGES

  The operating loss sustained by the Professional Services Group during the nine month period ended July 31, 1997 was primarily the result of certain operating charges and asset write-offs which approximated $9.3 million. These charges were primarily related to revised estimates of direct project costs of $2.8 million required under the PRASA contract; professional fees of $5.3 million related to marketing consultants, the DOJ Investigation and certain litigation matters; and provisions of $1.2 million for revised collectibility estimates for certain non-current note receivables.

  The operating loss sustained by Metcalf & Eddy during the nine month period ended July 31, 1997 was primarily the result of $19.4 million of charges, including $5.4 million of provisions required in order to property

                     AIR & WATER TECHNOLOGIES CORPORATION
reflect the Company's revised estimates for the collectibility of certain receivables based on recent adverse developments in contract negotiations and collection efforts; $6.3 million of increases to its reserves for litigation, professional liability and certain project contingencies due to revised estimates of the expected outcome of certain unasserted and asserted claims and litigation incurred in the normal course of business; $3.4 million of equipment write-offs; a $1.7 million charge related to a cancellation penalty for a high cost leased facility; and other direct and indirect costs of $2.6 million.

  The operating loss sustained by Research-Cottrell during the nine month period ended July 31, 1997 was primarily the result of a $25.0 million impairment charge as discussed in Note 7--Revised Business Strategy, and other receivable and warranty provisions of $4.0 million related to its Ecodyne and Custodis operations due to recent adverse developments on two specific projects. In addition, the nine month results were impacted in the third quarter by higher than anticipated costs on a specific APCD project by $1.0 million, receivable and warranty provisions of $2.3 million related to the R-C International operations and partially off-set by revised estimates of $1.0 million of previously accrued discretionary and self insured employee benefits.

(7) REVISED BUSINESS STRATEGY

  During the second quarter the Company completed a review of its operations' three-year business plans. These plans included a detailed analysis of markets, growth opportunities and forecasted three-year operating results, cash flows and return on capital employed for each business segment.

  As a result of this review, management is considering the actions necessary to redeploy its capital to its core water business (PSG and Metcalf & Eddy). This approach reflects management's assessment of the greater market opportunities and growth potential in the water and wastewater treatment markets compared to the air pollution markets. Among other factors contributing to this approach were recent tax law changes which may expand the duration of operations, maintenance and management contracts and create additional opportunities within the water and wastewater treatment markets which are the primary markets for Professional Services Group and Metcalf & Eddy. These enhanced opportunities are in contrast to the air pollution control market where continuing delays in issuing new air quality standards by the EPA and lack of enforcement of existing standards are expected to limit the growth opportunities within the air pollution control markets targeted by Research-Cottrell.

  Furthermore, the returns on capital employed within the Professional Services Group and Metcalf & Eddy segments are forecasted to be greater than the returns for the Research-Cottrell segment. From a competitive standpoint, management also believes that the Company has greater competitive advantages and market penetration through its Professional Services Group and Metcalf & Eddy businesses than what has been achieved by its Research-Cottrell operations.

  As a result of the above, management is assessing the impact of de-emphasizing the Research-Cottrell business segment and redeploying its capital to its Professional Services Group and Metcalf & Eddy segments. A financial advisor has been retained to assist the Company in exploring strategic alternatives related to this redeployment. The successful implementation of a redeployment program could include the divestiture of portions or substantially all of the Research-Cottrell segment, although no such definitive decision to divest has been made by the Company's Board of Directors at this time. The Company is currently in discussions with several parties regarding the potential divestiture of this business.

  Based on the recent downturn in the operating performance of certain of the Research-Cottrell businesses, the Company reviewed the expected future cash flows of these businesses and reassessed their fair value. In connection with this review, the Company reflected a $25.0 million impairment charge including a goodwill writedown of $17.4 million related to the Ecodyne and KVB businesses during the second quarter of fiscal 1997.

                     AIR & WATER TECHNOLOGIES CORPORATION

The Ecodyne operation was sold during July 1997 for approximately $2.0 million. The impairment was determined in accordance with Statement of Financial Accounting Standards No. 121 by taking into consideration the operations' fair values based on expected future cash flows discounted at a rate commensurate with the risks involved.

  The realizability of goodwill and other long lived assets is the result of an estimate based on the underlying assets' remaining estimated useful lives, projected operating cash flows and ultimate disposition assumption (held for use or held for sale). It is reasonably possible that this estimate will changer in the near term as a consequence of further deterioration in market conditions and operating results or the divestiture of all or part of the Research-Cottrell segment. The effect of the change would be material to the financial statements since a significant additional charge may be required. At July 31, 1997, Research-Cottrell's total assets and net carrying value were $136.5 million and $84.4 million, respectively, including unamortized goodwill of $76.6 million.

(8) FINANCIAL CONDITION

  The Company maintains a $60.0 million seven-year unsecured revolving credit facility with Anjou (the "Anjou Note"). The facility matures on August 2, 2001. As of July 31, 1997, the Company's borrowings under the Anjou Note totaled $60.0 million The Anjou Note bears interest at LIBOR plus .6 %. The Company paid $584,246.90 to Anjou as interest on the Anjou Note during fiscal 1996.

  The Company also maintains a three-year senior secured credit facility (the "Bank Credit Facility") which was increased by $20.0 million to $70.0 million as of April 28, 1997. As of July 31, 1997, the Company's borrowings under the Bank Credit Facility totaled $14.0 million (unused capacity of $32.3 million) and outstanding letters of credit under the Bank Credit Facility totaled $23.7 million.

  The Bank Credit Facility is primarily designed to finance working capital requirements and provide for the issuance of letters of credit, both subject to limitations and secured by a first security interest in substantially all of the assets of the Company. Of the total commitment under the Bank Credit Facility, as amended, borrowings are limited to the lesser of $50 million or the sum of a percentage of certain eligible receivables, inventories, net property, plant and equipment and costs and estimated earnings in excess of billings, and bear interest at LIBOR plus 1.0% or at a defined bank rate approximating prime. The Bank Credit Facility also allows for certain additional borrowings, including, among other things, project financing and foreign borrowing facilities, subject to limitations and contains certain financial and other restrictive covenants, including, among other things, the maintenance of certain financial ratios, and restrictions on the incurrence of additional indebtedness, acquisitions, the sale of assets, the payment of dividends and the repurchase of subordinated debt. In addition, the related agreement requires CGE to maintain its support of the Company, including, a minimum 40% ownership interest in the Company and its right to designate at least 40% of the Company's Board of Directors as well as to appoint the Chief Executive Officer and Chief Financial Officer of the Company. The Company compensates CGE For its support in an amount equal to .95% per annum of the outstanding commitment of its credit facilities. The Bank Credit Facility expires March 31, 1998. The Company will need to replace this facility at that time.

  The Company's forecasts indicate that it may be in violation of several covenants at October 31, 1997 and, as a result, will need to obtain a waiver or amendment of the Bank Credit Facility. The Company is currently in discussion with the Lending Banks regarding (i) a waiver of a default under and the amendment of certain covenants contained in the Bank Credit Facility in the event the Company violates certain of the covenants contained therein at October 31, 1997 and (ii) the extension of the Bank Credit Facility beyond its currently scheduled maturity at March 31, 1998 for a period of approximately one year. Following the Recapitalization the Company also intends to enter into discussions regarding the establishment of a new senior secured credit facility following the expiration of the Bank Credit Facility. While there can be no assurance that the Company will have access to a new credit facility following March 31, 1998 even if the Rights Offering is completed,

                     AIR & WATER TECHNOLOGIES CORPORATION
management believes that it could obtain alternative sources of funding for its cash requirements following expiration of the Bank Credit Facility.

  In the absence of a waiver or amendment, the Lending Banks under the Bank Credit Facility would have the right to refuse any further extensions of credit and the right to accelerate payment of all outstanding amounts under the Bank Credit Facility. In addition, substantially all of the Company's long-term debt and certain other financial and non-financial obligations contain cross-default or acceleration provisions. In the event the Company were required to repay accelerated outstanding amounts under the Bank Credit Facility and other obligations, the Company does not believe that it will have financial resources adequate to repay such amounts and to satisfy its ongoing working capital requirements. Therefore, the failure to complete the Rights Offering could have a material adverse effect on the Company's business prospects and on its financial condition and liquidity.

  The businesses of the Company have not historically required significant ongoing capital expenditures. For the nine month period ended July 31, 1997, and the years ended October 31, 1996 and 1995 total capital expenditures were $5.1 million, $7.5 million and $7.9 million, respectively. At July 31, 1997, the Company had no material outstanding purchase commitments for capital expenditures. As of September 12, 1997, the Company reduced its Bank Credit Facility borrowings by $4.0 million. Current cash flow forecasts reflect additional borrowing requirements of approximately $6.0 million and additional letters of credit requirements of $10.0 million during the remainder of fiscal year 1997, which is within the Company's credit capacity. Management is addressing its on-going cash requirements through a series of programs, for which there is no assurance of success, directed at improving working capital management by focusing on, among other things, collection of unreimbursed costs on certain significant contracts, including the PRASA contract ($24.2 million), Metcalf & Eddy past due receivables, increased emphasis on capital redeployment and asset divestitures and the restructuring and strengthening of its current capital structure.

  The Company's future results and financial conditions are dependent on the successful implementation of its new business strategy. The Company's revised business plans include assumptions relating to growth initiatives related to longer term OM&M contracts which may require significant up-front investments including capital improvements, upgrades, concession payments or other investments. In addition, new capital may be required to be invested in the Metcalf & Eddy segment in order to achieve its growth targets through geographical expansion and/or acquisitions. The Company's ability to access capital for these requirements may have a significant impact on the successful implementation of its business plans. While the Company believes that this strategy will enable it to improve its financial results, there can be no assurance that this new strategy will be successful, that the anticipated benefits of this new strategy will be realized, that management will be able to implement such strategy on a timely basis, that the Company will return to profitability or that losses will not continue in the future.

  The Company is often required to procure bid and performance bonds from surety companies, particularly for clients in the public sector. A bid bond guarantees that the Company will enter into the contract under consideration at the price bid and a performance bond guarantees performance of the contract. In August 1997, USF&G notified the Company that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, due to the Company's operating performance and resulting financial condition as reported at the end of the fiscal quarter ended April 30, 1997, unless it received indemnification from CGE or Anjou for at least 20% of all future bond requests including renewals. CGE is currently in discussions with USF&G regarding an arrangement pursuant to which, until the closing of the Recapitalization, CGE (or one of its affiliates) will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement dated as of October 31, 1995 between USF&G and the Company and its subsidiaries of 30% of the bonds issued or renewed up to $45 million. USF&G has issued bonds to the Company based on the ongoing good faith negotiations between the Company and USF&G. There can be no

                     AIR & WATER TECHNOLOGIES CORPORATION
assurances that USF&G will continue to do so without definitive guarantees from CGE or that CGE and USF&G will come to a mutually acceptable agreement with respect to any such guarantees, or that CGE's willingness to provide such guarantees will continue. In addition, there can be no assurance that USF&G will be willing to provide bid bonds to the Company following the Recapitalization without a guarantee from CGE (or one of its affiliates) and there can be no assurance that CGE would be willing to provide such a guarantee following the Recapitalization.

(9) CONVERTIBLE DEBENTURE DELISTING

  On August 13, 1997, the Company's 8% Convertible Debentures were delisted from the Nasdaq SmallCap Market as a consequence of the Company's capital and surplus not meeting the requirements of the Marketplace Rule 4310(c)(03).

(10) BUSINESS SEGMENTS

  PSG provides complete services for the operations, maintenance and management of treatment facilities in the various water and wastewater, and sludge and biosolids waste management markets. Sales are primarily to municipal government agencies.

  Metcalf & Eddy provides a comprehensive range of water related services, including treatment process design and on-site and off-site remediation of environmental contamination. Sales are primarily to federal, state and municipal governmental agencies.

  Research-Cottrell services include the initial analysis of air/thermal pollution problems, consultation, design and installation of the appropriate treatment technologies including electrostatic precipitators, fabric filters, chimneys, dry emission control systems, continuous emission monitors and thermal oxidizers. In addition, this segment provides parts, repairs, service and maintenance for its own base of installed equipment as well as competitor equipment. Sales are primarily to electric utilities and industrial entities within the petrochemical, pharmaceutical, pulp and paper and steel industries.

  Sales between segments are included within the segment recording the sales transaction and eliminated for consolidation purposes. Unallocated corporate expenses includes administrative costs not allocable to a specific segment. Identifiable assets are those assets used by each segment in its operation. Corporate assets primarily include cash, fixed assets, net assets from discontinued operations and deferred debt issuance costs. Sales and identifiable assets of foreign operations as of and for the nine months ended July 31, 1997 and 1996 were less than 10% of the consolidated assets and sales.

                      AIR & WATER TECHNOLOGIES CORPORATION

  Summarized below is certain financial information relating to the core segments of the Company (in thousands):

                                                                NINE MONTHS
                                                              ENDED JULY 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
   Sales:
     Professional Services Group............................ $195,383  $195,474
     Metcalf & Eddy.........................................  132,108   150,663
     Research-Cottrell......................................  128,077   160,615
     Other and eliminations.................................   (1,395)   (2,891)
                                                             --------  --------
                                                             $454,173  $503,861
                                                             ========  ========
   Cost of sales:
     Professional Services Group............................ $177,697  $172,871
     Metcalf & Eddy.........................................  103,731   106,758
     Research-Cottrell......................................  110,383   128,236
     Other and eliminations.................................   (1,395)   (2,891)
                                                             --------  --------
                                                             $390,416  $404,974
                                                             ========  ========
   Selling, general and administrative expense
     Professional Services Group............................ $ 16,601  $ 10,753
     Metcalf & Eddy.........................................   37,437    29,646
     Research-Cottrell......................................   24,315    24,506
     Corporate (unallocated)................................    5,206     5,174
                                                             --------  --------
                                                             $ 83,559  $ 70,079
                                                             ========  ========
   Depreciation and amortization:
     Professional Services Group............................ $  6,028  $  5,710
     Metcalf & Eddy.........................................    6,546     4,489
     Research-Cottrell......................................    3,930     4,283
     Corporate (unallocated)................................      385       324
                                                             --------  --------
                                                             $ 16,889  $ 14,806
                                                             ========  ========
   Impairment charges:
     Research-Cottrell...................................... $ 25,000  $    --
                                                             ========  ========
   Operating income (loss):
     Professional Services Group............................ $ (4,943) $  6,140
     Metcalf & Eddy.........................................  (15,606)    9,770
     Research-Cottrell......................................  (35,551)    3,590
     Corporate (unallocated)................................   (5,591)   (5,498)
                                                             --------  --------
                                                             $(61,691) $ 14,002
                                                             ========  ========

                      AIR & WATER TECHNOLOGIES CORPORATION

(11) QUARTERLY FINANCIAL DATA (UNAUDITED)

  Summarized quarterly financial data for the nine months ended July 31, 1997 is as follows (in thousands, except per share data):

                                          1997 BY QUARTER
                                     ----------------------------
                                      FIRST     SECOND    THIRD    NINE MONTHS*
                                     --------  --------  --------  -----------
   Sales...........................  $146,959  $148,275  $158,939   $454,173
   Gross margin....................    24,204    11,679    27,874     63,757
   Net loss........................   (12,530)  (63,986)   (4,790)   (81,306)
   Loss per common share (after
    preferred stock dividends).....
   Net loss per common share.......      (.42)    (2.02)     (.18)     (2.62)

--------
* Loss per share for the nine month period is not necessarily the sum of the three quarters due to different average shares outstanding for each discrete period.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors ofAir & Water Technologies
 Corporation:

  We have audited the accompanying consolidated balance sheet of Air & Water Technologies Corporation and its subsidiaries as of October 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air & Water Technologies Corporation and its subsidiaries as of October 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          McGladrey & Pullen, LLP

New York, New York
January 8, 1997,except
 for the first paragraph
 of Note 8 as to which
 the date is January 24,
 1997

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Air & Water Technologies Corporation:

  We have audited the accompanying consolidated balance sheet of Air & Water Technologies Corporation (a Delaware corporation) and subsidiaries as of October 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended October 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air & Water Technologies Corporation and subsidiaries as of October 31, 1995 and the results of their operations and their cash flows for the years ended October 31, 1995 and 1994, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Roseland, New Jersey
December 8, 1995

                      AIR & WATER TECHNOLOGIES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                        AS OF OCTOBER 31, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              OCTOBER 31
                                                          --------------------
                                                            1996       1995
                                                          ---------  ---------
                         ASSETS
Current assets:
  Cash and cash equivalents, including restricted cash of
   $849 and $1,664 in 1996 and 1995, respectively........ $  12,667  $  11,168
  Accounts receivable, less allowance for doubtful
   accounts of $5,000 and $8,300 in 1996 and 1995,
   respectively..........................................   100,933    102,360
  Costs and estimated earnings in excess of billings on
   uncompleted contracts.................................    48,097     44,730
  Inventories............................................    11,319     13,047
  Prepaid expenses and other current assets..............    12,027     11,835
                                                          ---------  ---------
    Total current assets.................................   185,043    183,140
  Property, plant and equipment, net.....................    35,432     37,498
  Investments in environmental treatment facilities......    22,062     22,545
  Goodwill, net..........................................   265,860    276,549
  Other assets...........................................    29,873     28,185
                                                          ---------  ---------
  Total assets........................................... $ 538,270  $ 547,917
                                                          =========  =========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt................. $     378  $     366
  Accounts payable.......................................    73,951     65,425
  Accrued expenses.......................................    76,656    101,278
  Billings in excess of costs and estimated earnings on
   uncompleted contracts.................................    23,995     25,862
  Income taxes payable...................................     2,507      2,777
                                                          ---------  ---------
    Total current liabilities............................   177,487    195,708
                                                          ---------  ---------
Long-term debt...........................................   306,542    289,120
                                                          ---------  ---------
Commitments and contingencies (Note 15)
Stockholders' equity:
  Preferred stock, par value $.01, authorized 2,500,000
   shares; issued 1,200,000 shares; liquidation value
   $60,000...............................................        12         12
  Common stock, par value $.001, authorized 100,000,000
   shares; issued 32,109,156 and 32,107,906 shares in
   1996 and 1995, respectively...........................        32         32
  Additional paid-in capital.............................   427,036    427,028
  Accumulated deficit....................................  (372,433)  (363,865)
  Common stock in treasury, at cost......................      (108)      (108)
  Cumulative currency translation adjustment.............      (298)       (10)
                                                          ---------  ---------
    Total stockholders' equity...........................    54,241     63,089
                                                          ---------  ---------
Total liabilities and stockholders' equity............... $ 538,270  $ 547,917
                                                          =========  =========

  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      AIR & WATER TECHNOLOGIES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       YEARS ENDED OCTOBER 31,
                                     -----------------------------  -----------
                                       1996      1995      1994
                                     --------  --------  ---------
Sales............................... $701,099  $618,868  $ 522,573
Cost of sales.......................  567,758   480,555    437,997
                                     --------  --------  ---------
  Gross margin......................  133,341   138,313     84,576
Selling, general and administrative
 expenses...........................   95,592   103,125    104,178
Depreciation and amortization.......   20,015    18,348     17,702
Unusual charges.....................      --        --     145,200
                                     --------  --------  ---------
  Operating income (loss) from
   continuing operations............   17,734    16,840   (182,504)
Interest income.....................    1,049     1,201      1,283
Interest expense....................  (22,808)  (24,379)   (24,386)
Other expense, net..................   (1,661)     (434)    (4,580)
                                     --------  --------  ---------
  Loss from continuing operations
   before income taxes, minority
   interest and extraordinary item..   (5,686)   (6,772)  (210,187)
Income taxes........................     (418)    1,115        998
Minority interest...................      --         98       (194)
                                     --------  --------  ---------
  Loss from continuing operations
   before extraordinary item........   (5,268)   (7,985)  (210,991)
Loss from discontinued operations...      --        --     (42,787)
Extraordinary item..................      --        --      (8,000)
                                     --------  --------  ---------
  Net loss.......................... $ (5,268) $ (7,985) $(261,778)
                                     ========  ========  =========
Loss per common share (after
 preferred stock dividends)
  Continuing operations before
   extraordinary item............... $  (0.27) $  (0.35) $   (7.68)
  Discontinued operations...........      --        --       (1.55)
  Extraordinary item................      --        --       (0.29)
                                     --------  --------  ---------
  Net loss per common share......... $  (0.27) $  (0.35) $   (9.52)
                                     ========  ========  =========

  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      AIR & WATER TECHNOLOGIES CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           SERIES A          CLASS A
                       PREFERRED STOCK    COMMON STOCK                            CLASS A COMMON   CUMULATIVE
                        $.01 PAR VALUE   $.001 PAR VALUE   ADDITIONAL             TREASURY STOCK    CURRENCY
                       ---------------- ------------------  PAID-IN   ACCUMULATED ---------------  TRANSLATION
                        SHARES   AMOUNT   SHARES    AMOUNT  CAPITAL     DEFICIT   SHARES   AMOUNT  ADJUSTMENT    TOTAL
                       --------- ------ ----------  ------ ---------- ----------- -------  ------  ----------- ---------
Balance, October 31,
 1993................        --   $--   24,908,183   $ 25   $301,048   $ (89,557) (89,902) $(108)    $(1,094)  $ 210,314
Net loss.............        --    --          --     --         --     (261,778)     --     --          --     (261,778)
Issuance of Common
 Stock...............        --    --    7,201,500      7     69,933         --       --     --          --       69,940
Issuance of Series A
 Preferred Stock.....  1,200,000    12         --     --      55,513         --       --     --          --       55,525
Cash dividends,
 Series A Preferred
 Stock...............        --    --          --     --         --       (1,245)     --     --          --       (1,245)
Grant, forfeiture and
 amortization of
 restricted stock....        --    --       (1,777)   --         534         --       --     --          --          534
Currency translation
 adjustment..........        --    --          --     --         --          --       --     --        1,091       1,091
                       ---------  ----  ----------   ----   --------   ---------  -------  -----     -------   ---------
Balance, October 31,
 1994................  1,200,000    12  32,107,906     32    427,028    (352,580) (89,902)  (108)         (3)     74,381
Net loss.............        --    --          --     --         --       (7,985)     --     --          --       (7,985)
Cash dividends,
 Series A Preferred
 Stock...............        --    --          --     --         --       (3,300)     --     --          --       (3,300)
Currency translation
 adjustment..........        --    --          --     --         --          --       --     --           (7)         (7)
                       ---------  ----  ----------   ----   --------   ---------  -------  -----     -------   ---------
Balance October 31,
 1995................  1,200,000    12  32,107,906     32    427,028    (363,865) (89,902)  (108)        (10)     63,089
Net loss.............        --    --          --     --         --       (5,268)     --     --          --       (5,268)
Cash dividends,
 Series A Preferred
 Stock...............        --    --          --     --         --       (3,300)     --     --          --       (3,300)
Exercise of stock
 options.............        --    --        1,250    --           8         --       --     --          --            8
Currency translation
 adjustment..........        --    --          --     --         --          --       --     --         (288)       (288)
                       ---------  ----  ----------   ----   --------   ---------  -------  -----     -------   ---------
Balance, October 31,
 1996................  1,200,000  $ 12  32,109,156   $ 32   $427,036   $(372,433) (89,902) $(108)    $  (298)  $  54,241
                       =========  ====  ==========   ====   ========   =========  =======  =====     =======   =========

  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      AIR & WATER TECHNOLOGIES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                    YEARS ENDED OCTOBER 31,
                                                  -----------------------------
                                                    1996      1995      1994
                                                  --------  --------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.......................................  $ (5,268) $ (7,985) $(261,778)
 Adjustments to reconcile net loss to net cash
  provided by (used for) continuing operations
 Discontinued operations........................       --        --      42,787
 Depreciation and amortization..................    20,015    18,348     17,702
 Other..........................................      (185)     (717)       849
 Extraordinary item.............................       --        --       8,000
 Changes in assets and liabilities, net of
  effects from acquisitions and divestitures
 (Increase) decrease in assets
   Accounts receivable..........................    (2,491)   (7,361)    (1,307)
   Costs and estimated earnings in excess of
    billings on uncompleted contracts...........    (2,101)   10,356     22,230
   Inventories..................................       193       780      2,271
   Prepaid expenses and other current assets....      (667)   (1,381)    10,934
   Other assets.................................    (1,077)   14,594      6,196
   Increase (decrease) in liabilities
   Accounts payable.............................     9,013    17,411     (5,712)
   Accrued expenses.............................   (15,553)  (27,408)    64,716
   Billings in excess of costs and estimated
    earnings on uncompleted contracts...........      (650)   (6,295)     5,152
   Income taxes.................................      (281)    1,062     (2,962)
   Other liabilities............................       --        --      42,700
                                                  --------  --------  ---------
 Net cash provided by (used for) continuing
  operations....................................       948    11,404    (48,222)
 Net cash provided by (used for) discontinued
  operations....................................       (60)    1,579    (17,294)
                                                  --------  --------  ---------
 Net cash provided by (used for) operating
  activities....................................       888    12,983    (65,516)
                                                  --------  --------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of businesses...............     6,186    12,962        --
 Capital expenditures...........................    (7,458)   (7,895)    (5,523)
 Investment in environmental treatment
  facilities....................................       530       798     (1,020)
 Software development...........................       --        --      (2,659)
 Start up costs and other, net..................   (11,146)   (6,577)      (243)
                                                  --------  --------  ---------
 Net cash used for investing activities.........   (11,888)     (712)    (9,445)
                                                  --------  --------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Proceeds from issuances of common and preferred
  stock.........................................         8       --      63,194
 Proceeds from issuance of notes payable and
  long-term debt................................       --        --     125,000
 Payments of notes payable and long-term debt...      (366)     (654)  (110,605)
 Net borrowings under credit facilities.........    17,800    14,500        970
 Accounts receivable repurchased................       --    (20,000)       --
 Cash dividends paid on preferred stock.........    (3,300)   (3,300)      (970)
 Other, net.....................................    (1,643)   (2,670)       769
                                                  --------  --------  ---------
 Net cash provided by (used for) financing
  activities....................................    12,499   (12,124)    78,358
                                                  --------  --------  ---------
Net increase in cash and cash equivalents.......     1,499       147      3,397
Cash and cash equivalents at beginning of year..    11,168    11,021      7,624
                                                  --------  --------  ---------
Cash and cash equivalents at end of year........  $ 12,667  $ 11,168  $  11,021
                                                  ========  ========  =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid for interest.........................  $ 22,417  $ 24,879  $  23,853
 Cash paid for income taxes.....................     1,292       604        976

  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                     AIR & WATER TECHNOLOGIES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

  The consolidated financial statements include the accounts of Air & Water Technologies Corporation ("AWT" or the "Company") and all majority-owned subsidiaries. All significant intercompany transactions have been eliminated. Investments in joint ventures, which are 50% or less owned, are accounted for using the equity method, while the Company's share of joint venture results of operations are included pro rata in "sales", "cost of sales" and "selling, general and administrative expenses" in the accompanying consolidated statements of operations.

 Use of accounting estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash equivalents

  Cash equivalents consist of investments in short-term highly liquid securities having an original maturity of three months or less and primarily include investments in bank time deposits.

 Revenue recognition

  The Company follows the practice of accruing income from long-term contracts using the percentage-of-completion method. Under this method, the Company primarily recognizes as profit that proportion of the total anticipated profit which the cost of work completed bears to the estimated total cost of the work covered by the contract, including estimated warranty and performance guarantee costs. As contracts extend over one or more years, revisions of cost and profit estimates are made periodically and are reflected in the accounting period in which they are determined. If the estimate of total costs on a contract indicates a loss, the total anticipated loss is recognized immediately. Estimated warranty and performance guarantee costs on completed contracts are included in accrued expenses and amounted to $4,300,000 and $11,400,000 at October 31, 1996 and 1995.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents contract costs incurred plus earned margin in excess of amounts billed and includes unbilled retentions which result from performance of work on contracts in progress in advance of billings pursuant to certain contract terms. Approximately $45,100,000 of costs and estimated earnings in excess of billings on uncompleted contracts is expected to be collected in fiscal year 1997. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of contract costs incurred plus earned margin.

 Inventories

  Inventories are stated principally at the lower of weighted average cost or market. Inventories at October 31 consist of the following (in thousands):

                                                                  1996    1995
                                                                 ------- -------
   Raw materials................................................ $ 5,207 $ 4,270
   Work in process..............................................     869     449
   Components and parts.........................................   5,243   8,328
                                                                 ------- -------
                                                                 $11,319 $13,047
                                                                 ======= =======

                     AIR & WATER TECHNOLOGIES CORPORATION

 Property, plant and equipment

  Property, plant and equipment is stated at cost. Depreciation and amortization of property, plant and equipment is primarily computed on the straight-line method over the estimated useful lives of the assets. The estimated useful lives are generally 20 to 30 years for buildings and improvements and 3 to 12 years for machinery, equipment and fixtures. Repair and maintenance costs are expensed as incurred; major renewals and betterments are capitalized. Property, plant and equipment at October 31 consists of the following (in thousands):

                                                               1996      1995
                                                             --------  --------
   Land and land improvements............................... $  4,836  $  5,080
   Buildings and improvements...............................   15,423    17,099
   Machinery, equipment and fixtures........................   45,098    49,789
                                                             --------  --------
                                                               65,357    71,968
   Less accumulated depreciation and amortization...........  (29,925)  (34,470)
                                                             --------  --------
                                                             $ 35,432  $ 37,498
                                                             ========  ========

 Goodwill and long-lived assets

  Goodwill is being amortized over 40 years under the straight-line method. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill and other long-lived assets may warrant revision or the remaining balance of goodwill and other long-lived assets may not be recoverable. When factors indicate that goodwill and other long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related business segment's undiscounted operating income over the remaining life of the assets in determining whether the assets are impaired. The realizability of goodwill and other long-lived assets associated with a business segment might be significantly impacted if that business were to be divested. Goodwill amortization was $8,266,000, $8,233,000 and $7,738,000 for the years ended October 31, 1996, 1995 and 1994. Accumulated amortization of goodwill was $60,578,000 and $52,881,000 at October 31, 1996 and 1995.

 Deferred costs

  Certain direct costs which are incurred for new projects primarily related to the start up of the operations, maintenance and management of treatment facilities within the PSG operating segment are deferred and amortized over the terms of the specific new contract using the straight-line method. These unamortized deferred charges are included in other assets and amounted to $13,767,000 and $7,494,000 at October 31, 1996 and 1995. Deferred debt issuance costs are amortized over the life of the related debt utilizing the effective interest method. The unamortized costs were included in other assets and amounted to $3,147,000 and $3,334,000 at October 31, 1996 and 1995.

 Loss per common share

  The loss per common share was computed by dividing the net loss after preferred stock dividends by the weighted average number of common shares outstanding each period. The weighted average number of shares outstanding was 32,018,000 in 1996 and 1995 and 27,632,000 in 1994. Common stock equivalents
(stock options) and the Company's 8% Convertible Debentures have not been included in the income (loss) per share calculation since the effect is antidilutive.

                     AIR & WATER TECHNOLOGIES CORPORATION

 Income taxes

  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

 Reclassifications

  Certain reclassifications have been made to the 1995 and 1994 consolidated financial statements to conform to the 1996 presentation.

(2) CGE TRANSACTION

  On June 14, 1994, the stockholders of the Company approved the issuance of Company securities pursuant to an investment agreement dated as of March 30, 1994 (the "Investment Agreement"), among the Company, CGE, and Anjou, pursuant to which, among other things, the Company (i) issued to CGE 1,200,000 shares of a newly designated series of preferred stock, designated as 5 1/2% Series A Convertible Exchangeable Preferred Stock, convertible into 4,800,000 shares of Class A Common Stock, for cash consideration of $60,000,000, and (ii) issued to Anjou an aggregate of 6,701,500 shares of Class A Common Stock in connection with the acquisition from Anjou of Professional Services Group, Inc., a Minnesota corporation, and PSG Canada, Inc., a Canadian corporation (hereinafter collectively "Professional Services Group" or "PSG"). As a result, CGE increased its ownership interest in the Company to approximately 48% of the total voting power of the Company's voting securities. In addition, the Company benefitted from certain financial undertakings from CGE, including a $125 million unsecured term loan from CGE (the "CGE Note") and became CGE's exclusive vehicle in the United States, its possessions and its territories for CGE's water and wastewater management and air pollution activities subject to certain exceptions. CGE also has representation on the Company's Board of Directors and has designated the Company's Chief Executive Officer and Chief Financial Officer.

  In connection with the Investment Agreement, the Company incurred fees and expenses of approximately $9,800,000, including $7,750,000 payable to Allen & Company (a related party) for financial advisory services. The estimated fees and expenses have been allocated to the PSG acquisition ($4,875,000), preferred stock issuance ($4,475,000), common stock issuance ($400,000) and the CGE Note ($50,000).

(3) UNUSUAL CHARGES

  During 1994, the Company recorded unusual charges of approximately $145,200,000. These charges related to various cost reduction programs, new management's de-emphasis of certain product lines which provided the opportunity for a sharper focus on the Company's three core competency areas (engineering consulting, contract operations and air pollution control) and to costs directly attributable to the transactions contemplated by the Investment Agreement (as discussed more fully in Note 2).

  Included in the unusual charges are (a) a $42,500,000 valuation charge which primarily relates to certain businesses that were initially believed to no longer meet strategic objectives and were anticipated to be divested, and which primarily consisted of the Company's cooling tower product line, and certain manufacturing and service operations and properties which diverted management attention from the Company's core products and services provided by PSG, Metcalf & Eddy and Research-Cottrell; (b) various termination benefits of $10,200,000, of which $4,600,000 relates to the Company's former Chairman under the terms of an employment

                     AIR & WATER TECHNOLOGIES CORPORATION
contract, which were triggered by the CGE Transaction and include a $2,300,000 loan forgiveness, certain tax payments and other payments; (c) approximately $8,000,000 of costs associated with the termination of certain leases and the closing of certain facilities; (d) approximately $11,200,000 related to litigation involving the Puerto Rico Aqueduct and Sewer Authority ("PRASA") which reflects revised estimates of the expenses required to pursue, through trial, the Company's belief that substantially all of the billings questioned by PRASA represent appropriate charges and revised estimates of collectibility given the complexity of the litigation and the continuing deferral of a trial date (see Note 15); (e) approximately $18,500,000 of estimated costs to settle pending litigation primarily within the Metcalf & Eddy segment; (f) approximately $9,700,000 primarily to write-off substantially all of the Company's capitalized software costs reflecting a shift in focus to a standard industrial continuous emission monitor; (g) approximately $37,400,000 of costs and asset write-downs associated primarily with warranty and other claims in the Company's electrostatic precipitator and continuous emission monitor ("CEM") product lines; and (h) approximately $7,700,000 for other items primarily representing revised estimates for potential insurance claims.

  During 1995, in light of improvements in its current market climate and anticipated financial performance, management decided to retain the Company's cooling tower, heat transfer and certain service operations. The Company had previously contemplated selling these businesses and had recorded a charge for the difference between their net carrying value and management's estimate of the anticipated net sales proceeds during fiscal 1994. The Company also had significant software issues related to its emissions monitoring systems previously shipped to certain utilities which had created problems in collecting receivables due to claims and back-charges and resulted in the incurrence of additional software, warranty and project close-out costs in resolving this situation. The previously provided reserves for the Company's contemplated divestitures and emissions monitoring operations were adequate in the aggregate, therefore these issues have not had a significant effect on the Company's consolidated financial position or results of its operations, taken as a whole as of October 31, 1996 and 1995 and for the years then ended.

  During 1996, the reserves to be utilized in future periods decreased to $18,100,000 as a result of asset write-offs of $13,100,000 and cash outlays of $13,100,000 and are included in the allowance for doubtful accounts ($2,700,000), inventory ($200,000) and accrued expenses ($15,200,000) at
October 31, 1996. These related reserves are included in the allowance for doubtful accounts ($5,900,000), costs and estimated earnings in excess of billings on uncompleted contracts ($3,400,000), inventory ($600,000) and accrued expenses ($34,400,000) at October 31, 1995.

(4) ACQUISITIONS

  In connection with the transactions contemplated by the Investment Agreement, the Company on June 14, 1994 acquired CGE's PSG water/wastewater management subsidiary. The acquisition was accounted for under the purchase method and, accordingly, the operating results of PSG have been included in the consolidated operating results since the date of acquisition. The purchase price of $70,215,000 is based upon 6,701,500 shares of common stock issued in exchange for PSG valued at the quoted market price at the date of issuance ($65,340,000) plus $4,875,000 of direct acquisition costs. The purchase price was assigned to tangible assets of $26,072,000 and liabilities of $13,607,000 acquired at an estimate of their fair value. The excess of the purchase price over PSG's tangible net assets acquired of $57,750,000 has been recorded as goodwill and is being amortized over 40 years.

                     AIR & WATER TECHNOLOGIES CORPORATION

  The following summary, prepared on a pro forma basis, combines the consolidated results of operations as if PSG had been acquired as of the beginning of the period presented, after including the impact of certain adjustments such as amortization of goodwill and the related income tax effects (in thousands, except per share data):

                                                                   YEAR ENDED
                                                                OCTOBER 31, 1994
                                                                ----------------
                                                                  (UNAUDITED)
   Sales.......................................................    $ 578,178
   Loss from continuing operations.............................     (209,146)
   Net loss....................................................     (260,737)
   Loss per share:
     Continuing operations.....................................    $   (6.53)
     Net loss..................................................        (8.14)

  The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the period presented. In addition, they are not intended to be a projection of future results and do not reflect any synergy that might be achieved from combined operations.

(5) DISCONTINUED OPERATIONS

 Asbestos Abatement

  The Company on May 13, 1994 announced that it had decided to liquidate its asbestos abatement business. The remaining net assets from this business were $1,669,000 and $1,609,000 as of October 31, 1996 and 1995. Sales applicable to this business were $1,658,000 and $48,696,000 for the periods ended October 31, 1995 and 1994. Other selected financial data from this business is as follows (in thousands):

                                                               1995     1994
                                                              ------  --------
   Operating loss............................................ $  --   $(15,988)
   Loss on disposition.......................................    --    (22,241)
                                                              ------  --------
     Total loss..............................................    --    (38,229)
   Depreciation and amortization.............................    --        716
   Changes in working capital................................  2,416    15,627
   Goodwill write-off........................................    --      4,425
   Capital expenditures......................................    --        --
   Payment of long-term debt.................................    (38)     (367)
   Other, net................................................    --        368
                                                              ------  --------
     Net cash flow........................................... $2,378  $(17,460)
                                                              ======  ========

                     AIR & WATER TECHNOLOGIES CORPORATION

 Pamco

  On November 18, 1994, the Company sold substantially all of the net assets of its natural gas compressor and power generation systems operations ("Pamco") for cash of $12,962,000. Sales applicable to this business were $1,364,000 and $40,025,000 for the periods ended October 31, 1995 and 1994.
Other selected financial data from this business are as follows (in thousands):

                                                                1995    1994
                                                                -----  -------
   Operating loss.............................................. $ --   $(1,758)
   Loss on disposition.........................................   --    (2,800)
                                                                -----  -------
     Total loss................................................   --    (4,558)
   Depreciation and amortization...............................   --       430
   Changes in working capital..................................  (799)   4,881
   Capital expenditures........................................   --      (209)
   Payment of long-term debt...................................   --      (369)
   Other, net..................................................   --        (9)
                                                                -----  -------
     Net cash flow............................................. $(799) $   166
                                                                =====  =======

(6) INVESTMENTS IN ENVIRONMENTAL TREATMENT FACILITIES

  The Company designs and constructs environmental treatment facilities for certain governmental entities (the "entities"). The cost of these facilities was primarily funded through the issuance of tax-exempt Industrial Revenue Bonds by the entities, the proceeds of which were loaned to the Company. The entities have entered into long-term service agreements with the Company which transfers to them substantially all risks of ownership and which will generate sufficient revenues to service the debt and return the Company's investment. Accordingly, these transactions have been accounted for as sales-type leases. Consistent with the definition of a legal right of offset (the related agreements provide for a net settlement of the obligations between the parties, and the revenues referred to above are legally assigned to payment of debt service), neither the facilities nor the associated debt (approximately $29,925,000 and $31,185,000 at October 31, 1996 and 1995) is reflected in the accompanying consolidated balance sheets. These agreements provide for various performance guarantees by the Company. Management believes that the Company will continue to maintain the stipulated performance guarantees.

  The net investment in these sales-type leases consists of the following at October 31 (in millions):

                                                                 1996    1995
                                                                ------  ------
   Future minimum lease payments............................... $ 38.1  $ 39.5
   Expected residual value (unguaranteed)......................    9.3     9.3
   Unearned income.............................................   (5.5)   (5.6)
                                                                ------  ------
   Net investment in leases....................................   41.9    43.2
   Offset-nonrecourse debt of $29.9 million and $31.2 million, respectively, in 1996 and 1995, net of available funds in
    hands of trustee...........................................  (25.6)  (26.8)
                                                                ------  ------
   Net investment in leases....................................   16.3    16.4
   Facility enhancements, net of depreciation..................    5.7     6.1
                                                                ------  ------
   Investments in environmental treatment facilities........... $ 22.0  $ 22.5
                                                                ======  ======

  At October 31, 1996, minimum lease payments to be received, net of executory costs for each of the five succeeding fiscal years, are $1,941,000, $1,961,000, $2,069,000, $2,216,000 and $2,306,000.

                     AIR & WATER TECHNOLOGIES CORPORATION

(7) FINANCIAL ARRANGEMENTS

  During August 1996, the Company entered into a seven-year $60 million unsecured revolving credit facility with Anjou (the "Anjou Note"). The borrowings under the facility bear interest at LIBOR plus .6%. In conjunction with this new financing the Company reduced its more expensive $130 million senior secured Bank Credit Facility to $50 million. As of October 31, 1996, the Company's outstanding borrowings under the Anjou Note totaled $60 million.

  On March 10, 1995, the Company entered into the three-year Bank Credit Facility with First Chicago and Societe Generale acting as co-agents for a syndicate which includes seven additional banks (the "Lending Banks"). The Bank Credit Facility replaced at a reduced cost the previous $70 million credit agreement and the $20 million Accounts Receivable Purchase Agreement (which was fully utilized at October 31, 1994). It is primarily designed to finance working capital requirements and allow for the issuance of letters of credit, both subject to limitations and secured by a first security interest in substantially all of the assets of the Company. Of the total commitment under the terms of the Bank Credit Facility as of October 31, 1996, borrowings are limited to the sum of a percentage of certain eligible receivables, inventories, net property, plant and equipment and costs and estimated earnings in excess of billings, and bear interest at LIBOR plus .725% or at a defined bank rate approximating prime. The Bank Credit Facility also allows for certain additional borrowings, including, among other things, project financing and foreign borrowing facilities, subject to limitations. The Bank Credit Facility contains certain financial and other restrictive covenants, including, among other things, the maintenance of certain financial ratios, and restrictions on the incurrence of additional indebtedness, acquisitions, the sale of assets, the payment of dividends and the repurchase of subordinated debt. In addition, the agreement requires CGE to maintain its support of the Company, including a minimum 40% ownership interest in the Company and its right to designate at least 40% of the Company's Board of Directors as well as the Executive Officer and Chief Financial Officer. The Company compensates CGE for its support in an amount equal to .95% per annum of the outstanding commitment of its credit facilities ($1.2 million and $.8 million for the years ended October 31, 1996 and 1995). Under the Bank Credit Facility at October 31, 1996, the Company had no outstanding borrowings (capacity of $22.2 million) and outstanding letters of credit of $27.8 million. The gross amount of proceeds from and repayments of working capital borrowings under these credit facilities consists of the following (in thousands):

                                                  1996       1995       1994
                                                ---------  ---------  ---------
   Borrowings.................................. $ 728,900  $ 509,000  $ 213,535
   Repayments..................................  (711,100)  (494,500)  (212,565)
                                                ---------  ---------  ---------
   Net......................................... $  17,800  $  14,500  $     970
                                                =========  =========  =========

                     AIR & WATER TECHNOLOGIES CORPORATION

(8) LONG-TERM DEBT

  The Company's long-term debt consists of the following at October 31 (in thousands):

                                                             1996      1995
                                                           --------  --------
   CGE Note............................................... $125,000  $125,000
   8% Convertible Subordinated Debentures due May 15,
    2015..................................................  115,000   115,000
   Anjou Note.............................................   60,000       --
   Bank Credit Facility...................................      --     43,500
   Note due July 1, 2007 at 8.5%..........................    3,200     3,300
   Real estate mortgage loans at 8.75%....................    2,420     2,670
   Other..................................................    1,300        16
                                                           --------  --------
                                                            306,920   289,486
   Less current installments of long-term debt............     (378)     (366)
                                                           --------  --------
   Long-term debt......................................... $306,542  $289,120
                                                           ========  ========

  The $125 million CGE Note is an unsecured facility bearing interest at a rate based upon one, two, three or six-month LIBOR, as selected by the Company, plus 1.25% (6.88% at October 31, 1996), as defined, and has a final maturity of June 15, 2001. The CGE Note contains certain financial and other restrictive covenants with respect to the Company relating to, among other things, the maintenance of certain financial ratios, and restrictions on the sale of assets and the payment of dividends on or the redemption, repurchase, acquisition or retirement of securities of the Company or its subsidiaries. Interest expense related to the CGE Note was $8,884,000, $9,142,000 and $2,887,000 during the years ended October 31, 1996, 1995 and 1994. The Company has obtained waivers relating to violations of certain financial covenants under the CGE Note, Bank Credit Facility and the bonding agreement with Reliance Insurance Company (see Note 15) through November 1, 1997.

  On June 14, 1994, the Company utilized a portion of the proceeds from the $125 million CGE Note to retire its 11.18% Senior Notes with The Prudential Insurance Company of America. The difference between the redemption price of $107,500,000 in cash plus unamortized debt issuance costs of $500,000 and the $100,000,000 carrying value of the debt has been recorded as an extraordinary loss.

  During 1990, the Company completed the public offering of $115 million of 8% Convertible Subordinated Debentures (the "Convertible Debentures"). Interest on the Convertible Debentures is payable semiannually. The Convertible Debentures are redeemable in whole or in part at the option of the Company at any time on or after May 15, 1993, at a redemption price of 104.8% of the principal amount in 1994 reducing to 100% of the principal amount in 2000, together with accrued interest to the redemption date. The Convertible Debentures require equal annual sinking fund payments beginning May 15, 2000, which are calculated to retire 75% of the Convertible Debentures prior to maturity. The Convertible Debentures are convertible into shares of Class A Common Stock at a conversion price of $30.00 per share subject to adjustments as defined. In addition, each holder of Debentures has the right to require the Company to repurchase outstanding Convertible Debentures at a repurchase price of 100% of the principal amount of the Convertible Debentures, together with accrued interest to the repurchase date, if any person becomes the beneficial owner of 75% or more of the total voting power of all shares of capital stock of the Company entitled to vote in the election of directors.

  At October 31, 1996, the aggregate maturities of long-term debt for each of the five succeeding fiscal years and thereafter are approximately $.4 million, $1.7 million, $.4 million, $6.2 million, $131.3 million and $166.9 million.

                     AIR & WATER TECHNOLOGIES CORPORATION

(9) COMMON AND PREFERRED STOCK

  The Company has authorized 2,500,000 shares of Preferred Stock which the Board of Directors may allocate to any class or series of preferred stock and determine the relative rights and preferences for each class or series designated.

  As discussed in Note 2, the Company issued 1,200,000 shares of its 5 1/2% Series A Convertible Exchangeable Preferred Stock (the "Series A Preferred Stock") for $60,000,000. At the option of the Company, the Series A Preferred Stock is exchangeable for the Company's 5.5% Convertible Subordinated Notes (the "Convertible Notes") with a maturity of 10 years from the date of issuance of the Convertible Notes at $50.00 per share. The Convertible Notes and Series A Preferred Stock are convertible at $12.50 per share into shares of Class A Common Stock, subject to adjustments as defined.

  Each holder of outstanding shares of Class A Common Stock at the date of the Company's initial public stock offering in August 1989 is subject to an Amended and Restated Stockholder Agreement dated June 13, 1989 (the "Stockholder Agreement"), by and among the Company and such stockholders. This agreement grants certain demand registration rights to Institutional Investors (as defined therein) and certain piggy-back registration rights to all stockholders with respect to Class A Common Stock. The Stockholder Agreement expired on July 13, 1997.

(10) STOCK OPTION AND PURCHASE PLANS

  Under the Company's employee stock purchase plan (the "Stock Purchase Plan"), officers and other key employees may be granted the right to purchase up to 1,000,000 shares of the Company's Class A Common Stock. The Compensation and Stock Option Committee of the Board of Directors determines the purchase price of shares issuable under the Stock Purchase Plan. At October 31, 1996 and 1995, approximately 232,000 shares of Class A Common Stock were available for grant under the Stock Purchase Plan.

  The Company established a stock incentive plan (the "Plan") in 1996 under which stock options and awards may be granted to purchase shares of Common Stock of the Company. The Plan authorizes the granting of stock options and restricted stock awards for up to an aggregate of 1,000,000 shares of Class A Common Stock of the Company plus shares remaining available for award under the prior plan established in 1989. In addition, the Company instituted a fresh start option program, under which employees could relinquish their rights under outstanding options (at exercise prices ranging from $11.75 to $29.43) and receive a new option at $8.00 per share as adjusted using a Black-Scholes pricing model. Under this program, option to purchase 996,737 shares were forfeited and options to purchase 447,291 shares were granted. The following is a summary of certain information pertaining to options under the Plan, all of which were granted at the fair market value.

                     AIR & WATER TECHNOLOGIES CORPORATION

                                                1996       1995       1994
                                             ----------  ---------  ---------
   Outstanding
     Beginning of year......................  1,985,120  2,291,347  2,350,152
     Granted................................    999,177    129,200    560,200
     Exercised..............................     (1,250)       --         --
     Forfeited.............................. (1,271,716)  (435,427)  (619,005)
                                             ----------  ---------  ---------
     End of year............................  1,711,331  1,985,120  2,291,347
                                             ==========  =========  =========
   At October 31
     Exercisable............................    887,952  1,375,493  1,816,847
     Options and restricted stock available
      for grant.............................  2,039,164    766,625    470,034
   Option price range per share
     Outstanding............................   $4.25 to   $4.31 to   $7.38 to
                                                 $28.57     $31.43     $31.43
     Exercised..............................      $6.00       $--        $--

  In December 1991, the Company granted 78,070 restricted shares to its employees in accordance with the terms of the Plan described above at the then prevailing market price of the Company's Class A Common Stock of $18.50. The aggregate fair market value of the shares granted was recorded as unearned compensation expense and amortized over the restricted period. The unamortized unearned compensation value is shown as a reduction of shareholders' equity and $534,000 was amortized to expense during the year ended October 31, 1994.

(11) BENEFIT PLANS

  The Company has various retiree benefit plans, the most significant of which are as follows:

  The Company maintains savings and retirement plans in which the Company matches a fixed percentage of each employee's contribution up to a maximum of 4% of such employee's compensation. One plan also provides for annual discretionary Company contributions which are fixed by the Board of Directors based on the performance of the applicable employee group for certain eligible employees within the Metcalf & Eddy and Research-Cottrell segments. The expenses applicable to these plans were approximately $3,200,000, $2,900,000 and $1,400,000 for the years ended October 31, 1996, 1995 and 1994.

  The Company maintains defined benefit plans which cover certain active and retired employees, including substantially all of its eligible employees within the PSG operating segment. The pension costs related to these plans were determined by actuarial valuations and assumptions (including discount rates at 7.5%) and approximated $1,300,000, $1,000,000 and $300,000 for the years ended October 31, 1996, 1995 and 1994. The accrued pension liabilities were approximately $3,700,000, $3,300,000 and $1,500,000 at October 31, 1996,
1995 and 1994. During the year ended October 31, 1995, the accrued pension cost related to the PSG defined benefit plan was increased by $1,016,000 with a corresponding increase to goodwill due to the difference between the accrued benefit obligation which was funded by Anjou and the $2,276,000 projected benefit obligation.

  In addition to the above plans, the Company makes contributions to union sponsored plans in accordance with negotiated labor contracts. Information on the actuarial present value of accumulated plan benefits and net assets available for benefits related to these plans is not available. Contributions to all such plans were approximately $1,000,000, $1,100,000 and $1,600,000 for the years ended October 31, 1996, 1995 and 1994.

  Certain employees within the Research-Cottrell segment retiring from the Company and between the ages of 55 and 62 who have rendered the requisite number of years of service (generally 25 years) are entitled to post-retirement health care coverage. These benefits are subject to deductibles, co-payment provisions and other

                     AIR & WATER TECHNOLOGIES CORPORATION
limitations. The Company reserves the right to change or terminate the benefits at any time. During 1994, the Company adopted the Financial Accounting Standards Board ("FASB") pronouncement on accounting for post-retirement benefits. The Company is amortizing the catch-up effect over participants' future service periods and as a result the new prescribed accounting for post-retirement benefits has not had a significant effect on the Company's reported consolidated financial position and results of operations. The total cost of these post-retirement benefits charged to the results of operations approximated $300,000 for each of the three years in the period ended October 31, 1996.

(12) INVESTMENTS IN JOINT VENTURES

  The Company, in the normal conduct of its subsidiaries' businesses, has entered into certain partnership arrangements, referred to as "joint ventures," for engineering and program management projects. A separate joint venture is established with respect to each such project. The joint venture arrangements generally commit each venturer to supply a predetermined proportion of the engineering labor and capital, and provide each venturer a predetermined proportion of income or loss. Each joint venture is terminated upon the completion of the underlying project.

  The Company's investment in joint ventures (included in other assets) includes capital contributed to the joint ventures and the Company's share of undistributed earnings, and amounted to $5,050,000 and $2,260,000 at October 31, 1996 and 1995. In addition, the Company had receivables from the joint ventures totaling $3,848,000 and $2,540,000 at October 31, 1996 and 1995,
related to current services provided by the Company to the joint ventures. The Company's share of its joint venture income amounted to $1,407,000, $3,167,000 and $2,452,000 during the years ended October 31, 1996, 1995 and 1994. The data presented above primarily represent Metcalf & Eddy's investment in a 43%- owned joint venture with CRSS Inc., providing services to the U.S. Air Force in Saudi Arabia, which is essentially completed.

(13) BUSINESS SEGMENTS

  PSG provides complete services for the operations, maintenance and management of treatment facilities in the various water and wastewater, and sludge and biosolids waste management markets. Sales are primarily to municipal government agencies, including sales under its PRASA contract representing 39% and 12% of the total sales in 1996 and 1995.

  Metcalf & Eddy provides a comprehensive range of water related services, including treatment process design and on-site and off-site remediation of environmental contamination. Sales to federal, state and municipal governmental agencies approximated 80% of Metcalf & Eddy's sales for each of the three years ended October 31, 1996.

  Research-Cottrell services include the initial analysis of air/thermal pollution problems, consultation, design and installation of the appropriate treatment technologies including electrostatic precipitators, fabric filters, chimneys, dry emission control systems, continuous emission monitors and thermal oxidizers. In addition, this segment provides parts, repairs, service and maintenance for its own base of installed equipment as well as competitor equipment. Sales are primarily to electric utilities and industrial entities within the petrochemical, pharmaceutical, pulp and paper and steel industries.

  The Company's other activities were primarily related to its hazardous waste transfer station which was sold on October 27, 1995.

  Sales to the federal government represented approximately 11%, 11% and 15% of consolidated sales in the years ended October 31, 1996, 1995 and 1994. Sales between segments are included within the segment recording the sales transaction and eliminated for consolidation purposes. Unallocated corporate expenses includes administrative costs not allocable to a specific segment. Identifiable assets are those assets used by each segment in its operation. Corporate assets primarily include cash, fixed assets, net assets from discontinued operations and deferred debt issuance costs. Sales and identifiable assets of foreign operations as of and for the years ended October 31, 1996, 1995 and 1994 were less than 10% of the consolidated assets and sales.

                     AIR & WATER TECHNOLOGIES CORPORATION

  Information by business segment is as follows (in thousands):

                                   METCALF &  RESEARCH-             CORPORATE
                           PSG       EDDY     COTTRELL    OTHER   (UNALLOCATED) ELIMINATIONS CONSOLIDATED
                         --------  ---------  ---------  -------  ------------- ------------ ------------
FOR THE YEAR ENDED
 OCTOBER 31, 1996:
Sales................... $270,640  $215,358   $ 219,008      --          --       $ (3,907)   $ 701,099
Costs and expenses......  255,882   195,745     207,630      --     $  8,000        (3,907)     663,350
Depreciation and
 amortization...........    7,335     6,223       6,032      --          425           --        20,015
                         --------  --------   ---------  -------    --------      --------    ---------
Operating income
 (loss)................. $  7,423  $ 13,390   $   5,346      --     $ (8,425)          --     $  17,734
                         ========  ========   =========  =======    ========      ========    =========
Identifiable assets as
 of October 31, 1996.... $157,566  $188,403   $ 172,556  $   154    $ 19,591           --     $ 538,270
                         ========  ========   =========  =======    ========      ========    =========
Depreciation............ $  1,703  $  3,083   $   2,132      --     $    406           --     $   7,324
                         ========  ========   =========  =======    ========      ========    =========
Capital Expenditures.... $  2,520  $  3,604   $   1,177      --     $    157           --     $   7,458
                         ========  ========   =========  =======    ========      ========    =========
FOR THE YEAR ENDED
 OCTOBER 31, 1995:
Sales................... $179,713  $216,852   $ 220,207  $ 6,133         --       $ (4,037)   $ 618,868
Costs and expenses......  164,435   200,125     208,207    6,096    $  8,854        (4,037)     583,680
Depreciation and
 amortization...........    5,679     5,691       6,069      307         602           --        18,348
                         --------  --------   ---------  -------    --------      --------    ---------
Operating income
 (loss)................. $  9,599  $ 11,036   $   5,931  $  (270)   $ (9,456)          --     $  16,840
                         ========  ========   =========  =======    ========      ========    =========
Identifiable assets of
 October 31, 1995....... $148,402  $181,590   $ 192,034  $ 3,037    $ 22,854           --     $ 547,917
                         ========  ========   =========  =======    ========      ========    =========
Depreciation............ $  1,660  $  2,747   $   1,806  $   241    $    584           --     $   7,038
                         ========  ========   =========  =======    ========      ========    =========
Capital expenditures.... $  2,135  $  2,818   $   2,493      --     $    449           --     $   7,895
                         ========  ========   =========  =======    ========      ========    =========
FOR THE YEAR ENDED
 OCTOBER 31, 1994:
Sales................... $ 83,678  $219,106   $ 213,172  $ 6,617         --            --     $ 522,573
Costs and expenses......   80,252   211,173     234,295    6,896    $  9,559           --       542,175
Depreciation and
 amortization...........    2,061     5,780       7,733      526       1,602           --        17,702
Unusual items...........    5,300    38,700      81,800    4,200      15,200           --       145,200
                         --------  --------   ---------  -------    --------      --------    ---------
Operating income
 (loss)................. $ (3,935) $(36,547)  $(110,656) $(5,005)   $(26,361)          --     $(182,504)
                         ========  ========   =========  =======    ========      ========    =========
Identifiable assets as
 of October 31, 1994.... $133,885  $205,589   $ 217,460  $ 6,769    $ 39,235           --     $ 602,938
                         ========  ========   =========  =======    ========      ========    =========
Depreciation............ $    580  $  2,188   $   1,795  $   526    $  1,122           --     $   6,211
                         ========  ========   =========  =======    ========      ========    =========
Capital expenditures.... $  1,095  $  2,069   $   1,026  $   293    $  1,040           --     $   5,523
                         ========  ========   =========  =======    ========      ========    =========

(14) INCOME TAXES

  At October 31, 1996, the Company has a net deferred tax asset of $115,400,000 which has been fully reserved by a valuation allowance. The deferred tax asset is comprised of the tax effects of net operating losses ($105,100,000), receivable reserves ($1,800,000), inventory reserves ($900,000), other assets ($2,400,000) and accruals not yet deductible ($11,800,000). A deferred tax liability of $6,600,000 is comprised of fixed assets depreciation. At October 31, 1996, the Company had tax loss carryforwards of approximately $300,000,000. Such carryforwards expire through 2011.

  Income (loss) from continuing operations before income taxes, minority interest and extraordinary item for the years ended October 31 was (in thousands):

                                                     1996     1995      1994
                                                    -------  -------  ---------
   United States................................... $(4,289) $(9,154) $(206,191)
   Foreign.........................................  (1,397)   2,382     (3,996)
                                                    -------  -------  ---------
                                                    $(5,686) $(6,772) $(210,187)
                                                    =======  =======  =========

                     AIR & WATER TECHNOLOGIES CORPORATION

  Provision (benefit) for income taxes for the years ended October 31 includes the following (in thousands):

                                                           1996    1995   1994
                                                           -----  ------ ------
   U.S. Federal:
     Currently payable.................................... $ --   $  --  $  --
     Deferred.............................................   --      --     --
   Foreign................................................  (662)    543   (274)
   State..................................................   244     572  1,272
                                                           -----  ------ ------
                                                           $(418) $1,115 $  998
                                                           =====  ====== ======

  The difference between the income tax provision (benefit) computed by applying the statutory federal income tax rate to pretax income (loss) and the actual tax provision (benefit) is as follows (in thousands):

                                                     1996     1995      1994
                                                    -------  -------  --------
   Statutory provision (benefit)................... $(1,990) $(2,370) $(73,565)
   State income taxes..............................     159      372       827
   Goodwill and other..............................   3,768    2,882     2,708
   Impact of net operating loss....................  (2,182)     522    69,903
   Impact of foreign operations....................    (173)    (291)    1,125
                                                    -------  -------  --------
                                                    $  (418) $ 1,115  $    998
                                                    =======  =======  ========

(15) COMMITMENTS AND CONTINGENCIES

  In connection with a broad investigation by the U.S. Department of Justice into alleged illegal payments by various persons to members of the Houston City Council, the Company's subsidiary, PSG, received a federal grand jury subpoena on May 31, 1996 requesting documents regarding certain PSG consultants and representatives that had been retained by PSG to assist it in advising the City of Houston regarding the benefits that could result from the privatization of Houston's water and wastewater system. PSG has cooperated and continues to cooperate with the Department of Justice which has informed the Company that it is reviewing transactions among PSG and its consultants. The Company promptly initiated its own independent investigation into these matters and placed PSG's chief executive officer, Michael M. Stump, on administrative leave of absence with pay. Mr. Stump, who had denied any wrongdoing, resigned from PSG on December 4, 1996. In the course of its ongoing investigation, the Company became aware of questionable financial transactions with third parties and payments to certain PSG consultants and other individuals, the nature of which requires further investigation. The Company has brought these matters to the attention of the Department of Justice and continues to cooperate fully with its investigation.

  No charges of wrongdoing have been brought against PSG or any PSG executive or employee by any grand jury or other government authority. However, since the government's investigation is still underway and is conducted largely in secret, no assurance can be given as to whether the government authorities will ultimately determine to bring charges or assert claims resulting from this investigation that could implicate or reflect adversely upon or otherwise have a material adverse effect on the financial position or results of operations of PSG or the Company taken as a whole.

  The Company and its subsidiaries are parties to various other legal actions arising in the normal course of their businesses, some of which involve claims for substantial sums. The Company believes that the disposition of such actions, individually or in the aggregate, will not have a material adverse effect on the consolidated financial position or results of operations of the Company taken as a whole.

                     AIR & WATER TECHNOLOGIES CORPORATION

  The Company and its subsidiaries are obligated under various leases for office and manufacturing facilities and certain machinery, equipment and fixtures. Lease terms range from under one year to ten years. Certain leases have renewal or escalation clauses or both. Certain equipment leases have purchase options. During December 1996, the Company exercised a cancellation clause for one of its leased facilities. This transaction required an immediate cash payment of approximately $2.2 million and will be reflected in the operating results during the three month period ended January 31, 1997. Total rent expense in the periods ended October 31, 1996, 1995 and 1994, was $26.5 million, $21.2 million and $21.2 million, respectively. At October 31, 1996, minimum rental commitments under all noncancellable leases for the five succeeding fiscal years, and thereafter, are $12.6 million, $10.0 million, $8.6 million, $6.8 million, $5.7 million and $17.8 million. These minimal rental commitments are net of noncancellable subleases of approximately $1.0 million for each of the five succeeding fiscal years.

  The Company currently maintains various types of insurance, including workers' compensation, general and professional liability and property coverages. The Company believes that it presently maintains adequate insurance coverages for all of its present operational activities. It has been both a Company policy and a requirement of many of its clients that the Company maintain certain types and limits of insurance coverage for the services and products it offers, provided that such types and limits can be obtained on commercially reasonable terms. In addition to existing coverages, the Company has been successful in obtaining commercially reasonable coverage for certain pollution risks, though coverage has been on a claims made rather than occurrence basis due to the professional nature of some of the Company's exposures. Claims made policies provide coverage to the Company only for claims reported during the policy period. The Company's general liability and other insurance policies have historically contained absolute pollution exclusions, brought about in large measure because of the insurance industry's adverse claims experience with environmental exposures. Accordingly, there can be no assurance that environmental exposures that may be incurred by the Company and its subsidiaries will continue to be covered by insurance, or that the limits currently provided or that may be obtained in the future will be sufficient to cover such exposures. A successful claim or claims in an amount in excess of the Company's insurance coverage or for which there is no coverage could have a material adverse effect on the Company.

  In connection with the sale of two manufacturing facilities in prior years, the Company remains contingently liable as guarantor under $3,195,000 of Industrial Revenue Bond financing.

  Until June 27, 1995, the Company and its subsidiaries obtained bid and performance bonds pursuant to agreements with Reliance Insurance Company and certain of its affiliates (collectively, "Reliance"). Subsequently, the Company and its subsidiaries entered into an agreement with United States Fidelity and Guaranty Company and certain of its affiliates (collectively, "USF&G") pursuant to which USF&G also agreed to issue bid and performance bonds on behalf of the Company and its subsidiaries.

  On May 26, 1995, Metcalf & Eddy settled litigation with PRASA that was initiated in September 1990. Pursuant to the terms of the settlement, Metcalf & Eddy was to receive aggregate payments of $17.5 million, plus interest. Metcalf & Eddy received payment of $4.5 million on June 26, 1995, at which time a Stipulation of Dismissal with Prejudice was filed with the United States District Court for the District of Puerto Rico formally terminating the lawsuit. Metcalf & Eddy also received two $6.5 million negotiable promissory notes bearing interest at market rates and maturing in May 1998 and August 2000, respectively. On September 1, 1995, Metcalf & Eddy sold the two notes and received net proceeds of $12.8 million of cash, after applicable fees and expenses.

  On August 20, 1990, the Board of Directors of the Company made a one-year, interest-free, unsecured loan of $2,300,000 to its then Chief Executive Officer of the Company, so that he could satisfy certain personal financial obligations without having to sell a substantial portion of his equity investment in the Company. During

                     AIR & WATER TECHNOLOGIES CORPORATION

1991, the terms and conditions of this loan were amended, among other things, to extend the term of the loan. Interest has been imputed on the loan at approximately 8%. Subsequent to the termination of such officer's employment with the Company as of June 14, 1994 as a result of the transactions contemplated by the Investment Agreement, the Company and such officer entered into an agreement dated November 21, 1994 (the "Termination Agreement") relating to all aspects of their relationship following such termination of employment (see Note 3).

(16) QUARTERLY FINANCIAL DATA (UNAUDITED)

  Summarized quarterly financial data for 1996 and 1995 are as follows (in thousands, except per share data):

                                        1996 BY QUARTER
                              --------------------------------------
                               FIRST     SECOND    THIRD     FOURTH    YEAR**
                              --------  --------  --------  --------  --------
Sales.......................  $159,206  $167,491  $177,164  $197,238  $701,099
Gross margin................    30,782    33,991    34,114    34,454   133,341
Net income (loss)...........    (2,945)   (1,305)     (458)     (560)   (5,268)
Earnings (loss) per common
 share after preferred stock
 dividends
  Net income (loss) per
   common share.............     (0.12)    (0.07)    (0.04)    (0.04)    (0.27)
                                        1995 BY QUARTER
                              --------------------------------------
                               FIRST     SECOND    THIRD     FOURTH    YEAR**
                              --------  --------  --------  --------  --------
Sales.......................  $148,451  $155,832  $146,174  $168,411  $618,868
Gross margin................    29,107    33,103    36,932    39,171   138,313
Net income (loss)...........    (7,393)   (3,581)      105     2,884    (7,985)
Earnings (loss) per common
 share after preferred stock
 dividends
  Net income (loss) per
   common share.............     (0.26)    (0.14)    (0.02)     0.06     (0.35)

--------
** Earnings (loss) per share for the full year is not necessarily the sum of the four quarters due to different average shares outstanding for each discrete period.

                                                                        ANNEX A

                [LETTERHEAD OF WASSERSTEIN PERELLA & CO., INC.]

                                                             September 24, 1997

Special Committee of the
Board of Directors
Air & Water Technologies Corporation
U.S. Highway 22 West and Station Road
Branchburg, New Jersey 08876

Members of the Special Committee:

  You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders (other than the Compagnie Generale des Eaux ("CGE") or its affiliates) of the Class A common stock, par value $.001 per share (the "Common Stock"), of Air & Water Technologies Corporation ("AWT" or the "Company") of the financial terms of the transactions, taken as a whole, described in items 1 through 5 of the next paragraph below (collectively the "Recapitalization Transactions"), pursuant to the terms of the Recapitalization Agreement, dated as of September 24, 1997, among the Company, CGE and Anjou International Company (the "Recapitalization Agreement"). Capitalized terms used herein without definition have the meanings assigned thereto in the Recapitalization Agreement.

  Pursuant to the Recapitalization Agreement, the following Recapitalization Transactions will occur:

    1. CGE will exchange 1,200,000 shares of 5 1/2% Series A Convertible Exchangeable Preferred Stock of AWT for a number of newly issued shares of Common Stock (the "Exchange Shares") equal to the quotient obtained by dividing 60,000,000 by the Subscription Price, all as more fully described in Section 1.1 of the Recapitalization Agreement.

    2. AWT will declare a dividend on the Record Date to all holders of Common Stock of transferable Rights entitling the holders to purchase at the Subscription Price in the aggregate such number of shares of Common Stock which, when multiplied by the Subscription Price, will equal $210,000,000 in gross proceeds, with each Right being exercisable at the Subscription Price for one share of Common Stock and, in the case of each shareholder other than CGE and its subsidiaries, a number of Warrants referred to in paragraph 3 below, all as more fully described in Section
  1.2 of the Recapitalization Agreement.

    3. Each person (other than CGE and its subsidiaries) that exercises a Right will be entitled to receive a number of Warrants (having the terms set forth on Exhibit A to the Recapitalization Agreement) equal to its pro rata portion of the Warrant Pool, all as more fully described in Section
  1.2 of the Recapitalization Agreement.

    4. CGE will agree to exercise in full all Rights issued to it in the Rights Offering and, in addition, CGE will subscribe for and purchase the shares of Common Stock underlying Rights that are not exercised in the Rights Offering subject to a limitation on CGE's investment pursuant to the Rights Offering and the Conditional CGE Subscription of $185,000,000, as more fully described in Section 1.3 of the Recapitalization Agreement.

    5. The proceeds from the Rights Offering will be used to repay $185,000,000 aggregate principal amount of indebtedness owed to CGE and its affiliates, except that the first $25,000,000 of gross proceeds received pursuant to the Rights Offering from holders of Rights in the Rights Offering (other than CGE and its subsidiaries), shall be retained by AWT for general corporate purposes, all as more fully described in Section 1.4 of the Recapitalization Agreement.

  In connection with rendering our opinion, we have reviewed a draft dated September 24, 1997 of the Recapitalization Agreement, and for purposes hereof, we have assumed that the final form of this document will not differ in any material respect from the draft provided to us. In addition, we have assumed that the terms of the definitive agreement evidencing the Warrants will reflect the terms of the Warrants as set forth on Exhibit A to the Recapitalization Agreement but note that we have not been provided with any drafts of such definitive agreement. We understand that prior to completing the Rights Offering, the Company will have adopted an amendment to its Certificate of Incorporation in the form of Exhibit B to the Recapitalization Agreement (the "Charter Amendment"). We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects as well as its current financial distress, liquidity constraints, difficulty in funding operations in the ordinary course and contingent liabilities identified in its public filings. In evaluating the Company's financial condition and prospects, we have been apprised of certain limitations placed by the Company's banks on its ability to borrow amounts otherwise available under its banking facilities and the necessity of seeking waivers in order to avoid an event of default under the Company's bank credit agreement, the possible suspension of certain USF&G bonding arrangements as of September 30, 1997 in the absence of the timely consummation of a transaction such as the Recapitalization Transactions or receipt of financial support of CGE, the possibility of seeking bankruptcy protection as a possible alternative to the Recapitalization Transactions, the pending investigation by the Department of Justice with regard to certain activities of Professional Services Group, the involuntary cessation of quotation of the Company's Convertible Subordinated Debentures due 2015 on NASDAQ and the recent notification by the American Stock Exchange ("AMEX") that the Company no longer meets certain requirements for its Common Stock to be listed on the AMEX.

  We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets. We have also performed such other studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

  In our review and analysis and in formulating our opinion, with your consent, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any such information and have relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us and we have assumed that such projections, forecasts and analyses (as such were modified by management of the Company in the course of our subsequent discussions with them) were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management, and we express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company. We have assumed that the Recapitalization Transactions and the other agreements and matters described in the Recapitalization Agreement will be consummated on the terms set forth or provided for therein, without material waiver or modification. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. Nothing contained in this opinion shall be construed as creating or imposing upon us any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. In rendering this opinion, we are not expressing any opinion as to the price at which the shares of Common Stock, Rights or Warrants will actually trade at any time, neither are we expressing any opinion as to the fairness to any shareholder or the Company of the Subscription Price or the exercise price of the Warrants, other than in connection with our consideration of the Recapitalization Transactions taken as a whole.

  We were engaged by the Special Committee of the Board of Directors of AWT (the "Special Committee") in July of 1997 to assist it in evaluating the terms of and responding to a recapitalization proposal from CGE and we will receive a fee for our services, a portion of which is contingent upon the consummation of the Recapitalization Transactions, as well as a fee for rendering this opinion. In the ordinary course of our business, we may actively trade securities of AWT for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We were not authorized to and did not (i) solicit bids or conduct an auction for the sale of the Company or (ii) solicit alternative proposals to the Recapitalization Transactions from any person other than CGE. This opinion does not address the relative merits of the Recapitalization Transactions, any other agreements or matters provided for or contemplated by the Recapitalization Agreement or any other transaction that may be or have been available as an alternative to the Recapitalization Transactions, whether or not any such alternative could be or have been achieved, or the terms upon which any such alternative transaction could be or may have been achieved. Further, this opinion does not address the fairness of any individual term of the Recapitalization Transactions other than the fairness, from a financial point of view, of the financial terms of the Recapitalization Transactions taken as a whole, to the holders of Common Stock (other than CGE and its affiliates). Our opinion does not address the Company's or Special Committee's underlying business decision to effect the Recapitalization Transactions.

  It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of the Company in its consideration of the Recapitalization Transactions, and, except for inclusion in its entirety in a registration statement relating to the Rights Offering and a proxy statement relating to the Charter Amendment (or the press release announcing the Recapitalization Transactions in a form approved by us), may not be quoted, used or reproduced for any other purpose without our prior written consent. This opinion does not constitute a recommendation to any shareholder with respect to how such holder should vote with respect to the Recapitalization Transactions (including, without limitation, with respect to the Charter Amendment) or whether any shareholder should exercise, purchase or sell, as the case may be, any securities of the Company, including but not limited to shares of Common Stock, Rights or Warrants, and should not be relied upon by any shareholder as such.

  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the financial terms of the Recapitalization Transactions, taken as a whole, are fair from a financial point of view to the holders of the Common Stock (other than CGE and its affiliates).

                                          Very truly yours,

                                          Wasserstein Perella & Co., Inc.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SANCTIONED OR AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICI-TATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   4
Prospectus Summary.......................................................   5
Risk Factors.............................................................  19
Use of Proceeds..........................................................  28
Price Range of Class A Common Stock and Dividend Policy..................  29
Dilution.................................................................  30
The Recapitalization.....................................................  31
Capitalization...........................................................  53
Unaudited Pro Forma Condensed
 Consolidated Financial Statements.......................................  54
Selected Consolidated Financial Data.....................................  59
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  62
Business.................................................................  72
Management...............................................................  91
Ownership of Capital Stock...............................................  99
Certain Relationships and Related Transactions........................... 101
The Rights Offering...................................................... 106
Description of Warrants.................................................. 113
Description of Capital Stock............................................. 116
Certain United States Federal Income Tax Consequences.................... 118
Legal Matters............................................................ 119
Experts.................................................................. 119
Index to Financial Statements............................................ F-1
Opinion of Wasserstein Perella & Co..................................... Annex A

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  AIR & WATER
                                 TECHNOLOGIES
                                  CORPORATION

                                     SHARES OF
                                 COMMON STOCK

                                      AND

                          WARRANTS TO PURCHASE SHARES
                            OF CLASS A COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                               DATED      , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

      SEC registration fee............................................. $63,637
      Subscription Agent's fees and expenses...........................       *
      Information Agent's fees and expenses............................       *
      Accounting fees..................................................       *
      Legal fees and expenses (including Blue Sky fees and expenses)...       *
      Printing and engraving fees......................................       *
      Miscellaneous....................................................       *
                                                                        -------
        Total.......................................................... $     *
                                                                        =======

--------
* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder the power to indemnify its directors and officers against liabilities for certain of their acts.

  Article VIII of the Company's By-Laws, a copy of which is filed as Exhibit
3.02 to this Registration Statement, provides, in substance, that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by Section 145 of the DGCL.

  The Company's Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.01 to this Registration Statement, provides that no director shall be liable to the Company or its stockholders for monetary damages for breaches of fiduciary duty as a director (the "Indemnity Provision"). This indemnification does not cover liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (liability for unlawful payment of dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. The repeal or modification of the Indemnity Provision by the stockholders shall not adversely affect any right or protection of a director which exists at the time of such repeal or modification with respect to acts or omissions which occurred prior to such repeal or modification. In addition, the directors and officers of the Company are beneficiaries under directors' and officers' insurance policies.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES.

  None.

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER                 DESCRIPTION OF DOCUMENT                   LOCATION
 -------                -----------------------                   --------
   3.01    Restated Certificate of Incorporation of the              (1)
           Registrant, dated July 10, 1987
   3.01(a) Certificate of Amendment to Certificate of                (2)
           Incorporation of the Registrant dated October
           27, 1987
   3.01(b) Certificate of Amendment to Certificate of                (2)
           Incorporation of the Registrant filed June 21,
           1989
   3.01(c) Certificate of Amendment to Restated Certificate          (2)
           of Incorporation of the Registrant filed July 5,
           1989
   3.01(d) Certificate of Designation of 5 1/2% Series A            (11)
           Convertible Exchangeable Preferred Stock filed
           June 14, 1994
   3.02    By-Laws of the Registrant, as amended                     (1)
   4.01    Warrant Agreement between the Registrant and the           *
           Warrant Agent
   5.01    Opinion of Douglas A. Satzger re: validity of              *
           securities
  10.01    Form of Supplemental Pension Agreement of           (1)(Ex. 10.20)
           Research-Cottrell
  10.02    1988 Long-Term Incentive Compensation Plan of            (10)
           Metcalf & Eddy, effective as of September 30,
           1988, as amended September 7, 1989 and March 19,
           1990
  10.02(a) 1989 Long-Term Compensation Plan of the                   (2)
           Registrant, effective as of July 31, 1989
  10.03    Research-Cottrell Environmental Engineering         (3)(Ex. 10.27)
           Profit Sharing Plan, as amended
  10.04    Research-Cottrell Environmental Thrift Plan         (3)(Ex. 10.29)
  10.05    Senior Guaranteed Credit Agreement, dated as of           (7)
           March 10, 1995, by and among the Registrant, the
           Persons listed on Annex B thereto as Borrowers
           and Guarantors, the Banks listed on the
           signature pages thereof, the First National Bank
           of Chicago as Arranging Agents, the First
           National Bank of Chicago as Administrative
           Agent, and Societe Generale, New York Branch, as
           Collateral Agent and Issuing Bank
  10.06    Agreement, dated March 13, 1989, between            (4)(Ex. 10.31)
           Research-Cottrell and certain of its air
           subsidiaries and Reliance Insurance Company,
           United Pacific Insurance and Planet Insurance
           Company of Federal Way, Washington
  10.07    Agreement, dated March 13, 1989, between           (4)(Ex. 10.31(A))
           Research-Cottrell and certain of its water
           subsidiaries and Reliance Insurance Company,
           United Pacific Insurance and Planet Insurance
           Company of Federal Way, Washington
  10.08    Letter Agreement, dated March 18, 1994, between          (11)
           the Registrant and Compagnie Generale des Eaux
  10.09    Investment Agreement, dated as of March 30,              (11)
           1994, among the Registrant, Compagnie Generale
           des Eaux and Anjou International Company
  10.10    Credit Agreement, dated as of June 14, 1994,             (11)
           between the Registrant and Compagnie Generale
           des Eaux
  10.11    Amended and Restated Subordination Agreement,            (12)
           dated as of March 10, 1995, as amended and
           restated as of March 10, 1995, as amended and
           restated as of November 1995, among Compagnie
           Generale des Eaux, the Registrant, the First
           National Bank of Chicago and United States
           Fidelity and Insurance Company, Fidelity and
           Guaranty Insurance Company and Fidelity and
           Guaranty Insurance Underwriters, Inc. and any
           affiliate of the foregoing
  10.12    Employment Agreement, dated as of October 15,            (12)
           1995, between Michael M. Stump and Professional
           Services Group, Inc.
  10.13    Master Surety Agreement made October 31, 1995 by         (12)
           the Registrant, Research-Cottrell, Inc., Metcalf
           & Eddy, Inc., and Professional Services Group,
           Inc., for the continuing benefit of United
           States Fidelity and Guaranty Company, Fidelity
           and Guaranty Insurance Underwriters, Inc. and
           Fidelity and Guaranty Insurance Company and
           USF&G Insurance Company of Mississippi

 EXHIBIT
 NUMBER                    DESCRIPTION OF DOCUMENT                     LOCATION
 -------                   -----------------------                     --------
  10.14  Revolving Credit Agreement, dated as of August 2, 1996,         (13)
         between the Registrant and Anjou International Company
  10.15  Employment Agreement, dated as of November 7, 1996, between     (13)
         Robert B. Sheh and the Registrant
  10.16  Separation Agreement, dated as of December 16, 1996,            (13)
         between Michael M. Stump and Professional Services Group,
         Inc.
  10.17  Recapitalization Agreement, dated September 24, 1997, among     (14)
         the Registrant, Compagnie Generale des Eaux and Anjou
         International Company.
  11     Statement re: computation of per share earnings                 (13)
  21     List of Subsidiaries of the Registrant                          (13)
  23.1   Consent of McGladrey & Pullen, LLP                               **
  23.2   Consent of Arthur Andersen LLP                                   **
  23.3   Consent of Douglas A. Satzger (included in Exhibit 5.01)         *
  24.1   Power of attorney (included in the signature page to the         **
         Registration Statement)
  99.1   Form of Rights Certificate                                       *
  99.2   Form of Instructions for Rights Certificates                     *
  99.3   Form of Notice of Guaranteed Delivery                            *
  99.4   Form of Subscription Agency Agreement                            *
  99.5   Form of Nominee Holder Oversubscription Exercise Form            *
  99.6   Form of Nominee Holder Certification                             *
  99.7   Important Tax Information                                        *

--------
 (1) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Registration Statement on Form S-1 (No. 33-17833), as amended, which became effective on April 12, 1988.
 (2) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated to the Registrant's Registration Statement on Form S-1 (No. 33-29568), as amended, which became effective on August 10, 1989.
 (3) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to Metcalf & Eddy's Registration Statement on Form S-1 (No. 33-24315) as amended, which became effective on October 18, 1988.
 (4) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to Metcalf & Eddy's Registration Statement on Form S-1 No. 33-28846), as amended, which became effective on June 29, 1989.
 (5) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Registration Statement on Form S-1 (No. 33-33088), as amended, which became effective on May 15, 1990.
 (6) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Registration Statement on Form S-1 (No. 33-35421), as amended, which became effective on July 5, 1990.
 (7) Incorporated by reference to Exhibit 1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1995, as filed with the Securities and Exchange Commission on June 14, 1995.
 (8) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1992, as filed with the Securities and Exchange Commission on January 29, 1993.
 (9) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1993, as filed with the Securities and Exchange Commission on January 31, 1994.
(10) Incorporated by reference to Annex I to the Registrant's Proxy Statement on Schedule 14A dated May 24, 1994, in connection with its Annual Meeting of Stockholders held on June 14, 1994.
(11) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 21, 1994, as filed with the Securities and Exchange Commission on January 30, 1995.

(12) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995, as filed with the Securities and Exchange Commission on January 3, 1996.
(13) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, as filed with the Securities and Exchange Commission on January 29, 1997
(14) Incorporated by reference to exhibit 10.1 to the Current Report on Form 8-K of the Registrant, dated September 24, 1997.
 (*) To be filed by amendment.
(**)Filed herewith.

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BRANCHBURG, STATE OF NEW JERSEY, ON OCTOBER 30, 1997.

                                          Air & Water Technologies Corporation


                                          By:        /s/ Alain Brunais
                                              ----------------------------------
                                                 ALAIN BRUNAIS SENIOR VICE
                                               PRESIDENT AND CHIEF FINANCIAL
                                                          OFFICER

  KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alain Brunais and Douglas A. Satzger, Esq. and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

         /s/ William Kriegel           Chairman of the           October 30,
-------------------------------------   Board of Directors           1997
           WILLIAM KRIEGEL

         /s/ Thierry Mallet            President, Chief          October 30,
-------------------------------------   Executive Officer            1997
           THIERRY MALLET               and Director
                                        (Principal
                                        Executive Officer)

          /s/ Alain Brunais            Senior Vice               October 30,
-------------------------------------   President, Chief             1997
            ALAIN BRUNAIS               Financial Officer
                                        and Director
                                        (Principal
                                        Accounting Officer)
                                        (Principal
                                        Financial Officer)

        /s/ Jean-Claude Banon          Director                  October 30,
-------------------------------------                                1997
          JEAN-CLAUDE BANON

              SIGNATURE                         TITLE                DATE

          /s/ Daniel Caille             Director                 October 30,
-------------------------------------                                1997
            DANIEL CAILLE

        /s/ Carol Lynn Green            Director                 October 30,
-------------------------------------                                1997
          CAROL LYNN GREEN

         /s/ John W. Morris             Director                 October 30,
-------------------------------------                                1997
           JOHN W. MORRIS

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                DESCRIPTION OF DOCUMENT                    LOCATION
 -------               -----------------------                    --------
  3.01    Restated Certificate of Incorporation of the               (1)
          Registrant, dated July 10, 1987
  3.01(a) Certificate of Amendment to Certificate of                 (2)
          Incorporation of the Registrant dated October 27,
          1987
  3.01(b) Certificate of Amendment to Certificate of                 (2)
          Incorporation of the Registrant filed June 21,
          1989
  3.01(c) Certificate of Amendment to Restated Certificate           (2)
          of Incorporation of the Registrant filed July 5,
          1989
  3.01(d) Certificate of Designation of 5 1/2% Series A             (11)
          Convertible Exchangeable Preferred Stock filed
          June 14, 1994
  3.02    By-Laws of the Registrant, as amended                      (1)
  4.01    Warrant Agreement between the Registrant and the            *
          Warrant Agent
  5.01    Opinion of Douglas A. Satzger re: validity of               *
          securities
 10.01    Form of Supplemental Pension Agreement of            (1)(Ex. 10.20)
          Research-Cottrell
 10.02    1988 Long-Term Incentive Compensation Plan of             (10)
          Metcalf & Eddy, effective as of September 30,
          1988, as amended September 7, 1989 and March 19,
          1990
 10.02(a) 1989 Long-Term Compensation Plan of the                    (2)
          Registrant, effective as of July 31, 1989
 10.03    Research-Cottrell Environmental Engineering          (3)(Ex. 10.27)
          Profit Sharing Plan, as amended
 10.04    Research-Cottrell Environmental Thrift Plan          (3)(Ex. 10.29)
 10.05    Senior Guaranteed Credit Agreement, dated as of            (7)
          March 10, 1995, by and among the Registrant, the
          Persons listed on Annex B thereto as Borrowers
          and Guarantors, the Banks listed on the signature
          pages thereof, the First National Bank of Chicago
          as Arranging Agents, the First National Bank of
          Chicago as Administrative Agent, and Societe
          Generale, New York Branch, as Collateral Agent
          and Issuing Bank
 10.06    Agreement, dated March 13, 1989, between             (4)(Ex. 10.31)
          Research-Cottrell and certain of its air
          subsidiaries and Reliance Insurance Company,
          United Pacific Insurance and Planet Insurance
          Company of Federal Way, Washington
 10.07    Agreement, dated March 13, 1989, between            (4)(Ex. 10.31(A))
          Research-Cottrell and certain of its water
          subsidiaries and Reliance Insurance Company,
          United Pacific Insurance and Planet Insurance
          Company of Federal Way, Washington
 10.08    Letter Agreement, dated March 18, 1994, between           (11)
          the Registrant and Compagnie Generale des Eaux
 10.09    Investment Agreement, dated as of March 30, 1994,         (11)
          among the Registrant, Compagnie Generale des Eaux
          and Anjou International Company
 10.10    Credit Agreement, dated as of June 14, 1994,              (11)
          between the Registrant and Compagnie Generale des
          Eaux
 10.11    Amended and Restated Subordination Agreement,             (12)
          dated as of March 10, 1995, as amended and
          restated as of March 10, 1995, as amended and
          restated as of November 1995, among Compagnie
          Generale des Eaux, the Registrant, the First
          National Bank of Chicago and United States
          Fidelity and Insurance Company, Fidelity and
          Guaranty Insurance Company and Fidelity and
          Guaranty Insurance Underwriters, Inc. and any
          affiliate of the foregoing
 10.12    Employment Agreement, dated as of October 15,             (12)
          1995, between Michael M. Stump and Professional
          Services Group, Inc.
 10.13    Master Surety Agreement made October 31, 1995 by          (12)
          the Registrant, Research-Cottrell, Inc., Metcalf
          & Eddy, Inc., and Professional Services Group,
          Inc., for the continuing benefit of United States
          Fidelity and Guaranty Company, Fidelity and
          Guaranty Insurance Underwriters, Inc. and
          Fidelity and Guaranty Insurance Company and USF&G
          Insurance Company of Mississippi

 EXHIBIT
 NUMBER                    DESCRIPTION OF DOCUMENT                     LOCATION
 -------                   -----------------------                     --------
 10.14   Revolving Credit Agreement, dated as of August 2, 1996,         (13)
         between the Registrant and Anjou International Company
 10.15   Employment Agreement dated, as of November 7, 1996, between     (13)
         Robert B. Sheh and the Registrant
 10.16   Separation Agreement, dated as of December 16, 1996,            (13)
         between Michael M. Stump and Professional Services Group,
         Inc.
 10.17   Recapitalization Agreement, dated September 24, 1997, among     (14)
         the Registrant, Compagnie Generale des Eaux and Anjou
         International Company.
 11      Statement re: computation of per share earnings                 (13)
 21      List of Subsidiaries of the Registrant                          (13)
 23.1    Consent of McGladrey & Pullen, LLP                               **
 23.2    Consent of Arthur Andersen LLP                                   **
 23.3    Consent of Douglas A. Satzger (included in Exhibit 5.01)         *
 24.1    Power of attorney (included in the signature page to the         **
         Registration Statement)
 99.1    Form of Rights Certificate                                       *
 99.2    Form of Instructions for Rights Certificates                     *
 99.3    Form of Notice of Guaranteed Delivery                            *
 99.4    Form of Subscription Agency Agreement                            *
 99.5    Form of Nominee Holder Oversubscription Exercise Form            *
 99.6    Form of Nominee Holder Certification                             *
 99.7    Important Tax Information                                        *

--------
 (1) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Registration Statement on Form S-1 (No. 33-17833), as amended, which became effective on April 12, 1988.
 (2) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated to the Registrant's Registration Statement on Form S-1 (No. 33-29568), as amended, which became effective on August 10, 1989.
 (3) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to Metcalf & Eddy's Registration Statement on Form S-1 (No. 33-24315) as amended, which became effective on October 18, 1988.
 (4) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to Metcalf & Eddy's Registration Statement on Form S-1 No. 33-28846), as amended, which became effective on June 29, 1989.
 (5) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Registration Statement on Form S-1 (No. 33-33088), as amended, which became effective on May 15, 1990.
 (6) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Registration Statement on Form S-1 (No. 33-35421), as amended, which became effective on July 5, 1990.
(7) Incorporated by reference to Exhibit 1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1995, as filed with the Securities and Exchange Commission on June 14, 1995.
(8) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1992, as filed with the Securities and Exchange Commission on January 29, 1993.
(9) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1993, as filed with the Securities and Exchange Commission on January 31, 1994.
(10) Incorporated by reference to Annex I to the Registrant's Proxy Statement on Schedule 14A dated May 24, 1994, in connection with its Annual Meeting of Stockholders held on June 14, 1994.

(11) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 21, 1994, as filed with the Securities and Exchange Commission on January 30, 1995.
(12) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995, as filed with the Securities and Exchange Commission on January 3, 1996.
(13) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, as filed with the Securities and Exchange Commission on January 29, 1997.
(14) Incorporated by reference to exhibit 10.1 to the Current Report on Form 8-K of the Registrant, dated September 24, 1997.
 (*) To be filed by amendment.
(**) Filed herewith.